  As filed with the Securities and Exchange Commission on September 27, 1999.
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                       FRIEDE GOLDMAN INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                Mississippi                                 72-1362492
       (State or other jurisdiction                      (I.R.S. Employer
     of incorporation or organization)                 Identification Number)

                       525 East Capitol Street, 7th Floor
                           Jackson, Mississippi 39201
                                 (601) 352-1107
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                               James A. Lowe, III
                         General Counsel and Secretary
                       Friede Goldman International Inc.
                       525 East Capitol Street, 7th Floor
                           Jackson, Mississippi 39201
                                 (601) 352-1107
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                               ----------------

                                   copies to:

           Thomas P. Mason, Esq.                       John J. Madden, Esq.
          Andrews & Kurth L.L.P.                        Shearman & Sterling
          600 Travis, Suite 4200                       599 Lexington Avenue
           Houston, Texas 77002                      New York, New York 10022
              (713) 220-4200                              (212) 848-4000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective and the effective time of the proposed merger of Halter Marine Group, Inc. ("Halter Marine") with and into Friede Goldman International Inc. ("Friede Goldman"), as described in the enclosed joint proxy statement/prospectus.

                               ----------------

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        Calculation of Registration Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                            Proposed maximum Proposed maximum
 Title of each class of                         offering        aggregate
    securities to be          Amount to      price per unit   offering price       Amount of
       registered         be registered (2)        (3)              (3)       registration fee (4)
--------------------------------------------------------------------------------------------------
 Common Stock, $0.01 par
  value (1)                  18,143,021          $5.75         $183,021,701         $50,881
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes associated rights to purchase shares of the registrant's preferred stock. The rights are not currently separable from the shares of common stock, par value $0.01 per share, of registrant and are not currently exercisable.
(2) Consists of up to 18,143,021 shares of common stock, par value $0.01 per share, of the registrant issuable upon the conversion, pursuant to the merger described herein, of up to 31,829,861 shares of common stock, par value $0.01 per share of Halter Marine Group, Inc. (also referred to as Halter Marine common stock) outstanding on September 23, 1999.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the product of $5.75 (the average of the high and low prices of Halter Marine common stock on September 23, 1999 on the American Stock Exchange) times 31,829,861 (the number of shares of Halter Marine common stock outstanding and reserved for issuance upon the exercise of outstanding options to purchase Halter Marine common stock on September 23, 1999).
(4) Pursuant to Rule 457(b), the calculated fee of $50,881 shall be offset by the fee of $40,385 paid in connection with the preliminary proxy statement of Friede Goldman and Halter Marine filed with the SEC on June 24, 1999. Accordingly, the balance of the registration fee of $10,496 is filed herewith.
                               ----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Friede Goldman Logo]                                       [Halter Marine Logo]

Dear stockholders:

   The boards of directors of Friede Goldman International Inc., a Mississippi corporation, and Halter Marine Group, Inc., a Delaware corporation, have approved a merger between the two companies to create a world leader in the design, engineering and manufacturing of offshore rigs, vessels and engineered products. Pursuant to the merger agreement, Halter Marine will merge with and into Friede Goldman, with Friede Goldman surviving the merger. The name of the surviving company will be "Friede Goldman Halter, Inc."

   Upon completion of the merger, each outstanding share of Halter Marine common stock will be converted into the right to receive 0.57 shares of common stock of Friede Goldman, together with a corresponding number of rights to purchase shares of Friede Goldman preferred stock pursuant to the Friede Goldman stockholder rights agreement. Each outstanding share of Friede Goldman common stock will remain outstanding as a share of Friede Goldman Halter common stock. Friede Goldman and Halter Marine stockholders will own, respectively, approximately 58.7% and 41.3% of the common stock of the combined company.

   The boards of directors of Friede Goldman and Halter Marine have determined that the merger is in the best interest of their stockholders, and each board recommends voting "FOR" approval of the merger agreement and the transactions contemplated by the merger agreement.

   The merger cannot be completed unless the stockholders of both companies approve the merger agreement. We have each scheduled special meetings for our stockholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT.

   You are cordially invited to attend the special meeting of stockholders of your respective company. In the material accompanying this letter, you will find a notice of special meeting of stockholders, the joint proxy statement/prospectus and a proxy card to allow you to vote your shares. We urge you to read carefully the joint proxy statement/prospectus which more fully describes the merger agreement, the merger and the transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus, and a copy of amendment no. 1 to the merger agreement is attached as Annex B to the joint proxy statement/prospectus.

   The date, times and places of the special meetings are as follows:

      For Friede Goldman stockholders:                 For Halter Marine stockholders:
      10:00 a.m. on October 28, 1999                   10:00 a.m. on October 28, 1999
      The Crowne Plaza                                 Great Southern Club
      200 East Amite Street                            One Hancock Plaza, Harbor View Room
      Jackson, Mississippi 39201                       Gulfport, Mississippi 39501

   Whether or not you plan to attend your company's special meeting, it is important that you vote. Please complete, sign, date and return the proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person, if you wish, even if you previously returned your proxy card.

      /s/ J. L. Holloway                               /s/ John Dane III

      J. L. Holloway                                   John Dane III
      Chairman of the Board,                           Chairman of the Board,
      President and Chief                              President and Chief
      Executive Officer                                Executive Officer
      Friede Goldman                                   Halter Marine

September 27, 1999

                       FRIEDE GOLDMAN INTERNATIONAL INC.
                        7th Floor BancorpSouth Building
                            525 East Capitol Street
                           Jackson, Mississippi 39201

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 28, 1999

To the Stockholders of Friede Goldman International Inc.:

   A special meeting of the holders of common stock of Friede Goldman International Inc., a Mississippi corporation, will be held at 10:00 a.m. local time, on Thursday, October 28, 1999 at The Crowne Plaza, 200 East Amite Street, Jackson, Mississippi 39201. At the Friede Goldman special meeting, the holders of common stock of Friede Goldman will:

1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 1, 1999, between Halter Marine Group, Inc., a Delaware corporation, and Friede Goldman, as amended by Amendment No. 1, dated as of September 14, 1999, relating to the merger of Halter Marine into Friede Goldman, with Friede Goldman surviving the merger;

2. Consider and vote upon a proposal to increase, subject to the completion of the merger, the number of authorized directors to 11;

3. Consider and vote upon a proposal to amend, subject to the completion of the merger, the provision of Friede Goldman's charter relating to the indemnification of the officers and directors of Friede Goldman to make it as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter;

4. Consider and vote upon a proposal to amend, subject to the completion of the merger, the 1997 equity incentive plan (a) to increase the number of shares available for grant from 10% to 15% of the total number of shares of common stock outstanding and (b) to increase the number of options which may be granted to four of the executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement; and

5. Transact any other business that may properly come before the special meeting or any adjournments of the special meeting.

   The board of directors has fixed the close of business on Thursday, September 23, 1999, as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments of the special meeting. Complete lists of these stockholders will be available for examination at the offices of Friede Goldman during normal business hours by any holder of Friede Goldman's common stock, for any purpose relevant to the special meeting, for a period of 10 days prior to the special meeting.

   The board of directors of Friede Goldman unanimously recommends that you vote "for" the approval and adoption of the merger agreement, as amended, "for" the proposed increase in the authorized number of directors, "for" the proposed amendment to the charter, and "for" the proposed amendment to the 1997 equity incentive plan. The affirmative vote of the holders of a majority of the outstanding shares of Friede Goldman common stock is required to approve and adopt the merger agreement. The affirmative vote of 80% of the outstanding shares of Friede Goldman common stock is required to approve the proposed amendment to the charter. The affirmative vote of the holders of a majority of the shares present or represented by duly executed proxy at the special meeting and entitled to vote on the proposal is required to approve the proposed increase in the number of authorized directors and the proposed amendment to the 1997 equity incentive plan. If you do not send in your proxy or vote at the special meeting, it will have the same effect as if you voted against the merger.

   Holders of Friede Goldman common stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time prior to the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ James A. Lowe, III
                                          James A. Lowe, III
                                          General Counsel and Secretary

September 27, 1999

                           HALTER MARINE GROUP, INC.
                          13085 Industrial Seaway Road
                          Gulfport, Mississippi 39503

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 28, 1999

To the Stockholders of Halter Marine Group, Inc.:

   A special meeting of the holders of common stock of Halter Marine Group, Inc., a Delaware corporation, will be held at 10:00 a.m. local time, on Thursday, October 28, 1999 at the Great Southern Club, One Hancock Plaza, Harbor View Room, Gulfport, Mississippi 39501. At the Halter Marine special meeting, the holders of common stock of Halter Marine will:

1. Consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 1, 1999, between Halter Marine and Friede Goldman International Inc., a Mississippi corporation, as amended by Amendment No. 1, dated as of September 14, 1999, relating to the merger of Halter Marine with and into Friede Goldman, with Friede Goldman surviving the merger. In the merger, each outstanding share of Halter Marine common stock, par value $.01 per share, will be converted into the right to receive
   0.57 shares of common stock, par value $.01 per share, of Friede Goldman, together with a corresponding number of rights to purchase shares of Friede Goldman preferred stock pursuant to the Friede Goldman stockholder rights agreement; and

2. Transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

   The board of directors has fixed the close of business on Thursday, September 23, 1999 as the record date for determining which stockholders are entitled to notice of, and to vote at, the special meeting or any adjournments of the special meeting. Complete lists of these stockholders will be available for examination at the offices of Halter Marine during normal business hours by any holder of Halter Marine common stock, for any purpose relevant to the special meeting, for a period of 10 days prior to the special meeting.

   The board of directors of Halter Marine recommends that you vote "for" the approval and adoption of the merger agreement, as amended. The affirmative vote of the holders of a majority of the outstanding shares of Halter Marine common stock is required to approve and adopt the merger agreement.

   If you do not send in your proxy or vote at the special meeting, it will have the same effect as if you voted against the merger.

   Holders of Halter Marine common stock, even if they expect to be present at the special meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it any time prior to the special meeting. Stockholders who are present at the special meeting may withdraw their proxies and vote in person.

                                     By Order of the Board of Directors,

                                     /s/ Maureen O'Connor Sullivan
                                     Maureen O'Connor Sullivan
                                     Senior Vice President, General Counsel
                                      and Secretary

September 27, 1999

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1999

[Friede Goldman Logo]                                       [Halter Marine Logo]
                    PROPOSED MERGER--YOUR VOTE IS IMPORTANT

  The boards of directors of Friede Goldman International Inc. and Halter Marine Group, Inc. have approved an agreement to merge the two companies. This merger is intended to create a larger, more diversified, financially stronger and more cost efficient enterprise.

  Friede Goldman will be the surviving entity in the merger. Upon completion of the merger, we will change the name of the surviving entity to "Friede Goldman Halter, Inc."

  Halter Marine stockholders will receive 0.57 shares of Friede Goldman common stock in exchange for each share of the Halter Marine common stock that they own. Halter Marine stockholders will own approximately 41.3% of the common stock of the combined company.

  Friede Goldman stockholders will continue to own their existing shares of Friede Goldman common stock after the merger, which will represent approximately 58.7% of the common stock of the combined company.

  The Friede Goldman common stock trades on the New York Stock Exchange under the symbol "FGI" and the Halter Marine common stock trades on the American Stock Exchange under the symbol "HLX." Immediately following the completion of the merger, we will change our trading symbol to "FGH." The common stock of Friede Goldman Halter will continue to be listed on the New York Stock Exchange.

  We can only complete the merger if the Friede Goldman stockholders and the Halter Marine stockholders approve the merger agreement, as amended. In addition, the Friede Goldman stockholders must also approve:

 . a proposal to increase the number of authorized directors to 11;

 . an amendment to the Friede Goldman charter to make the provision relating to the indemnification of the officers and directors of Friede Goldman as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter; and

 . an amendment to the Friede Goldman 1997 equity incentive plan (a) to increase the number of shares available for grant from 10% to 15% of the total number of shares of common stock outstanding and (b) to increase the number of options which may be granted to four of the executive officers of Friede Goldman and Halter Marine in connection with the transactions contemplated by the merger agreement.

  We have scheduled special meetings for the Friede Goldman stockholders and the Halter Marine stockholders to vote on these matters.

  Your Vote Is Very Important. Whether or not you plan to attend your special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

  Each of our boards of directors has determined that the terms of the merger agreement, as amended, are fair to and in the best interests of our stockholders and has approved and adopted the merger agreement. Accordingly, the Friede Goldman board of directors unanimously recommends that Friede Goldman stockholders vote "for" the approval and adoption of the merger agreement, as amended, the proposal to increase the number of authorized directors, the amendment of the Friede Goldman charter and the amendment of the 1997 equity incentive plan. The board of directors of Halter Marine recommends that Halter Marine stockholders vote "for" the approval and adoption of the merger agreement, as amended.

  J. L. Holloway, the Chairman of the board of directors, Chief Executive Officer and President of Friede Goldman and the beneficial owner of approximately 42% of the outstanding shares of Friede Goldman common stock, has agreed to vote the shares he owns in favor of the merger.

  This document provides you with detailed information about the merger. We encourage you to read this entire document carefully.

  See "Risk Factors" beginning on page 14 for a discussion of matters you should consider before voting on the merger.

  Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger, the Friede Goldman common stock to be issued in the merger or the fairness or the merits of the merger or have determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

  This joint proxy statement/prospectus is dated September 27, 1999, and is first being mailed to Friede Goldman stockholders and Halter Marine stockholders on or about September 28, 1999.

                               TABLE OF CONTENTS

Questions and Answers about the Merger.....................................  iv
Summary....................................................................   1
  The Companies............................................................   1
  The Merger...............................................................   1
  Board Recommendations to Stockholders....................................   3
  Fairness Opinions of Financial Advisors..................................   3
  Material U.S. Federal Income Tax Consequences............................   3
  Accounting Treatment.....................................................   3
  Appraisal Rights.........................................................   3
  Voting...................................................................   4
  The Merger Agreement.....................................................   5
  Other Information........................................................   6
  Selected Historical Financial Data.......................................   7
   Friede Goldman..........................................................   7
   Halter Marine...........................................................   9
  Summary Unaudited Pro Forma Combined Financial Data......................  10
  Comparative Per Share Data...............................................  12
  Comparative Per Share Market Price and Dividend Information..............  13
Risk Factors...............................................................  14
  Risks Relating to the Merger.............................................  14
  Risks Inherent in the Business of Friede Goldman Halter..................  16
Forward-Looking Statements.................................................  25
Business of Friede Goldman Halter Following the Merger.....................  27
Recent Developments........................................................  28
  Contract Dispute.........................................................  28
  Halter Marine Audit Committee Investigation..............................  30
The Merger.................................................................  31
  General..................................................................  31
  Background of the Merger.................................................  31
  Reasons for the Merger; Recommendation of Each Company's Board of
   Directors...............................................................  36
  Opinions of Financial Advisors...........................................  39
  Accounting Treatment.....................................................  48
  Material U.S. Federal Income Tax Consequences............................  48
  Regulatory Matters; Legal Matters........................................  50
  Appraisal Rights.........................................................  50
  Federal Securities Laws Consequences; Resale Restrictions................  53
Interests of Directors and Officers in the Merger..........................  54

The Merger Agreement.......................................................  60
  Amendment No. 1..........................................................  60
  Effective Time of the Merger.............................................  60
  Exchange and Cancellation of Halter Marine Stock Options.................  61
  Halter Marine Employee Benefits..........................................  61
  Conditions to the Merger.................................................  61
  Representations and Warranties of Friede Goldman and Halter Marine.......  63
  Conduct of the Business of Friede Goldman and Halter Marine Prior to the
   Merger..................................................................  63
  No Solicitation of Acquisition Transactions..............................  64
  Conduct of the Business of the Combined Companies Following the Merger...  65
  Board, Committees and Officers of Friede Goldman.........................  66
  Termination, Amendment or Waiver.........................................  66
  Termination Fee..........................................................  67
  Expenses.................................................................  68
  Indemnification and Insurance............................................  68
Other Acquisition Related Agreements.......................................  69
  Stockholder's Agreement..................................................  69
  Voting and Proxy Agreement...............................................  71
Friede Goldman Special Meeting.............................................  72
  Time and Place; Purpose..................................................  72
  Record Date; Voting Rights and Proxies...................................  80
  Solicitation of Proxies..................................................  80
  Quorum...................................................................  81
  Required Vote; Failure to Vote and Broker Non-Votes......................  81
Halter Marine Special Meeting..............................................  82
  Time and Place; Purpose..................................................  82
  Record Date; Voting Rights and Proxies...................................  82
  Solicitation of Proxies..................................................  82
  Quorum...................................................................  83
  Required Vote; Failure to Vote and Broker Non-Votes......................  83
Directors and Officers of Friede Goldman Halter Following the Merger.......  84
Comparison of Stockholder Rights...........................................  87
  General..................................................................  87
  Mergers and Other Fundamental Transactions...............................  87
  Statutory Anti-Takeover Provisions.......................................  87
  Mergers Without Stockholder Approval.....................................  88
  Appraisal Rights.........................................................  89
  Amendments to Charters...................................................  90

  Preferred Stock Purchase Rights..........................................  90
  Cumulative Voting........................................................  92
  Preemptive Rights........................................................  92
  Special Meetings of Stockholders.........................................  92
  Stockholder Action by Written Consent....................................  92
  Stockholder Proposals....................................................  92
  Vacancies; Newly Created Directorships...................................  92
  Number and Classification of Board of Directors..........................  93
  Removal of Directors.....................................................  93
  Amendment of Bylaws......................................................  93
Description of Friede Goldman Halter Capital Stock.........................  94
  Authorized Capital Stock.................................................  94
  Common Stock.............................................................  94
  Preferred Stock..........................................................  94
  Transfer Agent and Registrar.............................................  94
  Stock Exchange Listing; Delisting and Deregistration of Halter Marine
   Common Stock............................................................  94
Legal Matters..............................................................  95
Experts....................................................................  95
Future Stockholder Proposals...............................................  95
Where You Can Find More Information........................................  96
Index To Financial Statements.............................................. F-1

List of Annexes

    Annex A --  Agreement and Plan of Merger
    Annex B --  Amendment No. 1 to Agreement and Plan of Merger
    Annex C --  Stockholder's Agreement
    Annex D --  Voting and Proxy Agreement
    Annex E --  Amended and Restated Friede Goldman 1997 Equity Incentive Plan
    Annex F --  Amendment No. 1 to Amended and Restated Friede Goldman 1997
                Equity Incentive Plan
    Annex G --  Opinion of Jefferies & Company, Inc.
    Annex H --  Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
    Annex I --  Article 13 of the Mississippi Business Corporation Act

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: Halter Marine stockholders will receive 0.57 shares of Friede Goldman common stock in exchange for each share of Halter Marine common stock that they own. Friede Goldman stockholders will continue to own their existing shares of Friede Goldman common stock after the merger. Halter Marine stockholders and Friede Goldman stockholders will own approximately 41.3% and 58.7% of the common stock of the combined company, respectively.

Q: How do I vote?

A: After reading this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal(s) submitted at your special meeting.

Q: What happens if I do not return a proxy card?

A: The failure to return a proxy card for Halter Marine stockholders will have the same effect as voting against the merger. For Friede Goldman stockholders, failure to return a proxy card will have the same effect as voting against the merger and the amendment to the charter but will have no effect on the vote on the proposed increase in the number of authorized directors or the amendment of the 1997 equity incentive plan.

Q: May I vote in person?

A: Yes. You may attend your special meeting and vote your shares in person, even if you sign and mail your proxy card.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of the following three ways:

 . you can send a written notice stating that you would like to revoke your proxy;

 .  you can complete and submit a new proxy card; or

 . you can attend the meeting and vote in person. Your attendance alone will not, however, revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q: When do you expect the merger to be completed?

A: We expect to complete the merger promptly after the special meetings. We are working toward completing the merger as quickly as possible.

Q: What are the tax considerations of the merger?

A: The merger generally will be tax free to you for federal income tax purposes (other than with respect to cash you may receive instead of fractional shares). To review the tax considerations of the transaction in greater detail, see page 48.

Q: Whom should I call with questions?

A: If you have any questions about the merger, please call Friede Goldman Investor Relations, at (601) 352-1107 or Halter Marine Investor Relations, at
(228) 896-0029. In addition, you may contact our proxy solicitor, Corporate Investor Communications, Inc. toll-free at (877) 460-9336.

                                    SUMMARY

   This summary, together with the preceding questions and answers section, highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more detailed description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 96. The merger agreement is included as Annex A to this document, and amendment no. 1 to the merger agreement is included as Annex B to this document. The merger agreement, as amended, is the legal document that governs the merger. Unless the context otherwise requires, references in this joint proxy statement/prospectus to the merger agreement refer to the merger agreement as amended by amendment no. 1. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

                                 The Companies

Friede Goldman International Inc.

525 East Capitol Street, 7th Floor
Jackson, Mississippi 39201
Telephone: (601) 352-1107

   Friede Goldman International Inc. is a leading provider of offshore drilling services. The company provides new construction, repair, retrofit and conversion services for offshore drilling rigs and floating production, storage and offloading vessels through four shipyards located in the U.S. and Canada. Friede Goldman operates Friede & Goldman, Ltd., a leading naval architecture and marine engineering firm for the offshore drilling market. Friede Goldman also designs, manufactures and markets equipment for the worldwide offshore industry through its subsidiary Brissonneau & Lotz Marine.

   For the year ended December 31, 1998, Friede Goldman had net income of $35.3 million, or $1.43 per share. Friede Goldman generated earnings before interest, taxes, depreciation and amortization of $62.2 million for the year ended December 31, 1998. For the six months ended June 30, 1999, Friede Goldman had net income of $18.0 million, or $.76 per share, and generated earnings before interest, taxes, depreciation and amortization of $31.9 million.

Halter Marine Group, Inc.

13085 Industrial Seaway Road
Gulfport, Mississippi 39503
Telephone: (228) 896-0029

   Halter Marine is a leading provider of design, new construction, conversion and repair services for ocean-going vessels, offshore drilling rigs and production platforms and engineered products servicing the offshore energy, government and commercial markets. Its vessels segment is also the largest builder of small- to medium-sized ocean-going vessels in the United States. Halter Marine maintains multiple domestic production facilities and four international joint ventures.

   For the year ended March 31, 1999, Halter Marine had net income of $13.3 million, or $0.46 per share. Halter Marine generated earnings before interest, taxes, depreciation and amortization of $44.1 million for the year ended March 31, 1999. For the three months ended June 30, 1999, Halter Marine had net income of $1.9 million, or $.07 per share, and generated earnings before interest, taxes, depreciation and amortization of $12.0 million.

                                   The Merger

   In the merger, Halter Marine will be merged with and into Friede Goldman with Friede Goldman as the surviving company in the merger. Upon completion of the merger, we will change the name of the surviving entity to "Friede Goldman Halter, Inc."

Reasons for the Merger (See page 36)

   Completion of the merger will result in Friede Goldman Halter becoming a comprehensive offshore energy service provider and should enable it to compete more effectively on a global scale. We believe that Friede Goldman Halter should be able to achieve various synergies, cost savings and other benefits, such as the following:

  . the ability of the combined company to achieve greater efficiencies from integrating production capacity;

  . the diversification of product markets should reduce dependence of the combined company on the cyclical offshore energy market;

  . the ability to pursue additional opportunities for construction of deepwater exploration and production equipment through the greater production capacity and larger workforce of the combined company; and

  . the ability to combine design and engineering expertise, as well as integrating the complementary engineered products operations of both companies, to achieve a broader range of engineered products for a larger customer base.

What Friede Goldman Stockholders Will Receive in the Merger

   Each outstanding share of Friede Goldman common stock will remain outstanding as a share of common stock of the combined company. Friede Goldman stockholders will own approximately 58.7% of the common stock of the combined company.

What Halter Marine Stockholders Will Receive in the Merger (See page 60)

   Halter Marine stockholders will receive 0.57 shares of Friede Goldman common stock in exchange for each share of Halter Marine common stock that they own. Halter Marine stockholders will own approximately 41.3% of the common stock of the combined company. In addition, Halter Marine stockholders will receive cash in lieu of any fractional shares of Friede Goldman Halter common stock.

   The total number of shares of Halter Marine common stock estimated to be outstanding at the effective time of the merger assumes the full exercise of Halter Marine stock options having a strike price of $6.00 or less.

Directors and Officers of Friede Goldman Halter Following the Merger (See page
84)

   In connection with the merger, Friede Goldman will use its best efforts to increase the size of its board of directors to 11 members. Additionally, Friede Goldman will cause the board of directors of Friede Goldman Halter to be comprised of J. L. Holloway, John Dane III, five persons who were members of the Friede Goldman board of directors on the date of the merger agreement and four persons who were members of the Halter Marine board of directors on the date of the merger agreement, as designated by Friede Goldman and Halter Marine, respectively.

   Friede Goldman has designated the following persons, in addition to J. L. Holloway, as members of the Friede Goldman Halter board of directors: Jerome L. Goldman, Alan A. Baker, T. Jay Collins, Raymond E. Mabus and Gary L. Kott.

   Halter Marine has designated the following persons, in addition to John Dane III, as members of the Friede Goldman Halter board of directors: Angus R. Cooper, II, Barry J. Galt, Burt H. Keenan and Kenneth W. Lewis.

   For information on these individuals see "Directors and Officers of Friede Goldman Halter Following the Merger."

   After the merger, the management of Friede Goldman Halter will include the following executive officers:

                                  Position with
                                  Friede Goldman
     Name       Current Position      Halter
     ----       ----------------  --------------
J. L. Holloway  Chairman of the   Chairman of
                Board, Chief      the Board and
                Executive         Chief
                Officer and       Executive
                President of      Officer
                Friede Goldman

John Dane III   Chairman of the   Vice Chairman
                Board, Chief      of the Board,
                Executive         President and
                Officer and       Chief
                President of      Operating
                Halter Marine     Officer

John F. Alford  Executive Vice    Executive Vice
                President of      President
                Friede Goldman

Rick S. Rees    Executive Vice    Executive Vice
                President and     President and
                Chief Financial   Chief
                Officer of        Financial
                Halter Marine     Officer

                     Board Recommendations to Stockholders
                                 (See page 38)

Friede Goldman Stockholders

   The Friede Goldman board of directors believes that the merger is in your best interests and unanimously recommends that you vote "for":

  . approval of the merger agreement;

  . approval of a proposal to increase the number of authorized directors to 11;

  . approval of an amendment to the Friede Goldman charter to make the provision relating to the indemnification of the officers and directors of Friede Goldman as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter; and

  . approval of an amendment to the Friede Goldman 1997 equity incentive plan to:

  . increase the number of shares available for grant; and

  . to increase the number of options which may be granted to some executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement.

Halter Marine Stockholders

   The Halter Marine board of directors believes that the merger is in your best interests and recommends that you vote "for" approval of the merger agreement.

                    Fairness Opinions of Financial Advisors
                                 (See page 39)

   In deciding to approve the merger, we considered opinions from our financial advisors as to the fairness to you of the revised exchange ratio from a financial point of view.

   Friede Goldman received a written opinion dated September 14, 1999 of its financial advisor, Jefferies & Company, Inc., to the effect that the revised exchange ratio is fair from a financial point of view to Friede Goldman stockholders.

   Halter Marine received a written opinion dated September 14, 1999 of its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that the revised exchange ratio is fair from a financial point of view to Halter Marine stockholders.

   The full texts of these opinions describe the bases and assumptions on which they were rendered and are attached to this joint proxy statement/ prospectus as Annexes G and H. We encourage you to read these opinions carefully before voting on the merger.

                             Material U.S. Federal
                            Income Tax Consequences
                                 (See page 48)

   We have structured the merger so that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except for taxes payable by each Halter Marine stockholder on the difference, if any, between cash received for fractional shares and the stockholder's adjusted tax basis in the stockholder's fractional share interest.

   As a condition to the merger, both Friede Goldman and Halter Marine must receive an opinion from their respective tax counsels that the merger will be tax free unless these conditions are waived. Neither Friede Goldman nor Halter Marine intends to waive these conditions.

   Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should seek tax advice for a full understanding of the tax consequences of the merger to you.

                              Accounting Treatment
                                 (See page 48)

   The merger will be accounted for by the combined company under the "purchase" method of accounting.

                                Appraisal Rights
                                 (See page 50)

   Under Mississippi law, Friede Goldman stockholders will be entitled to appraisal rights.

   Under Delaware law, Halter Marine stockholders do not have any right to an appraisal of the value of their shares in connection with the merger.

Risks Associated with the Merger (See pages 14 and 28)

   You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors" and items included under "Recent Developments." These risks include:

  . the possible difficulties in combining two companies that have previously operated independently prior to the merger; and

  . that the exchange ratio at which Halter Marine common stock will be exchanged for Friede Goldman common stock in the merger is fixed and will not be adjusted for changes in the stock price of either company before the merger is completed.

                                     Voting

Time and Location of Special Meetings

   Friede Goldman. The Friede Goldman special meeting will be held at 10:00 a.m. on Thursday, October 28, 1999, at The Crowne Plaza, 200 East Amite Street, Jackson, Mississippi 39201.

   Halter Marine. The Halter Marine special meeting will be held at 10:00 a.m. on Thursday, October 28, 1999, at the Great Southern Club, One Hancock Plaza, Harbor View Room, Gulfport, Mississippi 39501.

Record Date; Voting Power (See pages 80 and 82)

   Friede Goldman. You may vote at the Friede Goldman special meeting if you owned shares as of the close of business on Thursday, September 23, 1999, the Friede Goldman record date. You may cast one vote for each share of Friede Goldman common stock you own.

   Halter Marine. You may vote at the Halter Marine special meeting if you owned shares as of the close of business on Thursday, September 23, 1999, the Halter Marine record date. You may cast one vote for each share of Halter Marine common stock you own.

                Stockholder Vote Required to Approve the Merger
                             (See pages 81 and 83)

   Friede Goldman. Approval of the merger agreement requires the favorable vote of a majority of the outstanding shares of Friede Goldman common stock. Approval of the amendment to the Friede Goldman charter requires the favorable vote of 80% of the outstanding shares of Friede Goldman common stock.

   Your failure to vote will have the effect of a vote against:

  . the merger; and

  . the proposed amendment to Friede Goldman's charter to make the provision relating to the indemnification of the officers and directors of Friede Goldman to make it as favorable as the indemnification currently provided to officers and directors of Halter Marine under the Halter Marine charter.

   The affirmative vote of the holders of a majority of the shares present or represented by duly executed proxy at the special meeting and entitled to vote on the matter is required to approve:

  . the proposal to increase the number of authorized directors to 11; and

  . the proposed amendment to the Friede Goldman 1997 equity incentive plan.

   Halter Marine. Approval of the merger agreement requires the favorable vote of the holders of a majority of the outstanding shares of Halter Marine common stock.

   Your failure to vote will have the effect of a vote against the merger.

Share Ownership and Voting of Management

   Friede Goldman. As of the record date for the Friede Goldman special meeting, Friede Goldman directors, executive officers and their affiliates owned approximately 46.3% of the outstanding shares of Friede Goldman common stock.

   Mr. J. L. Holloway, Chairman of the board of directors, President and Chief Executive Officer of Friede Goldman, is the beneficial owner of 9,919,977 shares representing approximately 42% of the outstanding shares of Friede Goldman common stock. Mr. Holloway has entered into a stockholder's agreement and a voting and proxy agreement in which he has agreed (1) to vote the shares of Friede Goldman common stock owned by him "for" approval of the merger and the related proposals and (2) to a number of restrictions after the merger on his ability to purchase, sell, solicit and vote shares of Friede Goldman Halter common stock.

   The other officers and directors of Friede Goldman have also indicated to Friede Goldman their intention to vote in favor of the merger.

   Halter Marine. As of the record date for the Halter Marine special meeting, Halter Marine directors, executive officers and their affiliates owned approximately 4.2% of the outstanding shares of Halter Marine common stock. The directors and executive officers of Halter Marine have indicated to Halter Marine their intention to vote in favor of the merger.

                              The Merger Agreement

   The merger agreement is attached as Annex A to this document, and amendment no. 1 to the merger agreement is attached as Annex B to this document. We encourage you to read the merger agreement, as amended, because it is the legal document that governs the merger.

Amendment No. 1 to the Merger Agreement (See page 60)

   On September 14, 1999, Friede Goldman and Halter Marine entered into amendment no. 1 to the merger agreement. Pursuant to the amendment, the exchange ratio was revised to 0.57 shares of Friede Goldman common stock for each share of Halter Marine common stock. The amendment was entered into as a result of the uncertainties relating to the contract dispute between Friede Goldman and Ocean Rig ASA, a Norwegian company. See "Risk Factors--Friede Goldman Could Suffer Adverse Consequences From Contract Dispute With Ocean Rig" and "Recent Developments--Contract Dispute."

   Unless the context otherwise requires, references in this joint proxy statement/prospectus to the merger agreement refer to the merger agreement as amended by amendment no. 1.

Conditions to the Merger (See page 61)

   We will complete the merger only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

  . the adoption and approval of the merger agreement by the stockholders of Friede Goldman and Halter Marine;

  . the amendment to Friede Goldman's charter to increase the number of authorized directors to 11;

  . the approval for listing on the New York Stock Exchange of the shares of Friede Goldman common stock to be issued in the merger;

  . the absence of any law or court order that prohibits the merger;

  . all material consents and approvals being obtained;

  . the registration statement on Form S-4 filed by Friede Goldman being effective;

  . both parties having complied with their covenants and agreements under the merger agreement and their representations and warranties being true and complete, in both cases in all material respects;

  . both parties having received tax opinions from their respective outside counsels concerning the tax-free nature of the merger, and Friede Goldman having received a tax opinion from its outside counsel that the merger will not adversely affect the tax consequences of a prior transaction between Halter Marine and Trinity Industries, Inc.;

  . both parties having received "cold comfort" letters from their respective accountants; and

  . bank financing in an amount of at least $175 million having been arranged for the surviving corporation as of the effective time on terms reasonably acceptable to Friede Goldman and Halter Marine.

   The party entitled to the benefit of these conditions may waive the conditions; provided, however, that after the Halter Marine stockholders have approved the merger, no waiver or extension of the merger agreement which reduces or changes the consideration paid to the Halter Marine stockholders is valid unless it is agreed to in writing by Halter Marine and Friede Goldman and it complies with law.

Termination of the Merger Agreement (See page 66)

   We may jointly agree to terminate the merger agreement at any time, even after stockholder approval. In addition, either of us can terminate the merger agreement on our own without completing the merger under various circumstances, including the following:

  . the merger is not completed by March 31, 2000, other than due to a breach of the merger agreement by the terminating party;

  . the stockholders of either Friede Goldman or Halter Marine fail to give the required approvals;

  . a court or other governmental authority permanently prohibits the merger;

  . the opinion of the financial advisor to the terminating party is withdrawn or modified in a material adverse manner; or

  . the terminating company determines, under specific circumstances, to accept a superior offer from a third party, provides the other party with five business days' prior notice and complies with additional requirements, including payment of a termination fee.

Termination Fee (See page 67)

   If the merger agreement is terminated by either party in specific circumstances involving a business transaction with a third party, the party entering into the other transaction will be required to pay the other party to the merger agreement a termination fee of $6.5 million and reimburse the other party up to $2 million of the other party's out-of-pocket expenses.

                               Other Information

Regulatory Approvals (See page 50)

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act) prohibited us from completing the merger until we provided information and materials to the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and the specified waiting period requirements of the HSR Act had expired or been terminated. Early termination of the required waiting period under the HSR Act with respect to the merger was granted on August 13, 1999, permitting the merger to proceed pursuant to the HSR Act.

Comparative Per Share Market Price Information
                                 (See page 13)

   Friede Goldman. On June 1, 1999, the last full trading day before the public announcement of the proposed merger, Friede Goldman common stock closed at $16.375 per share. On September 23, 1999, Friede Goldman common stock closed at $10 11/16 per share.

   Halter Marine. On June 1, 1999, the last full trading day before the public announcement of the proposed merger, Halter Marine common stock closed at $7.3125 per share. On September 23, 1999, Halter Marine common stock closed at $5 5/8 per share.

                       Selected Historical Financial Data

                                 Friede Goldman

   The following table sets forth summary historical financial data of Friede Goldman as of the dates and for the periods indicated. The historical financial data for each of the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from the audited financial statements of Friede Goldman and its predecessors. The historical financial data for the six months ended July 5, 1998 and June 30, 1999 are derived from unaudited financial statements of Friede Goldman. The unaudited financial statements of Friede Goldman for the six months ended July 5, 1998 and June 30, 1999 reflect, in the opinion of Friede Goldman's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial condition and results of operations for these periods. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of Friede Goldman and the related notes thereto, the historical financial statements of the principal predecessor companies, and the related notes thereto incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 96.

                                   Year Ended December 31,               Six Months Ended
                          ---------------------------------------------  ------------------
                                                                         July 5,   June 30,
                           1994     1995     1996      1997      1998      1998      1999
                          -------  -------  -------  --------  --------  --------  --------
                                     (in thousands, except per share data)
Statement of Operations
 Data:
Revenue.................  $23,891  $19,865  $21,759  $113,172  $382,913  $157,348  $278,645
Cost of revenue.........   18,063   13,510   15,769    75,236   293,712   117,821   232,630
                          -------  -------  -------  --------  --------  --------  --------
 Gross profit...........    5,828    6,355    5,990    37,936    89,201    39,527    46,015
Selling, general and
 administrative
 expenses...............    2,203    3,862    6,674    12,097    32,700    15,824    17,754
                          -------  -------  -------  --------  --------  --------  --------
Operating Income
 (loss).................    3,625    2,493     (684)   25,839    56,501    23,703    28,261
Net interest income
 (expense)..............     (346)    (197)    (448)      673      (201)      636    (1,705)
Gain on asset sales ....      808    1,869      349     3,922      (374)     (311)        7
Litigation settlement...       --      750    3,467       611        --        --        --
Other...................       23        6      104       165        38      (232)      (53)
                          -------  -------  -------  --------  --------  --------  --------
Income before provision
 for income taxes.......    4,110    4,921    2,788    31,210    55,964    23,796    26,510
Provision for income
 taxes..................       --       --       --     7,941    20,678     9,411     8,475
                          -------  -------  -------  --------  --------  --------  --------
Net Income..............  $ 4,110  $ 4,921  $ 2,788  $ 23,269  $ 35,286  $ 14,385  $ 18,035
                          =======  =======  =======  ========  ========  ========  ========
Unaudited Pro Forma
 Data:
Net income as reported
 above..................  $ 4,110  $ 4,921  $ 2,788  $ 23,269
Pro forma provision for
 income taxes (1).......   (1,521)  (1,821)  (1,032)   (3,980)
                          -------  -------  -------  --------
 Pro forma net income...  $ 2,589  $ 3,100  $ 1,756  $ 19,289
                          =======  =======  =======  ========
Earnings per common
 share:
Basic...................  $  0.22  $  0.27  $  0.15  $   1.10  $   1.46  $   0.59  $   0.77
Diluted.................     0.22     0.27     0.15      1.09      1.43      0.58      0.76
Pro Forma earnings per
 common share:
Basic...................  $  0.14  $  0.17  $  0.10  $   0.92
Diluted.................     0.14     0.17     0.10      0.91
Weighted average common
 shares outstanding:
Basic...................   18,400   18,400   18,400    21,065    24,211    24,471    23,369
Diluted.................   18,400   18,400   18,400    21,297    24,599    24,864    23,670
Statement of Cash Flows
 Data:
Cash provided by (used
 in) operating
 activities.............  $ 3,094  $   269  $ 4,875  $ 52,122  $ 21,088  $ 12,034  $(35,598)
Cash provided by (used
 in) investing
 activities.............      410   (2,410)  (3,866)  (26,541)  (77,299)  (61,724)   (5,411)
Cash provided by (used
 in) financing
 activities.............   (3,123)   2,581     (706)   29,947    41,156    29,470     7,513

                                Year Ended December 31,       Six Months Ended
                          ----------------------------------- ----------------
                                                              July 5, June 30,
                          1994   1995   1996   1997    1998    1998     1999
                          ----- ------ ------ ------- ------- ------- --------
                                 (in thousands, except per share data)
Other Financial Data:
Depreciation and
 amortization............ $ 347 $  425 $  696 $ 1,609 $ 5,875 $ 1,852 $ 3,696
Capital expenditures..... 1,150  2,670  2,357  26,595  60,738  45,372   5,507
EBITDA................... 4,054  2,919  1,092  28,464  62,376  25,554  31,915
Working Capital.......... 2,370  2,714  1,104  45,522   5,856   6,736  21,230
Net property, plant and
 equipment............... 3,582  4,079  5,546  29,752 139,078 108,940 136,861
Total assets............. 8,584 14,980 27,582 142,555 314,560 294,061 306,940
Long-term debt........... 3,217  3,270  2,853  25,767  45,863  31,204  42,588
Stockholders' equity..... 2,681  5,255  6,219  63,805  85,290  79,120 102,849

--------
(1) The pro forma provision for income taxes gives pro forma effect to the application of federal and state income taxes to Friede Goldman as if it had been a C corporation for tax purposes for all periods presented. Prior to June 1997, Friede Goldman and its predecessors operated as S corporations for federal and state income tax purposes. In June 1997, the stockholders of Friede Goldman and its predecessors made elections terminating the S corporation status of Friede Goldman and its predecessors. As a result, Friede Goldman became subject to corporate level income taxation following the termination of these elections.
(2) EBITDA represents operating income plus depreciation, amortization and non cash compensation expense related to the issuance of stock and stock options to employees. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. Friede Goldman has included information concerning EBITDA as supplemental disclosure because management believes that EBITDA is commonly accepted as providing useful information regarding a company's historical ability to incur and service debt. Management of Friede Goldman believes that factors which should be considered by stockholders in evaluating EBITDA include, but are not limited to, trends in EBITDA as compared to cash flows from operations, debt service requirements, and capital expenditures. Management of Friede Goldman believes that the trends depicted by Friede Goldman's historical EBITDA reflect historical fluctuations in Friede Goldman's business and the recent increase in the level of Friede Goldman's activities. EBITDA as defined and measured by Friede Goldman may not be comparable to similarly titled measures of other companies. Furthermore EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flows provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the profitability or liquidity of Friede Goldman Halter on a pro forma basis.

                                 Halter Marine

   The following table sets forth selected financial data and other operating information of Halter Marine. The selected financial data in the table are derived from the consolidated financial statements of Halter Marine. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated by reference in this document. See "Where You Can Find More Information" on page 96.

                                                                              Three Months
                                      Year Ended March 31,                        Ended
                          ------------------------------------------------  ------------------
                                                                            June 30,  June 30,
                            1995      1996      1997      1998      1999      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                      (in thousands, except per share data)
Income Statement Data:
 (5)
Contract revenue
 earned.................  $250,586  $254,294  $406,797  $670,238  $998,149  $209,775  $192,127
Cost of revenue earned..   207,398   214,559   355,209   589,579   912,131   184,036   172,002
                          --------  --------  --------  --------  --------  --------  --------
Gross profit............    43,188    39,735    51,588    80,659    86,018    25,739    20,125
Selling, general and
 administrative
 expenses...............    13,471    15,911    21,361    38,613    60,442    13,960    13,340
Amortization of excess
 of cost over net assets
 acquired...............        --        --        --     2,801     5,845     1,371     1,358
                          --------  --------  --------  --------  --------  --------  --------
Operating income........    29,717    23,824    30,227    39,245    19,731    10,408     5,427
Interest expense........     3,844     3,268     3,232     6,600     8,135     1,688     2,972
Other, net..............        (5)      (11)       (8)      932      (719)      (34)     (292)
                          --------  --------  --------  --------  --------  --------  --------
Income before income
 taxes..................    25,878    20,567    27,003    31,713    12,315     8,754     2,747
Provision for income
 taxes..................    10,170     8,102    10,887     9,197    (1,017)    2,626       824
                          --------  --------  --------  --------  --------  --------  --------
Net income..............  $ 15,708  $ 12,465  $ 16,116  $ 22,516  $ 13,332  $  6,128  $  1,923
                          ========  ========  ========  ========  ========  ========  ========
Net income per share,
 basic (pro forma for
 1996) (1)..............            $   0.46  $   0.59  $   0.80  $   0.46  $   0.21  $   0.07
                                    ========  ========  ========  ========  ========  ========
Net income per share,
 diluted (pro forma for
 1996) (1)..............            $   0.46  $   0.59  $   0.78  $   0.46  $   0.21  $   0.07
                                    ========  ========  ========  ========  ========  ========
Net cash provided
 (required) by: (2)
Operating activities....  $ 14,803  $ 23,742  $ 12,488  $ 38,324  $ (3,480) $ 18,272  $(18,123)
Investing activities....   (10,443)  (15,687)  (14,491) (107,697)  (62,863)  (30,866)   (3,762)
Financing activities....    (4,057)   (7,907)    8,410   113,440    19,124      (700)   19,510
Other Data: (2)
EBITDA (3)..............    35,136    30,579    38,134    53,106    44,149    15,930    12,009
Depreciation and
 amortization...........     5,414     6,744     7,899    15,217    24,607     5,700     6,500
Capital expenditures
 (4)....................     6,337     5,568    14,491    40,988    47,863    30,866     3,762

                                           March 31,                            June 30,
                          ------------------------------------------------  ------------------
                            1995      1996      1997      1998      1999      1998      1999
                          --------  --------  --------  --------  --------  --------  --------
                                                  (in thousands)
Balance Sheet Data: (2)
Working capital.........  $ 40,855  $ 36,601  $ 88,431  $151,057  $134,914  $133,670  $161,417
Total assets............   124,271   141,374   209,411   499,601   591,780   523,958   604,264
Long-term debt (5)......    25,000    25,000    52,000   218,215   239,727   218,115   260,258
Total equity............    54,278    66,743    93,301   151,103   164,949   157,252   166,872
Backlog data............   244,229   431,292   478,803   817,102   655,976   987,800   535,368

--------
(1) Shares outstanding for 1996 have been assumed to be 27,000,000 (the total number of shares issued to Trinity Industries, Inc. and the public as a result of the initial public offering, exclusive of the underwriters' overallotment option of 675,000 shares and adjusted for the three-for-two stock split) for purposes of calculating pro forma net income per share.
(2) Consolidated financial data for fiscal 1998 reflects the impact of companies acquired during the year from the dates of acquisition.
(3) EBITDA (earnings before interest, taxes, depreciation and amortization expense) is presented here not as a measure of operating results, but rather as a measure of Halter Marine's operating performance and ability to service debt. EBITDA should not be construed as an alternative to operating income (determined in accordance with GAAP), as an indicator of Halter Marine's operating performance or as an alternative to cash flows from operating activities (determined in accordance with GAAP) as a measure of liquidity. EBITDA measures presented herein may not be comparable to similarly titled measures of other companies.
(4) Excludes payments for business acquisitions.
(5) Prior to March 31, 1997, long-term debt represented intercompany notes due to Trinity Industries, Inc.

              Summary Unaudited Pro Forma Combined Financial Data

   The following table sets forth summary unaudited pro forma combined financial data that is presented to give effect to the merger. The information was prepared based on the following assumptions:

  . The merger will be accounted for as a purchase business combination under generally accepted accounting principles;

  . The income statement data is presented as if the merger had been consummated on January 1, 1998; and

  . The balance sheet data is presented as if the merger had been consummated on June 30, 1999.

   You should consider the following:

  . The unaudited pro forma combined financial data are not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated on January 1, 1998, nor are they necessarily indicative of future results of operations or financial position; and

  . The unaudited pro forma combined revenue and expense data exclude the cost savings expected to be realized through the consolidation of the corporate headquarters of the two companies and the elimination of duplicate staff and expenses.

   The unaudited pro forma combined financial statements should be read together with the historical consolidated financial statements of Friede Goldman and Halter Marine incorporated by reference in this document and the unaudited pro forma condensed combined financial statements contained elsewhere in this document. See "Where You Can Find More Information" on page 96.

                                                                      Six Months
                                                          Year Ended    Ended
                                                         December 31,  June 30,
                                                             1998        1999
                                                         ------------ ----------
                                                          (in millions, except
                                                             per share data)
Income Statement Data
  Revenue...............................................   $1,381.1     $709.1
  Cost of revenue.......................................    1,210.2      626.2
                                                           --------     ------
    Gross profit........................................      170.9       82.9
  Selling, general and administrative expenses..........       92.8       45.9
  Amortization expense..................................        2.1        1.1
                                                           --------     ------
    Operating income....................................       76.0       35.9
  Other income (expense)................................      (15.7)      (9.2)
                                                           --------     ------
  Income before income taxes............................       60.3       26.7
  Income tax provision..................................       15.3        7.4
                                                           --------     ------
  Net income............................................   $   45.0     $ 19.3
                                                           ========     ======
  Earnings per share:
    Basic...............................................   $   1.11     $ 0.48
                                                           ========     ======
    Diluted.............................................   $   1.10     $ 0.48
                                                           ========     ======
  Weighted average number of shares outstanding:
    Basic...............................................       40.7       39.8
    Diluted.............................................       41.0       40.1
Other data:
  EBITDA(1).............................................   $  109.8     $ 56.8
                                                           ========     ======

                                                                       As of
                                                                     June 30,
                                                                       1999
                                                                   -------------
                                                                   (in millions)
Balance Sheet Data
  Total assets....................................................    $948.6
  Long-term debt, less current maturities.........................     239.9
  Stockholders' equity............................................     296.1

--------
(1) EBITDA represents operating income plus depreciation, amortization and non-cash compensation expense related to the issuance of stock and stock options to employees. EBITDA is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. Friede Goldman has included information concerning pro forma EBITDA as supplemental disclosure because management believes that EBITDA is commonly accepted as providing useful information regarding a company's ability to incur and service debt. Management of Friede Goldman believes that factors which should be considered by stockholders in evaluating EBITDA include, but are not limited to, trends in EBITDA as compared to cash flow from operations, debt service requirements and capital expenditures. EBITDA as defined and measured by Friede Goldman may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of Friede Goldman's profitability or liquidity.

                           Comparative Per Share Data

                                  (Unaudited)

   The following table summarizes the per share information for Friede Goldman and Halter Marine on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for by Friede Goldman as a purchase business combination. You should read this information together with the historical financial statements (and related notes) included in the annual reports on Form 10-K and other information that each of Friede Goldman and Halter Marine has filed with the SEC. See "Where You Can Find More Information" on page 96. You should not rely on the pro forma combined information as being indicative of the results that would have been achieved had the companies been combined or the future results that the combined company will experience after the merger.

                                                                          Six
                                                                         Months
                                                            Year Ended   Ended
                                                           December 31, June 30,
                                                               1998(1)    1999(2)
                                                           ------------ --------
Historical--Friede Goldman:
  Earnings Per Share
    Basic.................................................    $1.46      $0.77
    Diluted...............................................     1.43       0.76
  Book Value Per Share (3)................................     3.48       4.39
  Cash Dividends Per Share................................       --         --

Historical--Halter Marine:
  Earnings Per Share
    Basic.................................................    $0.46      $0.12
    Diluted...............................................     0.46       0.12
  Book Value Per Share (3)................................     5.70       5.78
  Cash Dividends Per Share................................       --         --

Pro Forma Combined--Friede Goldman Halter:
Earings Per Share
    Basic.................................................    $1.11      $0.48
    Diluted...............................................     1.10       0.48
  Book Value Per Share (3)................................     6.70       7.43
  Cash Dividends Per Share................................       --         --

Equivalent Pro Forma Halter Marine (4):
  Earnings Per Share
    Basic.................................................    $0.63      $0.27
    Diluted...............................................     0.63       0.27
  Book Value Per Share (3)................................     3.82       4.24
  Cash Dividends Per Share................................       --         --

--------
(1) The statement of operations information for this column includes information for the year ended December 31, 1998 for Friede Goldman and the year ended March 31, 1999 for Halter Marine.
(2) The statement of operations information for this column includes information for the six months ended June 30, 1999 for both Friede Goldman and Halter Marine.
(3) Book value per share is shown as of the end of the respective periods presented.
(4) Halter Marine's equivalent pro forma amounts have been calculated by multiplying Friede Goldman Halter's pro forma net earnings, cash dividends and book value per share amounts by the exchange ratio of 0.57 shares of Friede Goldman common stock for each share of Halter Marine common stock, so that Halter Marine's equivalent pro forma share amounts are comparable to the respective values of one share of Halter Marine common stock.

          Comparative Per Share Market Price and Dividend Information

   Beginning on July 22, 1997 through November 30, 1998, Friede Goldman's common stock was traded on the Nasdaq National Market. On December 1, 1998, Friede Goldman's common stock began trading on the NYSE. The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Friede Goldman common stock, as quoted on the Nasdaq National Market through November 30, 1998 and on the NYSE from December 1, 1998 through September 23, 1999 for the periods indicated. The reported high and low closing prices and dividends declared of Halter Marine common stock are as reported on the American Stock Exchange Composite Tape for the calendar quarters indicated.

                                Friede Goldman                Halter Marine
                                Common Stock (1)             Common Stock (2)
                         ---------------------------- -----------------------------
                         Market Price          Cash    Market Price          Cash
                         -------------      Dividends --------------      Dividends
                         High      Low      Declared  High      Low       Declared
                         ----      ---      --------- ----      ----      ---------
1997
  First Quarter (3)..... $--       $--          --    $11 53/64 $ 8 59/64     --
  Second Quarter........  --        --          --      17        9 43/64     --
  Third Quarter (4).....  30       11 13/16     --     32 5/64   15 7/8       --
  Fourth Quarter........ 46 1/2    26 1/8       --     40 3/16   23 1/8       --
1998
  First Quarter......... 34 13/16  21 1/2       --     27 1/8    13 3/8       --
  Second Quarter........ 41 1/2    26 1/4       --      19       13 9/16      --
  Third Quarter......... 29 5/8    10 1/2       --     17 13/16   8 1/6       --
  Fourth Quarter........ 18 3/16   10 7/16      --     10 1/6     4 1/2       --
1999
  First Quarter......... 17 3/16    9 7/8       --      7 3/16    3 5/16      --
  Second Quarter........ 14 3/8    11 3/16      --       8        4 1/4       --
  Third Quarter (through
   September 23, 1999)..  14       10 11/16     --      6 5/8      4 7/8      --

--------
(1) After adjustment for a two-for-one stock split in October 1997.
(2) After adjustment for a three-for-two stock split in October 1997.
(3) The period indicated for Halter Marine is January 1, 1997 through March 31, 1997.
(4) The period indicated for Friede Goldman is July 22, 1997 through September 30, 1997.

   On June 1, 1999, the last trading day prior to the announcement by Friede Goldman and Halter Marine that they had reached an agreement concerning the merger, the closing sale price of Friede Goldman common stock as reported on the NYSE Composite Transactions was $16.375 per share, and the closing sale price of Halter Marine common stock as reported on the American Stock Exchange Composite Transactions was $7.3125 per share.

   On September 23, 1999, the closing price of Friede Goldman common stock as reported on the NYSE Composite Transactions was $10 11/16 per share, and the closing sale price of Halter Marine common stock as reported on the American Stock Exchange Composite Transactions was $5 5/8 per share.

   Friede Goldman stockholders and Halter Marine stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

                                  RISK FACTORS

   You should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, in determining how to vote at the Friede Goldman special meeting and the Halter Marine special meeting.

Risks Relating to the Merger

   The Market Value of Friede Goldman Common Stock that the Halter Marine Stockholders Will Receive in the Merger May Decrease Prior to and Following the Merger.

   Halter Marine stockholders will not receive consideration in the merger with a set market value or a minimum market value. If the merger is completed, each share of Halter Marine common stock will be converted into 0.57 shares of Friede Goldman common stock. No adjustment will be made to the number of shares of Friede Goldman common stock to be received by Halter Marine stockholders in the event of any increase or decrease in the market price of Halter Marine common stock or Friede Goldman common stock.

   The market prices of Halter Marine common stock and Friede Goldman common stock when the merger takes place may vary from the market prices on the date of this joint proxy statement/prospectus. On June 1, 1999 (the last trading day prior to the execution of the merger agreement), the closing market prices of Friede Goldman common stock and Halter Marine common stock were $16.375 and $7.3125, respectively. During the twelve-month period ending on September 23, 1999 (the most recent practicable date prior to the printing of this joint proxy statement/prospectus), the closing market price of Friede Goldman common stock varied from a low of $9 5/16 to a high of $19 3/16 and the closing market price of Halter Marine common stock varied from a low of $3 11/16 to a high of $11 5/8. In addition, the market value of Friede Goldman Halter stock may be volatile after the merger is completed for the reasons described under "--Friede Goldman Halter's Stock Price Could Be Volatile."

   Integrating Business Operations May Be Disruptive to Friede Goldman Halter's Business.

   The combination of Friede Goldman and Halter Marine involves the integration of separate companies that prior to the closing of the merger transaction have operated independently and have different corporate cultures. The process of combining the companies may be disruptive to our businesses and may cause an interruption of, or a loss of momentum in, these businesses as a result of the following difficulties, among others:

  . loss of key employees;

  . failures or delays in getting new contracts with present and potential customers of Friede Goldman or Halter Marine as a result of their concerns related to the integration of Friede Goldman and Halter Marine;

  . possible inconsistencies in standards, controls, procedures and policies between Friede Goldman and Halter Marine and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as company-wide financial, accounting, information and other systems; and

  . the diversion of management's attention from the day-to-day business of Friede Goldman Halter as a result of the need to deal with integration issues and the possible need to add management resources to do so.

   These disruptions and difficulties, if they occur, may cause Friede Goldman Halter to fail to realize the revenue enhancements and operating efficiencies that we currently expect to result from the integration and may cause material adverse short-term and long-term effects on the operating results and financial condition of Friede Goldman Halter.

   Uncertainties in Realizing Expected Revenue Enhancements and Operating Efficiencies.

   Even if Friede Goldman Halter is able to integrate the operations of the companies successfully, we cannot assure you that the integration will result in the realization of the full benefits of the revenue enhancements and operating efficiencies that we currently expect to result from the integration or that the benefits will be achieved within the time frame that we currently expect.

  . Revenue enhancements and operating efficiencies are inherently difficult to estimate and may not materialize as expected.

  . The expected revenue enhancements and operating efficiencies from the merger may be offset by costs incurred in integrating the companies.

  . The expected revenue enhancements and operating efficiencies from the merger may also be offset by one-time and continuing increases in other expenses, by operating losses or by problems in the business unrelated to the merger.

   Friede Goldman Halter's Stock Price Could Be Volatile.

   The market price of Friede Goldman Halter common stock could fluctuate significantly in response to various factors, including:

  . problems relating to the integration of the companies;

  . problems in achieving revenue enhancements and operating efficiencies;

  . actual and estimated earnings and cash flows;

  . quarter-to-quarter variations in operating results;

  . changes in market conditions in the offshore oil and gas industry;

  . changes in general economic conditions;

  . fluctuations in the securities markets in general;

  . operating results differing from analysts' estimates; and

  . changes in analysts' earnings estimates.

   Loss of Key Personnel May Have a Material Adverse Impact on Friede Goldman Halter.

   The operations of the combined company will be managed by a small number of key executive officers, the loss of any of whom could have a material adverse effect on Friede Goldman Halter. Although various key employees of Friede Goldman and Halter Marine have been granted new employment contracts with respect to the combined company, we cannot assure you that those individuals will become employed or remain with Friede Goldman Halter. The loss of those individuals could have a material adverse effect on the combined company.

   Friede Goldman Halter Will Have in Place a Stockholder Rights Plan and Our Chairman and Chief Executive Officer Will Beneficially Own Approximately 24% of the Outstanding Common Stock of the Combined Company; This Could Discourage Other Companies from Attempting to Acquire Us.

   Friede Goldman adopted its stockholder rights plan in December 1998 and shortly thereafter distributed rights to each of its stockholders. The shares of Friede Goldman that stockholders of Halter Marine will receive in the merger will also have these rights attached to their shares. While we believe that the rights plan is designed to strengthen our ability to negotiate with potential acquirors and to protect our stockholders from coercive or abusive takeover tactics, the overall effect of the rights plan may be to delay, defer or prevent a change in control or the removal of existing management.

   The Chairman of the board of directors and Chief Executive Officer of the combined company, J. L. Holloway, will beneficially own approximately 24% of the outstanding shares of common stock of the combined company. Mr. Holloway has entered into a stockholder's agreement which will restrict his ability to dispose of these shares. The size of Mr. Holloway's holdings and the restrictions contained in the stockholder's agreement could also delay, defer or prevent a change in control or the removal of existing management. See "Other Acquisition Related Agreements--Stockholder's Agreement" on page 69.

   Risks Inherent in the Business of Friede Goldman Are Not Identical to Risks Inherent in the Business of Halter Marine.

   If the merger is completed, Friede Goldman Halter will be subject to all of the risks set forth below in "Risks Inherent in the Business of Friede Goldman Halter." In addition, the former Friede Goldman stockholders will be exposed to additional risks that are currently risks particular to Halter Marine, and the former Halter Marine stockholders will be exposed to additional risks that are currently risks particular to Friede Goldman.

   Risks currently specific to Halter Marine that former Friede Goldman stockholders will be exposed to after the merger include the following:

  . a significant percentage of revenues of the combined company will be derived from construction and conversion contracts from customers who operate in industries other than the offshore oil and gas industry, including commercial and governmental customers. Therefore, the combined company could be adversely affected by reductions in the level of shipbuilding activity by customers in these other industries, including those resulting from a reduction in the funding of shipbuilding and conversion programs by governmental customers such as the U.S. Navy; and

  . the combined company will be exposed to higher levels of debt and interest expense than Friede Goldman alone.

   Risks currently specific to Friede Goldman that former Halter Marine stockholders will be exposed to after the merger include the following:

  . the contingency of specified payments pursuant to default provisions under some of Friede Goldman's acquisition agreements;

  . the contingency of financial penalties upon the failure to maintain minimum employment levels at Friede Goldman's Marystown facilities and a shipyard in Pascagoula, Mississippi; and

  . an increased dependence on revenue from construction and conversion projects related to the offshore oil and gas industry.

   The remaining risks described in "Risks Inherent in the Business of Friede Goldman Halter" are generally shared by Friede Goldman and Halter Marine.

Risks Inherent in the Business of Friede Goldman Halter

   Friede Goldman Halter's Business and Operations Will Depend on the Offshore Oil and Gas Drilling Industry; Changes in That Industry Could Materially Adversely Affect Friede Goldman Halter's Operating Results.

   A significant portion of Friede Goldman Halter's business will depend principally upon conditions prevailing in the offshore drilling industry, including factors such as:

  . the level of demand for the services of offshore drilling contractors, including the demand for specific types of offshore drilling rigs having required drilling capabilities or technical specifications;

  . the prices that offshore drilling contractors are experiencing and expect to receive in the near term and the long term;

  . the level of activity in offshore oil and gas exploration, development and production;

  . the costs of exploring for, producing and delivering oil and gas;

  . the sale and expiration dates of offshore leases in the United States and overseas;

  . the discovery rate of new oil and gas reserves in offshore areas;

  . local and international political and economic conditions; and

  . the ability of oil and gas companies to access or generate capital sufficient to fund capital expenditures for offshore exploration, development and production activities.

   Over the past several years, oil and natural gas prices and the level of offshore drilling activity have fluctuated substantially. A significant or prolonged reduction in oil and natural gas prices or the expectation that prices will be lower in the future would likely depress offshore drilling and development activity which would reduce demand for Friede Goldman Halter's services and could result in a material adverse effect on the combined company's operating results.

   The business of Friede Goldman Halter, including the types of projects it undertakes, will also be affected by other factors affecting offshore drilling contractors, including factors such as:

  . the condition and drilling capabilities of the existing offshore drilling rigs operated by offshore drilling contractors; and

  . the relative costs of building a new offshore drilling rig with advanced capabilities versus the costs of retrofitting or converting an existing offshore drilling rig to provide similar capabilities.

   Competition and Excess Capacity Could Put Downward Pressure on Friede Goldman Halter's Pricing and Profit Margins.

   The shipbuilding and offshore rig construction and conversion industries are highly competitive. During the 1990's the U.S. shipbuilding industry has been characterized by substantial excess capacity because of the significant decline in U.S. Navy shipbuilding spending, the difficulties experienced by U.S. shipbuilders in competing successfully for international commercial projects against foreign shipyards, many of which are heavily subsidized by their governments, and the decline in the construction of vessels utilized in the offshore energy industry. As a result of these factors, competition by U.S. shipbuilders for domestic commercial projects has increased significantly and has resulted in downward pressure on pricing and profit margins and may continue to do so in the future. Recently, there was an increase in demand for vessel construction, conversion and repair services, and this increased demand resulted in the redeployment of previously idle shipyard capacity or other shipyards shifting their focus to the types of products and services currently provided by us. In addition, due to the increased demand for fabrication services involving the offshore oil and gas industry, it is possible that land or facilities with water access to the Gulf of Mexico that were previously not used in the fabrication business could be converted to use for this purpose. Any of these events could increase the amount of competition experienced by us, which could have a material adverse effect on our revenue and profit.

   Friede Goldman Halter will face competitive pressures at every level of the offshore rig construction, conversion, retrofitting and repair markets. Friede Goldman Halter will compete in a global market for new rig construction projects against domestic, European and Asian new rig construction firms. This market is highly competitive because, among other things, some of our foreign competitors receive substantial subsidies from their governments and are able to take advantage of lower labor costs. Similarly, for larger rig conversion and retrofit projects, we will face intense competition from both domestic and foreign firms. For smaller rig conversion, retrofit and repair projects, we will compete against numerous companies based principally on the Gulf Coast. In addition, shipyards and other companies not previously engaged in the business can enter the market for these smaller conversion, retrofitting and repair projects quickly and at relatively low cost.

   Friede Goldman Halter Will Have a Higher Debt Level than Friede Goldman Which May Require the Allocation of a Substantial Portion of Operating Cash Flow to Pay Interest.

   Friede Goldman Halter will have higher levels of debt and interest expense than Friede Goldman on a stand-alone basis. The increased debt level will require us to use a substantial portion of Friede Goldman's operating cash flow to pay interest on our debt instead of for other corporate purposes. The following table compares debt, leverage and interest coverage statistics for Friede Goldman and for Friede Goldman Halter on a pro forma basis:

                                                                   Pro Forma
                                                                 Friede Goldman
                                                  Friede Goldman     Halter
                                                  -------------- --------------
Total long-term debt as of June 30, 1999
 (thousands)....................................     $42,588        $239,946
Debt/capitalization ratio as of June 30, 1999...        29.3%           44.8%
Ratio of EBITDA to interest expense for the year
 ended December 31, 1998........................        28.0x            6.1x

   The unaudited pro forma combined information should be read together with the historical consolidated financial statements of Friede Goldman and Halter Marine incorporated by reference in this document and the unaudited pro forma condensed combined financial statements contained elsewhere in this document. EBITDA represents operating income plus depreciation, amortization and non-cash compensation expense related to the issuance of stock and stock options to employees. Debt/capitalization ratio is calculated as long-term debt less current maturities divided by the sum of long-term debt less current maturities and total stockholders' equity. Ratio of EBITDA to interest expense is calculated as EBITDA, as defined above, divided by total interest expense.

   Friede Goldman Halter Could Bear Financial Losses in Connection with Contracts Structured on a Fixed-Price Basis or Contracts Containing Liquidated Damages Provisions.

   A significant portion of Friede Goldman's and Halter Marine's existing contracts are on a fixed-price basis. We would be liable for the full amount of any cost overruns under these fixed-price contracts. We generally attempt to cover anticipated increased costs through an estimation of these costs, which is reflected in the original price of the contract. However, revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of many factors, including changes in job conditions and variations in labor and equipment productivity over the term of the contract. The results of operations and financial condition of the combined company could be materially adversely affected if significant contracts are underpriced or revenue and gross profits on large projects are different from those originally estimated.

   The construction of offshore drilling rigs involves complex design and engineering and equipment and supply delivery coordination throughout construction periods that may exceed two years. It is not unusual in such circumstances to encounter design, engineering, equipment delivery schedule changes and other factors that impact the builder's ability to complete construction of the rig in accordance with the original contractual delivery schedule. Our rig construction contracts generally require the customer to compensate us for additional work or expenses incurred due to customer requested change orders or failure of the customer to provide us with design or engineering information or equipment, if specified in the contract for the customer to provide these items. Under these circumstances, we generally negotiate with the customer with respect to the amount of compensation to be paid to us following the time at which the change order was requested or the customer failed to provide us with items required by the contract to be provided by the customer to us. We are subject to the risk that we are unable to obtain, through negotiation, arbitration, litigation or otherwise, adequate amounts to compensate us for the additional work or expenses incurred by us due to customer requested change orders or failure by the customer to timely provide items required to be provided by the customer. A failure to obtain adequate compensation for these matters could require us to record an adjustment to amounts of revenue and gross profit that were recognized in prior periods under the percentage of completion accounting method. Any such adjustments, if substantial, could have a material adverse effect on our results of operations and financial condition.

   Additionally, many of Friede Goldman's and Halter Marine's existing contracts contain provisions requiring the payment by either Friede Goldman or Halter Marine of liquidated damages in the event that the company fails to meet specified performance deadlines. We cannot assure you that Friede Goldman Halter will not be required to make payments under these liquidated damages provisions or that the requirement to make payments will not have a material adverse effect on Friede Goldman Halter's operating results.

   Friede Goldman Could Suffer Adverse Consequences from Contract Dispute with Ocean Rig.

   In December 1997 and June 1998, Friede Goldman entered into contracts to construct two semisubmersible drilling rigs for Ocean Rig ASA, a Norwegian company. Friede Goldman commenced construction of one rig in June 1998 and the other in January 1999. In late July and early August 1999, Friede Goldman initiated discussions with Ocean Rig with respect to anticipated delays in the completion and delivery of the two rigs from the original delivery dates of August 26, 1999 and November 23, 1999. Friede Goldman has asserted that Ocean Rig is responsible for the delays due to Ocean Rig-initiated design changes and late delivery by Ocean Rig of information and equipment required to be provided to Friede Goldman by Ocean Rig pursuant to the terms of the construction contracts.

   As a result of the delays, Friede Goldman expects that the aggregate cost to construct the two rigs will increase significantly. Friede Goldman entered into negotiations with Ocean Rig in early August for the purpose of seeking compensation from Ocean Rig for additional costs and delay damages resulting from the Ocean Rig-initiated design changes and late deliveries of information and equipment. In connection with these negotiations, Ocean Rig denied responsibility for causing the delivery delays and indicated that it would seek delay damages from Friede Goldman in the event that the delivery dates were not met.

   On August 16, 1999, Friede Goldman and Ocean Rig entered into an agreement providing for new delivery dates of March 31, 2000 and June 30, 2000 for the two rigs. As part of this agreement, Ocean Rig agreed to make all payments when due and as construction milestones are met in accordance with the two contracts. Ocean Rig made milestone payments of $28 million and $14 million to Friede Goldman on August 19, 1999 and September 14, 1999, respectively, with respect to the two rigs. The agreement also required both parties to submit supporting documentation relating to their respective claims and required the parties to meet to negotiate a resolution of their dispute. The parties provided each other the required information and conducted meetings in late August to discuss a resolution of the dispute. A resolution between the parties was not reached during these meetings and fast track arbitration with respect to the claims was initiated by Ocean Rig in London, England on September 3, 1999.

   Friede Goldman intends to assert an arbitration claim in excess of $75 million seeking compensation for additional costs and delay damages relating to the construction of the two rigs. Ocean Rig has indicated that it intends to seek liquidated damages and damages at large for delay of up to a total of $28 million.

   Neither the amount of potential claims for additional compensation due to Friede Goldman nor the maximum amount of liquidated damages potentially payable to Ocean Rig under the contracts have been finally determined. Based on settlement negotiations that have occurred subsequent to the initiation of arbitration proceedings, Friede Goldman believes that it is likely that a settlement will be reached that provides recovery to Friede Goldman of a significant amount of its total additional costs, including direct contract-related costs and a portion of its fixed costs and corporate overhead, incurred on these contracts. However, for financial reporting purposes, until an ultimate resolution of the matter is reached, Friede Goldman will recognize revenue only to the extent of direct contract-related costs incurred, as required by generally accepted accounting principles to account for claims. Accordingly, if the matter is not resolved by the time Friede Goldman reports its third quarter results, Friede Goldman expects the net impact of the accounting for the unresolved claim and related additional costs incurred and for the timing of recognition of related revenues and expenses will be a reduction in after-tax earnings in the third quarter of $0.20 to $0.30 per share of Friede Goldman common stock. The actual amount of the charge to earnings is dependent on, among other things, management's evaluation of the status of the arbitration proceedings and settlement negotiations and management's estimate of the percentage of completion of the projects at the end of the quarter. Once the matter is settled, under percentage of completion accounting, Friede Goldman will be required to adjust revenues and estimated costs for the two projects in the period in which the settlement occurs. This could result in an adjustment to earnings depending on the amount ultimately recovered and the timing of recognition of the related costs. The impact of each $5 million change in the amount of ultimate recovery by Friede Goldman has the effect of increasing or decreasing the earnings per share impact of the matter in the third quarter by approximately $0.07 to $0.09 per share of Friede Goldman common stock (after tax), based on management's estimate of the expected percentage of completion at the end of the quarter.

   Based on Friede Goldman's most recent estimate of the amount of the charge it may be required to take in the third quarter if the matter is not resolved prior to the release of its results, Friede Goldman may report a loss from operations in the third quarter of 1999. The actual results will be dependent on, among other things, the level of activity of Friede Goldman's other projects, timing of the award of any new projects and other factors typically influencing operating results. In the event that a settlement is not reached that permits Friede Goldman to recover substantially all of its direct claim-related costs or if it is ultimately determined in an arbitration proceeding that Friede Goldman is not entitled to additional compensation or that Ocean Rig is entitled to significant liquidated damages, the impact on Friede Goldman's operating results for the period in which such a determination is made would be materially and adversely affected to a significantly greater extent than that described above. Conversely, to the extent settlement negotiations or the arbitration proceedings result in Friede Goldman's recovering an amount in excess of its direct claim-related costs, operating results for the period in which such a determination is made would be favorably impacted.

   In addition, if Friede Goldman does not recover damages from Ocean Rig for additional costs on a timely basis, Friede Goldman may be required to seek additional borrowing capacity to fund its working capital requirements. In this regard, Friede Goldman increased its borrowing capacity under its existing revolving credit facility, from $25 million to $45 million, in early September 1999 and had total borrowings of $20.7 million under this facility as of September 17, 1999.

   In connection with the amendment to the merger agreement entered into on September 14, 1999, it is a condition to the closing of the merger that bank financing of at least $175 million will have been arranged for the combined company as of the effective time of the merger on terms reasonably acceptable to Friede Goldman and Halter Marine and that, in the reasonable judgement of both Friede Goldman and Halter Marine, would meet the needs of the combined company. Friede Goldman currently has a $45 million credit facility and Halter Marine currently has a $125 million credit facility. We cannot assure you that bank financing in this amount will be obtained on terms reasonably acceptable to either Friede Goldman or Halter Marine.

   For additional information, see "Recent Developments--Contract Dispute."

   Risk of Collection of Amounts Owed to Friede Goldman by Ocean Rig.

   Ocean Rig is an independent offshore drilling contractor that commenced operations in 1996. Ocean Rig generated revenues of approximately $2.6 million and approximately $0.9 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Ocean Rig reported net losses (as determined by United States generally accepted accounting principles) of approximately $20.2 million and approximately $5.7 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Ocean Rig also reported that, as of June 30, 1999, it had cash and cash equivalents of approximately $174 million of which approximately $132 million was restricted by its loan agreements for payment of scheduled rig investments and construction interest expenses. Ocean Rig reported stockholders' equity (as determined by United States generally accepted accounting principles) of approximately $329 million as of June 30, 1999. The foregoing dollar amounts were computed utilizing a conversion ratio of 7.83 Norwegian kroner for each United States dollar, the exchange ratio as quoted by Bloomberg on June 30, 1999.

   On September 6, 1999, Ocean Rig announced that its lenders under its $100 million credit facility have advised Ocean Rig that it will not be able to borrow under this facility until Ocean Rig raises additional equity financing and until the issues surrounding the delayed delivery of the rigs from Friede Goldman are resolved. On September 17, 1999, Ocean Rig announced that it reached an agreement with its lenders with respect to modifications to the terms of its existing credit facility as a result of which, subject to certain conditions, Ocean Rig will be permitted to borrow up to $40 million under the facility prior to the delivery of the Bingo 9000-2 rig currently being constructed by Friede Goldman and up to an additional $35 million after the delivery of the Bingo 9000-2 rig, currently scheduled for delivery on or prior to June 30, 2000. Ocean Rig also announced plans to issue $90 million of equity in a proposed offering that it expects to complete by the end of September 1999 or shortly thereafter. Ocean Rig stated that any borrowing under the facility is contingent on completion of the equity issue and subject to the settlement of the dispute with Friede Goldman. Ocean Rig also stated that the modified terms of the credit facility will permit the payment by Ocean Rig of up to $30 million to Friede Goldman with respect to the dispute and, to the extent Ocean Rig raises more than $90 million in its proposed equity offering, Ocean Rig will be permitted to pay the excess amount to Friede Goldman with respect to the dispute. Ocean Rig also stated in its September 17 announcement that it believed, based on various assumptions, that the proceeds from the planned $90 million equity offering and borrowings under the revised credit facility would be sufficient to facilitate the completion of its committed rig investments and provide a reasonable cash buffer to handle contingencies and adverse market conditions. Based on the present financial condition of Ocean Rig and the uncertainty related to whether it will complete an equity offering or restore its borrowing availability under its credit facility, there can be no assurance that Ocean Rig will have the financial resources to make a substantial cash payment to Friede Goldman pursuant to any negotiated settlement or arbitration award. In the event that any such payment or recovery by Friede Goldman were to involve receipt of other assets owned by Ocean Rig, Friede Goldman may not be able to readily sell these assets for cash on terms acceptable to Friede Goldman.

   Friede Goldman Halter's Business Involves Significant Operating Risks.

   Friede Goldman Halter's activities will involve the fabrication, refurbishment and repair of large steel structures, including drilling rigs and production units. These activities have inherent risks associated with them that could result in significant injury and loss of life, severe damage and destruction of property and suspension of operations. These risks include:

  . operating hazards, including the operation of cranes and other heavy machinery;

  . the structural failure of a drilling rig or vessel;

  . liabilities associated with a defect in design or a failure or malfunction of a product developed or manufactured by Friede Goldman Halter;

  . marine accidents, including collisions with other vessels and sinkings;
    and

  . physical damage of Friede Goldman Halter's facilities caused by hurricanes or flooding.

   Litigation arising from any of these occurrences may result in Friede Goldman Halter being named as a defendant in lawsuits asserting large claims. Although we maintain and will continue to maintain insurance that we consider to be economically prudent, we cannot assure you that this insurance will be sufficient or effective under the circumstances. A successful claim for which Friede Goldman Halter is not fully insured could have a material adverse effect on the combined company.

   Friede Goldman Halter's Business Will Depend on a Few Significant Customers.

   The top five customers of Halter Marine accounted for approximately 37.8% of gross revenue in fiscal 1999 and 44.5% of gross revenue in fiscal 1998. The top five customers of Friede Goldman accounted for approximately 82.2% of gross revenue in fiscal 1998 and 87.4% of gross revenue in fiscal 1997. We expect that a significant portion of Friede Goldman Halter's revenues in any fiscal year will be derived from a few customers due to the relatively large nature of many of the projects historically undertaken by the two companies and to the relatively small number of potential customers for projects related to the offshore oil and gas industry. The loss of a significant customer could result in a substantial loss of Friede Goldman Halter's revenue and could have a material adverse effect on the combined company.

   Construction and conversion contracts from the U.S. Navy are important to our marine vessel business segment. Contracts from the U.S. Navy accounted for 9.1% and 12.0% of gross revenues generated by Halter Marine's marine vessels segment for the year ended March 31, 1999 and the quarter ended June 30, 1999, respectively. Contracts from the U.S. Navy accounted for 12.2% and 14.5% of Halter Marine's total backlog at March 31, 1999 and June 30, 1999, respectively. The reduced level of shipbuilding activity by the U.S. Navy during the past decade has resulted in fewer contracts and workforce reductions in the shipbuilding industry and has significantly intensified competition. Furthermore, we cannot assure you that the shipbuilding and conversion programs currently in progress will continue to be funded, or that those planned in the future by the U.S. Navy and other branches of the U.S. military will be implemented. Purchases of vessels by the U.S. government are generally subject to uncertainties inherent in the budgeting and appropriations process, which is affected by political events over which we have no control. Any significant reduction in the level of congressional appropriations for shipbuilding programs could have a material adverse effect on our vessels business.

   Friede Goldman Halter Could Be Materially Adversely Affected by Government Regulation.

   Friede Goldman Halter's business and operations will be subject to and affected by various types of governmental regulation, including numerous federal, state and local environmental protection laws and regulations. Compliance with these laws is increasingly complex and expensive. Friede Goldman Halter could be held strictly liable for damages to natural resources or threats to public health and safety, without regard to our negligence or fault. We could also be held liable for the conduct of or conditions caused by others or for acts of Friede Goldman, Halter Marine or the combined company that were in compliance with all applicable laws at the time the acts were performed. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative and civil penalties and criminal prosecution.

   Since we will depend on the demand for our services from the oil and gas industry, changing taxes, price controls and other laws and regulations which affect the oil and gas industry in general could impact the operations of the combined company. The adoption of laws and regulations curtailing exploration and development drilling would adversely affect our operations by limiting demand for our services. We cannot determine to what extent operations and earnings of Friede Goldman Halter may be affected by new legislation, new regulations or changes in existing regulations.

   Recently Acquired Businesses of Friede Goldman and Halter Marine and Businesses Acquired by the Combined Company in the Future Will Expose Friede Goldman Halter to Increased Operating Risks.

   On January 1, 1998, Friede Goldman acquired facilities located at Marystown, Newfoundland Canada and on February 5, 1998, it acquired four subsidiaries of France Marine S.A. During fiscal 1998, Halter Marine acquired Texas Drydock, Inc., Bludworth Bond Shipyard, Inc. and facilities located in Gulfport, Mississippi and Sabine, Texas from McDermott International, Inc. During fiscal 1998, Halter Marine also acquired four companies, which included AmClyde Engineered Products, Inc., Utility Steel Fabrication, Inc., Fritz Culver, Inc. and McElroy Machine & Manufacturing Co., Inc. In addition, the combined company may seek to acquire other businesses in the future. This expansion exposes Friede Goldman Halter to additional business and operating risk and uncertainties, including:

  . our ability to effectively manage the expanded activities;

  . our ability to realize our investment in the expanded facilities; and

  . our ability to meet the contract obligations included in our backlog.

   If we are unable to manage this expansion efficiently or effectively, or if we are unable to attract and retain additional qualified management personnel to run the expanded operations, this could result in a material adverse effect on the combined company.

   Use of Percentage of Completion Accounting by Friede Goldman Halter Could Result in Material Charges Against the Earnings of the Combined Company.

   Most of Friede Goldman Halter's revenue will be earned on a percentage-of-completion basis. Accordingly, contract price and cost estimates are reviewed periodically as the work progresses, and adjustments to income proportionate to the percentage of completion are reflected in the period when the estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits, the combined company would have to recognize a charge against current earnings, which may be significant depending upon the size of the project or the adjustment.

   Incorrect Estimates of Expected Revenue Resulting from Friede Goldman Halter's Backlog of Projects May Have a Material Adverse Effect on the Combined Company.

   Friede Goldman Halter's backlog is based on management's estimate of future revenue attributable to:

  . the remaining revenue to be earned under projects as to which a customer has authorized us to begin work or purchase materials; and

  . projects that have been awarded to Friede Goldman Halter as to which we have not commenced work.

Substantially all of the projects in Friede Goldman Halter's backlog are subject to change or termination by the customer, which could substantially reduce the amount of backlog currently reported and could have a material adverse effect on Friede Goldman Halter's revenue, net income and cash flow.

   Of the $873.3 million of the combined backlog of Friede Goldman and Halter Marine as of June 30, 1999, approximately $280.3 million relates to projects with drilling rig contractors that have contracts to provide drilling rig services to Petrobras, the Brazilian oil and gas company. The Friede Goldman project relates to a $143.5 million contract for the new construction of a Friede & Goldman, Ltd. designed Millennium S.A. semisubmersible offshore drilling rig that is subject to the customer securing construction financing, which financing is expected to be secured in the third quarter of 1999. Friede Goldman has not commenced construction of this rig. The Halter Marine projects consist of two Amethyst offshore drilling rigs which are currently under construction at Halter Marine shipyards. As of June 30, 1999, the remaining amount of backlog attributable to these two projects was $136.8 million. Friede Goldman and Halter Marine have become aware that Petrobras is reviewing its contractual commitments with the drilling rig contractors for offshore drilling rig services. In the event that Petrobras determines to terminate its drilling rig services contracts with either or both of the companies which are customers of Friede Goldman and Halter Marine, it is likely that the affected customers would attempt to terminate their rig construction contracts with Friede Goldman and Halter Marine. In such event, the amount of backlog of the combined company would be materially and adversely affected, and any recovery of damages by Friede Goldman or Halter Marine from these customers for breach of contract may not adequately compensate Friede Goldman or Halter Marine for the loss of revenue that would otherwise be expected from the completion of these projects.

   Friede Goldman Halter May Be Adversely Affected If Our Year 2000 Remediation Efforts Are Not Successful.

   Friede Goldman Halter will be dependent upon the proper functioning of our computer systems and the ability of our suppliers to continue servicing Friede Goldman Halter without interruption through the Year 2000. If the potential Year 2000 problem is not remedied, potential risks include business slowdowns or suspensions, reputational harm, and legal liability for breach of contract or personal injury. This could have a material adverse effect on the business, financial condition and results of operations of Friede Goldman Halter. Friede Goldman and Halter Marine each have implemented a program to alter, validate or replace Year 2000 sensitive software and other information technology. We cannot assure you that these Year 2000 programs will be effective.

   Friede Goldman Halter May Have Difficulties Maintaining an Adequate Labor Force.

   While Friede Goldman's and Halter Marine's shipyards are not currently experiencing labor shortages, shortages of skilled labor could limit Friede Goldman Halter's ability to increase production to an extent that Friede Goldman Halter might otherwise desire. We can give you no assurance regarding whether significant labor shortages will be experienced at one or more of Friede Goldman Halter's shipyards in the future.

   Friede Goldman Halter Will Be Subject to Acquisition Default Provisions Under Some of its Acquisition Agreements.

   In connection with the acquisition of F&G Ltd. in December 1996 by a predecessor to Friede Goldman, Friede Goldman Halter became obligated to pay the former owner:

  . design and licensing payments on sales by F&G Ltd. of designs for new-build vessels; and

  . specified payments in the event Friede Goldman fails to design at least
    20% of the new-build vessels ordered by U.S.-based drilling companies (subject to a maximum payment of $1 million per year), in each case with respect to a 10-year period that commenced in December 1996.

   In the event that Friede Goldman Halter fails to make these required payments, the former owner will have the right to:

  . require Friede Goldman Halter to return all F&G Ltd. assets purchased by Friede Goldman (including the design for drilling rigs and production units in existence at the time of the acquisition but excluding the name Friede & Goldman and derivatives thereof and excluding new designs developed by Friede Goldman or Friede Goldman Halter after the acquisition); and

  . terminate the consulting and other provisions of the acquisition.

No payments were due in 1998 under these provisions.

   If Friede Goldman Halter Does Not Maintain Minimum Employment Levels, It May Be Subject to Financial Penalties.

   In connection with Friede Goldman's acquisition of the Marystown facilities and the construction of a shipyard in Pascagoula, Mississippi (the FGO East Facility), Friede Goldman agreed to maintain minimum levels of employment at each facility and we will be subject to financial penalties if we fail to do so. Under the terms of the acquisition of the Marystown Facilities, Friede Goldman became obligated to maintain a minimum of 1.2 million employee manhours (including manhours for management, labor, salaried and hourly employees) with respect to the shipyard operations acquired by Friede Goldman for each of the 1998, 1999 and 2000 calendar years. Friede Goldman agreed to pay liquidated damages of Cdn. $10 million for 1998 and Cdn. $5 million in 1999 and 2000 if the minimum number of manhours is not attained in that year. The 1.2 million minimum manhour requirement was met in 1998. As of June 30, 1999, Friede Goldman had recorded approximately 459,000 manhours for the first six months of 1999 and it is uncertain whether the 1.2 million manhours requirement will be met in 1999.

   In connection with the construction of a Friede Goldman facility, the County of Jackson, Mississippi, agreed to dredge the ship channel and build roads and other infrastructure. However, in the event that Friede Goldman Halter does not maintain a minimum employment level of 400 jobs at the facility for each year during the primary term of its 20-year lease, Friede Goldman Halter could face statutory penalties under Mississippi law, which include the repayment of the remaining balance of the $6 million loan incurred by the county to finance these improvements. No payments were due in 1998 related to either of the above obligations.

                           FORWARD-LOOKING STATEMENTS

   This document and documents referred to in this document include "forward-looking statements" as defined by the SEC. The "forward-looking statements" are those concerning the companies' plans, synergies, expectations and objectives for future operations. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects," or similar expressions, or statements that some events or conditions "will" or "may" occur. All statements, other than statements of historical facts, included in this document that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward-looking statements and include statements relating to the following matters:

  . completion of the proposed merger;

  . future financial performance;

  . future results of operations;

  . prospects for commercial or government contracts;

  . pro forma financial information;

  . financial position and liquidity;

  . ability to take advantage of new vessel construction and conversion opportunities;

  . labor and supply costs; and

  . selling, general and administrative costs.

   These statements occur in:

  . ""Questions and Answers About the Merger;"

  . ""Summary;"

  . ""Selected Historical Financial Data;"

  . ""Risk Factors;"

  . ""Business of Friede Goldman Halter Following the Merger;"

  . ""Comparative Per Share Market Price and Dividend Information;"

  . ""Comparative Per Share Data;"

  . ""The Merger--Reasons for the Merger; Recommendation of Each Company's
    Board of Directors;"

  . ""The Merger--Opinions of Financial Advisors;" and

  . Statements contained elsewhere in this document concerning Friede
    Goldman's and Halter Marine's plans for their growth and future operations or financial position.

   These forward-looking statements are based on assumptions, which the companies believe are reasonable, but which are subject to a wide range of uncertainties and business risks including:

  . risks of reduced levels of demand for our products and services resulting from reduced levels of capital expenditures of oil and gas companies relating to offshore drilling and exploration activity and reduced levels of capital expenditures of offshore drilling contractors. Levels of capital expenditures may be affected by prevailing oil and natural gas prices, expectations about future oil and natural gas prices, the costs of exploring for, producing and delivering oil and gas, the sale and expiration dates of offshore leases in the United States and overseas, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, the ability of oil and gas companies to access or generate capital sufficient to fund capital expenditures for offshore exploration, development and production activities, and other factors;

  . risks related to expansion of operations, either at our shipyards or one or more other locations;

  . operating risks relating to conversion, retrofit and repair of drilling rigs, new construction of drilling rigs and production units and the design of new drilling rigs;

  . contract bidding risks;

  . risks related to dependence on significant customers;

  . risks related to the failure to realize the level of backlog estimated by us due to determinations by one or more customers to change or terminate all or portions of projects included in the estimation of backlog; and

  . risks related to regulatory and environmental matters.

   Factors that could cause actual results to differ materially from those anticipated are discussed in both companies' periodic filings with the SEC, including Friede Goldman's Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999 and Halter Marine's Annual Report on Form 10-K for the year ended March 31, 1999. We cannot assure you that developments affecting Friede Goldman, Halter Marine, or the combined company will be those anticipated by us.

   "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this document regarding each company's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors--Risks Relating to the Merger" on page 14 of this document.

             BUSINESS OF FRIEDE GOLDMAN HALTER FOLLOWING THE MERGER

   The combination of Friede Goldman and Halter Marine is intended to create a larger, more diversified, financially stronger and more cost efficient enterprise. We believe we will be an industry leader in each of the three business segments in which we operate: (1) offshore drilling rigs, (2) marine vessels and (3) engineered products. On a pro forma basis, our combined backlog of projects at June 30, 1999 in these segments totaled $873.3 million, which includes a $143.5 million contract subject to the customer securing financing. Our pro forma backlog at June 30, 1999 for each of the three segments was as follows: offshore drilling rigs ($565.8 million), marine vessels ($238.4 million) and engineered products ($69.1 million).

Business Segments

   Offshore Drilling Rigs. We will operate eight shipyards in Texas, Mississippi and Canada where we will build and equip offshore drilling and production rigs and floating production systems and perform related services, including the conversion, retrofit, repair and modification of offshore drilling rigs. We believe that the combination of the facilities and personnel of Friede Goldman and Halter Marine will provide us with the ability to undertake additional deepwater construction and conversion projects and will increase our ability to compete for larger projects. We will also provide design services for new construction rigs through our Friede & Goldman, Ltd. subsidiary.

   Marine Vessels. We will be the fourth largest shipbuilder and the largest builder of small- to medium-sized ocean-going vessels in the United States. We will operate nine shipyards in Florida, Mississippi, Louisiana, and Canada principally dedicated to the construction of marine vessels, although several of the facilities will also perform work on rigs or engineered products. The types of vessels we will construct include:

  . offshore support vessels and double hull fuel barges for energy service companies;

  . oceanographic research and survey ships, high speed patrol boats and ferries for domestic and foreign governments; and

  . tugboats, towboats and offshore barges for other commercial enterprises.

   In addition to the new construction of marine vessels, we will operate five facilities for the repair and conversion of marine vessels.

   Engineered Products. We will design, manufacture and market a diverse line of engineered products with a global presence in the offshore energy industry. We intend to combine the European and Asian operations of Friede Goldman's Brissonneau & Lotz Marine subsidiary with Halter Marine's domestic brands, which include AmClyde, Fritz Culver and McElroy. Our engineered products will include cranes, derricks, winches, hoists, jacks, capstans, tuggers, locking devices, turret bearings and other related deck equipment for offshore rigs and other marine vessels.

Strategic Benefits of the Merger

   Friede Goldman and Halter Marine are developing plans to integrate their operations immediately after the merger to take full advantage of the benefits that the merger will create. Those benefits include:

     Availability of new construction opportunities. We believe that we will be able to pursue additional opportunities for the construction of drillships, deepwater semisubmersibles and floating production systems because of the following:

  . our greater production capacity and larger workforce;

  . our ability to perform work from shipyards in several domestic and international locations; and

  . our ability to capitalize on existing relationships with customers and joint venture partners.

     Opportunity to offer a broader range of engineered products and services on an integrated basis. With the integration of the complementary engineered product divisions of Friede Goldman and Halter Marine, we will be able to market a broader range of engineered products to a larger customer base. In addition, the combination of the design and engineering expertise of Friede Goldman and Halter Marine

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

  will enable us to develop more effectively new offshore rigs, vessels and marine equipment to meet the diverse needs of a larger customer base.

     Diversification. While prior to the merger Friede Goldman was entirely dependent on the offshore energy market, our presence in the commercial and government markets on a combined basis, particularly in the marine vessel construction market, will reduce our dependence on any one industry following the completion of the merger.

     Increased financial strength and flexibility. Our larger capitalization should enhance our access to capital and make available additional forms of cost effective financing. This should allow us to manage more effectively capital costs and to pursue further growth opportunities.

     Opportunity to realize cost savings. We believe that operational and organizational consolidation will allow for substantial overhead cost savings. We believe this can be achieved through the consolidation of our corporate headquarters in Gulfport, Mississippi, and the elimination of duplicative staff and expenses.

                              RECENT DEVELOPMENTS

Contract Dispute

   In December 1997 and 1998, Friede Goldman entered into contracts to construct two semisubmersible drilling rigs for Ocean Rig ASA, a Norwegian company. Friede Goldman commenced construction of one rig in June 1998 and the other in January 1999. In late July and early August 1999, Friede Goldman initiated discussions with Ocean Rig with respect to anticipated delays in the completion and delivery of the two rigs from the original delivery dates of August 26, 1999 and November 23, 1999. Friede Goldman has asserted that Ocean Rig is responsible for the delays due to Ocean Rig-initiated design changes and late delivery by Ocean Rig of information and equipment required to be provided to Friede Goldman by Ocean Rig pursuant to the terms of the construction contracts.

   As a result of the delays, Friede Goldman expects that the aggregate cost to construct the two rigs will increase significantly. Friede Goldman entered into negotiations with Ocean Rig in early August for the purpose of seeking compensation from Ocean Rig for additional costs and delay damages resulting from the Ocean Rig-initiated design changes and late deliveries of information and equipment. In connection with these negotiations, Ocean Rig denied responsibility for causing the delivery delays and indicated that it would seek delay damages from Friede Goldman in the event that the delivery dates were not met.

   On August 16, 1999, Friede Goldman and Ocean Rig entered into an agreement providing for new delivery dates of March 31, 2000 and June 30, 2000 for the two rigs. As part of this agreement, Ocean Rig agreed to make all payments when due and as construction milestones are met in accordance with the two contracts. Ocean Rig made milestone payments of $28 million and $14 million to Friede Goldman on August 19, 1999 and September 14, 1999, respectively, with respect to the two rigs.

   The August 1999 agreement also provides that each of Friede Goldman and Ocean Rig reserve all claims each may have against the other with respect to the original contract, including claims that Friede Goldman may have against Ocean Rig for compensation for additional costs incurred by Friede Goldman and for delays suffered by Friede Goldman due to actions of Ocean Rig and including claims that Ocean Rig may have against Friede Goldman for liquidated damages for failure to meet the original delivery dates for the rigs. In addition, a claim for additional liquidated damages may be made by Ocean Rig if the revised delivery dates are not met. The agreement also required both parties to submit supporting documentation relating to their respective claims and required the parties to meet to negotiate a resolution of their dispute. The parties provided each other the required information and conducted meetings in late August to discuss a resolution of the dispute. A resolution between the parties was not reached during these meetings and fast track arbitration with respect to the claims was initiated by Ocean Rig in London on September 3, 1999.

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

   Friede Goldman intends to assert an arbitration claim in excess of $75 million to compensate it for additional costs and delay damages relating to the construction of the two rigs. Ocean Rig has indicated that it intends to seek liquidated damages and damages at large for delay of up to a total of $28 million. Friede Goldman believes that the contract provisions limit Ocean Rig's claims for all types of delay damages to approximately $6 million per rig (approximately $13 million for both rigs). Friede Goldman, based on the advice of its outside counsel and its marine construction advisors, believes that Ocean Rig has no substantive basis for recovery and that Friede Goldman has a substantial basis for significant recovery on its claims for contract changes and damages arising from Ocean Rig-initiated design changes and late delivery by Ocean Rig of information and equipment to be provided to Friede Goldman by Ocean Rig pursuant to the terms of the construction contracts.

   Neither the amount of potential claims for additional compensation due to Friede Goldman nor the maximum amount of liquidated damages potentially payable to Ocean Rig under the contracts have been finally determined. Based on settlement negotiations that have occurred subsequent to the initiation of arbitration proceedings, Friede Goldman believes that it is likely that a settlement will be reached that provides recovery to Friede Goldman of a significant amount of its total additional costs, including direct contract-related costs and a portion of its fixed costs and corporate overhead, incurred on these contracts. However, for financial reporting purposes, until an ultimate resolution of the matter is reached, Friede Goldman will recognize revenue only to the extent of direct contract-related costs incurred, as required by generally accepted accounting principles to account for claims. Accordingly, if the matter is not resolved by the time Friede Goldman reports its third quarter results, Friede Goldman expects the net impact of the accounting for the unresolved claim and related additional costs incurred and for the timing of recognition of related revenues and expenses will be a reduction in after-tax earnings in the third quarter of $0.20 to $0.30 per share of Friede Goldman common stock. The actual amount of the charge to earnings is dependent on, among other things, management's evaluation of the status of the arbitration proceedings and settlement negotiations and management's estimate of the percentage of completion of the projects at the end of the quarter. Once the matter is settled, under percentage of completion accounting, Friede Goldman will be required to adjust revenues and estimated costs for the two projects in the period in which the settlement occurs. This could result in an adjustment to earnings depending on the amount ultimately recovered and the timing of recognition of the related costs. The impact of each $5 million change in the amount of ultimate recovery by Friede Goldman has the effect of increasing or decreasing the earnings per share impact of the matter in the third quarter by approximately $0.07 to $0.09 per share of Friede Goldman common stock (after tax), based on management's estimate of the expected percentage of completion at the end of the quarter.

   Based on Friede Goldman's most recent estimate of the amount of the charge it may be required to take in the third quarter if the matter is not resolved prior to the release of its results, Friede Goldman may report a loss from operations in the third quarter of 1999. The actual results will be dependent on, among other things, the level of activity of Friede Goldman's other projects, timing of the award of any new projects and other factors typically influencing operating results. In the event that a settlement is not reached that permits Friede Goldman to recover substantially all of its direct claim-related costs or if it is ultimately determined in an arbitration proceeding that Friede Goldman is not entitled to additional compensation or that Ocean Rig is entitled to significant liquidated damages, the impact on Friede Goldman's operating results for the period in which such a determination is made would be materially and adversely affected to a significantly greater extent than that described above. Conversely, to the extent settlement negotiations or the arbitration proceedings result in Friede Goldman's recovering an amount in excess of its direct claim-related costs, operating results for the period in which such a determination is made would be favorably impacted.

   In addition, if Friede Goldman does not recover damages from Ocean Rig for additional costs on a timely basis, Friede Goldman may be required to seek additional borrowing capacity to fund its working capital requirements. In this regard, Friede Goldman increased its borrowing capacity under its existing revolving credit facility, from $25 million to $45 million, in early September 1999 and had total borrowings of $20.7 million under this facility as of September 17, 1999.

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

   In connection with the amendment to the merger agreement entered into on September 14, 1999, it is a condition to the closing of the merger that bank financing of at least $175 million will have been arranged for the combined company as of the effective time of the merger on terms reasonably acceptable to Friede Goldman and Halter Marine and that, in the reasonable judgement of both Friede Goldman and Halter Marine, would meet the needs of the combined company. Friede Goldman currently has a $45 million credit facility and Halter Marine currently has a $125 million credit facility.

   Ocean Rig is an independent offshore drilling contractor that commenced operations in 1996. Ocean Rig has not conducted any operations other than activities relating to the arrangement of the construction of offshore drilling rigs and the revising of debt and equity capital to fund the construction of the rigs. Ocean Rig has reported losses for the year ended December 31, 1998 and the six months ended June 30, 1999. In the event that Ocean Rig is required to make a cash payment to Friede Goldman pursuant to a negotiated settlement or an arbitration award, there can be no assurance that Ocean Rig will have the financial resources to make such a payment. See "Risk Factors--Risk of Collection of Amounts Owed to Friede Goldman by Ocean Rig."

Halter Marine Audit Committee Investigation

   On August 9, 1999, the Audit Committee of the Halter Marine board of directors reported on the conclusions reached as a result of its investigation into the operations of one of Halter Marine's facilities in Mississippi. The Committee concluded that six former employees of Halter Marine, including a senior officer who was a director of the company until June 1999, appear to have engaged in one or more schemes to defraud Halter Marine and to convert assets of the company to their own use. All persons employed by or associated with Halter Marine who are believed to have knowingly participated in these schemes have been terminated or have resigned their positions with Halter Marine.

   The Audit Committee concluded, among other things, that these activities did not result from material weaknesses in Halter Marine's internal control policies. The committee also concluded that Halter Marine's internal audit function be strengthened, and the committee made other specific recommendations designed to minimize such risks in the future, all of which were unanimously adopted by the board of directors. On August 9, 1999, Halter Marine filed with the SEC a report on Form 8-K, which is incorporated by reference in this document, describing the report of the Audit Committee and the actions undertaken by Halter Marine as a result of the Audit Committee's findings and recommendations.

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

                                   THE MERGER

General

   The following summarizes the material terms of the merger agreement, as amended. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A, and a copy of amendment no. 1 to the merger agreement is included in this joint proxy statement/prospectus as Annex B. The merger agreement and amendment no. 1 are incorporated in this document by reference. We urge you to read the merger agreement and amendment no. 1 in their entirety for a more complete description of the terms and conditions upon which the merger is to be effected.

   If the merger agreement is approved and adopted by the stockholders of Friede Goldman and Halter Marine and all conditions to the merger agreement are satisfied or waived, Halter Marine will be merged with and into Friede Goldman, with Friede Goldman being the surviving corporation. Friede Goldman's charter will be amended to change the name of Friede Goldman to "Friede Goldman Halter, Inc."

Background of the Merger

   In April 1998, John Alford, the Executive Vice President of Friede Goldman, met with Rick Rees, the Executive Vice President and Chief Financial Officer of Halter Marine, in New Orleans, Louisiana to express Friede Goldman's interest in combining the two companies. In July 1998, J. L. Holloway, the Chairman and Chief Executive Officer of Friede Goldman, met with John Dane III, the Chairman, President and Chief Executive Officer of Halter Marine, in Destin, Florida to discuss the possibility of a strategic combination of the two companies.

   On October 16, 1998, Messrs. Holloway, Dane and Rees met in Jackson, Mississippi to discuss a possible merger of the two companies. On October 20, 1998, Messrs. Dane and Holloway discussed by telephone possible organizational structures for a combined company. On October 21, 1998, Messrs. Dane and Holloway met in Biloxi, Mississippi to continue discussing a potential merger, including organizational and management issues and relative valuations of the two companies. On October 23, 1998, Messrs. Dane, Rees, Holloway and Alford met in Gulfport, Mississippi to continue these discussions. At these meetings, the representatives of the two companies discussed a stock for stock merger in which stockholders of neither company would receive any premium over the trading prices of their common stock.

   During the week of October 19, 1998, counsel for Halter Marine provided a draft merger agreement and related agreements to counsel for Friede Goldman providing for a stock for stock merger. On October 23, 1998, Halter Marine and Friede Goldman executed a confidentiality agreement concerning confidential and proprietary information of both companies.

   On October 27, 1998, Halter Marine engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its financial advisor with respect to any sale or business combination of Halter Marine.

   On October 27, 1998, at a regularly scheduled meeting of the Halter Marine board of directors, Halter Marine's executive management, financial advisors and outside counsel informed the Halter Marine board of directors of the status of discussions related to a possible merger with Friede Goldman. Executive management of Halter Marine first discussed the businesses of Friede Goldman, the strategic implications of the proposed merger in relation to the businesses of Halter Marine and other matters. Outside counsel for Halter Marine then discussed the terms of the draft merger agreement and related agreements and other legal matters. Representatives of DLJ advised the Halter Marine board of directors concerning the anticipated market reaction to the proposed merger. Following discussion, the Halter Marine board of directors authorized management to proceed with a mutual due diligence review of the two companies.

   On October 27, 1998, at a special meeting of the board of directors of Friede Goldman, Friede Goldman's executive management, financial advisors and outside counsel informed Friede Goldman of matters related to a possible merger with Halter Marine. The executive management of Friede Goldman discussed the businesses of Halter Marine, the strategic implications of a merger in relation to the businesses of Friede Goldman, the financial implications of a merger with Halter Marine with respect to the Friede Goldman stockholders and the contemplated management structure of the combined company and related employment agreement matters. Representatives of Jefferies & Co. ("Jefferies") then advised the Friede Goldman board of directors with respect to financial matters related to the merger and outside counsel discussed the terms of the draft Merger Agreement and related agreements. On October 27, 1998, Friede Goldman engaged Jefferies as its financial advisor to evaluate a possible strategic combination with Halter Marine.

   On October 28, 1998, the Friede Goldman board of directors held an additional meeting to discuss the proposed merger and various business and financial considerations related to the proposed merger. At this meeting, the Friede Goldman board of directors authorized management to proceed with a due diligence review of Halter Marine and ratified the engagement of Jefferies as financial advisor with respect to the proposed merger. From October 28 through October 30, 1998, Friede Goldman and Halter Marine conducted a due diligence review of each other's business and operations and their respective counsel discussed the draft merger agreement and related agreements.

   On October 29, 1998, the board of directors of Friede Goldman met to continue discussions with respect to the proposed merger and related financial and legal matters.

   On October 30, 1998, the parties terminated merger discussions because they were unable to reach agreement on the terms and structure of the transaction. No further discussions concerning a merger combination between the two companies were held for the next four months.

   On March 3, 1999, John Alford, the Executive Vice President of Friede Goldman, telephoned Emile Dumesnil, the Vice President of Halter Marine, and suggested a meeting to discuss the possibility of a strategic transaction between Friede Goldman and Halter Marine. Messrs. Alford and Dumesnil met in Biloxi, Mississippi on March 4, 1999 and discussed the advantages and disadvantages of a possible business combination.

   On March 31, 1999, Messrs. Dumesnil and Alford met in New Orleans, Louisiana to continue their discussions of a possible merger transaction, including issues related to integration of management and corporate cultures of the two companies. On April 1, 1999, Messrs. Holloway, Dane, Alford and Dumesnil met in New Orleans, Louisiana to continue these discussions. Messrs. Holloway and Dane agreed to consider exploring a strategic combination of the two companies in a stock for stock transaction with an exchange ratio that would provide to the stockholders of Halter Marine a premium over Halter Marine's 30-day average trading price.

   On April 9, 1999, Halter Marine and Friede Goldman executed a confidentiality agreement concerning confidential and proprietary information of both companies.

   On April 9, 1999, Friede Goldman's outside counsel provided a draft merger agreement and related agreements to Halter Marine and its outside counsel.

   On April 26, 1999, at a regularly scheduled meeting of the board of directors of Halter Marine, board members were informed of the status of the discussions between Halter Marine and Friede Goldman. At this meeting, Halter Marine's executive management discussed the strategic implications of the proposed transaction, the status of the due diligence review by the two companies and other matters. In addition, the board established a Strategic Options Committee consisting of Messrs. Dane and Rees, Ken W. Lewis and Burt Keenan for the purpose of considering and reporting to the board on strategic options available to Halter Marine by way of sale, merger or otherwise.

   On May 12, 1999, Mr. Alford telephoned Mr. Dane to discuss the possibility of proceeding with a merger transaction and commencing a mutual due diligence review.

   On May 17, 1999, Mr. Dane informed the Strategic Options Committee of the Halter Marine board of directors about the status of discussions with Friede Goldman. On May 19, 1999, the Strategic Options Committee authorized Mr. Dane to continue discussions with Friede Goldman concerning a possible strategic combination of the two companies.

   On May 19, 1999, the board of directors of Friede Goldman held a meeting to discuss the possibility of a merger with Halter Marine. At this meeting, the board of directors authorized the management of Friede Goldman to proceed with a due diligence review of Halter and to proceed with negotiations of the merger agreement and related agreements.

   On May 22, 1999, executive officers of Halter Marine and Friede Goldman and their respective legal and financial advisors met in New Orleans to discuss a draft merger agreement, stockholder's agreement, voting and proxy agreement and some employment agreements.

   On May 23 through 25, 1999, the parties conducted a due diligence review of each other. As part of this due diligence investigation, members of Halter Marine and Friede Goldman management and their respective financial advisors met in New Orleans to discuss the business and operations of the two companies. For the next week, an extensive exchange of documents and other information occurred in support of a mutual due diligence process.

   On May 25, 1999, at a special meeting of Halter Marine's board of directors, Halter Marine's executive management, financial advisors and outside counsel updated the Halter Marine board of directors on matters related to a possible merger with Friede Goldman. Executive management of Halter Marine first discussed a range of values that had been discussed by representatives of the two companies for the proposed transaction, the businesses of Friede Goldman, the strategic implications of the proposed merger in relation to the businesses of Halter Marine and other matters. Outside counsel for Halter Marine then discussed the terms and conditions of the draft merger agreement, the stockholder's agreement, the voting and proxy agreement and employment agreements with Messrs. Holloway, Dane, Alford and Rees, the status of the negotiations with Friede Goldman and other legal matters. DLJ made a presentation to the Halter Marine board of directors concerning the valuation methodologies that would be used to evaluate the financial terms of the proposed merger after negotiation of an exchange ratio. Following extensive discussion, the Halter Marine board of directors authorized management to continue to pursue the proposed merger.

   On May 25, 1999, at a special meeting of Friede Goldman's board of directors, Friede Goldman's executive management, financial advisors and outside counsel updated the Friede Goldman board of directors on matters related to a possible merger with Halter Marine. Executive management of Friede Goldman discussed a range of values that had been discussed by representatives of the two companies for the proposed transaction, the businesses of Halter Marine, the strategic implications of the proposed merger in relation to the businesses of Friede Goldman and other matters. Outside counsel for Friede Goldman then discussed the terms and conditions of the draft merger agreement, the stockholder's agreement, the voting and proxy agreement and the employment agreements with Messrs. Holloway, Dane, Alford and Rees, and the status of the negotiations with Halter Marine. Jefferies made a presentation to the Friede Goldman board of directors concerning the valuation methodologies that would be used to evaluate the financial terms of the proposed merger after negotiation of an exchange ratio. Following extensive discussion, the Friede Goldman board of directors authorized management to continue to pursue the proposed merger.

   During the week of May 24, 1999, members of Halter Marine and Friede Goldman management and representatives of DLJ and Jefferies engaged in a series of discussions and negotiations by telephone concerning a range of values for the proposed merger transaction. On May 31, 1999, Messrs. Alford, Dane, Rees and Dumesnil met in New Orleans, Louisiana to negotiate the exchange ratio. These negotiations resulted in a final proposal by Friede Goldman of a merger transaction in which Halter Marine stockholders would receive approximately
0.4614 shares of Friede Goldman common stock for each share of Halter Marine common stock.

   During the period from May 22 through June 1, 1999, counsel for the two companies continued to negotiate the terms of the proposed merger agreement, the stockholder's agreement, the voting and proxy agreement and employment agreements.

   On the afternoon of June 1, 1999, at a special meeting of the Halter Marine board of directors held in Houston, Texas, Halter Marine's executive management updated the board of directors on the proposed exchange ratio and outside counsel then reviewed the proposed terms of the merger agreement, stockholder's agreement and voting and proxy agreement and employment agreements with Messrs. Holloway, Dane, Alford and Rees. At that meeting, DLJ made a presentation to the Halter Marine board of directors concerning the financial terms of the proposed merger and delivered its oral opinion to the Halter Marine board of directors, subsequently confirmed in writing, to the effect that, and based upon the assumptions made, matters considered and limits of review as set forth in the opinion, the exchange ratio was fair from a financial point of view to Halter Marine's stockholders. After discussion, the Halter Marine board of directors, with the exception of one director, determined that the merger was in the best interests of the stockholders and approved the merger and resolved to recommend that the Halter Marine stockholders vote to adopt the merger agreement. The single dissenting director was Mr. Daniel J. Mortimer. Prior to the meeting, Mr. Mortimer had resigned his position as an officer of Halter Marine, citing his disagreement with an investigation which had been undertaken by the audit committee of the Halter Marine board. See "Recent Developments-- Halter Marine Audit Committee Investigation" on page 32. Mr. Mortimer indicated that he was voting against the merger as not being in the interests of the Halter Marine stockholders, again citing the ongoing investigation. Mr. Mortimer expressed no view as to the relative merits of the merger. Without citing the merger, Mr. Mortimer subsequently resigned from the Halter Marine board on June 10, 1999.

   On the afternoon of June 1, 1999, the Friede Goldman board of directors held a special meeting to discuss the proposed merger with Halter Marine. At that meeting, the executive management of Friede Goldman discussed the results of its due diligence review of Halter Marine, the strategic and financial implications of the proposed merger and the proposed exchange ratio for the issuance of Friede Goldman common stock in exchange for the Halter Marine common stock. Jefferies also made a presentation to the Friede Goldman board of directors concerning the financial terms of the proposed merger and delivered its oral opinion to the Friede Goldman board of directors, subsequently confirmed in writing, to the effect that, and based upon the assumptions made, matters considered and limits of review as set forth in the opinion, the exchange ratio was fair from a financial point of view to the Friede Goldman stockholders. Outside counsel then reviewed the proposed terms of the merger agreement, stockholder's agreement, voting and proxy agreement and employment agreements for each of Messrs. Holloway, Dane, Alford and Rees. After discussion, the board of directors unanimously determined that the merger is in the best interests of the stockholders of Friede Goldman and approved the merger agreement and resolved to recommend that the Friede Goldman stockholders vote to adopt the merger agreement.

   The merger agreement was signed by both Halter Marine and Friede Goldman on June 1, 1999 and the transaction was announced by a joint press release.

   In early August 1999, Friede Goldman advised Halter Marine of developments relating to the construction of two offshore drilling rigs by Friede Goldman for Ocean Rig. These developments involved a dispute between Friede Goldman and Ocean Rig with respect to the cause for construction delays that are expected to result in delayed delivery of the two rigs from the original delivery dates of August 26, 1999 and November 23, 1999. Friede Goldman has asserted that Ocean Rig is responsible for the delays due to Ocean Rig initiated design changes and late delivery by Ocean Rig of information and equipment required to be provided to Friede Goldman by Ocean Rig pursuant to the terms of the construction contracts. Friede Goldman believes that it will incur significant additional costs as a result of the customer caused delays. Friede Goldman intends to pursue arbitration claims seeking compensation for contract changes and other damages in excess of $75 million. Ocean Rig has indicated that it does not agree with the cause of the extended delivery dates and, on September 3, 1999, initiated a fast track arbitration proceeding in London, England. Ocean Rig has indicated that it intends to assert an arbitration claim for liquidated damages and damages at large for delay of up to a total of $28 million against Friede Goldman. See "Recent Developments--Contract Dispute."

   From mid-August to early September, Friede Goldman provided information to senior management of Halter Marine relating to the contract dispute with Ocean Rig, including the status of negotiations relating to a possible settlement of the dispute. During this period, senior management of Halter Marine, representatives of DLJ, and a marine construction contract expert engaged by DLJ reviewed information provided to them by Friede Goldman with respect to the matters in dispute with Ocean Rig. On August 5 and 18, 1999, Jefferies interviewed Halter Marine senior management to update its earlier due diligence and to review the status on projects since the completion of its previous due diligence.

   On September 1, 1999, Halter Marine's board of directors held a special informational meeting in which Halter Marine's executive management, financial advisors and outside counsel updated the board of directors on the status of the contract between Friede Goldman and Ocean Rig. In addition, the executive management and DLJ reviewed the additional due diligence performed by them on the contract, including the diligence performed by the two independent consultants retained by DLJ. On September 3, 1999, Friede Goldman publicly announced in a press release that it intended to pursue its claims against Ocean Rig in an arbitration to take place in London, England. On September 9, 1999, the board of directors of Halter Marine held another special informational meeting in which it was further apprised of the status of the contract and the results of the review by DLJ's consultants. Halter Marine's board of directors and executive management discussed the possibility of a revision to the exchange ratio and management suggested and the board agreed that the due diligence review of the contract should continue with a view toward analyzing the uncertainties of the dispute and the effect of such uncertainties on the merger and the exchange ratio.

   At a meeting held on September 10, 1999 the executive management of Friede Goldman and Halter Marine discussed changing the exchange ratio relating to the merger to 0.57 in order to provide the stockholders of Halter Marine a larger percentage of the combined company. The executive management of Halter Marine advised Friede Goldman that it would recommend the revised exchange ratio of
0.57 to the Halter Marine board of directors. Senior management of Friede Goldman advised senior management of Halter Marine that they would recommend the revised exchange ratio to the board of directors of Friede Goldman.

   On the morning of September 13, 1999, the Friede Goldman board of directors met to discuss the status of the Ocean Rig contract dispute and to consider the proposal from Halter Marine to revise the exchange ratio. On September 13, 1999, Friede Goldman and its outside counsel received a draft of a proposed amendment to the merger agreement from Halter Marine and its outside counsel. On the afternoon of September 14, 1999, the Friede Goldman board of directors held a special meeting to discuss the proposed amendment to the merger agreement relating to the exchange ratio and a proposed additional condition to closing with respect to a credit facility for the combined company of not less than $175 million. At that meeting, the executive management of Friede Goldman discussed the proposed amendment to the merger agreement, including the background for the proposed revision to the exchange ratio and the prospects for obtaining a $175 million credit facility for the combined company. Jefferies made a presentation to the Friede Goldman board of directors concerning the financial implications of the revised terms of the merger, including the revised exchange ratio, and delivered its oral opinion to the Friede Goldman board of directors, subsequently confirmed in writing, to the effect that, and based on the assumptions made, matters considered and limits of review as set forth in such opinion, the revised exchange ratio was fair from a financial point of view to the Friede Goldman stockholders. Outside counsel reviewed the terms of the proposed amendment to the merger agreement. After discussion, the Friede Goldman board of directors (with one member absent) unanimously determined that the merger, on the amended terms, is in the best interest of the stockholders of Friede Goldman, approved the amendment to the merger agreement and resolved to recommend that the Friede Goldman stockholders vote to adopt the merger agreement as amended.

   On the afternoon of September 14, 1999, at a special meeting of Halter Marine's board of directors, the executive management updated the board of directors on the proposed revised exchange ratio and the proposed amendment to the merger agreement. At that meeting, DLJ made a presentation to the board of directors in which it reviewed the revised terms of the merger, including the revised exchange ratio and delivered its oral opinion to the Halter Marine board of directors, subsequently confirmed in writing, to the effect that, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the revised exchange ratio was fair from a financial point of view to Halter Marine stockholders. After discussion, the Halter Marine board of directors unanimously determined that the merger, on its revised terms, was in the best interests of the stockholders and approved the merger and resolved to recommend the merger agreement, as amended, to the Halter Marine stockholders.

   During the evening of September 14, 1999, the amendment to the merger agreement was finalized and signed by both Friede Goldman and Halter Marine and the terms of the amendment were announced by a joint press release.

Reasons for the Merger; Recommendation of Each Company's Board of Directors

   Friede Goldman and Halter Marine believe that the merger will create significant value for their respective stockholders. Friede Goldman and Halter Marine have a unique opportunity to take advantage of the complementary strategic fit of their businesses, with growth opportunities not available to either company on its own. Both boards of directors believe that the merger agreement and the terms of the merger are fair to, and in the best interests of, their respective stockholders and recommend that the stockholders vote "for" the adoption of the merger agreement.

   Each of Friede Goldman and Halter Marine believe that the combined company can achieve enhanced earnings by:

  . achieving greater efficiencies from integrating the production capacity of the two companies, adopting strategic sourcing initiatives and sharing the best operational practices utilized by the two companies;

  . realizing annual cost savings through the merger, including through the consolidation of the corporate headquarters of the two companies and the elimination of duplicative staff and expenses;

  . pursuing additional opportunities for construction of deepwater exploration and production equipment, including deepwater semisubmersibles, drillships and floating production systems, through the greater production capacity and larger workforce of the combined company, increasing capacity to perform work from shipyards in several domestic and foreign locations and capitalizing on existing relationships with customers and joint venture partners;

  . integrating the complementary engineered products operations of both companies to achieve a broader range of engineered products and increasing the opportunity to sell engineered products to a larger customer base; and

  . combining the design and engineering expertise of the two companies to enable the combined company to develop new offshore rigs, vessels and marine equipment to meet customer needs and to market to a larger customer base.

   In reaching their decision to recommend the merger to their stockholders, each company's board of directors consulted with each of their respective managements, as well as their respective financial and legal advisors, and considered the following factors:

  . information regarding the financial performance and condition, business operations and prospects of each of Friede Goldman and Halter Marine, and each company's respective future performance and prospects as a separate entity and on a combined basis;

  . current industry, economic and market conditions and how they relate to business combinations or strategic alliances in the oilfield services industry;

  . recent and historical prices of Friede Goldman's common stock and Halter
    Marine's common stock;

  . the potential enhancement of revenues based on the combined company's attractiveness as a comprehensive provider of design, engineering and manufacturing services to the offshore oil and gas industry, resulting from the complementary capabilities, broader product lines and strengthened financial base of the combined company;

  . the financial analyses provided to them by their respective financial advisors, as described below, and the respective opinions of each company's financial advisors that the exchange ratio is fair from a financial point of view to the stockholders of that company, as applicable;

  . the consolidation benefits that are expected to be available to the combined entity, primarily in the form of improved efficiencies from operations and corporate cost reductions;

  . the ability of the combined company to optimize production capacity and reduce costs to better compete on a global scale against foreign competitors;

  . discussions with management concerning the results of their due diligence investigation of the other company;

  . the likelihood that the merger would be completed; and

  . the proposed structure of the transaction and the other terms of the merger agreement and related agreements including:

    . an exchange ratio that provides certainty about the number of shares of Friede Goldman common stock that will be issued in the merger;

    . the expected treatment of the merger as a tax-free reorganization;

    . the ability of each company to respond to unsolicited alternative acquisition proposals which the board of directors of that company determines, after consultation with its financial advisors, would result in a transaction more favorable to that company's stockholders than the merger;

    . the provisions of the merger agreement that may require the party entering into another transaction, in circumstances involving the termination of the merger agreement, to pay the other party to the merger agreement a termination fee and reimburse the other party's out-of-pocket expenses; and

    . restrictions on specified transactions by each of the companies during the period prior to the completion of the merger.

   Each of the boards of directors of Friede Goldman and Halter Marine considered additional factors when evaluating the transaction. The board of directors of Friede Goldman considered the following factors:

  . the diversification of product markets achieved through Halter Marine's presence in the commercial and government markets and the resulting effect of reducing the dependence of the combined company on the cyclical offshore energy market;

  . the increased levels of debt and interest costs that the combined company would have compared to Friede Goldman on a stand-alone basis;

  . the continued board representation for the current Friede Goldman stockholders through the six seats on the Friede Goldman Halter board of directors and the continued role of Friede Goldman's Chairman, President and Chief Executive Officer as Chairman of the board of directors and Chief Executive Officer of the combined company and of Friede Goldman's Executive Vice President as Executive Vice President of the combined company; and

  . the risk that we will not be able to obtain bank financing reasonably acceptable to us and that, in our reasonable judgment, would meet the needs of the combined company.

   The board of directors of Halter Marine considered these additional factors:

  . the then-current and historical market prices of Halter Marine common stock and Friede Goldman common stock and the premium that the exchange ratio in the merger represented over the average trading prices for Halter Marine common stock immediately preceding announcement of the merger and over periods of time preceding the announcement;

  . the continued representation for the current Halter Marine stockholders through the five seats on the Friede Goldman Halter board of directors and the continued role of Halter Marine's Chairman and Chief Executive Officer as Vice Chairman of the board of directors, President and Chief Operating Officer of the combined company and of Halter Marine's Chief Financial Officer as Chief Financial Officer of the combined company;

  . the risk that there will be an unfavorable resolution of the contract dispute between Friede Goldman and Ocean Rig;

  . the risk that Ocean Rig will not have the financial resources to make a substantial payment to Friede Goldman under its contract or that such payment would be on terms not acceptable to us; and

  . the risk that we will not be able to obtain bank financing reasonably acceptable to us and that, in our reasonable judgment, would meet the needs of the combined company.

   Each company's board of directors also considered some risks and potential disadvantages associated with the merger, including:

  . the risk that the operations of the two companies may not be successfully integrated;

  . the potential disruptive effects of the merger on the business and operations of Friede Goldman and Halter Marine, as applicable;

  . the risk that expected cost savings may not be realized to the degree anticipated;

  . the risk that the merger might not be completed as a result of a failure to satisfy the conditions to the merger agreement, including antitrust regulatory approvals;

  . the potential adverse effect on each company's business, operations and financial condition should it not be possible to complete the merger, as well as adverse effects resulting from the expenses incurred by each company in connection with the merger and the possibility of having to pay a termination fee to the other party to the merger agreement; and

  . other matters described under "Risk Factors."

   Each company's board of directors individually determined that the potential advantages of the merger substantially outweigh the risks and disadvantages described above. The above discussion of the factors considered by each company's board of directors is not intended to be exhaustive but is believed to include all material factors considered by each company's board of directors. In reaching its decision to approve the merger, each company's board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors.

   After considering all of the factors described above, at a meeting held on June 1, 1999, Friede Goldman's board of directors unanimously approved the merger agreement and the related transactions. At a meeting on September 14, 1999, Friede Goldman's board of directors unanimously approved amendment no. 1 to the merger agreement. At a meeting held on June 1, 1999, Halter Marine's board of directors, with one director voting against, approved the merger agreement and the related transactions. At a meeting held on September 14, 1999, Halter Marine's board of directors unanimously approved amendment no. 1 to the merger agreement.

   In considering the recommendation of the Friede Goldman board of directors and the Halter Marine board of directors with respect to the merger, the merger agreement and the related transactions, Friede Goldman and Halter Marine stockholders should be aware that some officers and directors of Friede Goldman and Halter Marine have interests in the proposed merger that are different from and in addition to the interests of Friede Goldman and Halter Marine stockholders generally. Each of the Friede Goldman and the Halter Marine board of directors was aware of these additional conflicts of interests and considered them in approving the merger and merger agreement. For a description of these interests, see "Interests of Directors and Officers in the Merger" that begins on page 57 of this document.

   The Friede Goldman board of directors and the Halter Marine board of directors each believe that the merger agreement and the terms of the merger are fair to, and in the best interests of, Friede Goldman and Halter Marine stockholders, respectively, and recommend that the stockholders of Friede Goldman and Halter Marine, respectively, vote "for" the adoption of the merger agreement.

   In addition to voting "for" the approval and adoption of the merger, the Friede Goldman board of directors also recommends that the stockholders for Friede Goldman vote "for" each of the following:

  . an amendment to Friede Goldman's 1997 equity incentive plan (1) to increase the number of shares available for grant from 10% to 15% of the total number of shares of common stock outstanding and (2) to increase the number of options which may be granted to some executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement;

  . a proposal to increase the number of authorized directors to 11; and

  . an amendment to Friede Goldman's charter to provide indemnification to the officers and directors of the combined company that is as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter.

Opinions of Financial Advisors

   Friede Goldman's Financial Advisor

   The Friede Goldman board of directors engaged Jefferies act as its financial advisor in connection with the transaction contemplated by the merger agreement. The Friede Goldman board of directors selected Jefferies on the basis of its knowledge of Friede Goldman and Halter Marine as well as its knowledge of the oil field services industry. The Friede Goldman board of directors instructed Jefferies, in its role as financial advisor, to evaluate the fairness, from a financial point of view, to the holders of shares of Friede Goldman common stock, of the consideration to be paid by the holders pursuant to the merger agreement and, in this regard, to conduct investigations as Jefferies deemed appropriate. No limitations were placed by the board of directors or management of Friede Goldman with respect to the investigations made or the procedures followed by Jefferies in preparing and rendering its opinion, and Friede Goldman and its management cooperated fully with Jefferies in connection therewith.

   On June 1, 1999, Jefferies rendered its written opinion to the Friede Goldman board of directors to the effect that, based upon and subject to some matters stated in its opinion, as of the date of the opinion, the exchange ratio was fair to the holders of Friede Goldman common stock from a financial point of view. Subsequent to June 1, 1999, Friede Goldman and Halter Marine renegotiated the exchange ratio (as discussed under "The Merger--Background of the Merger") and on September 14, 1999 the merger agreement was amended to provide for an exchange ratio of 0.57 shares of Friede Goldman common stock for each share of Halter Marine common stock. On September 14, 1999, Jefferies issued its opinion to the board of directors of Friede Goldman that, as of such date and based upon and subject to the matters reviewed with the Friede Goldman board, the revised exchange ratio was fair from a financial point of view to the holders of Friede Goldman common stock. Some financial analyses used by Jefferies in connection with rendering the Jefferies opinion to the Friede Goldman board of directors are summarized under "Analyses by Jefferies" below. The following discussion gives effect to this exchange ratio.

   The full text of the Jefferies opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex G to this joint proxy statement/prospectus. Friede Goldman stockholders are urged to, and should, read the Jefferies opinion carefully and in its entirety. The Jefferies opinion was provided to the Friede Goldman board of directors and is directed only to the fairness, from a financial point of view, of the exchange ratio to holders of shares of Friede Goldman common stock according to the merger agreement, and it does not address any other aspect of the merger. The summary of the Jefferies opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In conducting its analysis and rendering its opinion, Jefferies reviewed and considered the financial and other factors as were deemed appropriate under the circumstances including, among others, the following:

  . the merger agreement;

  . the historical and current financial condition and results of operations of Friede Goldman and Halter Marine, including:

    . the Annual Reports on Form 10-K of Friede Goldman for the years ended
      December 31, 1997 and 1998;

    . the Quarterly Reports on Form 10-Q of Friede Goldman for the quarters ended March 31, 1999 and June 30, 1999;

    . the Annual Reports on Form 10-K of Halter Marine for the years ended
      March 31, 1997, 1998 and 1999; and

    . the Quarterly Reports on Form 10-Q of Halter Marine for the quarters ended December 31, 1998 and June 30, 1999;

  . non-public financial and non-financial information prepared by the management of Friede Goldman and Halter Marine, which data was made available to us in our role as financial advisor to Friede Goldman;

  . published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable;

  . business prospects of Friede Goldman and Halter Marine as projected by the management of Friede Goldman and Halter Marine;

  . the historical and current market prices for Friede Goldman common stock and Halter Marine common stock and for the equity securities of other companies with businesses that we consider relevant to our inquiry;

  . publicly available information; and

  . the nature and terms of other recent acquisition transactions in the oil service industry.

Jefferies met with officers and employees of Friede Goldman and Halter Marine to discuss the foregoing as well as other matters that it believed relevant to its opinion.

   Jefferies also took into account general economic, monetary, political, market and other conditions as they existed at the time of giving the Jefferies opinion, as well as its experience in connection with similar transactions and securities valuation generally. In connection with its review, Jefferies did not independently verify any of the foregoing information and relied on the information being complete and accurate in all material respects. In addition, Jefferies did not make any evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Friede Goldman or Halter Marine, nor was Jefferies furnished with any evaluation or appraisal. Jefferies assumed that the merger would be accounted for using the purchase method of accounting for business combinations.

   The Jefferies opinion did not address Friede Goldman's underlying business decision to effect the merger or constitute a recommendation to any stockholder of Friede Goldman as to how a stockholder should vote with respect to the merger. Also, the Jefferies opinion did not imply any conclusion as to the likely trading range for Friede Goldman's common stock following the consummation of the merger, which may vary depending on numerous factors which generally influence the prices of securities.

   Both Friede Goldman and Halter Marine provided Jefferies with financial information regarding their respective financial performance to develop estimates for future performance.

   Analyses by Jefferies

   The following is a summary of the material financial analyses used by Jefferies in connection with rendering the Jefferies opinion to the Friede Goldman board of directors. The following summary of the analyses used by Jefferies does not purport to be a complete description of the analyses conducted by Jefferies in arriving at its opinion.

   Exchange Ratio Analysis. Jefferies performed an analysis of the ratio of the market price of Halter Marine common stock to the market price of Friede Goldman common stock during the period from Friede Goldman's initial public offering on July 22, 1997. Jefferies calculated the ratio of the Halter Marine common stock closing price for each trading day during this period to the Friede Goldman common stock closing price for such trading days. This analysis implied an exchange ratio ranging from a high of 1.66 shares of Friede Goldman common stock for each share of Halter Marine common stock to a low of 0.28 shares of Friede Goldman common stock for each share of Halter Marine common stock, with an average during the period from July 22, 1997 through May 28, 1999 of 0.68 shares of Friede Goldman common stock per share of Halter Marine common stock. Jefferies also calculated the ratio of the Halter Marine common stock price on May 28, 1999 ($7 per share) to the Friede Goldman common stock price on this day ($17 per share). This implied an exchange ratio of 0.43 shares of Friede Goldman common stock for each share of Halter Marine common stock.

  Implied Halter/Friede Exchange Ratio Summary

                                                                         Average
                                                                         -------
   Since Friede Goldman IPO.............................................  .68x
   360 trading day......................................................  .55x
   180 trading day......................................................  .46x
   90 trading day.......................................................  .37x
   60 trading day.......................................................  .35x
   30 trading day.......................................................  .37x
   May 28, 1999.........................................................  .43x

   Between June 1, 1999 and September 14, 1999, Halter Marine's common stock price traded at a price to keep the Halter Marine/Friede Goldman exchange ratio at approximately 0.46, the originally announced exchange ratio. Such a trading characteristic is not unusual for the stock of any company that has been subject to an acquisition announcement at a fixed exchange ratio. For the four trading days subsequent to the announcement of the revised exchange ratio on September 14, 1999, the average exchange ratio of Halter Marine/Friede Goldman was 0.52. Therefore, Jefferies believes that an exchange ratio analysis for the period beyond June 1, 1999 is not relevant to its analysis.

   Valuation Multiple Analysis. Jefferies determined the implied consideration to be received by the holders of Halter Marine common stock in the merger (the "Implied Consideration") (obtained by multiplying the closing stock price for Friede Goldman common stock of $12 13/16 on September 10, 1999 by the exchange ratio for the merger of 0.57 shares of Friede Goldman common stock per share of Halter Marine common stock). Jefferies calculated the multiple of "Total Enterprise Value" (defined as the market value of all shares of

Halter Marine common stock, plus the book value of total debt, less cash and cash equivalents) to its projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for the projected fiscal year ending March 31, 2001. Based on the Implied Consideration, the ratio of Total Enterprise Value to projected 2001 EBITDA was 7.2x.

   Jefferies also considered the ratio of Total Enterprise Value to projected EBITDA for other oilfield services combination transactions since July 1994 which Jefferies believed comparable to the merger. Jefferies determined that over this period there were 37 oilfield services transactions that it believed comparable to the merger (the "Comparable Transactions"). The average valuation multiple for the Comparable Transactions was 7.4x. Of the Comparable Transactions, Jefferies determined that 23 had a Total Enterprise Value of greater than $250 million. The average multiple for Comparable Transactions with Total Enterprise Value of greater than $250 million was 8.0x.

   Premium Analysis. As part of its original analysis for the transaction announced on June 1, 1999, Jefferies calculated the premium to holders of Halter Marine common stock of the implied consideration to the closing stock price for Halter Marine common stock of $7 3/8 on May 28, 1999. Jefferies calculated a premium to holders of Halter Marine common stock equal to 6.4% of the closing stock price for Halter Marine common stock on May 28, 1999. Jefferies also analyzed average acquisition premiums for acquisitions of public oilfield services companies in the period January 1, 1997 through May 28, 1999, focusing on transactions which were effected primarily through an exchange of common stock.

                                                             Premium prior to
                                                            Announcement Date
                                                           ---------------------
                                                           1 Day  1 Week 4 Weeks
                                                           -----  ------ -------
      Premium to Halter Marine Share Price................  6.4%   25.5%  29.4%
      Average Premium for Comparable Transactions......... 30.6%   34.3%  32.8%

   Jefferies believed that an updated premium analysis was not relevant in analyzing the currently proposed transaction with a revised exchange ratio of
0.57 because since June 1, 1999, the publicly traded price of Halter Marine's common stock has been fixed at approximately the originally announced exchange ratio of 0.4614. If, however, the new exchange ratio of 0.57 were applied to the relevant stock prices in the table above, the premiums for Halter Marine's share price would be 31.4%, 55.0%, and 59.8% for the one day, one week and four week time periods, respectively.

   Relative Contribution Analysis. Jefferies analyzed the relative contribution of Halter Marine and Friede Goldman to the combined EBITDA, net income and cash flow of the two companies, assuming completion of the merger, based on estimated results for the twelve-month periods ending December 31, 1999 and 2000 (without giving effect to any transaction adjustments). Jefferies calculated contributions by Friede Goldman to the combined EBITDA, net income and cash flow which ranged from a low of 46.4% to a high of 73.5%, respectively. Jefferies also calculated the percentage of the combined companies' equity that would be held by current Friede Goldman stockholders, assuming completion of the merger, as 59.0% (using the exchange ratio to be used in the merger) and compared the percentage with the foregoing contribution percentages.

  Implied Friede Goldman Contribution Analyses Summary

                                                                         Average
                                                                         -------
   1999E................................................................  55.7%
   2000E................................................................  58.3%
   Total Average........................................................  57.0%
     Equity Ownership...................................................  59.0%

   The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of these analyses and of the factors considered by Jefferies, without considering all of these analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Jefferies and its opinion. Jefferies made no attempt to assign specific weights to particular analyses. Any estimates contained in Jefferies' analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth herein.

   Jefferies is an investment banking firm with substantial experience in transactions similar to the merger and is familiar with Friede Goldman and its business. As part of its investment banking business, Jefferies is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   Friede Goldman has agreed to pay Jefferies a cash fee of $300,000 for the Jefferies opinion to the board of directors. If the merger is consummated, Jefferies will receive a cash success fee of $3,000,000 less the $300,000 in fees to be paid by Friede Goldman for the Jefferies opinion. Friede Goldman also has agreed to indemnify Jefferies against some liabilities and expenses, including liabilities under U. S. federal securities laws, relating to or arising out of its engagement as financial advisor.

   Jefferies has previously rendered investment banking and financial advisory services to Friede Goldman for which it has received customary compensation. In the normal course of its business, Jefferies and its affiliates may actively trade or hold the securities of Friede Goldman and Halter Marine for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position therein. Jefferies has not rendered any investment banking or financial advisory services to Halter Marine.

   Halter Marine's Financial Advisor

   Halter Marine asked DLJ, in its role as financial advisor to Halter Marine, to render an opinion to the Halter Marine board as to the fairness to the stockholders of Halter Marine, from a financial point of view, of the exchange ratio in the merger. On September 14, 1999, DLJ delivered to the Halter Marine board its oral opinion to the effect that, as of that date, the exchange ratio in the merger was fair to the stockholders of Halter Marine from a financial point of view. This opinion was subsequently confirmed in the written DLJ opinion to the effect that, as of September 14, 1999, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the exchange ratio was fair from a financial point of view to the stockholders of Halter Marine.

   The full text of the DLJ opinion is attached as Annex H to this joint proxy statement/prospectus. The summary of the DLJ opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the DLJ opinion. Halter Marine stockholders are urged to read the DLJ opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered and limits of the review by DLJ in connection with the opinion.

   The DLJ opinion was prepared for the Halter Marine board and was directed only to the fairness to Halter Marine stockholders from a financial point of view, as of the date thereof, of the exchange ratio in the merger. DLJ expressed no opinion in the DLJ opinion as to the prices at which Halter Marine common stock or Friede Goldman common stock would actually trade at any time. The DLJ opinion did not address the relative merits of the merger and any other business strategies that may have been considered by the Halter Marine board nor did it address the Halter Marine board's decision to proceed with the merger. The DLJ opinion did not constitute a recommendation to any Halter Marine stockholder as to how the stockholder should vote on the merger.

   Halter Marine selected DLJ as its financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience in the energy industry and is familiar with Halter Marine and its businesses. DLJ was not retained as an advisor or agent to the stockholders of Halter Marine or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Halter Marine did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ opinion.

   In arriving at the DLJ opinion, DLJ reviewed the merger agreement and the exhibits thereto, the voting and proxy agreement and the stockholder's agreement, as well as financial and other information that was publicly available or furnished to DLJ by Halter Marine and Friede Goldman, including information provided during discussions with their respective managements. Included in the information provided during these discussions were financial projections of Halter Marine prepared by the management of Halter Marine and financial projections of Friede Goldman prepared by the management of Friede Goldman. In addition, DLJ reviewed the memorandum dated September 14, 1999 of Ship Construction Strategies, Inc. related to estimated completion costs of certain construction projects. DLJ also reviewed growth rate assumptions for Halter Marine and Friede Goldman with the respective managements of the two companies. In addition, DLJ compared financial and securities data of Halter Marine and Friede Goldman with publicly available information concerning various other companies whose securities are traded in public markets, reviewed the relative financial contributions made by Halter Marine and Friede Goldman and conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering the DLJ opinion. DLJ was not requested to, and did not, solicit the interest of any other party in acquiring Halter Marine.

   In rendering the DLJ opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Halter Marine, Friede Goldman and their respective representatives, or that was otherwise reviewed by DLJ. In particular, DLJ relied upon the estimates of the management of Halter Marine of the operating synergies achievable as a result of the merger and upon DLJ's discussion of the synergies with the management of Friede Goldman. With respect to the financial projections supplied to DLJ, DLJ has relied (i) on representations that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of Halter Marine and Friede Goldman as to the future operating and financial performance of Halter Marine and Friede Goldman, respectively, and (ii) the memorandum dated September 14, 1999 of Ship Construction Strategies, Inc. related to estimated completion costs of certain construction projects. With respect to growth assumptions applied to the financial projections supplied to DLJ, DLJ relied on representations that the assumptions reflect the best currently available estimates and judgements of the managements of Halter Marine and Friede Goldman as to the growth rates of Halter Marine and Friede Goldman, respectively, for the periods indicated. DLJ did not assume responsibility for making an independent evaluation of any assets or liabilities, or for making any independent verification of the information reviewed by DLJ. DLJ has assumed the merger will qualify as a tax-free reorganization under the Internal Revenue Code. DLJ relied as to legal matters on advice of counsel of Halter Marine.

   The DLJ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. The DLJ opinion states that, although subsequent developments may affect the DLJ opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. Additionally, in rendering the DLJ opinion, DLJ considered that the merger agreement contains a condition to closing that bank financing in an amount of at least $175 million will have been arranged for the surviving corporation as of the effective time on terms reasonably acceptable to Friede Goldman and Halter Marine.

   Analyses by DLJ

   The following is a summary of the presentation made by DLJ to the Halter Marine board at its September 14, 1999 meeting in connection with rendering the DLJ opinion. Unless otherwise specified, references to cost savings below assume that Halter Marine and Friede Goldman will realize $15 million of annual pre-tax cost savings in 1999, on a pro forma basis as if the merger occurred on January 1, 1999, and $15 million of annual pre-tax cost savings in 2000. Unless otherwise specified, actual historical financial data was reviewed for the period ended June 30, 1999 for each of Halter Marine, Friede Goldman and the comparable publicly traded companies. Unless otherwise specified, projected results for Halter Marine's fiscal periods ended March 31, 2000 and March 31, 2001 (and also comparable companies with fiscal years ending March 31) were compared to projected results for Friede Goldman's fiscal periods ended December 31, 1999 and December 31, 2000 (and comparable companies with fiscal years ending December 31).

   Valuation Methodology and Qualitative Factors Affecting Halter Marine. As part of its fairness analysis, DLJ considered that Halter Marine has generated declining financial performance over the past fiscal year, with deteriorating gross profit, operating profit and net income margins. In addition, DLJ considered that Halter Marine's book leverage has become relatively high and its working capital liquidity position has worsened in recent fiscal quarters. Also, DLJ considered that Halter Marine's recent financial performance has been below estimates published by the research community.

   Discounted Cash Flow Analysis. DLJ performed a discounted cash flow ("DCF") analysis of Halter Marine and Friede Goldman using projections and assumptions provided by the management of Halter Marine and Friede Goldman, respectively (excluding anticipated cost savings). In each case, in performing its analysis, DLJ calculated the estimated unlevered cash flow (defined as unleveraged operating income, less cash taxes, plus depreciation, plus amortization, less capital expenditures) and discounted the projected stream of unlevered cash flow from 1999 to 2002 at a range of discount rates. In each case, to estimate the terminal value of Halter Marine and Friede Goldman on a stand-alone basis at the end of the forecast period, DLJ applied terminal value multiples of projected 2002 EBITDA and adjusted these implied enterprise values by subtracting net debt to derive an unlevered terminal equity value; the unlevered terminal equity value was then discounted at a range of discount rates.

   The DCF for Halter Marine's operations was estimated using discount rates ranging from 13% to 15% and estimated terminal multiples in year 2002 (Halter's fiscal 2003) of EBITDA (defined as earnings before interest expense, income taxes, depreciation and amortization) ranging from 5.0x to 7.0x. Based on a pro forma 28.9 million shares of Halter Marine common stock outstanding, calculated using the treasury stock method, this analysis yielded estimated per share equity values of $4.66 per share to $8.30 per share.

   The DCF for Friede Goldman's operations was estimated using discount rates ranging from 12% to 14% and estimated terminal multiples in year 2002 of EBITDA ranging from 5.0x to 7.0x. Based on a pro forma 23.4 million shares of Friede Goldman common stock outstanding, calculated using the treasury stock method, this analysis yielded estimated per share equity values of $12.79 per share to $17.71 per share.

   This analysis yielded exchange ratios ranging from 0.364x to 0.468x (obtained by comparing the estimated valuation of Halter Marine common stock to the estimated valuation of Friede Goldman common stock at comparable terminal multiples), compared to the proposed exchange ratio of 0.570x.

                                       Implied Exchange Ratio
                                ----------------------------------
        Discount Rate                  Terminal Value Multiples
      --------------------      ----------------------------------
      Halter      Friede                                                   Merger
      Marine      Goldman       5.0x         6.0x         7.0x         Exchange Ratio
      ------      -------       -----        -----        -----        --------------
      13.0%        12.0%        0.364x       0.423x       0.468x           0.570x
      14.0         13.0         0.364        0.423        0.468            0.570
      15.0         14.0         0.364        0.423        0.468            0.570

   Comparable Public Trading Analysis. DLJ compared selected historical and projected operating information (excluding anticipated cost savings), stock market data and financial ratios for each of Halter Marine and Friede Goldman to the same data for selected publicly-traded companies in the offshore construction and fabrication industries, which are focused in the energy industry. The offshore construction and fabrication companies which DLJ analyzed were:

  . Gulf Island Fabrication;

  . McDermott International;

  . TransCoastal Marine Services; and

  . UNIFAB International.

   DLJ analyzed the enterprise value of each of the offshore construction and fabrication companies measured as a multiple of selected financial data. Enterprise value was calculated as equity value, plus total debt, plus the liquidation value of preferred stock, if any, plus the book value of minority interests, if any, minus cash and short-term investments. DLJ analyzed equity values for each of the offshore construction and fabrication companies, which utilized the stock prices for each company as of the close of trading on September 9, 1999, measured as a multiple of selected financial data.

   In examining the offshore construction and fabrication companies, DLJ analyzed the enterprise value for the companies as a multiple of projected 1999 and 2000 EBITDA. DLJ also analyzed the equity value of the offshore construction and fabrication companies as a multiple of projected 1999, and 2000 net income and after-tax cash flow (defined as net income plus depreciation plus amortization plus deferred taxes, if any). All data relating to the offshore construction and fabrication companies was derived from publicly available sources and from the estimates of research analysts, including DLJ research estimates and estimates compiled by I/B/E/S.

                            Average      Implied Per   Implied Per   Implied   Merger
                          Multiple for    Share to       Share to    Exchange Exchange
                         Comparables(1) Halter Marine Friede Goldman  Ratio    Ratio
                         -------------- ------------- -------------- -------- --------
Enterprise Value to:
  1999P EBITDA(2).......       7.4x        $ 3.18         $17.74      0.179x   0.570x
  2000P EBITDA(3).......       5.8           4.02          10.49      0.383    0.570
Equity Value to:
  1999 Net Income(2)....      16.5x        $ 2.86         $26.11      0.109x   0.570x
  2000P Net Income(3)...      13.2           7.36          16.40      0.449    0.570
  1999P After-Tax Cash
   Flow(2)..............       9.0x        $10.67         $18.92      0.564x   0.570x
  2000P After-Tax Cash
   Flow(3)..............       5.7           9.13          10.61      0.861    0.570

--------
(1) Comparables defined to include Gulf Island Fabrication, McDermott International, TransCoastal Marine Services, and UNIFAB International.
(2) Based on Halter Marine's fiscal year ended March 31, 2000 and Friede Goldman's fiscal year ended December 31, 1999.
(3) Based on Halter Marine's fiscal year ended March 31, 2000 and Friede Goldman's fiscal year ended December 31, 2000.

   DLJ believes EBITDA and net income trading multiples are more relevant than after-tax cash flow multiples, because of the significant variances of maintenance capital expenditures (hence free cash flow) among the selected comparable companies.

   Based on the foregoing data and on projections for Halter Marine provided by the management of Halter Marine and for Friede Goldman provided by the management of Friede Goldman (excluding anticipated cost savings) this analysis yielded estimated per share equity values for Halter Marine ranging from approximately $2.86 to $7.36, compared to a closing price per share of Halter Marine common stock on May 25, 1999 of $6.06. This analysis also yielded implied exchange ratios ranging from 0.109x to 0.449x (obtained by comparing the estimated valuation of Halter Marine common stock to the estimated valuation of Friede Goldman common stock based on each trading parameter), compared to the proposed exchange ratio of 0.570x.

   Relative Contribution Analysis. DLJ analyzed the relative contributions of Halter Marine and Friede Goldman to the pro forma combined company based on selected financial data (excluding anticipated cost savings). DLJ compared the relative contribution of Halter Marine to financial data for the pro forma combined company, including the following:

  . EBITDA for the projected 1999 and 2000 periods;

  . Net income for the projected 1999 and 2000 periods; and

  . After-tax cash flow for the projected 1999 and 2000 periods.

   In each case, the financial data for the pro forma combined company (excluding anticipated cost savings) was determined by adding the financial data for Halter Marine and Friede Goldman. This analysis yielded implied exchange ratios ranging from 0.110x to 0.466x, compared to the proposed exchange ratio of 0.570x.

   Pro Forma Combined Accretion/Dilution Analysis--Merger. Using the projected earnings of Halter Marine for the fiscal periods ended March 31, 2000 and March 31, 2001 and the projected earnings of Friede Goldman for the fiscal periods ended December 31, 1999 and December 31, 2000, DLJ compared the projected earnings per share ("EPS") and after-tax cash flow per share ("CFPS") of Friede Goldman on a stand-alone basis to the projected pro forma EPS and CFPS of the combined company after the merger. This analysis assumed $15 million of annual pre-tax cost savings in 1999, on a pro forma basis as if the merger occurred on January 1, 1999, and $15 million of annual pre-tax cost savings in 2000.

   This analysis showed that the merger would be dilutive in 1999 and 2000 to holders of Friede Goldman common stock on an EPS basis both with and without anticipated cost savings. However, this analysis further showed that the merger would be accretive in 1999 and 2000 on a CFPS basis with anticipated cost savings and accretive in 2000 on a CFPS basis without anticipated cost savings to the holders of Friede Goldman common stock.

   The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the Halter Marine board on September 14, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis considered in isolation supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to Halter Marine that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

   Pursuant to the terms of an engagement agreement dated October 22, 1998, Halter Marine (1) has paid DLJ (a) $500,000 in connection with the delivery by DLJ of its opinion, and (2) will pay an additional fee equal to $2.5 million upon completion of the merger. Halter Marine has also agreed that if the merger is not completed and Halter Marine receives a termination fee, Halter Marine will pay DLJ twenty percent (20%) of the termination fee upon Halter Marine's receipt of the termination fee. Any fees previously paid to DLJ pursuant to the engagement agreement will be deducted from any fee to which DLJ is entitled pursuant to the preceding sentence. In addition, Halter Marine agreed to reimburse DLJ, upon request by DLJ from time to time, for any out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement thereunder (up to a maximum of $75,000) and to indemnify DLJ and related persons against specific liabilities in connection with its engagement, including liabilities under United States federal securities laws. DLJ and Halter Marine negotiated the terms of the fee arrangement.

   In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Halter Marine and Friede Goldman for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Halter Marine or Friede Goldman securities. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for Halter Marine in the past, including (1) acting as lead manager in a $33 million offering of Halter Marine common stock in 1996 and (2) acting as lead manager in a $185 million offering of Halter Marine convertible subordinated notes in 1997. DLJ has received usual and customary compensation for its past services for Halter Marine.

Accounting Treatment

   Friede Goldman Halter intends to account for the merger as a purchase under generally accepted accounting principles. Friede Goldman Halter will record the assets and liabilities of Halter Marine on its books at their estimated fair market value. See the "Notes to Unaudited Pro Forma Combined Financial Statements."

Material U.S. Federal Income Tax Consequences

   The following sets forth a summary of the material U.S. federal income tax consequences that are expected to result from the merger. This summary does not deal with all aspects of federal income taxation that may affect particular Halter Marine stockholders in light of their individual circumstances and does not consider the effect of any applicable state, local or foreign tax laws. Further, this summary only applies to Halter Marine stockholders who hold shares of Halter Marine common stock as capital assets and does not deal with special classes of stockholders, such as:

  . insurance companies;

  . tax-exempt organizations;

  . financial institutions;

  . broker-dealers;

  . foreign persons or entities;

  . persons who hold Halter Marine common stock as part of a hedge, straddle or conversion transaction; or

  . persons who acquired shares of Halter Marine common stock upon the exercise of employee options or otherwise as compensation.

Accordingly, Halter Marine stockholders are urged to seek tax advice from their own tax advisors as to their particular circumstances.

   This summary is based upon current law. Future legislative, judicial or administrative changes or interpretations could alter or modify the following statements and conclusions, and any of these changes or interpretations could be retroactive and could affect the tax consequences to Friede Goldman, Halter Marine or Halter Marine stockholders.

   Tax Opinions Regarding the Merger. Completion of the merger is conditioned upon the receipt by Friede Goldman of an opinion of Andrews & Kurth L.L.P. in form and substance satisfactory to Friede Goldman, and the receipt by Halter Marine of an opinion of Shearman & Sterling in form and substance satisfactory to Halter Marine. These opinions, dated the effective time of the merger, will be based on the facts, representations and assumptions set forth in the opinions, and will state that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Friede Goldman and Halter Marine will each be a "party to a reorganization" as this phrase is described in Section 368(b) of the Internal Revenue Code.

   Both Friede Goldman and Halter Marine may waive the receipt of these opinions of counsel. If either Friede Goldman or Halter Marine waives this condition, we will circulate a new proxy advising the stockholders that the condition to receive the required tax opinion prior to the merger has been waived and we will give the stockholders of the company which waived the condition an opportunity to reconsider their vote.

   Neither Friede Goldman nor Halter Marine will seek a ruling from the Internal Revenue Service concerning the federal income tax consequences of the merger. The opinions of tax counsel are not binding on the IRS or the courts. In rendering their opinions, Andrews & Kurth L.L.P. and Shearman & Sterling will assume that the merger will be completed as contemplated by this document. Each firm has received customary representations of facts from Friede Goldman and Halter Marine upon which they are relying.

   Treatment of Friede Goldman and Halter Marine. As a result of the merger qualifying as a tax-free reorganization for federal income tax purposes, neither Friede Goldman nor Halter Marine will recognize any gain or loss with respect to the merger.

   Treatment of Holders of Halter Marine Common Stock. Except for the federal income tax consequences described below under "--Cash in Lieu of Fractional Shares," a Halter Marine stockholder who, under the merger, exchanges Halter Marine common stock for Friede Goldman common stock generally will not recognize any gain or loss upon the exchange. A Halter Marine stockholder's aggregate tax basis in Friede Goldman common stock received in the merger will equal the holder's aggregate tax basis in Halter Marine common stock surrendered in the exchange, reduced by any tax basis allocable to fractional shares exchanged for cash. The holding period of the shares of Friede Goldman common stock received by a Halter Marine stockholder in the merger will include the holding period of the Halter Marine common stock surrendered in the exchange.

   Cash in Lieu of Fractional Shares. We will not issue any fractional shares of Friede Goldman common stock in the merger. A Halter Marine stockholder who receives cash instead of fractional shares of Friede Goldman common stock will be treated as having received fractional shares in the merger and then as having received cash for these fractional shares in a redemption by Friede Goldman. Any gain or loss attributable to these fractional shares generally will be capital gain or loss. The amount of this gain or loss will equal the difference between the holder's tax basis of Halter Marine common stock surrendered in the merger that is allocated to fractional shares and the cash received instead of fractional shares. Any capital gain or loss will be treated as long-term capital gain or loss if a Halter Marine stockholder has held the Halter Marine common stock for more than one year at the effective time. Capital gain on assets held for more than one year by an individual is generally subject to federal income tax at a maximum 20% capital gains rate.

   Backup Withholding. Unless an exemption applies under the applicable law and regulations, the exchange agent may be required to withhold 31% of any cash payments to a Halter Marine stockholder in the merger unless the stockholder provides the appropriate form. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, a stockholder should complete and sign the Substitute Form W-9 enclosed with the letter of transmittal sent by the exchange agent. This completed form provides the information, including the stockholder's taxpayer identification number, and certification necessary to avoid backup withholding.

   The foregoing summary does not address the particular facts and circumstances of any particular holder of Halter Marine common stock. In addition, the foregoing summary does not address any non-income tax or any foreign, state or local tax consequences of the merger nor does it address the tax consequences of any transactions other than the merger. Halter Marine stockholders are urged to seek tax advice to determine their particular U.S. federal, state, local or foreign income or other tax consequences.

Regulatory Matters; Legal Matters

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until the following steps have been taken:

  . Premerger Notification and Report Forms have been submitted and information has been furnished to the FTC and the Antitrust Division; and

  . required waiting periods have expired or terminated.

   Friede Goldman and Halter Marine have agreed, pursuant to the merger agreement, to use reasonable efforts to file or cause to be filed with the FTC and the Antitrust Division notifications that are required to be filed under the HSR Act and the rules and regulations promulgated thereunder and to respond to any requests for additional information made by either the FTC or the Antitrust Division. Friede Goldman and Halter Marine each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division on July 14, 1999. On August 13, 1999, early termination of the waiting period under the HSR Act was granted, permitting the merger to proceed in accordance with the HSR Act.

   At any time before or after the completion of the merger and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. These actions could include seeking to enjoin the completion of the merger or seeking divestiture of all or part of the assets of Friede Goldman or Halter Marine. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit. The effectiveness of the merger is conditioned upon, among other things, us not receiving an order or consent decree from the Antitrust Division or any governmental authority requiring us or our subsidiaries to sell or divest any of our assets, unless both parties waive this condition. If this condition is neither satisfied nor waived by March 31, 2000, either party may terminate the merger agreement.

Appraisal Rights

   Halter Marine

   Under the laws of the state of Delaware, the state of incorporation of Halter Marine, the common stockholders of Halter Marine are not entitled to appraisal rights with respect to the merger.

   Friede Goldman

   Pursuant to Article 13 of the Mississippi Business Corporation Act, any Friede Goldman stockholders who do not vote for this merger may dissent and elect to have the fair value of their shares of Friede Goldman common stock judicially determined and paid to them in cash, with accrued interest. The following discussion is not a complete statement of the law pertaining to appraisal rights under Mississippi law, and is qualified in its entirety by the full text of Article 13, which is included as Annex I to this joint proxy statement/prospectus.

   Any Friede Goldman stockholder who wishes to exercise appraisal rights or wishes to preserve the right to do so should review carefully Annex I to this joint proxy statement/prospectus because failure to comply with the procedures in a proper and timely manner will result in the loss of appraisal rights. Because of the complexity of the procedures for exercising the right to seek appraisal of the Friede Goldman common stock, Friede Goldman recommends that Friede Goldman stockholders who consider exercising these rights seek the advice of counsel.

Notice of Intent and Duty to Demand Payment

   A holder of Friede Goldman common stock may only exercise the right to dissent from the merger and demand appraisal under Article 13 if he or she:

  . delivers to Friede Goldman before the vote is taken, written notice of his or her intent to demand payment for the shares if the merger is completed. Friede Goldman stockholders should send demands for appraisal to Friede Goldman International Inc., 7th Floor BancorpSouth Building, 525 East Capitol Street, Jackson, Mississippi 39201; Attention:
    Secretary. Written demands for appraisal must be in addition to and separate from any vote against the merger. Merely voting against, abstaining from voting or failing to vote in favor of approval and adoption of the merger will not constitute a demand for appraisal within the meaning of Article 13; and

  . does not vote his or her shares in favor of the merger. Therefore, a stockholder who desires to exercise appraisal rights with respect to any of his or her shares of Friede Goldman common stock must either refrain from executing and returning the enclosed proxy card and from voting in person in favor of the merger, or check either the "Against" or "Abstain" box next to the merger proposal on the proxy card or vote in person against the merger or register in person an abstention.

Dissenters' Notice

   Within ten days after the corporate action is taken, Friede Goldman is required under Mississippi law to deliver a written dissenters' notice to all stockholders who satisfy the above two requirements. The dissenters' notice must:

  . state where the payment demand should be sent and where and when certificates for certificated shares should be deposited;

  . inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  . supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the merger and requires that the stockholder asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

  . set a date by which Friede Goldman must have received the payment demand.
    This date may not be less than 30 days nor more than 60 days after the date the dissenters' notice is delivered; and

  . be accompanied by a copy of Article 13.

Duty to Demand Payment

   A stockholder who wishes to exercise his or her dissenters' rights must, after the stockholder receives a written dissenters' notice from Friede
Goldman:

  . demand payment;

  . certify whether he or she acquired beneficial ownership of the shares before the date set forth in the dissenter's notice from Friede Goldman; and

  . deposit his or her certificates in the manner described in the notice from Friede Goldman.

   Any stockholder who demands payment and deposits his or her shares retains all other rights of a stockholder until these rights are canceled or modified by the completion of the merger. A stockholder who does not demand payment or deposits his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares.

Payment and the Failure to Take Action

   Upon receipt of a payment demand from a stockholder, Friede Goldman will pay each dissenter in compliance with Article 13 the amount Friede Goldman estimates to be the fair value of his or her shares, plus accrued interest. In compliance with Article 13, this payment will be accompanied by:

  . Friede Goldman's balance sheet, income statement and statement of changes in shareholders' equity as of the end of the most recent fiscal year;

  . a statement of Friede Goldman's estimate of the fair value of the shares;

  . an explanation of how the interest was calculated;

  . a statement of the dissenters' right to demand payment if he or she is dissatisfied with the payment or offer; and

  . a copy of Article 13.

Procedure if Stockholder is Dissatisfied with Payment or Offer

   A dissenter may notify Friede Goldman in writing of his or her own estimate of the fair value of the shares and amount of interest due, and demand payment of this estimate, or reject Friede Goldman's offer and demand payment of the fair value of his or her shares and interest due, if:

  . the dissenter believes that the amount paid or offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

  . Friede Goldman fails to make payment within 60 days after the date set for demanding payment; or

  . Friede Goldman, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter waives his or her right to demand payment under this section unless he or she notifies Friede Goldman of his or her demand in writing within 30 days after Friede Goldman made or offered payment for the shares.

   If demand remains unsettled, Friede Goldman must begin a proceeding in the chancery court of the First Judicial District Court of Hinds County, Mississippi, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest.

   Each dissenter made a party to the proceeding is entitled to judgment:

  . for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by Friede Goldman, or

  . for the fair value, plus accrued interest, of his or her after-acquired shares for which Friede Goldman elected to withhold payment.

Termination of Merger

   If Friede Goldman does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, Friede Goldman must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If Friede Goldman then completes the merger, it will send a new dissenters' notice and repeat the payment demand procedure.

Dissent by Nominees and Beneficial Owners

   A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies

Friede Goldman in writing of the name and address of each person on whose behalf he or she is asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different stockholders.

   A beneficial stockholder may assert dissenters' rights as to shares held on his or her behalf only if:

  . he or she submits to Friede Goldman the record stockholder's written consent to the dissent not later than the time the beneficial stockholder asserts dissenters' rights; and

  . he or she does so for all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

   Failure to comply strictly with the procedures set forth in Article 13 will result in the loss of a Friede Goldman stockholder's statutory appraisal rights with respect to shares of Friede Goldman common stock. Consequently, any Friede Goldman stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise these rights.

Federal Securities Laws Consequences; Resale Restrictions

   This document does not cover resales of the Friede Goldman common stock to be received by the stockholders of Halter Marine upon completion of the merger, and no person is authorized to make any use of this document in connection with these resales.

   All shares of Friede Goldman common stock received by Halter Marine stockholders in the merger will be freely transferable, except that shares of Friede Goldman common stock received by persons who are deemed to be "affiliates" as defined under the Securities Act of 1933 of Halter Marine may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of persons who become affiliates of Friede Goldman) or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Halter Marine or Friede Goldman generally include individuals or entities that control, are controlled by, or are under common control with, these persons and may include officers and directors of Halter Marine or Friede Goldman as well as significant stockholders. The merger agreement requires Halter Marine to use its reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that the affiliate will not offer or sell or otherwise dispose of any of the shares of Friede Goldman common stock issued to them in the merger in violation of the Securities Act of 1933 or the rules and regulations promulgated by the SEC.

               INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

   Friede Goldman and Halter Marine stockholders should note that some of the directors and executive officers of Halter Marine have interests in the merger as employees and directors that are different from, or in addition to, the Friede Goldman and Halter Marine stockholders, as described below.

   Composition of Friede Goldman Halter Management

   In connection with the merger, Friede Goldman will use its best efforts to increase the size of the board of directors to 11. Friede Goldman has designated six individuals who were directors of Friede Goldman on the date of the merger agreement to become directors of Friede Goldman Halter. These individuals are J. L. Holloway, who will become chairman of the board of directors, Jerome L. Goldman, Alan A. Baker, T. Jay Collins, Raymond E. Mabus and Gary L. Kott. Additionally, Halter Marine has designated five individuals who were directors of Halter Marine on the date of the merger agreement to become directors of Friede Goldman Halter. These individuals are John Dane III, who will become the vice chairman of the board of directors, Angus R. Cooper, II, Barry J. Galt, Burt H. Keenan and Kenneth W. Lewis. The directors of Friede Goldman Halter will be entitled to compensation for their services. Friede Goldman will also cause the officers of Friede Goldman Halter to consist of (1)
J. L. Holloway as Chairman and Chief Executive Officer; (2) John Dane as Vice Chairman, President and Chief Operating Officer; (3) Rick S. Rees as Chief Financial Officer and Executive Vice President; and (4) John F. Alford as Executive Vice President. These executive officers will be entitled to compensation for their services as specified in the employment agreements for each of these persons.

   Employment Agreements

   Messrs. J. L. Holloway, John Dane, John Alford, Rick Rees and Ronald Schnoor have entered into employment agreements with Friede Goldman Halter that will become effective on the effective date of the merger.

   J. L. Holloway. On June 1, 1999, Friede Goldman entered into an employment agreement with J. L. Holloway effective upon the completion of the merger for a term of two years. The agreement provides for Mr. Holloway's appointment as Chairman of the board of directors of Friede Goldman Halter and Chief Executive Officer of Friede Goldman Halter during the term of his employment. The agreement provides that during the term of Mr. Holloway's employment, the board of directors of Friede Goldman Halter will nominate him for election as a member of its board of directors.

   The employment agreement provides for an annual base salary of at least $500,000, subject to increases in the discretion of the board of directors of Friede Goldman Halter; provided that Mr. Holloway's base salary will not be less than the annual base salary of John Dane III. The employment agreement also provides that Mr. Holloway will participate in Friede Goldman Halter's annual bonus plan and will be eligible to earn an annual bonus in an amount up to twice his annual base salary (as determined by the compensation committee of the board of directors of Friede Goldman Halter); provided, however, that Mr. Holloway's annual bonus will be at least equal to the highest annual bonus granted to any other executive of Friede Goldman Halter for that year. The agreement also provides that during the term of the employment agreement, Friede Goldman Halter will contribute an amount equal to 10% of his base salary and his annual bonus to a deferred compensation plan.

   Mr. Holloway's employment agreement also provides that Mr. Holloway will be granted an option to purchase 1,000,000 shares of Friede Goldman Halter common stock at an exercise price equal to the closing price of the Friede Goldman common stock at the effective time of the merger. Subject to specific events, 350,000 of the options will be immediately exercisable and the remaining 650,000 options to purchase common stock will vest in four equal annual installments commencing on the first anniversary of the effective date of the merger. In addition, subsequent incentive compensation awards may be made to Mr. Holloway on a year-to-year basis; provided, however, that any award will be at least be equal to the highest annual award made to any other officer or employee of Friede Goldman Halter for that year with the exception of new hires. The

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employment agreement further provides that Mr. Holloway's outstanding and unvested stock options will immediately become fully vested and exercisable upon his termination of employment for reasons other than for "cause" (as described below), death or "disability" (as defined in the employment agreement) or upon his resignation for "good reason" (as described below).

   The stock options will be awarded pursuant to a stock option agreement. The proposed stock option grant to Mr. Holloway is subject to the approval of the compensation committee of the board of directors of Friede Goldman Halter. It is anticipated that the compensation committee will unanimously approve the grant of these stock options.

   Mr. Holloway's employment agreement may be terminated at any time by Friede Goldman Halter for "cause." Upon termination, Mr. Holloway will receive:

  . his base salary that was earned but unpaid as of the date of termination;

  . his target annual bonus for the year or, if greater, the average of the three highest annual bonuses paid to him; and

  . his accrued deferred compensation.

   "Cause" is defined to include gross negligence or a willful failure by Mr. Holloway in performing his material duties under the employment agreement or his commission of an act of moral turpitude that constitutes a felony or the commission of an act of dishonesty, either of which has an adverse effect on Friede Goldman Halter. A determination of "cause" may be made only by a two-thirds vote by the board of directors of Friede Goldman Halter.

   If Mr. Holloway's employment is terminated by Friede Goldman Halter without "cause" or Mr. Holloway's terminates his employment for "good reason" (as described below), he will be entitled to the following severance benefits:

  . a lump sum cash payment of $1,500,000 and up to an additional $1,500,000 in an amount equal to the excess of $5,000,000 over the fair market value (determined at the date Mr. Holloway terminates employment) of the options granted to Mr. Holloway at the effective date of the merger;

  . a lump sum cash payment of his accrued annual base salary and bonus;

  . a lump sum cash payment equal to his target annual bonus in the year his employment is terminated or, if greater, the average of the three highest annual bonuses paid to him within the five years preceding the year of termination, pro rated to the date of termination;

  . accelerated vesting or the lapse of all restrictions on any compensation previously deferred on the behalf of Mr. Holloway and the payment of a lump sum amount equal to the value of the deferred compensation;

  . continued participation in Friede Goldman Halter's health and welfare benefit plans for a period commencing on the date of his termination and ending on the third anniversary of the date of his termination; provided that any benefits received under the Friede Goldman Halter health and welfare plans will be reduced to the extent comparable benefits are received by him from other sources; and

  . accelerated vesting of outstanding stock options granted under the employment agreement which are not yet vested on the date of termination.

   Mr. Holloway may resign for "good reason" which is defined in the employment agreement to consist of:

  . a material breach by Friede Goldman Halter of the employment agreement;

  . a diminution of Mr. Holloway's responsibilities or title;

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  . a reduction in Mr. Holloway's base salary, annual bonus opportunity, incentive plan benefits, welfare plan benefits or fringe benefits;

  . the failure to elect Mr. Holloway to the board of directors of Friede
    Goldman Halter;

  . the failure of Friede Goldman Halter to pay any compensation to Mr.
    Holloway when due;

  . a substantial increase in Mr. Holloway's travel obligations;

  . relocation of Mr. Holloway's workplace without accommodation by Friede
    Goldman Halter;

  . failure by Friede Goldman Halter to obtain a satisfactory agreement from a successor company to assume the obligations under Mr. Holloway's employment agreement; and

  . a termination of his employment without providing him with a notice of non-renewal of the employment agreement.

   The employment agreement also provides that in the event any payments received by Mr. Holloway under the employment agreement or under any other plan of Friede Goldman Halter should be subject to any excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986 or any other similar tax or assessment, Friede Goldman Halter will pay Mr. Holloway the amount necessary to fully reimburse him for these excise taxes or assessments.

   Following a "change in control" as defined in the employment agreement, any of these acts or failures to act by Friede Goldman Halter will be presumed to constitute "good reason" unless that determination is deemed to be unreasonable by an arbitrator.

   The employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date of termination.

   John Dane III. On June 1, 1999, Friede Goldman entered into an employment agreement with Mr. John Dane III effective upon the completion of the merger. The employment agreement with Mr. John Dane III is substantially similar to Mr. Holloway's employment agreement except that Mr. Dane's employment agreement provides for the following:

  . An initial four-year term of employment, subject to automatic annual renewal beginning on the third anniversary of the effective date of the agreement; provided that either Friede Goldman Halter or Mr. Dane may elect to terminate the agreement by providing the other party with at least 90 days' written notice prior to any year, beginning with the third anniversary of the effective date of the merger;

  . During the first two years of the term of the agreement, Mr. Dane will be appointed as Vice Chairman of the board of directors of Friede Goldman Halter and as President and Chief Operating Officer of Friede Goldman Halter. Beginning with the third anniversary of the effective date of the merger and continuing for each subsequent year that the agreement remains in effect, Mr. Dane will be nominated for Chairman of the board of directors of Friede Goldman Halter and will serve as Chief Executive Officer and President of Friede Goldman Halter;

  . Mr. Dane's annual base salary of at least $500,000 will not be less than the annual base salary of his predecessor as Chief Executive Officer;

  . Mr. Dane may not sell or dispose of any shares of Friede Goldman Halter common stock acquired through the exercise of any stock options acquired at the effective time of the merger for a period of two years following the effective date of the merger; provided, however, that Mr. Dane may dispose of a pro rata amount of the shares in the event Mr. Holloway disposes of any portion of the shares of Friede Goldman common stock that he beneficially owns on the effective date;

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  . Failure of Friede Goldman Halter to extend the term of the agreement will result in a severance payment; and

  . In addition to the definitions of "good reason" contained in Mr.
    Holloway's employment agreement, Mr. Dane's employment agreement also defines "good reason" to include (1) the failure to elect Mr. Dane as Chairman of the board of directors and Chief Executive Officer of Friede Goldman Halter by the second anniversary of the effective date of the merger agreement; and (2) a failure by Friede Goldman Halter to allow Mr. Dane to continue performing services with United States Marine, Inc. or to serve on the board of directors of the Federal Reserve Bank of Atlanta.

   John F. Alford and Rick S. Rees. On June 1, 1999, Friede Goldman entered into an employment agreements with each of Mr. John F. Alford and Mr. Rick S. Rees effective upon the completion of the merger. The employment agreements with Messrs. Alford and Rees are substantially similar to Messrs. Holloway's and Dane's employment agreements except that Messrs. Alford's and Rees' employment agreements provide for the following:

  . An initial three-year term of employment subject to automatic annual renewal beginning on the second anniversary of the effective date of the agreement; provided that either Friede Goldman Halter or Mr. Alford or Mr. Rees, as the case may be, may elect to terminate the agreement by providing the other party with at least 90 days' written notice prior to any year, beginning with the second anniversary of the effective date of the merger;

  . Mr. Alford will be appointed Executive Vice President of Friede Goldman
    Halter, and Mr. Rees will be appointed Executive Vice President and Chief Financial Officer of Friede Goldman Halter;

  . Messrs. Alford and Rees will each receive an annual base salary of at least $300,000 and will be eligible to participate in the annual bonus plan and earn an annual bonus in an amount up to 150% of their annual base salary (as determined by the compensation committee of the board of directors of Friede Goldman Halter); provided, however, that Messrs. Alford's and Rees' annual bonuses will be at least equal to the highest annual bonus granted to any other executive of Friede Goldman Halter for that year other than Messrs. Holloway and Dane;

  . Messrs. Alford and Rees will each be granted an option to purchase
    500,000 shares of Friede Goldman Halter common stock at an exercise price equal to the closing price of the Friede Goldman common stock on the effective date of the merger. Subject to specific events, 175,000 of the options will be immediately exercisable and the remaining 325,000 options will vest in three equal annual installments commencing on the first anniversary of the effective date of the merger. Messrs. Alford and Rees will not be subject to the same transfer restrictions that have been imposed on Mr. Dane with respect to the shares of Friede Goldman Halter common stock acquired through the exercise of his stock option. In addition, subsequent incentive compensation awards may be made to each of Messrs. Alford and Rees on a year-to-year basis; provided, however, that those awards will at least be equal to the highest annual award made to any other officer or employee of Friede Goldman Halter for that year other than Messrs. Holloway and Dane or a new hire;

  . The failure of Friede Goldman Halter to extend the term of either Mr.
    Alford's or Mr. Rees' employment agreement will result in a severance payment;

  . If Mr. Alford's or Mr. Rees' employment is terminated by Friede Goldman
    Halter without "cause" or Mr. Alford or Mr. Rees resigns for "good reason," Messrs. Alford and Rees, respectively, will be entitled to the same severance benefits as provided to Messrs. Holloway and Dane, respectively; provided, however, that each of Mr. Alford and Mr. Rees will be entitled to a lump sum cash payment of $750,000 and an additional lump sum payment of up to $750,000 based on the fair market value of each of their options at the date their employment terminates;

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  . For purposes of determining "good reason" in Messrs. Alford's and Rees'
    employment agreements, "good reason" generally consists of:

    . a material breach by Friede Goldman Halter of the employment agreement;

    . a diminution of their responsibilities or title;

    . a reduction in their base salary, annual bonus opportunity, welfare plan benefits, fringe benefits or incentive plan benefits;

    . the failure of Friede Goldman Halter to pay any compensation to them when due;

    . a substantial increase in their travel obligations;

    . a relocation of their workplace without accommodation by Friede
      Goldman Halter;

    . failure by Friede Goldman Halter to obtain a satisfactory agreement from a successor company to assume the obligations under each of their employment agreements; and

    . termination of their employment without providing a notice of non-renewal of the employment agreement; and

  . Mr. Alford's and Mr. Rees' non-solicitation and non-competition obligations end on the second anniversary of the effective date of the merger.

   Ronald W. Schnoor. On June 1, 1999, Friede Goldman entered into an employment agreement with Mr. Ronald W. Schnoor effective upon completion of the merger. The term of the agreement is three years; provided that on the second anniversary of the completion of the merger and on each anniversary of this date, the term of the agreement will be automatically extended for one year. Either Friede Goldman Halter or Mr. Schnoor may elect to terminate the agreement by providing the other party with at least six months' written notice prior to each anniversary of the completion of the merger. The agreement provides for Mr. Schnoor's appointment as Executive Vice President--Shipyard Operations.

   The employment agreement provides for an annual base salary of $256,000, subject to increases in the discretion of the compensation committee of the board of directors of Friede Goldman Halter.

   Mr. Schnoor's employment agreement may be terminated at any time by Friede Goldman Halter for "cause" ten days after written notice is provided to Mr. Schnoor. Upon termination, Mr. Schnoor will not be entitled to severance compensation. "Cause" is defined to include a material and irreparable breach of the agreement, gross negligence or a willful failure by Mr. Schnoor in performing his material duties under the employment agreement, acts of dishonesty or misconduct which have an adverse effect on Friede Goldman Halter, a conviction of or plea of nolo contendere to a felony crime involving moral turpitude, or chronic alcohol abuse or illegal drug abuse.

   If Mr. Schnoor's employment is terminated by Friede Goldman Halter without "cause" or he resigns for "good reason" (as defined below), he will be entitled to receive a lump-sum payment equal to one year's base salary at the rate in effect at that time. If Mr. Schnoor resigns his employment without "good reason," he will receive no severance compensation. Upon termination for any reason, Mr. Schnoor will be entitled to receive all compensation earned and all vested benefits and reimbursements through the effective date of his termination.

   "Good Reason" is defined in Mr. Schnoor's employment agreement to consist of a material breach by Friede Goldman Halter of the employment agreement occurring during the 30-day period preceding the date written notice of termination for good reason is provided to Friede Goldman Halter which is not remedied by Friede Goldman Halter within 30 days after receipt of the notice.

   Mr. Schnoor's employment agreement contains confidentiality obligations that survive indefinitely and non-solicitation and non-competition obligations that end on the first anniversary of the date his employment has terminated.

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   Stock Options

   Prior to the completion of the merger, Halter Marine will take all necessary action to cause each unvested option to purchase Halter Marine common stock to be fully vested and immediately exercisable. All unexercised options which are not exercised on or prior to the effective time of the merger will be canceled after the completion of the merger.

   Halter Marine Affiliate Letters

   Under the terms of the merger agreement, Halter Marine has agreed to use its reasonable commercial efforts to cause each person who is an affiliate of Halter Marine to execute and deliver to Friede Goldman and Halter Marine an affiliate letter, whereby each affiliate of Halter Marine will, among other things, agree that certificates representing the shares of Friede Goldman Halter which he will receive in the merger will contain legends. The officers and directors of Halter Marine will be deemed affiliates of Halter Marine.

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                              THE MERGER AGREEMENT

   The following describes the material terms of the merger agreement, as amended. The full text of the merger agreement is attached as Annex A to this document, and the full text of amendment no. 1 to the merger agreement is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read the merger agreement, as amended, in its entirety before you decide how to vote.

Amendment No. 1

   On September 14, 1999, Friede Goldman and Halter Marine entered into amendment no. 1 to the merger agreement. Pursuant to amendment no. 1:

  . the exchange ratio was revised to 0.57 shares of Friede Goldman common stock for each share of Halter Marine common stock; and

  . a condition to closing was added requiring that bank financing in an amount of at least $175 million will have been arranged for the surviving corporation as of the effective time on terms reasonably acceptable to Friede Goldman and Halter Marine and that in the reasonable judgment of both Friede Goldman and Halter Marine would not meet the needs of the combined company.

   Unless the context otherwise requires, references in this joint proxy statement/prospectus to the merger agreement refer to the merger agreement as amended by amendment no. 1.

Effective Time of the Merger

   Effective Time. The merger will be effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the filing of articles of merger with the Secretary of State of the State of Mississippi. These filings will be made simultaneously with, or within three business days after, the closing of the transactions contemplated by the merger agreement. See "--Conditions to the Merger" on page 61.

   Share certificates should not be surrendered for exchange by stockholders of Halter Marine prior to approval of the merger and the receipt of a transmittal form.

   At the effective time, each share of Halter Marine common stock will be converted into the right to receive 0.57 shares of Friede Goldman common stock. No fractional shares of Friede Goldman common stock will be issued to any Halter Marine stockholder. In lieu of fractional shares, each holder of Halter Marine common stock who would otherwise have been entitled to receive a fraction of a share will receive cash without interest in an amount equal to the stockholder's proportional entitlement to the proceeds of the sale on the New York Stock Exchange of the excess of:

  . the number of full shares of Friede Goldman common stock delivered to the exchange agent, over

  . the aggregate number of full shares of Friede Goldman common stock to be distributed to holders of Halter Marine common stock.

Friede Goldman Halter may, however, elect instead to distribute to each holder of Halter Marine common stock cash without interest in an amount equal to the product of:

  . the fractional part of a share multiplied by

  . the closing price for a share of Friede Goldman common stock on the New
    York Stock Exchange on the trading day on which the effective time occurs.

   No dividend or distribution with respect to Friede Goldman common stock will be payable with respect to any fractional share and fractional share interests will not entitle their owners to any rights of a stockholder of Friede Goldman Halter.

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   Promptly after the effective time, transmittal forms and exchange instructions will be mailed to each holder of record of Halter Marine common stock to be used to exchange certificates formerly evidencing shares of Halter Marine common stock for certificates of Friede Goldman common stock. After receipt and upon execution of the transmittal forms, each holder of certificates formerly representing Halter Marine common stock will be able to surrender the certificates to the exchange agent, and each holder will receive certificates evidencing the number of whole shares of Friede Goldman common stock to which the holder is entitled, any cash which may be payable in lieu of a fractional share of Friede Goldman common stock and any dividends or other distributions with respect to Friede Goldman common stock with a record date after the effective time. Halter Marine stockholders should not send in their certificates until they receive a transmittal form.

   After the effective time, each certificate formerly representing shares of Halter Marine common stock, until so exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of whole shares of Friede Goldman common stock which the holder of the certificates is entitled to receive in the merger, any cash payment in lieu of a fractional share of Friede Goldman common stock and any dividend or other distribution with respect to Friede Goldman common stock, as described above. The holders of these unexchanged certificates will not be entitled to receive any dividends or other distributions payable by Friede Goldman Halter until the certificates have been exchanged. Subject to applicable laws, following surrender of the certificates, the dividends and distributions, together with any cash payment in lieu of a fractional share of Friede Goldman common stock, will be paid without interest.

Exchange and Cancellation of Halter Marine Stock Options

   Prior to the effective time, Halter Marine will take all necessary action to cause each unvested option to purchase Halter Marine common stock to be fully vested and immediately exercisable. At least 30 days prior to the effective time, Halter Marine will give notice to all holders of unexercised Halter Marine stock options that all stock options that remain unexercised as of the effective time of the merger will be canceled.

Halter Marine Employee Benefits

   Friede Goldman Halter will continue to honor the employee benefit plans of Friede Goldman and Halter Marine existing at the effective time until a joint Friede Goldman Halter committee creates replacement plans for the employees of the combined company that treat similarly situated employees of Friede Goldman and Halter Marine on a substantially equivalent basis. Friede Goldman Halter will provide all current and past employees of Friede Goldman, Halter Marine and their respective subsidiaries with compensation and benefits on terms which are, in the aggregate, substantially comparable to those provided under the respective Friede Goldman or Halter Marine benefit plans prior to the effective time until the replacement plans have been implemented or, if earlier, through the first anniversary of the effective time.

   Employees of Friede Goldman and Halter Marine will receive full credit for purposes of eligibility, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plans or arrangements established or maintained by Friede Goldman Halter for the employees' service with Friede Goldman, Halter Marine or any subsidiaries of Friede Goldman or Halter Marine prior to the effective time. However, this crediting of service will not duplicate any benefits being provided to the employees.

Conditions to the Merger

   Conditions to Each Party's Obligations to Complete the Merger. The respective obligations of Halter Marine and Friede Goldman to effect the merger are subject to the fulfillment, at or prior to the effective time, of the following conditions, unless waived by the parties:

  . Effective Registration Statement. The registration statement on Form S-4 filed by Friede Goldman will be effective, and no stop order or proceeding issued by the SEC or any state regulatory authorities to suspend effectiveness will be outstanding;

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  . Stockholder Approval. The merger agreement and the transactions contemplated, including, in the case of the Friede Goldman stockholders, the increase in the size of the Friede Goldman board of directors to 11 and an amendment to the 1997 equity incentive plan of Friede Goldman, will have been approved and adopted by the required vote of the stockholders of Halter Marine and Friede Goldman;

  . No Proceedings. No governmental order, writ, injunction or decree will be in effect, and no governmental proceeding or action will have been instituted before any governmental body that would make the merger illegal or otherwise would prohibit the completion of the merger;

  . Consents and Approvals. All required consents and approvals will have been obtained unless failure to do so would not have a materially adverse effect after the effective time;

  . Stock Exchange Listing. The shares of Friede Goldman common stock issuable in the merger will have been authorized for listing on the New York Stock Exchange; and

  . Bank Financing. Bank financing in an amount of at least $175 million will have been arranged for the surviving corporation as of the effective time on terms reasonably acceptable to Friede Goldman and Halter Marine and that in the reasonable judgment of Friede Goldman and Halter Marine will meet the needs of the surviving corporation.

   Additional Conditions to the Obligations of Halter Marine. The obligation of Halter Marine to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by Halter Marine:

  . Performance of Agreements, Representations and Warranties. Friede Goldman will have performed and complied with all its agreements in the merger agreement in all material respects, and its representations and warranties will be true and correct in all material respects as of the effective time as if made on the effective time;

  . Tax Opinion. Halter Marine will have received a written opinion of Shearman & Sterling that: (1) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) Halter Marine and Friede Goldman will each be a party to the reorganization;

  . Stockholder's Agreement. The stockholder's agreement will remain in full force and effect and all covenants in the stockholder's agreement will be complied with on or prior to the effective time; and

  . Accountant Letters. Halter Marine will receive from Friede Goldman "cold comfort" letters of Arthur Andersen, dated the date on which the registration statement becomes effective and the effective time, respectively, in form satisfactory to Halter Marine.

   Additional Conditions to the Obligations of Friede Goldman. The obligation of Friede Goldman to effect the merger is further subject to the fulfillment, at or prior to the effective time, of the following additional conditions, unless waived by Friede Goldman:

  . Performance of Agreements, Representations and Warranties. Halter Marine will have performed and complied with all its agreements in the merger agreement in all material respects, and its representations and warranties will be true and correct in all material respects as of the effective time as if made on the effective time;

  . Tax Opinion. Friede Goldman will have received a written opinion of Andrews & Kurth that: (1) the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) Halter Marine and Friede Goldman will each be a party to the reorganization;

  . Spin-Off Opinion. Friede Goldman will have received a written opinion of Andrews & Kurth or other counsel reasonably satisfactory to Friede Goldman that the merger will not adversely affect the federal income tax consequences determined by the IRS in a private letter ruling issued to Trinity Industries, Inc. on January 17, 1997 with respect to the qualification of the distribution on March 31, 1997 of

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    Halter Marine common stock by Trinity Industries, Inc. under Section 355 of the Internal Revenue Code; and

  . Accountant Letters. Friede Goldman will receive from Halter Marine "cold comfort" letters of Ernst & Young, dated the date on which the registration statement becomes effective and the effective time, respectively, in form satisfactory to Friede Goldman.

Representations and Warranties of Friede Goldman and Halter Marine

   The merger agreement contains various customary representations and warranties of Halter Marine and Friede Goldman relating to, among other things:

  . proper organization and good standing of Halter Marine, Friede Goldman and their respective subsidiaries;

  . the capitalization of Halter Marine and Friede Goldman;

  . the corporate authorization and enforceability of the merger agreement;

  . the absence of conflicts and consents;

  . possession of and compliance with permits;

  . the filing of SEC reports and the preparation of financial statements;

  . the absence of material adverse changes or events;

  . employee benefit matters;

  . labor controversies;

  . material contracts;

  . the absence of any undisclosed liabilities;

  . litigation;

  . environmental matters;

  . intellectual property matters;

  . taxes;

  . the opinion of a financial advisor;

  . the required stockholder vote for the approval of the merger;

  . brokers and finders; and

  . insurance.

Conduct of the Business of Friede Goldman and Halter Marine Prior to the Merger

   Pursuant to the merger agreement, Halter Marine and Friede Goldman have agreed that, prior to the effective time or earlier termination of the merger agreement, they will and will cause each of their subsidiaries to:

  . conduct their respective businesses in the ordinary course of business and consistent with past practice;

  . use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the service of their respective present officers, significant employees and consultants, preserve the goodwill and business relationships with customers and others having business relationships with them;

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  . not amend or propose to amend their respective organizational documents;

  . not issue, deliver, sell, pledge, dispose of or encumber any shares of any class of capital stock, any options, other rights of any kind to acquire any shares of capital stock, or any other ownership interest, except in the ordinary course of business and consistent with past practice;

  . not deliver, sell, pledge, dispose of or encumber any assets of Halter
    Marine or any of its subsidiaries, except for sales of products pursuant to existing contracts in the ordinary course of business and consistent with past practice;

  . not declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

  . not split, combine or reclassify, repurchase or redeem their outstanding capital stock;

  . not make an acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and consistent with past practice and other acquisitions that are not in excess of $1,000,000;

  . not incur any indebtedness or issue any debt securities except in the ordinary course of business and consistent with past practice or with a value greater than $5,000,000 in one year;

  . not amend or change any material contract or agreement, except in the ordinary course of business and consistent with past practice;

  . not authorize any single capital expenditure which is in excess of $1,000,000 or $5,000,000 in the case of Friede Goldman;

  . enter into or amend any agreement or arrangement which would not be permitted by the above restrictions;

  . not increase the compensation of directors or employees, except in the ordinary course of business and consistent with past practice or as required by an existing agreement, or otherwise increase employee benefits;

  . not make changes in accounting methods, except as required by GAAP or except in the ordinary course of business and consistent with past practice;

  . not settle or compromise any material pending suit, action or claim, except in the ordinary course of business and consistent with past practice;

  . not make any tax election or settle any material tax liability;

  . not take any action that would cause the merger not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

  . not take any action that is reasonably likely to result in any of the representations and warranties being untrue in any material respect or any of the conditions not being satisfied; or

  . enter into any agreement or arrangement to take any of the above actions.

No Solicitation of Acquisition Transactions

   The merger agreement provides that prior to the effective time or earlier termination of the merger agreement, Halter Marine and Friede Goldman will not, and will not permit any of their subsidiaries, directors, officers, employees, financial advisors, attorneys or accountants to:

  . initiate, solicit, negotiate, encourage, facilitate or provide confidential information to facilitate any acquisition proposals with respect to themselves consisting of:

    . a merger, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or

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    . a purchase or acquisition of their business that constitutes 15% or more of net revenues, net income or assets or 15% or more of their capital stock (pursuant to a tender offer or otherwise).

   However, if the board of directors of Halter Marine or Friede Goldman determines in good faith, after consultation with outside counsel, that it is necessary to perform the actions described above to comply with its fiduciary duties, it may, in response to a superior acquisition proposal (described below) (1) furnish information about the company to any person making a superior acquisition proposal, and (2) participate in discussions or negotiations regarding the superior acquisition proposal.

   The board of directors of Halter Marine and Friede Goldman may not:

  . modify or withdraw, in a manner adverse to the other party, its recommendation of the merger agreement or the merger;

  . approve or recommend an acquisition proposal described above; or

  . enter into any letter of intent or agreement relating to any proposal.

   However, Halter Marine or Friede Goldman, as the case may be, may terminate the merger agreement after five business days' prior written notice to the other and enter into an acquisition agreement with a third party upon receipt of a superior acquisition proposal consisting of a proposal:

  . to acquire, by tender offer, merger, business combination, exchange offer, recapitalization, liquidation or dissolution, more than 50% of the combined voting power of their outstanding common stock or all or substantially all of their assets;

  . that is on terms which the board of directors determines in its good faith judgement to be more favorable to its stockholders than the merger;

  . for which financing is, upon the good faith judgement of the board, reasonably obtainable; and

  . for which, in the good faith judgment of the board, no regulatory approvals are required that would not be reasonably obtainable.

   If Halter Marine or Friede Goldman terminates the merger agreement to accept a superior acquisition proposal, it must pay the other a termination fee. See "--Termination Fee" on page 67.

   The merger agreement requires that the companies notify each other within 24 hours after receipt of any acquisition proposal, including the material terms of the proposal and the identity of the person making the proposal, and they must update each other as necessary. Nothing described above prevents Friede Goldman or Halter Marine from disclosing to its stockholders any information that the board of directors determines in good faith, after consultation with outside counsel, to be necessary to disclose in order to avoid violating their fiduciary obligations.

Conduct of the Business of the Combined Companies Following the Merger

   At the effective time of the merger, Halter Marine will be merged with and into Friede Goldman. Pursuant to the merger agreement, the charter of Friede Goldman, as in effect immediately prior to the effective time, will be the charter of Friede Goldman Halter. Pursuant to the merger agreement, the charter of Friede Goldman will be amended to provide that the name of the surviving corporation will be "Friede Goldman Halter, Inc." and to conform its indemnification obligations to provide protections to the officers, directors, employees and agents of Friede Goldman Halter at least as favorable as the protections and rights contained in Halter Marine's organizational documents.

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Board, Committees and Officers of Friede Goldman

   At the effective time, Friede Goldman will use its best efforts to:

  . establish the number of directors on the Friede Goldman board of directors at 11;

  . cause the board of directors to be comprised of (1) J. L. Holloway and five other persons who are members of the board of Friede Goldman at the effective time, as designated by Friede Goldman, and (2) John Dane and four other persons who are members of the board of Halter Marine at the effective time, as designated by Halter Marine;

  . cause the compensation committee of Friede Goldman to be comprised of two persons who are members of the board of Halter Marine at the effective time and one person who is a member of the board of directors of Friede Goldman at the effective time;

  . cause the audit committee of Friede Goldman to be comprised of three persons who are members of the board of Friede Goldman at that time and two persons who are members of the board of directors of Halter Marine at the effective time;

  . cause the nominating committee of Friede Goldman to be comprised of J. L.
    Holloway, John Dane, two persons who are members of the board of Friede Goldman at the effective time and two persons who are members of the board of directors of Halter Marine at the effective time; and

  . cause the officers of Friede Goldman to consist of (1) J. L. Holloway as Chairman and Chief Executive Officer; (2) John Dane as Vice Chairman, President and Chief Operating Officer; (3) Rick S. Rees as Chief Financial Officer and Executive Vice President; and (4) John F. Alford as Executive Vice President.

Termination, Amendment or Waiver

   Termination. The merger agreement may be terminated at any time prior to the effective time, whether before or after the approval by the stockholders of Halter Marine or Friede Goldman:

  . by the mutual written consent of Halter Marine and Friede Goldman;

  . by either Halter Marine or Friede Goldman if;

    . the merger is not completed by March 31, 2000, so long as the delay or default was not on the part of the terminating party;

    . any required approval by the stockholders of Halter Marine or Friede
      Goldman is not obtained;

    . the merger is restrained, enjoined or otherwise prohibited by a final, unappealable court order;

    . the non-terminating party fails to perform or comply with any material representations, warranties, covenants or agreements in the merger agreement and does not cure the default in all material respects within 30 days or the default is incurable; or

    . if the opinion of the financial advisor to the terminating party is withdrawn or modified in a manner materially adverse to it at any time prior to the mailing of this joint proxy statement/prospectus; or

  . by Halter Marine or Friede Goldman, as the case may be, if, as a result of a superior acquisition proposal, its board of directors makes the determinations described in "--No Solicitation of Acquisition Transactions" on page 64, provided that the termination will not be effective until the other party has received the termination fee and out-of-pocket expenses required to be paid pursuant to the merger agreement.

   Amendment. The merger agreement may not be amended except by action taken by the parties' respective boards of directors and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. The amendment may take place at any time prior to the effective time, and, subject to

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

applicable law, whether before or after approval by the stockholders of Halter Marine, provided that if it occurs after Halter Marine stockholder approval, the amendment may not change the amount or type of consideration to be received by the Halter Marine stockholders.

   Waiver. At any time prior to the effective time, either party to the merger agreement may, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other party pursuant to the merger agreement;

  . waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  . waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

   Notwithstanding the foregoing, no waiver may take place after the Halter Marine stockholder approval that changes the amount or type of consideration unless further approval of the stockholders is obtained.

Termination Fee

   Friede Goldman has agreed that, in the event of a termination of the merger agreement, Friede Goldman will pay Halter Marine a termination fee equal to $6.5 million, plus out-of-pocket expenses of Halter Marine (not to exceed $2.0 million), if:

  . an acquisition proposal has been publicly announced or received by Friede
    Goldman and the merger agreement is terminated by either party based on the failure to complete the merger by March 31, 2000, without any fault of the terminating party (provided that Friede Goldman enters into an acquisition agreement or completes the acquisition proposal within 18 months of termination);

  . an acquisition proposal has been publicly announced or received by Friede
    Goldman and the merger agreement is terminated by either party based on the failure of the stockholders of Friede Goldman to approve the merger (provided that Friede Goldman enters into an acquisition agreement or completes the acquisition proposal within 18 months of termination); or

  . Friede Goldman terminates the merger agreement because its board of directors has received a superior acquisition proposal and has made the determinations described in "--No Solicitation of Acquisition
    Transactions" on page 64.

   Halter Marine has agreed that, in the event of a termination of the merger agreement, Halter Marine will pay Friede Goldman a termination fee equal to $6.5 million, plus out-of-pocket expenses of Halter Marine (not to exceed $2.0 million), if:

  . an acquisition proposal has been publicly announced or received by Halter
    Marine and the merger agreement is terminated by either party based on the failure to complete the merger by March 31, 2000, without any fault of the terminating party (provided that Halter Marine enters into an acquisition agreement or completes the acquisition proposal within 18 months of termination);

  . an acquisition proposal has been publicly announced or received by Halter
    Marine and the merger agreement is terminated by either party based on the failure of the stockholders of Halter Marine to approve the merger (provided that Halter Marine enters into an acquisition agreement or completes the acquisition proposal within 18 months of termination); or

  . Halter Marine terminates the merger agreement because the board has received a superior acquisition proposal and has made the determinations described in "--No Solicitation of Acquisition Transactions" on page 64.

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Expenses

   The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, except that those expenses incurred in connection with printing and filing this joint proxy statement/prospectus and all HSR filings will be shared equally by Friede Goldman and Halter Marine. Friede Goldman will pay taxes, if any, payable on the transfer of Halter Marine's real property.

Indemnification and Insurance

   The merger agreement provides that following the merger, Friede Goldman as the surviving corporation will compensate for the losses of and hold harmless, all past and present directors, officers and employees of Halter Marine and their subsidiaries to the same extent these persons are compensated for loss pursuant to Halter Marine's charter, by-laws or other indemnification agreements.

   Following the merger, Friede Goldman Halter will maintain for a period of five years after the effective time, insurance protection to the current directors and officers of Halter Marine with an aggregate limitation on liability of no less than $50 million and having customary terms, provisions, conditions and exclusions.

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                      OTHER ACQUISITION RELATED AGREEMENTS

   On June 1, 1999, simultaneously with entering into the merger agreement, Friede Goldman entered into a Stockholder's Agreement with J. L. Holloway and Halter Marine entered into a Voting and Proxy Agreement with J. L. Holloway. This section of the joint proxy statement/prospectus describes the material provisions of the stockholder's agreement and the voting and proxy agreement. The descriptions of these agreements in this joint proxy statement/prospectus are summaries and therefore they do not contain all the information that may be important to you. You should read the entire copy of the stockholder's agreement and voting and proxy agreement attached respectively as Annexes C and D to this joint proxy statement/prospectus before you decide how to vote. The stockholder's agreement and voting and proxy agreement are incorporated by reference into this joint proxy statement/prospectus.

Stockholder's Agreement

   Restrictions. J. L. Holloway agrees that, during the term of the stockholder's agreement, neither he nor any of his affiliates will perform any of the actions listed below without the prior written consent of Friede Goldman Halter approved by two-thirds of the members of the board :

  . acquire (1) any voting securities of Friede Goldman Halter or options or warrants convertible into voting securities (except as described in "Stockholder's Agreement--Additional Purchases" below) or (2) all or any substantial part of the assets of Friede Goldman Halter or any of its affiliates;

  . solicit proxies of any Friede Goldman Halter voting securities in opposition to any matter that has received the Required Board Approval. "Required Board Approval" means the approval of the board of directors of Friede Goldman Halter by majority vote, including the affirmative vote of at least one director originally nominated by Halter Marine;

  . solicit the support of any stockholder proposals or written consent of stockholders, attempt to call a special meeting or attempt to nominate any person for election as a director of Friede Goldman Halter;

  . enter into an agreement with respect to the voting of any voting securities of Friede Goldman Halter or participate in any partnership or group with respect to these securities;

  . try to amend, modify or waive any provision of the stockholder's agreement except in a confidential manner; or

  . solicit, assist or induce any person to perform the actions described above.

   Additional Purchases. Notwithstanding the restrictions described above and provided he is not in breach of the stockholder's agreement, J. L. Holloway may acquire voting securities of Friede Goldman Halter in the following ways:

  . Ten days after the commencement of a tender offer by an independent person or group, J. L. Holloway and his affiliates may acquire voting securities, provided that the tender offer seeks to acquire a majority or more of the total voting power of the voting securities of Friede Goldman Halter then outstanding, is not supported by the Required Board Approval and satisfies other requirements;

  . Subject to various restrictions, J. L. Holloway and/or his affiliates may make a tender for a majority or more of the voting securities of Friede Goldman Halter in the event:

    . Friede Goldman Halter has received a tender offer from an independent person or group to acquire a majority or more of the total voting power of the voting securities then outstanding which is supported by the Required Board Approval; or

    . of acceptance by the Required Board Approval of (1) a proposal to acquire a majority or more of the total voting power of the voting securities then outstanding or (2) all or substantially all of the assets of Friede Goldman Halter and its subsidiaries;

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

  . If more than 30% of the total voting power of Friede Goldman Halter's voting securities are acquired by a person or group other than by J. L. Holloway, his affiliates or an employee benefit plan of Friede Goldman Halter, J. L. Holloway and his affiliates may increase their ownership of voting securities to equal the amount owned by the other person or group; or

  . J. L. Holloway and his affiliates may increase their ownership of Friede
    Goldman Halter's voting securities up to 30% of the total voting power of the voting securities then outstanding.

   Sales and Other Dispositions. J. L. Holloway agrees that during the term of the stockholder's agreement, neither he nor any of his affiliates will sell, transfer or otherwise dispose of any voting securities except:

  . to Friede Goldman Halter;

  . to a person or group, not disapproved by the Required Board Approval, who after the acquisition would not own more than 10% of the total voting power of the voting securities;

  . in a underwritten registered public offering or in the market in accordance with the securities laws;

  . in private sales or distributions to any person or group in amounts which would result in that person or group owning not more than 5% of the total voting power of the voting securities;

  . in private sales or distributions to any person or group in amounts of 5% or less of the total voting power of the voting securities which would result in that person or group owning less than 10% of the total voting power of the voting securities;

  . in private sales or distributions to a financial institution such as a bank that is not affiliated to J. L. Holloway or an investment company or business development company registered under the Investment Company Act of 1940 in amounts of 5% or less of the total voting power of the voting securities which would result in the financial institution owning less than 15% of the total voting power of the voting securities;

  . in private sales or distributions during a single twelve-month period to a financial institution described above in amounts not to exceed 2% of the total voting power of the voting securities;

  . in a pledge or grant of a security interest in J. L. Holloway's voting securities to an institutional lender for money borrowed or pursuant to a foreclosure, provided that either (1) the pledge relates to no more than an aggregate of 25,000 shares of voting securities or (2) the lender agrees to restrictions on the sale of the voting securities, as set out in Annex A to the stockholder's agreement;

  . in a tender in response to a tender offer as described in "Stockholder's
    Agreement--Additional Purchases" above;

  . to an affiliate of J. L. Holloway, provided that the affiliate agrees to be bound by the stockholder's agreement; or

  . in a merger or consolidation in which Friede Goldman Halter is acquired, or in a plan of liquidation of the combined company.

   Voting of Shares; Management Succession. J. L. Holloway agrees to resign as Chairman and Chief Executive Officer of Friede Goldman Halter by the second anniversary of the effective time of the merger and agrees to support the appointment of John Dane III to succeed him as Chairman of the board of directors and Chief Executive Officer at the time of his resignation. In addition, J. L. Holloway agrees to vote all voting securities over which he has voting power in favor of this succession plan and in favor of Friede Goldman Halter's nominees for election as directors. J. L. Holloway has agreed that all voting securities held by him and his affiliates will be present at all meetings of stockholders of Friede Goldman Halter.

   Registration Rights. J. L. Holloway may request Friede Goldman Halter to file up to three registration statements in order to permit the sale or other disposition of voting securities owned by him. In addition, if

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Friede Goldman Halter files a registration statement for other shares of its voting securities, J. L. Holloway will be allowed to participate in the registration, subject to limitations.

   Term and Termination. The stockholder's agreement will be in full force and effect for a term of five years following the effective time of the merger. The stockholder's agreement will terminate prior to that time if (1) the merger agreement is terminated or (2) the aggregate amount of voting securities owned by J. L. Holloway is less than 15% of the voting power of the total voting securities outstanding, J. L. Holloway has not been an officer or director of Friede Goldman Halter during the previous six months and the Stockholder Rights Agreement of Friede Goldman Halter is in full force and effect.

Voting and Proxy Agreement

   Under the voting and proxy agreement, J. L. Holloway irrevocably agrees to vote at any meeting of stockholders of Friede Goldman Halter as follows:

  . in favor of the merger and in favor of the actions outlined in the merger agreement; and

  . against an alternative merger or combination between Friede Goldman and any entity other than Halter Marine.

   In addition, J. L. Holloway has revoked all proxies granted to him with respect to the matters described above and has appointed Halter Marine as his attorney and proxy, with power to vote all voting securities owned by him, on the above matters.

   As of the Friede Goldman record date, J. L. Holloway beneficially owned approximately 9,919,977 shares of Friede Goldman common stock (including 650,000 shares of common stock owned by a voting trust of which Mr. Holloway is the sole trustee), which constitutes approximately 42% of the outstanding shares of common stock of Friede Goldman.

   The voting and proxy agreement will terminate with respect to the obligations of J. L. Holloway relating to the merger upon the earlier to occur of:

  . the completion of the merger;

  . the termination of the merger agreement, if Halter Marine is not entitled to a termination fee; or

  . three months after termination of the merger agreement, if Halter Marine is entitled to a termination fee.

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                         FRIEDE GOLDMAN SPECIAL MEETING

   This document is furnished in connection with the solicitation of proxies from the holders of Friede Goldman common stock by the Friede Goldman board for use at the Friede Goldman special meeting. This document and accompanying form of proxy are first being mailed to the stockholders of Friede Goldman on or about September 28, 1999.

Time and Place; Purpose

   The Friede Goldman special meeting will be held at 10:00 a.m. local time, on Thursday, October 28, 1999 at The Crowne Plaza, 200 East Amite Street, Jackson, Mississippi 39201. At the Friede Goldman special meeting (and any adjournment or postponement of the Friede Goldman special meeting), the stockholders of Friede Goldman will be asked to consider and vote upon:

  . the approval and adoption of the merger agreement and the merger;

  . the approval of a proposal to increase the number of authorized directors to 11;

  . the approval of an amendment to the Friede Goldman charter to amend the provision relating to the indemnification of officers and directors of Friede Goldman to make it as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter;

  . the approval of an amendment to the Friede Goldman incentive plan (a) to increase the number of shares available for grant from 10% to 15% of the total number of shares of common stock outstanding and (b) to increase the number of options which may be granted to some executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement; and

  . other matters as may properly come before the Friede Goldman special meeting.

   Friede Goldman stockholder approval and adoption of the merger agreement is required by the Mississippi Business Corporation Act and the rules of the NYSE.

   The Friede Goldman board of directors has unanimously approved the terms of the merger agreement, the completion of the merger contemplated by the merger agreement, unanimously believes that the terms of the merger agreement are fair to, and in the best interests of, Friede Goldman and its stockholders, and unanimously recommends that holders of Friede Goldman common stock vote "for":

  . approval and adoption of the merger agreement;

  . the increase in the number of authorized directors of the Friede Goldman board of directors to 11;

  . the amendment to the Friede Goldman charter providing the officers and directors of Friede Goldman with indemnification as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter; and

  . the amendment to the Friede Goldman 1997 equity incentive plan to (a) increase of the number of shares available for grant under the plan from 10% to 15% of the total number of shares of common stock outstanding and
    (b) increase in the number of options which may be granted to some executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement.

   One or more representatives of Jefferies are expected to be present at the special meeting to answer appropriate questions of stockholders of Friede Goldman and to make a statement if so desired.

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Increase in the number of authorized directors

   The board of directors of Friede Goldman has unanimously recommended for approval by the stockholders the proposed increase in the authorized number of directors. Friede Goldman currently has eight directors, each of whom was elected at the 1999 annual meeting of stockholders. However, upon consummation of the merger, the merger agreement calls for an 11-member board of directors to be comprised of:

  . J. L. Holloway;

  . John Dane III;

  . five persons who were members of the Friede Goldman board of directors on the date of the merger agreement, as designated by Friede Goldman, which include Jerome L. Goldman, Alan A. Baker, T. Jay Collins, Raymond E. Mabus and Gary L. Kott; and

  . four persons who were members of the Halter Marine board of directors on the date of the merger agreement, as designated by Halter Marine, which include Angus R. Cooper, II, Barry J. Galt, Burt H. Keenan and Kenneth W. Lewis.

   Stockholder approval of the proposed increase in the number of authorized directors is sought pursuant to Section 8.03 of the Mississippi Business Corporation Act, which states that only the stockholders of a corporation may increase the number of directors by more than 30% of the number of directors last approved by stockholders.

Amendment of the charter provision relating to the indemnification of officers and directors

   The board of directors of Friede Goldman has unanimously recommended for approval by the stockholders the proposal to amend the charter provision relating to the indemnification of the officers and directors of Friede Goldman to make it as favorable as the indemnification provided to the current officers and directors of Halter Marine under the Halter Marine charter. The merger agreement provides that Friede Goldman will amend its charter in this manner. Under the proposal, the Friede Goldman charter would be amended to restate Article Ninth, so that it would be substantially identical to Article IX of the Halter Marine charter and would read as follows:

     A. Limited Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except, if required by the MBCA, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 79-4-8.33 of the MBCA, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of Paragraph A of this Article NINTH shall eliminate or reduce the effect of Paragraph A of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for Paragraph A of this Article NINTH would accrue or arise, prior to such amendment or repeal.

     B. Indemnification and Insurance.

     (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent, shall be indemnified and

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  held harmless by the Corporation to the fullest extent authorized by the
  MBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; provided, however, that, except as provided in Paragraph B(2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Paragraph shall be a contract right and shall include the right to have the Corporation pay, subject to the provisions of Sections 8.51 and 8.53 of MBCA, the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     (2) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Paragraph B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this Article NINTH shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     (3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA.

     (4) Severability. If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article NINTH (including, without limitation, each portion of any paragraph of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article NINTH (including, without limitation, each such portion of any paragraph of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     Friede Goldman's charter currently provides for the indemnification of directors, and its bylaws provide for the indemnification of its officers, employees and agents. The proposed amendment to Friede Goldman's charter sets forth various specific provisions relating to indemnification not present in Friede Goldman's current charter but that are contained in Friede Goldman's bylaws. Accordingly, the charter amendment will have little practical effect on the level of indemnification provided to directors, officers, employees or agents of Friede Goldman. However, placing these indemnification provisions in the charter, which can only be changed by a stockholder vote, as opposed to the bylaws, which may be amended by the board of directors, would offer the officers, employees and agents the added assurance that their right to indemnification cannot be changed or terminated without the affirmative vote of 80% of the outstanding shares of Friede Goldman Halter.

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Amendment to the Friede Goldman 1997 Equity Incentive Plan

   The board of directors of Friede Goldman has adopted and recommended for approval by the stockholders an amendment to the 1997 equity incentive plan:

  . to increase the number of shares of common stock available under the 1997 equity incentive plan; and

  . to increase the number of options that may be granted to some executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement.

   The amendment will increase the number of shares of common stock that may be issued pursuant to the 1997 equity incentive plan from 10% to 15% of the total number of shares of common stock outstanding to accommodate stock option grants of the combined company. Options to purchase an aggregate of 1,308,393 shares of common stock, representing 5.6% of the total number of shares of common stock outstanding, have been granted as of the date of this joint proxy statement/prospectus. In order to have available shares of common stock for future grants of options and other awards under the 1997 equity incentive plan, the board of directors believes it is in the best interests of Friede Goldman to increase the number of shares available under the 1997 equity incentive plan.

   The amendment to the 1997 equity incentive plan will also increase the number of options which may be granted to some executive officers of Friede Goldman Halter pursuant to the transactions contemplated by the merger agreement. The plan currently limits the number of shares underlying an option that may be granted to any employee of the company during any calendar year to 250,000. However, in connection with the merger agreement, Friede Goldman entered into employment agreements with each of Messrs. Holloway, Dane, Alford and Rees which provide for grants of options to purchase 1,000,000 shares of Friede Goldman Halter common stock, in the case of Messrs. Holloway and Dane, and 500,000 shares of Friede Goldman Halter common stock, in the case of Messrs. Alford and Rees. Each of these options would become effective as of the effective date of the merger and would have an exercise price equal to the closing price of the Friede Goldman common stock on the effective date of the merger. The board of directors believes that it is important to secure the employment of each of these individuals in order to ensure continuity of management with respect to the combined company. Accordingly, the board of directors believes it is in the best interests of Friede Goldman to provide for a one-time exception to the annual maximum of 250,000 shares underlying the options under the 1997 equity incentive plan so that each of Messrs. Holloway, Dane, Alford and Rees may receive the option grant stipulated in their employment agreements.

   A copy of the amended and restated Friede Goldman 1997 equity incentive plan is set forth as Annex E to this joint proxy statement/prospectus. A copy of the proposed Amendment No. 1 to the amended and restated Friede Goldman 1997 equity incentive plan is set forth as Annex F to this joint proxy statement/prospectus. The following summary of the 1997 equity incentive plan is qualified in its entirety by the more detailed provisions of the 1997 equity incentive plan.

   General Information

   The 1997 equity incentive plan was adopted by the board of directors of Friede Goldman and approved by Friede Goldman's stockholders. The plan encourages employees and consultants of Friede Goldman and its subsidiaries and directors of Friede Goldman to acquire or increase their equity interest in Friede Goldman, thereby giving them a sense of proprietorship and personal involvement in the development and financial success of Friede Goldman. It also encourages them to remain with and devote their best efforts to the business of Friede Goldman, thereby advancing the interests of Friede Goldman and its stockholders. The plan is also contemplated to enhance the ability of Friede Goldman and its subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of Friede Goldman.

   The 1997 equity incentive plan provides for the granting of awards to employees and consultants of Friede Goldman and to directors of Friede Goldman. Awards may be in the form of options, director options, stock

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

appreciation rights (SARs), phantom shares, restricted stock, performance awards, bonus stock and cash awards, as defined under the plan and described in this document. Only "non-employee directors" and employees of Friede Goldman and its subsidiaries may be granted incentive stock options under the plan. The plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) of the Internal Revenue Code, which relates to pension, retirement, profit-sharing, thrift and similar plans.

   Shares Available

   The aggregate number of shares of Friede Goldman's common stock as to which awards may be granted under the plan is 10% of the aggregate number of shares of common stock of Friede Goldman outstanding at the time of grant but, upon approval of the amendment to the 1997 equity incentive plan by the stockholders of Friede Goldman as discussed above, the aggregate number of Friede Goldman's common stock as to which awards may be granted will be increased to 15% of the aggregate number of shares of common stock of Friede Goldman outstanding at the time of grant. The number of shares of common stock that may be delivered upon exercise of an incentive stock option will not exceed 1,150,000. This number of shares is subject to adjustment. If any award expires, lapses, or is terminated or forfeited for any reason, the shares reserved under the award will continue to be available for the grant of awards under the plan. Common stock subject to grants of awards under the plan may be authorized but unissued shares and treasury shares.

   Administration

   The plan is administered by the compensation committee of Friede Goldman's board of directors selected by the board of directors to serve at the pleasure of the board of directors.

   The compensation committee has the full and exclusive right to grant all awards under the plan and to determine the terms and provisions of the awards. The members of the compensation committee will not incur any liability for any action taken in connection with the plan.

   Eligibility

   All employees and consultants of Friede Goldman and its subsidiaries are eligible to receive awards under the plan. Directors may only receive director options. Each individual granted an award will be a "participant" under the plan. Subject to the express provisions of the plan, the compensation committee has authority, in its discretion, to determine, among other things, those employees of Friede Goldman and its subsidiaries who are to be granted awards under the plan and the number of shares of common stock or other amount to be covered by each award; except that no employee or consultant may receive options, stock appreciation rights, phantom shares, or restricted stock awards with respect to more than 250,000 shares for each award during any calendar year. However, upon approval of the amendment discussed above, a one-time exception will allow for:

  . the grant of options to purchase 1,000,000 shares of Friede Goldman
    Halter common stock, in the case of Messrs. Holloway and Dane; and

  . the grant of options to purchase 500,000 shares of Friede Goldman Halter common stock, in the case of Messrs. Alford and Rees,

in each case, pursuant to the employment agreement entered into by each of those individuals in connection with the merger.

   The maximum amount of performance units that may be granted to any participant with respect to any calendar year will not exceed $1.0 million, determined as of the date of grant of the award. In making these determinations, the compensation committee will take into consideration any factors which the compensation committee in its discretion deems relevant.

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

   Awards

  . Options. The compensation committee has the authority to determine, among other matters, the employees and consultants to whom options will be granted, the number of shares to be covered by each option, the purchase price of each option and the conditions and limitations applicable to the exercise of the option. The options may be non-qualified stock options or incentive stock options under Section 422 of the Internal Revenue Code. The purchase price per share purchasable under an option right will be determined by the compensation committee at the time each option is granted, but will not be less than the fair market value per share on the date of grant, except in the event of substitute awards granted in conjunction with an acquisition.

  . Director Options. Each individual will receive upon becoming a director of Friede Goldman an automatic grant of options to purchase 1,000 shares of common stock, and each continuing director will receive annual options to purchase an additional 2,000 shares of common stock. Each option granted to individuals upon becoming a director of Friede Goldman will be exercisable in full six calendar months following the date of grant. Each director option granted annually to each continuing director will be exercisable on a cumulative basis 50% one year following the date of grant and 50% two years following the date of grant.

  . Stock Appreciation Rights. The term SAR will mean the right to receive from Friede Goldman an amount equal to (1) the fair market value per share for shares on the exercise date over (2) the fair market value per share for shares on the date of grant (i.e., the "spread"), multiplied by the total number of shares for which the SAR is exercised. Under the plan, the compensation committee will have the authority to determine the employees and consultants to whom SARs will be granted, the number of shares to be covered by each SAR award, the grant price of the SAR and the conditions and limitations applicable to the exercise of the SAR.

  . Restricted Stock Awards. The compensation committee may award shares of restricted stock to eligible employees and consultants. The compensation committee may determine the terms and conditions of these awards, including terms of any payment and the time within which, and the conditions (including performance criteria, if any) under which, any award may be forfeited to Friede Goldman. When issued, shares of restricted stock will constitute issued and outstanding shares of common stock. Upon termination of a participant's employment (as determined under criteria established by the compensation committee) for any reason during the applicable restricted period, all restricted stock will be forfeited by the participant and reacquired by Friede Goldman.

  . Bonus Stock Awards. The compensation committee may award shares of bonus stock to eligible employees and consultants. Awards of bonus stock are not subject to any forfeiture or restricted period. Accordingly, a holder of bonus stock has the same rights and privileges as any other holder of shares of common stock, including the right to sell, pledge, assign or otherwise transfer ownership of bonus stock. When issued, shares of bonus stock will constitute issued and outstanding shares of common stock.

   Performance Units

   The compensation committee will have the authority to determine the employees and consultants who receive a performance unit, which will be denominated as a cash amount at the time of grant and confer on the participant the right to receive payment of an award, in whole or in part, upon the achievement of specified performance goals during performance periods established by the compensation committee with respect to the award. Subject to the terms of the plan and any applicable award agreement, the compensation committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance unit and the amount of any payment or transfer to be made pursuant to any performance award.

   Phantom Shares

   The compensation committee may grant awards of phantom shares to eligible employees and consultants upon terms and conditions as the compensation committee may determine. Each phantom share award will constitute an agreement by Friede Goldman to issue or transfer a specified number of shares, or pay an amount of cash equal to a specified number of shares or a combination thereof, to the participant in the future, subject to the fulfillment during the restricted period of conditions, including performance objectives, if any, specified by the compensation committee at the date of grant. During the restricted period, the participant will not have any right to transfer any rights under the subject award, will not have any rights of ownership in the phantom shares and will not have any right to vote these shares.

   Cash Awards

   Subject to the provisions of the plan, the compensation committee will have the authority to determine the employees and consultants to whom cash awards will be granted, the amount and the terms or conditions, if any, as additional compensation for the employee's services to Friede Goldman or its affiliates. A cash award may be granted (simultaneously or subsequently) in tandem with another award and may entitle a participant to receive a specified amount of cash from Friede Goldman upon the other award becoming taxable to the participant, which cash amount may be based on a formula relating to the anticipated taxable income associated with the other award and the payment of the cash award.

   Performance Based Compensation: Performance Criteria and Payment Limits

   The compensation committee will establish performance goals applicable to those awards (other than options and SARs) the payment of which is intended by the compensation committee to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code. Which factor or factors to be used with respect to any grant, and the weight to be accorded to the factors if more than one factor is used, will be determined by the compensation committee at the time of grant. With respect to any restricted stock award, phantom stock award, or cash award granted in tandem with, and expressed as a percentage of, a share-denominated award, which is intended to qualify as "performance-based compensation," the maximum payment to any participant with respect to the award in any calendar year will be an amount (in cash and/or in shares) equal to the fair market value of the number of shares subject to the award.

   Limits on Transfer of Awards

   Under the plan, each award, and each right under any award, will be exercisable only by the participant during the participant's lifetime, or, if permissible under applicable law, by the participant's guardian or legal representative as determined by the compensation committee.

   No award and no right under any award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or by the laws of descent and distribution (or, in the case of restricted stock, to Friede Goldman) and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Friede Goldman or any affiliate.

   Notwithstanding anything in the plan to the contrary, to the extent specifically provided by the compensation committee with respect to a grant, an award may be transferred to immediate family members or related family trusts, limited partnerships or similar entities (permitted transferees) or on terms and conditions as the compensation committee may establish.

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

   Change in Control

   In the event of any Change in Control (as defined below), then notwithstanding any other provision of the plan to the contrary, all outstanding awards will automatically become fully vested on the Change in Control, all restrictions, if any, will lapse and all performance criteria, if any, with respect to these awards will be deemed to have been met in full.

   Under the plan, a "Change in Control" is deemed to occur if:

  . any person or persons or entity or entities (as the term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Friede Goldman or its subsidiaries or an employee benefit plan of Friede Goldman or its subsidiaries is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Friede Goldman representing 50% or more of the combined voting power of Friede Goldman's then outstanding securities;

  . upon the first purchase of Friede Goldman's common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Friede Goldman);

  . upon the approval by Friede Goldman's stockholders of a plan of liquidation or dissolution of Friede Goldman or a consolidation or sale of substantially all of the assets of Friede Goldman or a merger; provided, however, that a "Change of Control" will not be deemed to occur if (1) securities representing at least 50% of the total voting power immediately after the transaction are owned by at least 50% of the holders of outstanding voting securities immediately prior to the transaction and (2) the voting power of each continuing holder relative to other continuing holders has not been substantially altered; or

  . if the individuals who constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by Friede Goldman's stockholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

   Parachute Tax Gross-Up

   To the extent an award results in a participant being subject to the "parachute" excise tax under Section 280G of the Internal Revenue Code, Friede Goldman will pay the participant an additional amount in cash to make the person "whole" for the excise tax and other taxes thereon.

   Amendment or Termination of the Plan

   Except to the extent prohibited by applicable law or stock exchange rules and unless otherwise expressly provided in an award agreement or in the plan, the board of directors may amend or terminate the plan without the consent of any stockholder, participant, other holder or beneficiary of an award, or any other person. However, no amendment to the plan may be made without the approval of the stockholders of Friede Goldman which would increase the total number of shares which may be issued under the plan.

   No award will be granted under the plan after December 31, 2006. However, unless otherwise provided in the plan or in an applicable award agreement, any award granted before this date may, and the authority of the compensation committee to amend or terminate the award or to waive any conditions or rights under the award will, extend beyond this date.

 Amendments and Adjustments to Awards

   The compensation committee may waive any conditions or rights under, or amend any terms of, any award which has been granted (other than restricted stock), if the change, other than adjustments of awards permitted by the plan, in any award does not reduce the benefit to a participant without the consent of the

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

participant. However, with respect to any award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, no adjustment will be authorized to the extent the adjustment would cause the award to fail to so qualify.

   Term of Awards

   The compensation committee will determine the term of each award (other than options granted to non-employee directors), which may not exceed a period of 10 years from the date of granting the award.

   Consideration for Grants

   Awards may be granted for no cash consideration or for the consideration determined by the compensation committee. No shares or other securities will be delivered pursuant to any award until payment in full of any amount, including withholding taxes, required to be paid pursuant to the plan or the applicable award agreement is received by Friede Goldman. Payment may be made by any method and in any form determined by the compensation committee; provided that the combined value, as determined by the compensation committee, of all cash and cash equivalents and the fair market value of any shares or other property so tendered to Friede Goldman, as of the date of tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable award agreement to Friede Goldman.

Record Date; Voting Rights and Proxies

   Only holders of record of Friede Goldman common stock at the close of business on Thursday, September 23, 1999 are entitled to notice of and to vote at the Friede Goldman special meeting. As of the Friede Goldman record date, there were 23,430,556 shares of Friede Goldman common stock outstanding, each of which entitled its holder to one vote. There were approximately 190 holders of record on the record date.

   All shares of Friede Goldman common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, the shares of Friede Goldman common stock will be voted "for" approval and adoption of the merger agreement, the proposal to increase the number of authorized directors of the Friede Goldman board of directors, the amendment to the provision in the Friede Goldman charter relating to the indemnification of the officers and directors of Friede Goldman to make it as favorable as the indemnification provided to current officers and directors of Halter Marine under the Halter Marine charter, and the proposed amendment to the 1997 equity incentive plan to increase the number of shares available for grant under the plan and to increase the number of options which may be granted to some executive officers of Friede Goldman and Halter Marine pursuant to the transactions contemplated by the merger agreement. Friede Goldman does not know of any matters other than the approval of the merger agreement, the proposal to increase the number of authorized directors, and the proposed amendments to each of the Friede Goldman charter and the 1997 equity incentive plan that are to come before the Friede Goldman special meeting. If any other matter or matters are properly presented for action at the Friede Goldman special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment.

   A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Friede Goldman by signing and returning a later dated proxy, or by voting in person at the Friede Goldman special meeting. Votes cast by proxy or in person at the Friede Goldman special meeting will be tabulated by the inspector of election appointed for the meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of the Friede Goldman board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Friede Goldman in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Friede Goldman common stock held of record by those persons and in connection therewith the firms will be reimbursed for reasonable expenses incurred in forwarding those materials. Friede Goldman has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from its stockholders. The total fees of Corporate Investor Communications, Inc. are estimated to aggregate $6,500 and will be paid by Friede Goldman.

Quorum

   The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Friede Goldman common stock entitled to vote at the special meeting is necessary to constitute a quorum at the Friede Goldman special meeting. If there are not sufficient shares represented in person or by proxy at the special meeting to constitute a quorum, the special meeting may be postponed or adjourned in order to permit further solicitation of proxies by Friede Goldman.

Required Vote; Failure to Vote and Broker Non-Votes

   Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Friede Goldman common stock. The approval of the proposal to increase the number of authorized directors and the proposed amendment to the 1997 equity incentive plan requires the affirmative vote of holders of a majority of the shares present or represented by duly executed proxy at the special meeting and entitled to vote on the proposal. The approval of the proposed amendment to Friede Goldman's charter requires the affirmative vote of at least 80% of the outstanding shares of Friede Goldman common stock.

   On June 1, 1999, Mr. J. L. Holloway, Chairman, President and Chief Executive Officer of Friede Goldman, owned and was entitled to vote 9,919,977 shares of Friede Goldman common stock, or approximately 42% of the shares of Friede Goldman common stock issued and outstanding on that date. Mr. Holloway has agreed to vote his common stock "for" approval of the merger agreement and each of the actions contemplated by Halter Marine in connection with the merger or pursuant to the merger agreement.

   Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger agreement and the proposed amendment to Friede Goldman's charter. A failure to vote, or a vote to abstain, will have no effect on a vote on the proposal to increase the number of authorized directors, or on the amendment to Friede Goldman's 1997 equity incentive plan.

   Under NYSE rules, brokers who hold shares in street name for customers have the authority to vote on some "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger agreement and the proposed amendment to Friede Goldman's charter and, thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the merger agreement and the proposed amendment to Friede Goldman's charter. These "broker non-votes" will therefore have the effect of a vote "against" the merger agreement and the proposed amendment to Friede Goldman's charter.

   However, with respect to the other proposals, "broker non-votes" will not effect the results on a proposal because shares held by brokers who withhold authority to vote will be considered absent in the voting tallies on those proposals.

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

                         HALTER MARINE SPECIAL MEETING

   This document is furnished in connection with the solicitation of proxies from the holders of Halter Marine common stock by the Halter Marine board for use at the Halter Marine special meeting. This document and accompanying form of proxy are first being mailed to the stockholders of Halter Marine on or about September 28, 1999.

Time and Place; Purpose

   The Halter Marine special meeting will be held at 10:00 a.m. local time, on Thursday, October 28, 1999 at the Great Southern Club, One Hancock Plaza, Harbor View Room, Gulfport, Mississippi 39501. At the Halter Marine special meeting (and any adjournment or postponement of the Halter Marine special meeting), the stockholders of Halter Marine will be asked to consider and vote upon the approval and adoption of the merger agreement and other matters as may properly come before the Halter Marine special meeting.

   Halter Marine stockholder approval and adoption of the merger agreement is required by the Delaware General Corporation Law.

   The Halter Marine board of directors has approved the terms of the merger agreement and the completion of the merger contemplated by the merger agreement, believes that the terms of the merger agreement are fair to, and in the best interests of, Halter Marine and its stockholders, and recommends that holders of Halter Marine common stock vote "for" the approval and adoption of the merger agreement.

Record Date; Voting Rights and Proxies

   Only holders of record of Halter Marine common stock at the close of business on Thursday, September 23, 1999 are entitled to notice of and to vote at the Halter Marine special meeting. As of the record date, there were 28,856,661 shares of Halter Marine common stock outstanding, each of which entitles its holder to one vote. There were approximately 2,361 registered holders of record on the record date.

   All shares of Halter Marine common stock represented by properly executed proxies will, unless these proxies have been previously revoked, be voted in accordance with the instructions indicated in these proxies. If no instructions are indicated, these shares of Halter Marine common stock will be voted "for" approval and adoption of the merger agreement. Halter Marine does not know of any matters other than the approval of the merger agreement that are to come before the Halter Marine special meeting. If any other matter or matters are properly presented for action at the Halter Marine special meeting, the persons named in the enclosed form of proxy and acting under the proxy will have the discretion to vote on those matters in accordance with their best judgment.

   A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to Halter Marine by signing and returning a later dated proxy, or by voting in person at the Halter Marine special meeting. Votes cast by proxy or in person at the Halter Marine special meeting will be tabulated by the inspector of election appointed for the meeting.

Solicitation of Proxies

   Proxies are being solicited by and on behalf of the Halter Marine board. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Halter Marine in person or by telephone, telegram or other means of communication. Those directors, officers and employees will not be additionally compensated but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of Halter Marine common stock held of

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

record by these persons and in connection therewith these firms will be reimbursed for reasonable expenses incurred in forwarding those materials. Halter Marine has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies from its stockholders. The total fees and expenses of Corporate Investor Communications, Inc. are estimated to aggregate $6,500 and will be paid by Halter Marine.

   Halter Marine stockholders should not send any certificates representing Halter Marine common stock with their proxy cards. Following the effective time, Halter Marine stockholders will receive instructions for the surrender and exchange of their stock certificates.

Quorum

   The presence in person or by properly executed proxy of a majority of the issued and outstanding shares of Halter Marine common stock entitled to vote at the special meeting is necessary to constitute a quorum at the Halter Marine special meeting. If there are not sufficient shares represented in person or by proxy at the special meeting to constitute a quorum, the special meeting may be postponed or adjourned in order to permit further solicitation of proxies by Friede Goldman. Abstentions and "broker non-votes" are counted for purposes of determining whether a quorum is present.

Required Vote, Failure to Vote and Broker Non-Votes

   Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Halter Marine common stock. Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger and the merger agreement.

   Under the American Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters such as the merger and the merger agreement and, thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the merger agreement. These "broker non-votes" will therefore have the effect of a vote "against" the merger agreement.

      DIRECTORS AND OFFICERS OF FRIEDE GOLDMAN HALTER FOLLOWING THE MERGER

   It is anticipated that the board of directors and the executive officers of Friede Goldman will change as a result of the merger. Friede Goldman and Halter Marine have designated six and five directors, respectively, to become directors of Friede Goldman Halter, which directors were directors of one of the companies on the date of the merger agreement. The names of the persons who will be the directors and officers of Friede Goldman Halter following the merger are set forth below:

Directors

                                                                  Current Board
                               Name                           Age   Membership
                               ----                           --- --------------
      J. L. Holloway.........................................  55 Friede Goldman
      Alan A. Baker..........................................  67 Friede Goldman
      T. Jay Collins.........................................  52 Friede Goldman
      Jerome L. Goldman......................................  74 Friede Goldman
      Gary L. Kott...........................................  57 Friede Goldman
      Raymond E. Mabus.......................................  50 Friede Goldman
      John Dane III..........................................  48 Halter Marine
      Angus R. Cooper, II....................................  57 Halter Marine
      Barry J. Galt..........................................  65 Halter Marine
      Burt H. Keenan.........................................  60 Halter Marine
      Kenneth W. Lewis.......................................  60 Halter Marine

   J. L. Holloway has served as the Chairman of the board of directors, Chief Executive Officer and President of Friede Goldman since April 1997. In addition, Mr. Holloway has served as the Chairman of the board of directors, Chief Executive Officer and President of Friede Goldman Offshore, Inc. (formerly HAM Marine, Inc.) from its formation in 1982 until April 1997, and from April 1997 Mr. Holloway has been the Chairman of the board of directors of Friede Goldman Offshore. Mr. Holloway also serves as a director of Delta Health Group, a company that operates and manages health care facilities in the South and as President of State Street Properties, Inc., a commercial real estate development firm headquartered in Mississippi.

   John Dane III has been a director of Halter Marine since 1987 and is Chairman of the board of directors, President and Chief Executive Officer of Halter Marine. Mr. Dane has over 24 years of marine management experience. He founded Moss Point Marine, Inc. in 1980, which was acquired in 1987 by Trinity Industries, Inc., at which time he became President of Trinity Marine Group, the predecessor of Halter Marine. During his tenure, Trinity Marine Group grew to 22 shipyards with revenues exceeding $400 million. Mr. Dane holds a B.S. and a Ph.D. in civil engineering from Tulane University. He is a member of the Board of Advisors for the Tulane School of Engineering, the Navy League, the U.S. Coast Guard Foundation, and the Society of Naval Architects. He is a registered engineer and a member of the American Bureau of Shipping.

   Alan A. Baker has been a director of Friede Goldman since 1997. He is the retired Chairman of Halliburton Energy Services Group, a position he held from 1992 to 1995. He also served as the Chief Executive Officer of Halliburton Energy Services Group from 1992 to 1993. Mr. Baker currently serves as a consultant to Halliburton Company and is a director of Noble Affiliates, Inc., a worldwide oil and gas exploration and production company, Crestar Energy, an oil and gas exploration and production company and Nova Technology, a deepwater oil and gas service company. Mr. Baker is a member of the board of directors of Mid-Continent Oil and Gas Association.

   T. Jay Collins has been a director of Friede Goldman since 1997. He is currently the President of Oceaneering International, Inc., a position he has held since November 1998. From May 1995 to November 1998, he served as Executive Vice President of Oilfield Marine Services at Oceaneering International, Inc. From 1993 to 1996, Mr. Collins served as Senior Vice President and Chief Financial Officer of Oceaneering

International Inc. Prior to joining Oceaneering International, Inc., Mr. Collins spent six years at Teleco Oilfield Services, Inc., most recently as Executive Vice President, Finance and Administration. Mr. Collins received a BA and ME from Rice University and an MBA from Harvard University.

   Angus R. Cooper, II has been a director of Halter Marine since April 1, 1997. Mr. Cooper is Chairman of the Board and Chief Executive Officer of Cooper/T. Smith Corporation, a shipping service company headquartered in Mobile, Alabama which operates in 30 ports on the East, Gulf and West Coasts of the United States, plus operations in Brazil, Colombia, Mexico and Venezuela. He currently serves on the board of directors of the Whitney National Bank, Coast Guard Foundation, World Business Council and the Executive Hall of Fame.

   Barry J. Galt has been a director of Halter Marine since November 8, 1997. Mr. Galt is a director, and prior to his retirement on March 30, 1999, served since 1983 as Chairman and Chief Executive Officer of Ocean Energy, Inc., formerly named Seagull Energy Corporation, a diversified energy company engaged in oil and gas exploration and development. He is also a director of Trinity Industries, Inc., a director of StanCorp Financial Corp., Inc., an insurance company, and a Houston area advisory director of Chase Bank of Texas, National Association, a national bank.

   Jerome L. Goldman has been a director of Friede Goldman since 1997. He is currently the Chairman and sole owner of J. L. Goldman Associates, Inc., naval architects and marine engineers. Mr. Goldman previously served as Chairman of Friede & Goldman, Ltd. since co-founding the company in 1949.

   Burt H. Keenan has been a director of Halter Marine since April 1, 1997. Mr. Keenan is Chairman of the Board and Chief Executive Officer of Independent Energy Holdings, a London listed United Kingdom corporation, that develops and markets electricity in the United Kingdom's deregulated electricity industry. He is a director of Telescan, a NASDAQ-listed company which conducts an interactive online information business. From 1969 to 1986, Mr. Keenan was the Chairman and Chief Executive Officer of Offshore Logistics, Inc., a NASDAQ-listed marine and aviation oil and gas service company. Since 1987, he has been associated with Chaffe and Associates, Inc., an investment banking firm in New Orleans, Louisiana. Under the Carter and Reagan Administrations, Mr. Keenan was a member of the National Advisory Council on Oceans and Atmosphere, a United States Presidential Commission.

   Gary L. Kott has been a director of Friede Goldman since March 1999. He has served as a consultant in the private sector since July 1998. From April 1997 through June 1998, Mr. Kott served as Senior Vice President and Chief Financial Officer of Global Marine, Inc. From October 1979 through April 1997, Mr. Kott served as President and Chief Operating Officer of Global Marine Drilling Company, the principal operating subsidiary of Global Marine, Inc.

   Kenneth W. Lewis has been a director of Halter Marine since 1996. Mr. Lewis was Senior Vice President and Chief Financial Officer of Trinity Industries, Inc. at the time of his retirement in January 1996 after 32 years of service. He was a director of McConway & Torley Corporation, a privately held manufacturer of products for the railcar industry until its acquisition in 1999, and is a director of Lambert Fenchurch US Holdings, Inc., which is owned principally by Lambert Fenchurch Group Holdings PLC, an international broker conducting all classes of insurance and reinsurance brokering and risk management headquartered in London, England and having offices worldwide.

   Raymond E. Mabus has been a director of Friede Goldman since 1997. He has served as President of International Management & Development Group Ltd. since October 1998 and as Of Counsel to the law firm of Baker, Donelson, Bearman & Caldwell since October 1996. From July 1994 through May 1996, Mr. Mabus served as Ambassador to the Kingdom of Saudi Arabia. From February 1992 through June 1994, Mr. Mabus served as Chairman of the Committee on the Future of the South and as a consultant in the private sector. From January 1988 through January 1992, Mr. Mabus served as Governor of the State of Mississippi. Mr. Mabus also serves as a director of the Kroll-O'Gara Company, a publicly-traded risk mitigation company.

Executive Officers

   Executive officers of Friede Goldman Halter will be elected annually by the Friede Goldman Halter board of directors to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. The following will initially serve as executive officers of Friede Goldman Halter:

                                                                                     Current
                                                                                     Company
          Name           Age          Position in Friede Goldman Halter            Affiliation
          ----           --- ---------------------------------------------------- --------------
J. L. Holloway..........  55 Chief Executive Officer                              Friede Goldman
John Dane III...........  48 President and Chief Operating Officer                Halter Marine
John F. Alford..........  39 Executive Vice President                             Friede Goldman
Rick S. Rees............  46 Chief Financial Officer and Executive Vice President Halter Marine

   John F. Alford has served as Executive Vice President of Friede Goldman since December 1997. He served as Senior Vice President and Chief Financial Officer of Friede Goldman from May 1997 to December 1997. Mr. Alford joined Friede Goldman Offshore in 1996. Mr. Alford began his career in banking and previously served as a member of the board of directors and as Chief Operating Officer of Baton Rouge Bank and Trust Company, and a related financial firm, for more than the past five years.

   Rick S. Rees joined Halter Marine in April 1997 and is an Executive Vice President and the Chief Financial Officer. Mr. Rees has been a director of Halter Marine since 1996. Mr. Rees has been involved in the marine industry since obtaining his MBA from A.B. Freeman School of Business, Tulane University in 1975. Prior to joining Halter Marine, Mr. Rees was President of Maritime Holdings, Inc., the parent company of Texas Drydock, Inc., a company with operations in the offshore rig construction, conversion and repair business which was acquired by Halter Marine in fiscal 1997. From 1989 to 1996, he was President of Maritime Capital Corporation, a marine finance company. From 1975 to 1983, he was with Halter Marine, Inc., an antecedent of Halter Marine Group, Inc., and served in several capacities, including Chief Financial Officer and a director of the company. Mr. Rees is a certified public accountant.

                        COMPARISON OF STOCKHOLDER RIGHTS

General

   As a result of the merger, the holders of common stock of Halter Marine will become holders of common stock of Friede Goldman Halter. As a result, their rights as stockholders of Friede Goldman Halter will be governed by the Mississippi Business Corporation Act and Mississippi law generally. The following is a summary comparison of the material differences between the current rights of the stockholders of Halter Marine under Delaware law and their rights as stockholders of Friede Goldman Halter under Mississippi law, including material differences between certain provisions of the Delaware General Corporation Law and the Mississippi Business Corporation Act, Halter Marine's charter and Friede Goldman Halter's charter and Halter Marine's bylaws and Friede Goldman Halter's bylaws. This summary is qualified in its entirety by reference to the full text of these laws and documents and is not a complete description of the differences between the corporate laws of Mississippi and Delaware, Halter Marine's charter and Friede Goldman Halter's charter and Halter Marine's bylaws and Friede Goldman Halter's bylaws.

Mergers and Other Fundamental Transactions

   Both Mississippi and Delaware law generally require that a merger, consolidation, sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of at least a majority of the outstanding shares entitled to vote, unless a corporation's charter provides otherwise. Halter Marine's charter does not, and Friede Goldman Halter's charter will not, provide otherwise.

Statutory Anti-takeover Provisions

   The Mississippi Shareholder Protection Act requires that a business combination with an interested stockholder be approved by the affirmative vote of at least:

  . 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, and

  . two-thirds (2/3) of the votes entitled to be cast by holders of voting stock not held by an interested stockholder who is a party to the business combination.

   The provisions of the Mississippi Shareholder Protection Act do not apply if the business combination is approved by at least 80% of the Company's directors or if the aggregate amount of any offer meets fair price criteria. "Business combination" is defined in the Mississippi Shareholder Protection Act generally as:

  . any merger, consolidation, share exchange or similar transaction with any interested stockholder or other corporation which is an affiliate of an interested stockholder;

  . any sale, lease, transfer or other disposition in a transaction with any interested stockholder of assets having an aggregate market value of 20% or more of the total market value of the outstanding stock of the corporation or of its assets;

  . the issuance or transfer by the corporation, or any subsidiary, of any securities of the corporation or any subsidiary which have an aggregate market value of 5% or more of the total market value of the outstanding stock of the corporation to any interested stockholder or any affiliate of any interested stockholder;

  . the adoption of any plan or proposal for the liquidation, dissolution of or similar transaction involving the corporation in which anything other than cash will be received by an interested stockholder; or

  . any reclassification or recapitalization of securities or any merger, consolidation or share exchange of the corporation with any of its subsidiaries which increases by 5% or more the proportionate share of the total number of outstanding shares or class of equity securities held by any interested stockholder or affiliate of any interested stockholder.

   "Interested stockholder" is defined in the Mississippi Shareholder Protection Act generally as any person or associated group of persons acting in concert (other than the corporation and/or subsidiaries) that:

  . is the beneficial owner of 20% or more of the voting power of the outstanding voting stock of the corporation; or

  . is an affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 20% or more of the voting power of the then outstanding voting stock of the corporation.

   The Mississippi Control Share Act, subject to exceptions, eliminates the voting power of "Control Shares" held by a stockholder who has acquired 20% or more of the outstanding shares of a company unless the other stockholders pass a resolution restoring the share's voting power. "Control Shares" are defined as issued and outstanding shares over which an acquiring person may exercise direct or indirect voting power, and which would, in the absence of the Mississippi Control Act, represent 20% or more of the voting power of the capital stock. The Mississippi Control Act would not apply to shares of a company acquired before the company became subject to the Act.

   Section 203 of the Delaware General Corporation Law generally prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  . prior to the date of the business combination, the board of directors of the corporation approved the transaction or business combination which resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation outstanding at the time the transaction commenced; or

  . on or after the date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" is defined in Section 203 of the Delaware General Corporation Law Act to include mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or if the stockholder is an affiliate or associate, within three years, did own) 15% or more of a corporation's voting stock.

Mergers Without Stockholder Approval

   Under Section 11.03 of the Mississippi Business Corporation Act, unless a corporation's charter provides otherwise (the Friede Goldman Halter charter will not), action by the stockholders of a corporation on a merger will not be required if:

  . the charter of the surviving corporation does not differ from the articles before the merger;

  . each stockholder of the corporation prior to the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger as the stockholder held prior to the merger;

  . the voting power of the voting shares outstanding immediately after the merger, plus the voting power of the voting shares issuable as a result of the merger, will not exceed by more than 20% of the voting power of the voting shares outstanding immediately prior to the merger; and

  . the number of participating shares outstanding immediately after the merger will not exceed by more than 20% the total number of participating shares outstanding immediately prior to the merger.

Additionally, no vote of stockholders is required for a merger of a Mississippi corporation with a corporation in which it holds at least 90% of the outstanding shares of each class and series of capital stock of the corporation.

   Under Delaware law, unless a corporation's charter provides otherwise (Halter Marine's charter does not), a corporation may enter into a merger in which the corporation is the surviving entity without stockholder approval (and stockholders do not have the right to dissent from the merger and exercise appraisal rights) if:

  . the merger does not result in an amendment to the corporation's charter;

  . each share of stock of the corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the corporation after the merger; and

  . the shares of common stock of the surviving corporation to be issued or delivered under the merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued under the merger do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the merger.

Additionally, when specific conditions are met, no vote of stockholders is required for the merger of a Delaware corporation with a corporation in which it holds at least 90% of the outstanding shares of each class of the corporation.

Appraisal Rights

   Section 13.02 of the Mississippi Business Corporation Act provides appraisal rights to stockholders in any of the following corporate actions:

  . a merger if stockholder approval is required or if the corporation is a subsidiary that merges with its parent;

  . a plan of share exchange if the corporation is being acquired and the stockholder is entitled to vote;

  . a sale or exchange of all or substantially all of the property of the corporation that is not in the usual and regular course of business, but not including a court ordered sale or sale pursuant to a plan where the stockholders will receive the proceeds within one year after the date of sale;

  . some amendments to the charter that materially and adversely affects dissenting stockholder's rights in some ways; or

  . any corporate action taken pursuant to a stockholder vote to the extent the charter, bylaws or a board resolution provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

   Section 262 of the Delaware General Corporation Law provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under
Section 251(g) of the Delaware General Corporation Law. There are also no appraisal rights for shares of stock listed on a national exchange or held of record by more than 2,000 holders, unless these stockholders would be required to accept anything other than:

  . shares of stock of the surviving corporation;

  . shares of another corporation listed on a national exchange or held of record by more than 2,000 holders;

  . cash in lieu of fractional shares; or

  . any combination thereof.

Under Delaware law, unless otherwise provided by a corporation's charter (Halter Marine's charter does not contain this provision), stockholders are not entitled to appraisal rights upon a sale of all or substantially all of the assets of a corporation or upon an adverse charter amendment as they are under the Mississippi Business Corporation Act.

Amendments to Charters

   Subject to some exceptions, Sections 10.02 and 10.03 of the Mississippi Business Corporation Act provide that an amendment to a corporation's charter must be approved by the board of directors and by the affirmative vote of holders of at least a majority of the outstanding shares entitled to vote, unless the corporation's charter provides otherwise. Friede Goldman Halter's charter will require the affirmative vote of at least 80% of the voting stock of the company to amend, alter or repeal provisions of the charter with respect to:

  . the classification, filling of vacancies and removal of the board of directors;

  . amendments to the bylaws;

  . rights that entitle holders to purchase from the company shares of capital stock or other securities in some circumstances; and

  . limitation of liability of directors.

   Section 242 of the Delaware General Corporation Law provides that an amendment to a corporation's charter must be approved by the board of directors and by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote. Halter Marine's charter requires the affirmative vote of at least 80% of the voting stock of the company to amend, alter or repeal provisions of the charter relating to:

  . requirements in connection with annual and special meetings;

  . the classification, filling of vacancies and removal of the board of directors; and

  . amendments to the bylaws.

Preferred Stock Purchase Rights

Friede Goldman Rights Plan

   Friede Goldman has entered into a rights agreement with American Stock Transfer & Trust Company as rights agent. Rights attach to each share of Friede Goldman common stock outstanding and entitle the registered holder to purchase from Friede Goldman one one-thousandth of a share of preferred stock, par value $.01 per share, at a price of $75, subject to adjustment.

   The rights will separate from the common stock upon the earlier of:

  . 10 days following the date of public announcement that a person or group of persons has become the beneficial owner of 15% or more of the outstanding common stock of Friede Goldman; or

  . 10 business days (or some later date as determined by the board of directors) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of the outstanding common stock of Friede Goldman.

The earlier of these two events is referred to as the "distribution date."

   In the event that Friede Goldman is acquired in a merger or other business combination or more than 50% of its consolidated assets or earning power are sold, each holder of a right will have the right to receive, upon the exercise of the right at the then current exercise price, that number of shares of common stock of the acquiring company which at the time of the transaction will have a market value of two times the exercise price of the right. In the event that any person becomes the beneficial owner of 15% or more of the outstanding common stock of Friede Goldman, each holder of a right will have the right to receive upon exercise that number of shares of common stock having a market value equal to two times the purchase price of the rights.

   The rights are not exercisable until the distribution date. The rights will expire on December 21, 2008. With some exceptions, the terms of the rights may be amended by the board of directors without the consent of the holders of the rights at any time. Until the right is exercised, the holder will have no rights as a stockholder of the company, including the right to vote or to receive dividends.

   Pursuant to the merger agreement, Friede Goldman will amend its rights agreement to render the rights inapplicable to the merger and the other transactions contemplated by the merger agreement.

   The above summary of the Friede Goldman rights agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the rights agreement.

Halter Marine Rights Plan

   Halter Marine has entered into a rights agreement with The Bank of New York as rights agent. Rights attach to each share of Halter Marine common stock outstanding and entitle the registered holder to purchase from Friede Goldman one one-hundredth of a share of Series A preferred stock, par value $.01 per share, at a price of $47, subject to adjustment and specified events.

   The rights will separate from the common stock upon the earlier of:

  . 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock of Halter Marine; or

  . 10 days following the commencement of a tender offer or exchange offer that would result in a person acquiring or obtaining the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock of Halter Marine.

The earlier of these two events is referred to as the "distribution date."

   In the event that Halter Marine is acquired in a merger or other business combination or more than 50% of its consolidated assets or earning power are sold or transferred, each holder of a right will have the right to receive, upon the exercise of the right, a number of shares of common stock of the acquiring company having a current market price of two times the purchase price of the right. In the event that any person becomes the beneficial owner of 15% or more of the outstanding common stock of Halter Marine, each holder of a right will have the right to receive upon exercise a number of shares of common stock having a current market price equal to two times the purchase price of the right.

   The rights are not exercisable until the distribution date. The rights will expire ten years from the date they are first issued, unless earlier redeemed or exchanged by Halter Marine. With some exceptions, the terms of the rights may be amended by the board of directors without the consent of the holders of the rights at any time. Until the right is exercised, the holder will have no rights as a stockholder of the company, including the right to vote or to receive dividends.

   Pursuant to the merger agreement, Halter Marine will take all action necessary to render the rights issued pursuant to the rights agreement inapplicable to, or not exercisable as a result of, the merger.

   The above summary of the Halter Marine rights agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the rights agreement.

Cumulative Voting

   Halter Marine's charter does not provide for, and neither will Friede Goldman Halter's charter provide for, cumulative voting in the election of directors.

Preemptive Rights

   Neither the Delaware General Corporation Law nor the Mississippi Business Corporation Act affirmatively grants stockholders preemptive rights, and Halter Marine's charter does not, and Friede Goldman Halter's charter will not, grant stockholders preemptive rights.

Special Meetings of Stockholders

   The Friede Goldman Halter bylaws will provide that special meetings of the stockholders may be called by the Chief Executive Officer or a majority of the board of directors. Stockholders of the corporation may not call a special meeting. The Halter Marine bylaws provide that special meetings of stockholders may be called by a majority of the board of directors or by the Chairman of the Board. Stockholders of the corporation may not call a special meeting.

Stockholder Action by Written Consent

   Section 7.04 of the Mississippi Business Corporation Act provides that stockholders may act without a meeting only by the unanimous consent of all stockholders. Section 228 of the Delaware General Corporation Law provides that stockholders may act without a meeting by consent of the holders of the outstanding stock representing the number of shares necessary to take the action at a meeting at which all shares entitled to vote were present and voted, unless the corporation's charter provides otherwise. Halter Marine's charter provides that stockholders may not act by written consent.

Stockholder Proposals

   The bylaws of Friede Goldman Halter will require that proposals from stockholders submitted for consideration at an annual meeting of stockholders must be received not less than 120 nor more than 150 days prior to the anniversary of the annual meeting for the prior year was mailed to stockholders, unless the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year's meeting, in which case proposals must be received at least 60 days prior to the distribution by the company of proxies relating to the upcoming annual meeting.

   The bylaws of Halter Marine require that proposals from stockholders submitted for consideration at an annual meeting of stockholders must be received no later than 90 nor earlier than 120 days prior to the anniversary of the annual meeting for the prior year. If the date of the upcoming annual meeting has been changed by more than 30 calendar days before or more than 60 calendar days after the date of the prior year's meeting, proposals must be received no earlier than 120 calendar days prior to the annual meeting and not later than 90 calendar days prior to the annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by the company.

Vacancies; Newly Created Directorships

   Section 8.10 of the Mississippi Corporation Act provides that vacancies on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by either the stockholders or the board of directors. Friede Goldman Halter's charter will provide that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority vote of the remaining directors then in office. Any director elected or appointed to fill a vacancy will hold office for the remaining term to which the director was elected or appointed.

   Section 223 of the Delaware General Corporation Law and Halter Marine's charter also provide that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority vote of the remaining directors then in office. Any director elected or appointed to fill a vacancy will hold office for the remaining term of the class to which the director was elected or appointed.

Number and Classification of Board of Directors

   Friede Goldman Halter's charter and bylaws will provide that the number of directors on the board of directors of Friede Goldman Halter will not be less than three nor more than 15 as fixed by resolution of the board of directors from time to time. As required under Section 8.03(b) of the Mississippi Business Corporation Act, Friede Goldman Halter's charter will limit the number of directors by which its board of directors may increase or decrease the size of the board to 30% of the number of directors last approved by stockholders. The board of directors of Friede Goldman Halter will not be divided into classes, and the entire board will be elected each year.

   Halter Marine's charter also provides that the number of directors on the board of directors of Halter Marine will not be less than three as fixed by resolution of the board of directors from time to time. Halter Marine's charter and the Delaware General Corporation Law do not limit the number of directors by which the directors may increase or decrease the size of the board of directors. Halter Marine's directors are divided into three classes of directors as nearly equal in number as possible serving staggered three-year terms such that approximately one-third of the board of directors of Halter Marine is elected each year.

Removal of Directors

   Under Section 8.08 of the Mississippi Business Corporation Act, one or more directors may be removed, with or without cause, at any meeting of stockholders expressly called for that purpose by the vote of not less than a majority of the shares entitled to vote in the election of the directors, unless the corporation's charter provides otherwise. Friede Goldman Halter's charter and bylaws will provide that a director may only be removed for cause by an affirmative vote of a majority of the holders of outstanding capital stock of the company entitled to vote in the election of directors.

   Under Section 141 of the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the corporation's charter provides otherwise. Halter Marine's charter provides that a director may only be removed for cause by an affirmative vote of a majority of the holders of at least a majority of the voting power of all shares of outstanding capital stock of the company entitled to vote in the election of directors.

Amendment of Bylaws

   Friede Goldman Halter's charter will provide that the bylaws may be altered, amended or repealed:

  . by the board of directors; or

  . by the affirmative vote of 80% of the total voting power of all shares of capital stock of the company issued and entitled to vote in an election of directors, provided that notice of the alteration, amendment or repeal is contained in the notice of the meeting.

   Halter Marine's charter also provides that the bylaws may be altered, amended or repealed

  . by an affirmative vote of a majority of the whole board of directors; or

  . by the affirmative vote of the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, provided, however, that some amendments or proposed alterations require the affirmative vote of 80% of the total voting power of all shares of capital stock of Halter Marine issued and entitled to vote in an election of directors, provided that notice of the alteration, amendment or repeal is contained in the notice of the meeting.

               DESCRIPTION OF FRIEDE GOLDMAN HALTER CAPITAL STOCK

   The following is a summary of the material terms of the charter and bylaws concerning the capital stock of Friede Goldman. Copies of the Friede Goldman charter and Friede Goldman bylaws will be sent to holders of shares of Friede Goldman common stock and Halter Marine common stock upon request. See "Where You Can Find More Information" on page 96. For a comparison of provisions of the Friede Goldman charter and the Halter Marine Charter, see "Comparison of Stockholder Rights" on page 87.

Authorized Capital Stock

   Under the Friede Goldman charter, Friede Goldman's authorized capital stock consists of 125,000,000 shares of Friede Goldman common stock, par value $.01 per share, and 5,000,000 shares of Friede Goldman preferred stock, par value $.01 per share.

Common Stock

   The holders of Friede Goldman common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Friede Goldman preferred stock, holders of Friede Goldman common stock are entitled to receive ratably dividends as they may be declared by the Friede Goldman board out of funds legally available for dividends. In the event of a liquidation or dissolution of Friede Goldman, holders of Friede Goldman common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Friede Goldman preferred stock.

   Holders of Friede Goldman common stock have no cumulative voting rights, no preemptive rights and have no rights to convert their Friede Goldman common stock into any other securities. All of the outstanding shares of Friede Goldman common stock are, and the shares of Friede Goldman common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

   The Friede Goldman board is authorized to designate any series of Friede Goldman preferred stock and the powers, preferences and rights of the shares of the series and the qualifications, limitations or restrictions of the series of preferred stock without further action by the holders of the Friede Goldman common stock. There are 5,000,000 shares designated as Series A Junior Participating Preferred Stock. As of the date of this document, there were no shares of Series A Junior Participating Preferred Stock outstanding.

   Friede Goldman has entered into a rights plan. For a description of the Friede Goldman rights plan, see "Preferred Stock Purchase Rights--Friede Goldman Rights Plan" on page 90.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company is the transfer agent and registrar for the Friede Goldman common stock.

Stock Exchange Listing; Delisting and Deregistration of Halter Marine Common
Stock

   It is a condition of the merger that the shares of Friede Goldman common stock issuable in the merger be approved for listing on the NYSE on or prior to the effective time, subject to official notice of issuance. If the merger is completed, Halter Marine common stock will cease to be listed on the American Stock Exchange.

                                 LEGAL MATTERS

   The validity of the Friede Goldman common stock to be issued to Halter Marine stockholders pursuant to the merger will be passed upon by Phelps & Dunbar, special Mississippi counsel to Friede Goldman. Certain tax matters relating to the merger will be passed upon by Andrews & Kurth, L.L.P. for Friede Goldman and by Shearman & Sterling for Halter Marine. See "The Merger-- Material U.S. Federal Income Tax Consequences" and "The Merger Agreement-- Conditions to the Merger" on pages 48 and 61, respectively.

                                    EXPERTS

   The audited consolidated financial statements of Friede Goldman for the year ended December 31, 1998, incorporated by reference in this document have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this joint proxy statement/prospectus in reliance upon their authority of said firm as experts in accounting and auditing in giving such reports.

   The consolidated financial statements of Halter Marine appearing in Halter Marine's Annual Report (Form 10-K) for the year ended March 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in the Annual Report and incorporated in this document by reference. The consolidated financial statements are incorporated in this document by reference in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

   The consolidated financial statements of Newfoundland Ocean Enterprises Limited for the year ended March 29, 1997, incorporated by reference in this document, have been audited by Grant Thorton (formerly Doane Raymond), chartered accountants, as indicated in their report, and are incorporated in this document in reliance on their report given upon their authority as experts in accounting and auditing in giving such reports.

                          FUTURE STOCKHOLDER PROPOSALS

   Friede Goldman. Pursuant to the applicable securities laws, for a stockholder proposal to be considered for possible inclusion in the proxy statement for the 2000 annual meeting, the proposal must be submitted to the Secretary of Friede Goldman no later than December 1, 1999. A proposal that does not supply adequate information about the proposal will be disregarded.

   Pursuant to Friede Goldman's bylaws, stockholder proposals submitted for consideration at Friede Goldman's 2000 annual meeting of stockholders have to be submitted to the Secretary of Friede Goldman between December 2, 1999 and January 1, 2000. If timely notice of a stockholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, Friede Goldman may exclude the proposal or exercise discretionary voting authority over proxies with respect to the proposal if presented at Friede Goldman's 2000 annual meeting of stockholders.

   Halter Marine. Pursuant to the applicable securities laws, for a stockholder proposal to be considered for possible inclusion in the proxy statement for the 2000 annual meeting (if one should occur), the proposal must be submitted to the Secretary of Halter Marine no later than February 26, 2000. A proposal that does not supply adequate information about the proposal will be disregarded.

   Pursuant to Halter Marine's bylaws, stockholder proposals submitted for consideration at Halter Marine's 2000 annual meeting of stockholders (if one should occur) have to be submitted to the Secretary of Halter Marine between March 27, 2000 and April 26, 2000. If timely notice of a stockholder proposal is not given, the proposal may not be brought before the annual meeting. If timely notice is given but is not accompanied by a written statement to the extent required by applicable securities laws, Halter Marine may exclude the proposal or exercise discretionary voting authority over proxies with respect to the proposal if presented at Halter Marine's 2000 annual meeting of stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

   Friede Goldman and Halter Marine file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Friede Goldman and Halter Marine at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Friede Goldman and Halter Marine with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Friede Goldman invites you to visit its web site at http://www.fgii.com, and Halter Marine invites you to visit its web site at http://www.haltermarine.com.

   Friede Goldman filed a registration statement on Form S-4 to register with the SEC Friede Goldman common stock to be issued to Halter Marine stockholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Friede Goldman in addition to being a proxy statement of each of Halter Marine and Friede Goldman. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows Friede Goldman and Halter Marine to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Friede Goldman and Halter Marine have previously filed with the SEC. These documents contain important information about Friede Goldman and Halter Marine and their finances.

     Friede Goldman
Securities and Exchange
Commission Filings (File
     No. 001-14627)                                 Period
------------------------                            ------
Annual Report on Form
 10-K                     Year Ended December 31, 1998.
Quarterly Reports on
 Form 10-Q                Quarters Ended March 31, 1999 and June 30, 1999.
Proxy Statement on
 Schedule 14-A            Filed on Marcy 30, 1999.
Current Reports on Form
 8-K                      Filed on June 2, 1999, June 3, 1999 and September 15, 1999.

Halter Marine Securities
      and Exchange
Commission Filings (File
     No. 001-12159)                                 Period
------------------------                            ------
Annual Report on Form
 10-K                     Year Ended March 31, 1999.
Quarterly Report on Form
 10-Q                     Quarter Ended June 30, 1999.
Proxy Statement on
 Schedule 14-A            Filed on June 29, 1999.
Current Reports on Form
 8-K                      Filed on August 10, 1999 and September 15, 1999.

   Friede Goldman and Halter Marine are also incorporating by reference additional documents that they file with the SEC between the date of this document and the date of the special meeting.

   Friede Goldman has supplied all information contained or incorporated by reference in this document relating to Friede Goldman, and Halter Marine has supplied all information relating to Halter Marine.

   If you are a stockholder, Friede Goldman and Halter Marine may have sent you some of the documents incorporated by reference, but you can obtain any of them through Friede Goldman, Halter Marine or the SEC. Documents incorporated by reference are available from Friede Goldman and Halter Marine without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

   Friede Goldman International Inc.    Halter Marine Group, Inc.
   525 East Capitol Street, 7th Floor   13085 Industrial Seaway Road
   Jackson, Mississippi 39201           Gulfport, Mississippi 39503
   Attention: James A. Lowe, III,       Attention: Maureen O'Connor Sullivan,
              Secretary                            Secretary



   If you would like to request documents from Friede Goldman or Halter Marine, please do so by October 14, 1999 to receive them before the special meeting.

   You should rely only on the information contained or incorporated by reference in this document to vote on the merger. We have not authorized anyone to give any information other than what is in this document, and, if given or made, you must not rely on information as having been authorized by either Friede Goldman or Halter Marine. Neither the delivery of this document nor any distribution of securities made hereunder will create an implication that there has been no change in the affairs of Friede Goldman or Halter Marine since the date of this document or that the information in this document is correct as of any time subsequent to the date of this document. All information contained in this document with respect to Friede Goldman has been furnished by Friede Goldman, and all information in this joint proxy statement/ prospectus with respect to Halter Marine has been furnished by Halter Marine.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Unaudited Pro Forma Combined Financial Statements Basis of Presentation... F-2
Unaudited Pro Forma Condensed Combined Balance Sheet...................... F-3
Unaudited Pro Forma Condensed Combined Statements of Operations........... F-4
Notes to Unaudited Pro Forma Combined Financial Statements................ F-6

                        PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma balance sheet of Friede Goldman International Inc. ("Friede Goldman") as of June 30, 1999 and statements of operations of Friede Goldman for the six-month period ended June 30, 1999 and year ended December 31, 1998, give effect to the pending business combination with Halter Marine Group, Inc. ("Halter Marine"). The statements assume that the business combination is accounted for as a purchase. The pro forma combined balance sheet treats the business combination as if it occurred on June 30, 1999; the pro forma combined income statements treat the business combination as if it had occurred on January 1, 1998.

   The information at June 30, 1999 and for the six-month period ended June 30, 1999 for Friede Goldman is summarized from the unaudited consolidated financial statements contained in Friede Goldman's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   The information for the year ended December 31, 1998 for Friede Goldman is summarized from the consolidated financial statements contained in Friede Goldman's Annual Report on Form 10-K for the year ended December 31, 1998.

   The information for Halter Marine is summarized from the consolidated financial statements contained in Halter Marine's Annual Report on Form 10-K for the year ended March 31, 1999 and from the unaudited consolidated financial statements contained in Halter Marine's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   The Pro Forma Financial Statements are presented for information purposes only. The results shown in the statements are not necessarily indicative of the actual results that might have occurred if the business combination had been completed on January 1, 1998. Also, they are not necessarily indicative of results that might be achieved in the future if the business combination is completed.

Pro Forma Balance Sheet (Unaudited)

   The following unaudited pro forma balance sheet presents the balance sheets of Friede Goldman and Halter Marine as if the business combination had been effective on June 30, 1999. This balance sheet should be read in conjunction with the consolidated financial statements and related notes of Friede Goldman contained in Friede Goldman's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated by reference into this joint proxy statement/prospectus, and the consolidated financial statements and related notes of Halter Marine contained in Halter Marine's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and Annual Report on Form 10-K for the year ended March 31, 1999 and incorporated herein by reference in this joint proxy statement/prospectus.

                       FRIEDE GOLDMAN INTERNATIONAL INC.
                       UNAUDITED PRO FORMA BALANCE SHEET

                                 June 30, 1999
                           (in thousands of dollars)

                                Friede   Halter            Pro Forma     Pro
                               Goldman   Marine  Combined Adjustments   Forma
                               -------- -------- -------- -----------  --------
Cash and cash equivalents ...  $  8,128 $  1,552 $  9,680  $      --   $  9,680
Accounts receivable .........    62,219  151,372  213,591         --    213,591
Inventory and stockpiled
 materials ..................    32,682  138,520  171,202         --    171,202
Costs and estimated earnings
 in excessof billings on
 uncompleted contracts ......    30,051   26,299   56,350         --     56,350
Other current assets ........     8,669   11,315   19,984         --     19,984
                               -------- -------- --------  ---------   --------
  Total current assets.......   141,749  329,058  470,807         --    470,807
                               ======== ======== ========  =========   ========
Investment in unconsolidated
 subsidiary..................    12,825       --   12,825         --     12,825
Property, plant and
 equipment, net..............   136,861  168,509  305,370     91,625 B  396,995
Goodwill and other assets,
 net.........................    15,505   98,619  114,124  (54,206)A     59,918
Other assets.................        --    8,078    8,078         --      8,078
                               -------- -------- --------  ---------   --------
  Total assets...............  $306,940 $604,264 $911,204  $  37,419   $948,623
                               ======== ======== ========  =========   ========
Short-term debt, including
 current portion of long-term
 debt........................  $ 25,948 $  1,818 $ 27,766  $      --   $ 27,766
Accounts payable and accrued
 liabilities.................    68,897   83,374  152,271      8,000 A  160,271
Billings in excess of costs
 and estimated earnings on
 uncompleted contracts.......    25,673   80,412  106,085     15,000 C  121,085
                               -------- -------- --------  ---------   --------
  Total current liabilities..   120,518  165,604  286,122     23,000    309,122
Deferred income tax
 liability...................     7,387   11,482   18,869     50,927 A   69,796
Long-term debt, less current
 maturities..................    42,588  260,258  302,846    (62,900)D  239,946
Other noncurrent
 liabilities.................        --       48       48         --         48
Deferred government subsidy,
 net of accumulated
 amortization................    33,598       --   33,598         --     33,598
Stockholders' equity.........   102,849  166,872  269,721     26,392 A  296,113
                               -------- -------- --------  ---------   --------
  Total liabilities and
   stockholders' equity......  $306,940 $604,264 $911,204  $  37,419   $948,623
                               ======== ======== ========  =========   ========

Pro Forma Statements of Operations (Unaudited)

   The following unaudited pro forma statements of operations for the six-month period ended June 30, 1999 and the year ended December 31, 1998 combine the income statements of Friede Goldman and Halter Marine as if the business combination had occurred on January 1, 1998. The pro forma statement of operations for the year ended December 31, 1998 combines the statement of operations for the year ended December 31, 1998 for Friede Goldman and the statement of operations for the fiscal year ended March 31, 1999 for Halter Marine. The pro forma statement of operations for the six months ended June 30, 1999 combine the statements of operation for the six months ended June 30, 1999 for Friede Goldman and for the same period for Halter Marine. The unaudited pro forma statements of operations should be read in conjunction with Friede Goldman's consolidated financial statements and notes contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and Annual Report on Form 10-K for the year ended December 31, 1998, which are incorporated by reference into this joint proxy statement/prospectus, and Halter Marine's consolidated financial statements and notes contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and Annual Report on Form 10-K for the year ended March 31, 1999, which are incorporated by reference into this joint proxy statement/prospectus.

   Friede Goldman expects to achieve savings through reductions in selling, general and administrative expenses as well as other operating costs in connection with the proposed business combination. The extent to which the savings will be achieved depends, among other things, on the economic conditions and may be affected by unanticipated changes in business activities, inflation and other external factors. Therefore, there can be no assurance that these savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

                       FRIEDE GOLDMAN INTERNATIONAL INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
                    (in thousands, except per share amounts)

                          Friede    Halter                Pro Forma
                         Goldman    Marine    Combined   Adjustments Pro Forma
                         --------  --------  ----------  ----------- ----------
Revenue ................ $382,913  $998,149  $1,381,062    $    --   $1,381,062
Cost of revenue.........  293,712   912,131   1,205,843      4,308 E  1,210,151
                         --------  --------  ----------    -------   ----------
  Gross profit..........   89,201    86,018     175,219     (4,308)     170,911
Selling, general and
 administrative
 expenses...............   32,365    60,442      92,807         --       92,807
Amortization expense....      334     5,846       6,180     (4,069)F      2,111
                         --------  --------  ----------    -------   ----------
Operating income........   56,502    19,730      76,232       (239)      75,993
Other income (expense)
  Accretion of debt
   discount.............       --        --          --     (7,761)G     (7,761)
  Interest expense,
   net..................     (202)   (8,135)     (8,337)        --       (8,337)
  Other, net............     (336)      719         383         --          383
                         --------  --------  ----------    -------   ----------
  Total other income
   (expense)............     (538)   (7,416)     (7,954)    (7,761)     (15,715)
Income before income
 taxes..................   55,964    12,314      68,278     (8,000)      60,278
  Income tax provision..   20,678    (1,017)     19,661     (4,405)H     15,256
                         --------  --------  ----------    -------   ----------
Net income.............. $ 35,286  $ 13,331  $   48,617    $(3,595)  $   45,022
                         ========  ========  ==========    =======   ==========
Earnings per share
  Basic................. $   1.46  $   0.46                        I $     1.11
                         ========  ========                          ==========
  Diluted............... $   1.43  $   0.46                        I $     1.10
                         ========  ========                          ==========
Weighted average shares
  Basic.................   24,211    28,846                              40,659
                         ========  ========                          ==========
  Diluted...............   24,599    28,990                              41,047
                         ========  ========                          ==========

                       FRIEDE GOLDMAN INTERNATIONAL INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 1999
                    (in thousands, except per share amounts)

                             Friede    Halter              Pro Forma    Pro
                            Goldman    Marine   Combined  Adjustments  Forma
                            --------  --------  --------  ----------- --------
Revenue ..................  $278,645  $430,473  $709,118    $    --   $709,118
Cost of revenue...........   232,630   391,461   624,091      2,154 E  626,245
                            --------  --------  --------    -------   --------
  Gross profit............    46,015    39,012    85,027     (2,154)    82,873
Selling, general and
 administrative expenses..    17,579    28,333    45,912         --     45,912
Amortization expense......       175     2,604     2,779     (1,716)F    1,063
                            --------  --------  --------    -------   --------
  Operating income........    28,261     8,075    36,336       (438)    35,898
Other income (expense)
  Accretion of debt
   discount...............        --        --        --     (4,001)G   (4,001)
  Interest expense, net...    (1,705)   (4,329)   (6,034)        --     (6,034)
  Other, net..............       (46)      908       862         --        862
                            --------  --------  --------    -------   --------
  Total other income
   (expense)..............    (1,751)   (3,421)   (5,172)    (4,001)    (9,173)
Income before income
 taxes....................    26,510     4,654    31,164     (4,439)    26,725
  Income tax provision....     8,475     1,240     9,715     (2,247)H    7,468
                            --------  --------  --------    -------   --------
Net income................  $ 18,035  $  3,414  $ 21,449    $(2,192)  $ 19,257
                            ========  ========  ========    =======   ========
Earnings per share
  Basic...................  $   0.77  $   0.12                      I $   0.48
                            ========  ========                        ========
  Diluted.................  $   0.76  $   0.12                      I $   0.48
                            ========  ========                        ========
Weighted average shares
  Basic...................    23,369    28,857                          39,817
                            ========  ========                        ========
  Diluted.................    23,670    28,860                          40,118
                            ========  ========                        ========

                       FRIEDE GOLDMAN INTERNATIONAL INC.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The adjustments to the accompanying pro forma balance sheet are described below:

A. Friede Goldman plans to issue approximately 16,448,000 shares of Friede Goldman common stock, with an aggregate market value at the date of the merger of approximately $193.3 million based on an average trading price the day of and following the public announcement of the merger, as amended, of $11.75 per share, to effect the business combination with Halter Marine.

   In addition to the stock to be exchanged in the business combination, the total purchase price will include other direct acquisition costs such as investment banking, legal, accounting and other professional fees, printing and mailing costs, and other miscellaneous expenses. These costs are estimated to be $8 million and are included as a cost of the acquisition.

   In accordance with the purchase method of accounting, the assets and liabilities of Halter Marine are adjusted to their estimated fair value. Applicable income tax effects of these adjustments are included as a component of Friede Goldman's net deferred tax liability with a corresponding offset to goodwill. For purposes of these pro forma combined financial statements, estimates have been made of the fair value of Halter Marine's assets and liabilities as of June 30, 1999. These fair value adjustments are based on the best information currently available to Friede Goldman and will be updated to the actual date of closing and as additional information becomes available. The valuation reflects excess purchase price of $44.4 million over the fair value of net assets. This amount has been recorded as goodwill and is being amortized over 25 years.

B. To adjust the property, plant and equipment of Halter Marine acquired to estimated fair value. The actual fair value may differ materially from the estimated fair value used in this pro forma presentation.

C. To adjust the margins on approximately $150 million of some of Halter Marine's contracts in progress to normal margins for these types of contracts.

D. To adjust the 4 1/2% convertible subordinated notes to fair value using the market price of the notes following public announcement of the merger. The market price of the notes on the date of closing of the merger will be used in the final allocation of the purchase price. The closing date market price may differ materially from the market price used in this pro forma presentation.

The adjustments to the accompanying pro forma statements of operations are described below. In accordance with the purchase method of accounting, the assets and liabilities of Halter Marine were adjusted to fair value with the applicable income tax effects of the adjustments included as a component of Friede Goldman's net deferred tax liability. The related effect on net income resulting from the amortization of the purchase accounting adjustments is reflected in the column "adjustments."

E. To record the incremental depreciation related to the fair value adjustment to property, plant and equipment over an estimated average life of 15 years excluding the fair value adjustment to land of approximately $27 million.

F. To reverse historical amortization of the goodwill and record the amortization of goodwill associated with this business combination over 25 years.

G. To record the accretion of the discount on the convertible subordinated notes which mature on September 15, 2004.

H. To adjust the provision for income taxes to give effect to the purchase accounting adjustments, exclusive of the goodwill amortization adjustment.

I. Pro forma earnings per share is computed using Friede Goldman's weighted average shares outstanding during the period and the approximate 16.4 million shares to be exchanged in the business combination.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                       FRIEDE GOLDMAN INTERNATIONAL INC.

                                      and

                           HALTER MARINE GROUP, INC.

                            Dated as of June 1, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                                   THE MERGER

SECTION 1.01. The Merger...................................................   2
SECTION 1.02. Effective Time...............................................   2
SECTION 1.03. Effect of the Merger.........................................   2
SECTION 1.04. Certificate of Incorporation; By-laws........................   3
SECTION 1.05. Boards, Committees and Officers of Friede Goldman............   3

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01. Conversion of Securities.....................................   4
SECTION 2.02. Exchange of Certificates.....................................   5
SECTION 2.03. Stock Transfer Books.........................................   9

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HALTER MARINE

SECTION 3.01. Organization and Qualification; Subsidiaries.................  10
SECTION 3.02. Capitalization...............................................  10
SECTION 3.03. Authority Relative to This Agreement.........................  12
SECTION 3.04. No Conflict; Required Filings and Consents...................  12
SECTION 3.05. Permits; Compliance..........................................  14
SECTION 3.06. SEC Filings; Financial Statements............................  14
SECTION 3.07. Absence of Certain Changes or Events.........................  15
SECTION 3.08. Employee Benefit Plans; Labor Matters........................  15
SECTION 3.09. Contracts; Debt Instruments..................................  18
SECTION 3.10. Litigation...................................................  19
SECTION 3.11. Environmental Matters........................................  19
SECTION 3.12. Trademarks, Patents and Copyrights...........................  20
SECTION 3.13. Taxes........................................................  21
SECTION 3.14. Opinion of Financial Advisor.................................  23
SECTION 3.15. Vote Required................................................  23
SECTION 3.16. Brokers......................................................  23
SECTION 3.17. Insurance....................................................  23

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF FRIEDE GOLDMAN

SECTION 4.01. Organization and Qualification; Subsidiaries.................  24
SECTION 4.02. Capitalization...............................................  25
SECTION 4.03. Authority Relative to This Agreement.........................  26
SECTION 4.04. No Conflict; Required Filings and Consents...................  27
SECTION 4.05. Permits; Compliance..........................................  28
SECTION 4.06. SEC Filings; Financial Statements............................  28
SECTION 4.07. Absence of Certain Changes or Events.........................  29
SECTION 4.08. Employee Benefit Plans; Labor Matters........................  29

                                                                           Page
                                                                           ----
SECTION 4.09. Contracts; Debt Instruments................................   31
SECTION 4.10. Litigation.................................................   32
SECTION 4.11. Environmental Matters......................................   33
SECTION 4.12. Trademarks, Patents and Copyrights.........................   33
SECTION 4.13. Taxes......................................................   34
SECTION 4.14. Opinion of Financial Advisor...............................   35
SECTION 4.15. Vote Required..............................................   35
SECTION 4.16. Brokers....................................................   35
SECTION 4.17. Insurance..................................................   36

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01. Conduct of Business by Halter Marine Pending the Closing...   36
SECTION 5.02. Conduct of Business by Friede Goldman Pending the Closing..   39
SECTION 5.03. Cooperation................................................   42
SECTION 5.04. Notices of Certain Events..................................   42
SECTION 5.05. Contractual Consents.......................................   42
SECTION 5.06. Rights Agreements..........................................   43
SECTION 5.07. Affiliate Letters..........................................   43

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

SECTION 6.01. Registration Statement; Proxy Statement....................   43
SECTION 6.02. Stockholders' Meetings.....................................   45
SECTION 6.03. Access to Information; Confidentiality.....................   45
SECTION 6.04. No Solicitation by Halter Marine...........................   46
SECTION 6.05. No Solicitation by Friede Goldman..........................   48
SECTION 6.06. Reasonable Efforts.........................................   49
SECTION 6.07. Stock Options and Other Stock Awards; Employee Benefit
               Plans.....................................................   51
SECTION 6.08. Letters of Accountants.....................................   53
SECTION 6.09. Update Disclosure; Breaches................................   53
SECTION 6.10. Public Announcements.......................................   54
SECTION 6.11. NYSE Listing...............................................   54
SECTION 6.12. Indemnification of Directors and Officers..................   54
SECTION 6.13. Plan of Reorganization.....................................   56
SECTION 6.14. Headquarters; Name.........................................   56

                                  ARTICLE VII

                               CLOSING CONDITIONS

SECTION 7.01. Conditions to Obligations of Each Party Under This
               Agreement.................................................   56
SECTION 7.02. Additional Conditions to Obligations of Friede Goldman.....   58
SECTION 7.03. Additional Conditions to Obligations of Halter Marine......   59

                                                                            Page
                                                                            ----

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination..................................................  60
SECTION 8.02. Effect of Termination........................................  62
SECTION 8.03. Amendment....................................................  62
SECTION 8.04. Waiver.......................................................  62
SECTION 8.05. Fees.........................................................  63

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01. Non-Survival of Representations and Warranties...............  65
SECTION 9.02. Notices......................................................  65
SECTION 9.03. Certain Definitions..........................................  66
SECTION 9.04. Headings.....................................................  67
SECTION 9.05. Severability.................................................  67
SECTION 9.06. Entire Agreement.............................................  67
SECTION 9.07. Assignment...................................................  68
SECTION 9.08. Parties in Interest..........................................  68
SECTION 9.09. Mutual Drafting..............................................  68
SECTION 9.10. Governing Law................................................  68
SECTION 9.11. Counterparts.................................................  68

EXHIBIT 1 FORM OF HALTER MARINE CEO EMPLOYMENT AGREEMENT
EXHIBIT 2 FORM OF HALTER MARINE CFO EMPLOYMENT AGREEMENT
EXHIBIT 3 FORM OF FRIEDE GOLDMAN CEO EMPLOYMENT AGREEMENT
EXHIBIT 4 FORM OF FRIEDE GOLDMAN EVP EMPLOYMENT AGREEMENT
EXHIBIT 5 FORM OF VOTING AND PROXY AGREEMENT
EXHIBIT 6 FORM OF STOCKHOLDER'S AGREEMENT (JLH)
EXHIBIT 7 BOARD, COMMITTEES AND OFFICERS OF FRIEDE GOLDMAN
EXHIBIT 8 FORM OF AFFILIATE LETTER
EXHIBIT 9 FORM OF FRIEDE GOLDMAN EVP--SHIPYARD OPERATIONS EMPLOYMENT AGREEMENT
EXHIBIT 10 FORM OF FRIEDE GOLDMAN OFFSHORE, INC. PRESIDENT EMPLOYMENT AGREEMENT
EXHIBIT 11 FORM OF K. COLLEDGE EMPLOYMENT AGREEMENT
EXHIBIT 12 FORM OF W. TRIMBLE EMPLOYMENT AGREEMENT
EXHIBIT 13 FORM OF T. RIGOLO EMPLOYMENT AGREEMENT
EXHIBIT 14 FORM OF W. BINGLE EMPLOYMENT AGREEMENT
EXHIBIT 15 FORM OF D. ROBASCIOTTI EMPLOYMENT AGREEMENT
EXHIBIT 16 FORM OF G. GENTRY EMPLOYMENT AGREEMENT
EXHIBIT 17 FORM OF R. ANDREWS EMPLOYMENT AGREEMENT
EXHIBIT 18 FORM OF G. CAGNOLATTI EMPLOYMENT AGREEMENT
EXHIBIT 19 FORM OF STOCKHOLDER'S AGREEMENT (RWS)
EXHIBIT 20 FORM OF FRIEDE GOLDMAN OPTION AGREEMENT FOR MESSRS DANE AND REES

Index of Defined Terms

                                              Section
                                        -------------------
affiliate                               Section 9.03(a)
Agreement                               Preamble
Amex                                    Section 3.04(b)
Articles of Merger                      Section 1.02
beneficial owner                        Section 9.03(b)
Blue Sky Laws                           Section 3.04(b)
Board Size Increase                     Section 4.03
Business Day                            Section 9.03(c)
CERCLA                                  Section 3.11
Certificate of Merger                   Section 1.02
Certificates                            Section 2.02(b)
Code                                    Preamble
Confidentiality Agreement               Section 6.03(b)
contract                                Section 3.09
control                                 Section 9.03(d)
Convertible Notes                       Section 3.02
DGCL                                    Preamble
DLJ                                     Section 3.14
Effective Time                          Section 1.02
Environmental Laws                      Section 3.11
Environmental Permits                   Section 3.11
ERISA                                   Section 3.08(a)
Excess Shares                           Section 2.02(e)(ii)
Exchange Act                            Section 3.04(b)
Exchange Agent                          Section 2.02(a)
Exchange Fund                           Section 2.02(a)
Exchange Ratio                          Section 2.01(a)
Friede Goldman                          Preamble
Friede Goldman Acquisition Agreement    Section 6.05(b)
Friede Goldman Benefit Plans            Section 4.08(a)
Friede Goldman Common Stock             Section 2.01(a)
Friede Goldman Disclosure Schedule      Article IV Preamble
Friede Goldman Indemnified Parties      Section 6.12(d)
Friede Goldman Material Adverse Effect  Section 4.01
Friede Goldman Material Contract        Section 4.09
Friede Goldman Meeting                  Section 6.02
Friede Goldman Notice                   Section 6.05(a)
Friede Goldman Out-of-Pocket Expenses   Section 8.05(b)
Friede Goldman Permits                  Section 4.05
Friede Goldman Preferred Stock          Section 4.02
Friede Goldman Preferred Stock Rights   Section 4.02
Friede Goldman Rights Agreement         Section 4.02
Friede Goldman SEC Filings              Section 4.06(a)
Friede Goldman Stock Options Plans      Section 4.02
Friede Goldman Stockholder Approval     Section 4.03
Friede Goldman Subsidiaries             Section 4.01
Friede Goldman Superior Proposal        Section 6.05(b)
Friede Goldman Takeover Proposal        Section 6.05(a)
GAAP                                    Section 3.06(b)

                                                    Section
                                              --------------------
Governmental Entity                           Section 3.04(b)
Halter Marine                                 Preamble
Halter Marine Acquisition Agreement           Section 6.04(b)
Halter Marine Benefit Plans                   Section 3.08(a)
Halter Marine By-laws                         Section 3.04(a)
Halter Marine Certificate                     Section 3.04(a)
Halter Marine Change in Control Arrangements  Section 3.08(e)
Halter Marine Common Stock                    Section 2.01(a)
Halter Marine Disclosure Schedule             Article III Preamble
Halter Marine Indemnified Parties             Section 6.12(b)
Halter Marine Indenture                       Section 3.04(a)
Halter Marine Material Adverse Effect         Section 3.01
Halter Marine Material Contract               Section 3.09
Halter Marine Meeting                         Section 6.02
Halter Marine Notice                          Section 6.04(a)
Halter Marine Option                          Section 6.07(a)
Halter Marine Out-of-Pocket Expenses          Section 8.05(c)
Halter Marine Permits                         Section 3.05
Halter Marine Preferred Stock                 Section 3.02
Halter Marine Preferred Stock Rights          Section 3.02
Halter Marine Rights Agreement                Section 3.02
Halter Marine SEC Filings                     Section 3.06(a)
Halter Marine Stockholder Approval            Section 3.03
Halter Marine Superior Proposal               Section 6.04(b)
Halter Marine Takeover Proposal               Section 6.04(a)
Halter Marine Subsidiaries                    Section 3.01
Halter Marine 1996 Plan                       Section 6.07(a)
Hazardous Materials                           Section 3.11
HSR Act                                       Section 3.04(b)
IRS                                           Section 3.08(a)
Jefferies                                     Section 4.14
knowledge                                     Section 9.03(e)
Law                                           Section 3.04(a)
MBCA                                          Preamble
Merger                                        Preamble
Name Change                                   Preamble
NYSE                                          Section 2.02(e)(ii)
Order                                         Section 6.06(a)(ii)
person                                        Section 9.03(f)
plan of reorganization                        Section 6.13
Proprietary Rights                            Section 3.12
Proxy Statement                               Section 6.01(a)
Real Estate Transfer Taxes                    Section 8.05(a)
Registration Statement                        Section 6.01(a)
Replacement Plans                             Section 6.07(b)
Representatives                               Section 6.03(a)
Securities Act                                Section 3.04(b)
Stock Option Plan Amendment                   Section 4.03
Stockholder's Agreement                       Preamble
Stockholders' Meetings                        Section 6.02
subsidiary or subsidiaries                    Section 9.03(g)
Surviving Corporation                         Section 1.01
Taxes                                         Section 3.13(a)
Termination Fee                               Section 8.05(b)
5% Stockholder                                Section 3.13(j)

   AGREEMENT AND PLAN OF MERGER, dated as of June 1, 1999 (this "Agreement"), between FRIEDE GOLDMAN INTERNATIONAL INC., a Mississippi corporation ("Friede Goldman"), and HALTER MARINE GROUP, INC., a Delaware corporation ("Halter Marine").

   WHEREAS, the Boards of Directors of Friede Goldman and Halter Marine have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and stockholders to combine their respective businesses in a "merger of equals" transaction to be effected as set forth in this Agreement;

   WHEREAS, to effect such merger of equals transaction, upon the terms and subject to the conditions of this Agreement and in accordance with the general Corporation Law of the State of Delaware (the "DGCL") and the Mississippi Business Corporation Act (the "MBCA"), Halter Marine will merge with and into Friede Goldman (the "Merger");

   WHEREAS, the Board of Directors of Friede Goldman (i) has determined that the Merger is in the best interests of Friede Goldman and its stockholders and approved and adopted this Agreement and the transactions contemplated hereby and (ii) has recommended that the stockholders of Friede Goldman approve the Merger;

   WHEREAS, the Board of Directors of Halter Marine (i) has determined that the Merger is in the best interests of Halter Marine and its stockholders and has approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby and (ii) has recommended adoption of this Agreement and approval of the Merger by the stockholders of Halter Marine;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

   WHEREAS, concurrently with the execution and delivery of this Agreement, Friede Goldman is entering into Employment Agreements with Halter Marine's Chief Executive Officer, Chief Financial Officer and Friede Goldman's Chief Executive Officer and Executive Vice President, in the forms attached hereto as Exhibits 1, 2, 3 and 4 respectively, which Employment Agreements shall become effective upon consummation of the Merger;

   WHEREAS, concurrently with the execution and delivery of this Agreement, J.L. Holloway and Halter Marine are entering into a Voting and Proxy Agreement in the form attached hereto as Exhibit 5 (the "Voting Agreement");

   WHEREAS, concurrently with the execution and delivery of this Agreement, Friede Goldman and J.L. Holloway are entering into a Stockholder's Agreement (the "Stockholder's Agreement") in the form attached hereto as Exhibit 6, which Stockholder's Agreement shall become effective upon consummation of the Merger;

   WHEREAS, concurrently with the execution and delivery of this Agreement, Friede Goldman Offshore, Inc. is entering into Employment Agreements with certain key employees of Friede Goldman, in the forms attached hereto as Exhibits 9 through 17, respectively, which Employment Agreements shall become effective upon consummation of the Merger; and

   WHEREAS, concurrently with the execution and delivery of this Agreement, Friede Goldman Offshore, Inc. is entering into a Stockholders Agreement with Ronald W. Schnoor, in the form attached hereto as Exhibit 18, which agreement shall become effective upon consummation of the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the MBCA, at the Effective Time (as defined below), Halter Marine shall be merged with and into Friede Goldman. As a result of the Merger, the separate corporate existence of Halter Marine shall cease and Friede Goldman shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.02. Effective Time. No later than three business days after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL and (ii) filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Mississippi, in such form as required by, and executed in accordance with the relevant provisions of, the MBCA (the date and time of such filings, or if another date and time is specified in such filings, such specified date and time, being the "Effective Time").

   SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Halter Marine and Friede Goldman shall vest in the Surviving Corporation, and all debts, liabilities and duties of Halter Marine and Friede Goldman shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.04. Certificate of Incorporation; By-laws. At the Effective Time, the Articles of Incorporation and the By-laws of Friede Goldman, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation except that, effective as of the Effective Time, the Articles of Incorporation of Friede Goldman shall be amended, (i) without any action to be taken by any of Friede Goldman or Halter Marine, to provide that the name of the Surviving Corporation set forth therein shall be "Friede Goldman Halter, Inc." and (ii) as provided in Section 6.12(a) hereof.

   SECTION 1.05. Boards, Committees and Officers of Friede Goldman. (a) Friede Goldman shall use its best efforts to (i) establish the size of the Board of Directors as of the Effective Time at eleven (11) directors, (ii) cause the Board of Directors of Friede Goldman as of the Effective Time to be comprised of J.L. Holloway, five (5) other persons who are members of the Board of Directors of Friede Goldman as of the date of this Agreement as designated by Friede Goldman prior to the date of the mailing of the proxy statement related to the Merger, John Dane and four (4) other persons who are members of the Board of Directors of Halter Marine as of the date of this Agreement as designated by Halter Marine prior to the date of the mailing of the proxy statement related to the Merger, (iii) cause the Compensation Committee of Friede Goldman as of the Effective Time to be comprised of two (2) persons who are members of the Board of Directors of Halter Marine as of the date of this Agreement as designated by Halter Marine prior to the date of the mailing of the proxy statement related to the Merger and one (1) person who is a member of the Board of Directors of Friede Goldman as of the date of this Agreement as designated by Friede Goldman prior to the date of the mailing of the proxy statement related to the Merger, (iv) cause the Audit Committee of Friede Goldman as of the Effective Time to be comprised of three (3) persons who are members of the Board of Directors of Friede Goldman as of the date of this Agreement as designated by Friede Goldman prior to the date of the mailing of the proxy statement related to the Merger and two (2) persons who are members of the Board of Directors of Halter Marine as of the date of this Agreement as designated by Halter Marine prior to the date of the mailing of the proxy statement related to the Merger, (v) cause the Nominating Committee of Friede Goldman as of the Effective Time to be comprised of J.L. Holloway, John Dane III, two (2) persons who are members of the Board of Directors of Friede Goldman as of the date of this Agreement as designated by Friede Goldman prior to the date of the mailing of the proxy statement related to the Merger and two
(2) persons who are members of the Board of Directors of Halter Marine as of the date of this Agreement as designated by Halter Marine prior to the date of the mailing of the proxy statement related to the Merger and (vi) cause the officers of Friede Goldman to be as set forth on Exhibit 7 hereto, in each case until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director (including as a member or chairperson of any committee) at the Effective Time the party which designated such individual as set forth above shall designate another individual to serve in such individual's place and the Company shall use its best efforts and cause such person to be elected or appointed to such position. If any officer set forth on Exhibit 7 ceases to be a full-time employee of either Halter Marine or Friede Goldman at or before the Effective Time, the parties will agree upon another person to serve in such person's stead.

   (b) It is the intention of the parties that promptly following the Effective Time, the Board of Directors of Friede Goldman will establish itself as a classified board as contemplated by the Articles of Incorporation of Friede Goldman.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

   SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Friede Goldman, Halter Marine or the holders of any of the following securities:

     (a) Each share of common stock, par value $0.01 per share, of Halter Marine (the "Halter Marine Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Halter Marine Common Stock to be cancelled pursuant to Section 2.01(b)) shall be converted, subject to Section 2.02(e), into the right to receive 0.4614 shares of common stock, par value $0.01 per share ("Friede Goldman Common Stock"), of Friede Goldman (the "Exchange Ratio") including the corresponding percentage of a right to purchase shares of Friede Goldman Preferred Stock pursuant to the Friede Goldman Rights Agreement (as such terms are hereinafter defined); provided, however, that in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Friede Goldman Common Stock or Halter Marine Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Halter Marine Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Friede Goldman Common Stock into which such Halter Marine Common Stock was converted in the Merger. Certificates previously representing shares of Halter Marine Common Stock shall be exchanged for certificates representing whole shares of Friede Goldman Common Stock issued in consideration therefor upon the surrender of such certificates, in accordance with the provisions of Section 2.02, without interest. No fractional share of Friede Goldman Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
  Section 2.02(e) hereof.

     (b) Each share of Halter Marine Common Stock held in the treasury of Halter Marine and each share of Halter Marine Common Stock owned by Friede Goldman or any direct or indirect wholly owned subsidiary of Friede Goldman or of Halter Marine immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of Friede Goldman Common Stock outstanding immediately prior to the Effective Time shall remain outstanding.

   SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Friede Goldman shall deposit or shall cause to be deposited with a bank or trust company designated by Friede Goldman and reasonably satisfactory to Halter Marine (the "Exchange Agent"), for the benefit of the holders of shares of Halter Marine Common Stock for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Friede Goldman Common Stock (such certificates for shares of Friede Goldman Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.01 in exchange for outstanding shares of Halter Marine Common Stock. The Exchange Agent shall pursuant to irrevocable instructions deliver the Friede Goldman Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. Except as contemplated by Section 2.02(e) hereof, the Exchange Fund shall not be used for any other purpose.

   (b) Exchange Procedures. Promptly after the Effective Time, Friede Goldman shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Halter Marine Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Friede Goldman Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Friede Goldman Common Stock that such holder has the right to receive in respect of the shares of Halter Marine Common Stock formerly represented by such Certificate (after taking into account all shares of Halter Marine Common Stock then held by such holder), cash in lieu of fractional shares of Friede Goldman Common Stock to which such holder is entitled pursuant to Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Halter Marine Common Stock that is not registered in the transfer records of Halter Marine, a certificate representing the proper number of shares of Friede Goldman Common Stock may be issued to a transferee only if the Certificate representing such shares of Halter Marine Common Stock is properly endorsed and is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Friede Goldman Common Stock, cash in lieu of any fractional shares of Friede Goldman Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

   (c) Distributions with Respect to Unexchanged Shares of Friede Goldman Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Friede Goldman Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Friede Goldman Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws (as defined below), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Friede Goldman Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Friede Goldman Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Friede Goldman Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Friede Goldman Common Stock; provided, however, that any amounts remaining unclaimed by holders of shares of Halter Marine Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Friede Goldman, free and clear of any claims or interest of any person previously entitled thereto.

   (d) No Further Rights in Halter Marine Common Stock. All shares of Friede Goldman Common Stock issued upon conversion of the shares of Halter Marine Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Halter Marine Common Stock.

   (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Friede Goldman Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Friede Goldman Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Friede Goldman.

   (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Friede Goldman Common Stock delivered to the Exchange Agent by Friede Goldman pursuant to Section 2.02(a) over (y) the aggregate number of full shares of Friede Goldman Common Stock to be distributed to holders of Halter Marine Common Stock pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Friede Goldman Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange ("NYSE"), all in the manner provided in paragraph (iii) of this Section 2.02(e) which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion.

   (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Halter Marine Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Halter Marine Common Stock as part of the Exchange Fund. Friede Goldman shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Friede Goldman shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Halter Marine Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Halter Marine Common Stock is entitled (after taking into account all shares of Halter Marine Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates representing Halter Marine Common Stock are entitled.

   (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), Friede Goldman may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Halter Marine Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Halter Marine Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Friede Goldman Common Stock as reported on the NYSE (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source) on the date of the Effective Time, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this
Section 2.02(e)(iv).

   (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Halter Marine Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Halter Marine Common Stock subject to and in accordance with the terms of Section 2.02(c).

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Halter Marine Common Stock for one year after the Effective Time shall be delivered to Friede Goldman, upon demand, and any holders of Halter Marine Common Stock who have not theretofore complied with this Article II shall thereafter look only to Friede Goldman for the shares of Friede Goldman Common Stock, any cash in lieu of fractional shares of Friede Goldman Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Friede Goldman Common Stock to which they are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

   (g) No Liability. Neither Friede Goldman nor Halter Marine shall be liable to any holder of shares of Halter Marine Common Stock for any such shares of Friede Goldman Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

   (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Friede Goldman, the posting by such person of a bond in such reasonable amount as Friede Goldman may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Friede Goldman Common Stock, any cash in lieu of fractional shares of Friede Goldman Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), in each case, without any interest thereon.

   (i) Withholding. Friede Goldman or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Halter Marine Common Stock such amounts as Friede Goldman or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Friede Goldman or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Halter Marine Common Stock in respect of whom such deduction and withholding was made by Friede Goldman or the Exchange Agent.

   (j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Friede Goldman, on a daily basis. Any interest and other income resulting from such investments shall be paid to Friede Goldman.

   SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of Halter Marine shall be closed and there shall be no further registration of transfers of shares of Halter Marine Common Stock thereafter on the records of Halter Marine. From and after the Effective Time, the holders of certificates representing shares of Halter Marine Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Halter Marine Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Friede Goldman for any reason shall be converted into the shares of Friede Goldman Common Stock, any cash in lieu of fractional shares of Friede Goldman Common Stock to which the holders thereof are entitled pursuant to Section 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HALTER MARINE

   Except as set forth in the Disclosure Schedule delivered by Halter Marine to Friede Goldman prior to the execution of this Agreement (the "Halter Marine Disclosure Schedule"), which shall identify exceptions by specific Section references, Halter Marine hereby represents and warrants to Friede Goldman as follows:

   SECTION 3.01. Organization and Qualification; Subsidiaries. Each of Halter Marine and each subsidiary of Halter Marine (collectively, the "Halter Marine Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Halter Marine Material Adverse Effect (as defined below). Each of Halter Marine and the Halter Marine Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Halter Marine Material Adverse Effect. For purposes of this Agreement, "Halter Marine Material Adverse Effect" means any change in or effect on the business of Halter Marine and the Halter Marine Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of Halter Marine and the Halter Marine Subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the United States economy in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) the failure to obtain applicable regulatory or third party consents that may be required in connection with this Agreement or the transactions contemplated hereby, or (iv) to the offshore oil services industry in general; provided, however, that a Halter Marine Material Adverse Effect shall include any change in or effect on the business of Halter Marine and the Halter Marine Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of Halter Marine and the Halter Marine Subsidiaries taken as a whole if such change or effect is significantly more adverse to Halter Marine and the Halter Marine Subsidiaries taken as a whole than to the offshore oil services industry in general. Section 3.01 of Halter Marine Disclosure Schedule sets forth a complete and correct list of all of the Halter Marine Subsidiaries. Halter Marine has made available to Friede Goldman prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

   SECTION 3.02. Capitalization. The authorized capital stock of Halter Marine consists of (a) 150,000,000 shares of Halter Marine Common Stock and (b) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Halter Marine Preferred Stock"). As of April 30, 1999, (i) 28,856,661 shares of Halter Marine Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Halter Marine Common Stock were held in the treasury of Halter Marine or by the Halter Marine Subsidiaries, (iii) 3,585,600 shares of Halter Marine Common Stock were reserved for issuance upon exercise of Halter Marine Options heretofore granted pursuant to the Halter Marine Stock Option Plans, and (iv) no shares of Halter Marine Preferred Stock were issued or outstanding. Except for (i) 3,268,600 Halter Marine Options, 862,656 shares of Restricted Stock and no Stock Equivalents (as such terms are defined in the Halter Marine Stock Option Plans) granted pursuant to the Halter Marine Stock Option Plans, (ii) the rights (the "Halter Marine Preferred Stock Rights") issued pursuant to the Stockholder Rights Agreement dated as of September 23, 1996 between the Company and The Bank of New York as Rights Agent (the "Halter Marine Rights Agreement"), (iii) the $185 million aggregate principal amount of 4 1/2% Convertible Subordinated Notes due September 15, 2004 (the "Convertible Notes"), or (iv) agreements or arrangements described in Section 3.02 or 3.08 of the Halter Marine Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Halter Marine or any Halter Marine Subsidiary is a party or by which Halter Marine or any Halter Marine Subsidiary is bound relating to the issued or unissued capital stock of Halter Marine or any Halter Marine Subsidiary, or securities convertible into or exchangeable for such capital stock, or obligating Halter Marine or any Halter Marine Subsidiary to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, Halter Marine or any Halter Marine Subsidiary. Since April 30, 1999, Halter Marine has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this Section 3.02 or as set forth in
Section 3.02 of the Halter Marine Disclosure Schedule. Halter Marine has previously provided Friede Goldman with a list, as of the date hereof, of the prices at which outstanding Halter Marine Options may be exercised under the applicable Halter Marine Stock Option Plan and the number of Halter Marine Options outstanding at each such price. All shares of Halter Marine Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this
Section 3.02 or Section 3.02 of Halter Marine Disclosure Schedule, there are no outstanding contractual obligations of Halter Marine or any Halter Marine Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Halter Marine Common Stock or any capital stock of any Halter Marine Subsidiary. Each outstanding share of capital stock of each Halter Marine Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, is owned by Halter Marine or another Halter Marine Subsidiary and is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Halter Marine's or such other Halter Marine Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Halter Marine Material Adverse Effect. Except as set forth in Section 3.02 of the Halter Marine Disclosure Schedule, there are no material outstanding contractual obligations of Halter Marine or any Halter Marine Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Halter Marine Subsidiary or any other person, other than guarantees by Halter Marine of any indebtedness of any Halter Marine Subsidiary.

   SECTION 3.03. Authority Relative to This Agreement. Halter Marine has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Halter Marine. The execution and delivery of this Agreement by Halter Marine and the consummation by Halter Marine of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Halter Marine and no other stockholder votes are necessary to authorize this Agreement or to consummate such transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Halter Marine Common Stock entitled to vote thereon (the "Halter Marine Stockholder Approval")). The Board of Directors of Halter Marine, at a meeting duly called and held, has (i) determined that this Agreement, and the transactions contemplated hereby (including the Merger), are fair to and in the best interests of the Company's stockholders, (ii) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby (including the Merger), (iii) resolved to recommend approval and adoption of this Agreement by its stockholders and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to Halter Marine's stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized and validly executed and delivered by Halter Marine and constitutes the legal, valid and binding obligation of Halter Marine, enforceable against Halter Marine in accordance with its terms. Halter Marine has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger and the transactions contemplated by this Agreement, without any further action on the part of the stockholders or the Board of Directors of Halter Marine. To Halter Marine's knowledge, no other state takeover statute is applicable to the Merger. Halter Marine has taken all action necessary to render the Halter Marine Preferred Stock Rights issued pursuant to the terms of the Halter Marine Rights Agreement inapplicable to, or not exercisable as a result of, the Merger, the execution and delivery of this Agreement or the transactions contemplated by this Agreement.

   SECTION 3.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Halter Marine do not, and the performance of this Agreement by Halter Marine will not, (i) assuming the Halter Marine Stockholder Approval is obtained, conflict with or violate any provision of Halter Marine's Certificate of Incorporation ("Halter Marine Certificate") or Halter Marine's By-laws ("Halter Marine By-laws") or any equivalent organizational documents of any Halter Marine Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.04(b) have been obtained and all filings described in Section 3.04(b) have been made, conflict with or violate any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree ("Law") applicable to Halter Marine or any Halter Marine Subsidiary or by which any property or asset of Halter Marine or any Halter Marine Subsidiary is bound or affected or (iii) except as set forth in Section 3.04(a) of the Halter Marine Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Halter Marine or any Halter Marine Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Halter Marine Permit (as defined in Section 3.05) or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would neither, individually or in the aggregate, (A) have a Halter Marine Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Halter Marine. The execution and delivery of this Agreement by Halter Marine do not, and the performance of this Agreement by Halter Marine will not, result in any breach of, any loss or any benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Halter Marine, under the Indenture dated as of September 15, 1997, among Halter Marine and U.S. Trust Company of Texas, N.A., as Trustee (the "Halter Marine Indenture") relating to the Convertible Notes or give rise to any obligation to make an offer to purchase the Convertible Notes pursuant to the terms of the Halter Marine Indenture.

   (b) Except as set forth in Section 3.04(b) of the Halter Marine Disclosure Schedule, the execution and delivery of this Agreement by Halter Marine do not, and the performance of this Agreement by Halter Marine will not, require any consent, approval, authorization or permit of or filing with or notification to any domestic or foreign governmental, administrative, judicial or regulatory authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), the American Stock Exchange (the "AMEX"), premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), filing and recordation of the Certificate of Merger and Articles of Merger as required by the DGCL and MBCA, respectively, and as otherwise set forth in Section 3.04(b) of the Halter Marine Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent Halter Marine from performing its material obligations under this Agreement or (C) individually or in the aggregate, have a Halter Marine Material Adverse Effect.

   SECTION 3.05. Permits; Compliance. Each of Halter Marine and the Halter Marine Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for Halter Marine or any Halter Marine Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in Halter Marine SEC Filings (as defined herein) and as it is now being conducted (the "Halter Marine Permits"), and all such Halter Marine Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Halter Marine Permits would neither, individually or in the aggregate, (a) have a Halter Marine Material Adverse Effect nor (b) prevent or materially delay the performance of this Agreement by Halter Marine, and, as of the date of this Agreement, no suspension or cancellation of any of the Halter Marine Permits is pending or, to the knowledge of Halter Marine, threatened, except where the failure to have, or the suspension or cancellation of, any of the Halter Marine Permits would neither, individually or in the aggregate, (x) have a Halter Marine Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by Halter Marine. Neither Halter Marine nor any Halter Marine Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Halter Marine or any Halter Marine Subsidiary or by which any property, asset or operation of Halter Marine or any Halter Marine Subsidiary is bound or affected or (ii) any Halter Marine Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Halter Marine Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Halter Marine.

   SECTION 3.06. SEC Filings; Financial Statements. (a) Halter Marine has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since June 30, 1997 (collectively, the "Halter Marine SEC Filings"). The Halter Marine SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Halter Marine Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Halter Marine SEC Filings was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Halter Marine and the consolidated Halter Marine Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Halter Marine Material Adverse Effect). The books and records of Halter Marine and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

   (c) Except as and to the extent set forth on the consolidated balance sheet of Halter Marine and the consolidated Halter Marine Subsidiaries as of March 31, 1998 included in Halter Marine's Form 10-K for the year ended March 31, 1998, including the notes thereto, neither Halter Marine nor any Halter Marine Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) disclosed in the Halter Marine SEC Filings filed under the Securities Act or the Exchange Act prior to the date hereof or (ii) incurred in the ordinary course of business since March 31, 1998 that would neither individually or in the aggregate (A) have a Halter Marine Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Halter Marine.

   SECTION 3.07. Absence of Certain Changes or Events. Since March 31, 1998, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 3.07 of the Halter Marine Disclosure Schedule or as disclosed in any Halter Marine SEC Filing filed prior to the date of this Agreement, Halter Marine and the Halter Marine Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Halter Marine Material Adverse Effect or an event or development (including in connection with the Merger) that would, individually or in the aggregate, have a Halter Marine Material Adverse Effect,
(b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Halter Marine, or (c) any action taken by Halter Marine or any of the Halter Marine Subsidiaries during the period from April 1, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

   SECTION 3.08. Employee Benefit Plans; Labor Matters. (a) Section 3.08(a) of the Halter Marine Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by Halter Marine or any Halter Marine Subsidiary, or with respect to which Halter Marine or any Halter Marine Subsidiary could incur material liability under Section 4069, 4212(c) or 4204 of ERISA (the "Halter Marine Benefit Plans"). With respect to each Halter Marine Benefit Plan that is a stock-based plan, Halter Marine has heretofore delivered to Friede Goldman a true and complete copy of such Halter Marine Benefit Plan. With respect to each other Halter Marine Benefit Plan, Halter Marine will make available to Friede Goldman, promptly after the date hereof, a true and complete copy of such Halter Marine Benefit Plan and (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), if any, (ii) the most recent actuarial report or valuation (if any) relating to any Halter Marine Benefit Plan subject to Title IV of ERISA and
(iii) the most recent determination letter, if any, issued by the IRS with respect to any Halter Marine Benefit Plan qualified under Section 401(a) of the Code.

   (b) With respect to each Halter Marine Benefit Plan that is subject to Title IV of ERISA, (A) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Halter Marine Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event would not have a Halter Marine Material Adverse Effect and (B) no condition exists that would subject Halter Marine or any Halter Marine Subsidiary to any fine under Section 4071 of ERISA, except where such condition would not have a Halter Marine Material Adverse Effect. No Halter Marine Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA).

   (c) With respect to the Halter Marine Benefit Plans, no event has occurred and, to the knowledge of Halter Marine, there exists no condition or set of circumstances in connection with which Halter Marine or any Halter Marine Subsidiary could be subject to any liability under the terms of such Halter Marine Benefit Plans, ERISA, the Code or any other applicable Law that, individually or in the aggregate, would have a Halter Marine Material Adverse Effect. Each of the Halter Marine Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Halter Marine Material Adverse Effect. Each of the Halter Marine Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, that would cause the loss of any such qualification, except where such loss of qualification would not have a Halter Marine Material Adverse Effect. Except as set forth in Section 3.08(c) of the Halter Marine Disclosure Schedule, no Halter Marine Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Halter Marine or any Halter Marine Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Halter Marine or any Halter Marine Subsidiary or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by Halter Marine or any Halter Marine Subsidiary as of the Effective Time with respect to each Halter Marine Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

   (d) Except as set forth in Section 3.08(d) of the Halter Marine Disclosure Schedule, neither Halter Marine nor any Halter Marine Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Halter Marine or any Halter Marine Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by Halter Marine or any Halter Marine Subsidiary that is material to Halter Marine and the Halter Marine Subsidiaries taken as a whole. As of the date of this Agreement, there is no material labor dispute, strike, slowdown or work stoppage against Halter Marine or any

Halter Marine Subsidiary pending or, to the knowledge of Halter Marine, threatened that may interfere with the respective business activities of Halter Marine or any Halter Marine Subsidiary, except where such dispute, strike, slowdown or work stoppage would not have a Halter Marine Material Adverse Effect. As of the date of this Agreement, to the knowledge of Halter Marine, none of Halter Marine, any Halter Marine Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Halter Marine or any Halter Marine Subsidiary, and there is no charge or complaint against Halter Marine or any Halter Marine Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of Halter Marine, threatened, except where such unfair labor practice, charge or complaint would not have a Halter Marine Material Adverse Effect.

   (e) Halter Marine has identified in Section 3.08(e) of the Halter Marine Disclosure Schedule and has made available to Friede Goldman true and complete copies of (i) all severance and employment agreements with directors, executive officers, key employees or material consultants of Halter Marine; (ii) all severance programs and policies of each of Halter Marine and each Halter Marine Subsidiary with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of each of Halter Marine and each Halter Marine Subsidiary with or relating to its employees that contain change in control provisions (the "Halter Marine Change in Control Arrangements"). Except as set forth in Section 3.08(e) of the Halter Marine Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Halter Marine or any of its affiliates from Halter Marine or any of its affiliates under any Halter Marine Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Halter Marine Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

   (f) Halter Marine is currently in compliance with all applicable laws, regulations and rules relating to the employment of labor, including those related to wages, hours and the payment of withholding taxes and other sums required by a governmental authority and has withheld and paid to the appropriate government authority or is holding for payment not yet due to such authority all amounts required to be withheld on behalf of any of Halter Marine's employees, and is not liable for arrears of wages, taxes, penalties or other sums for failure to comply with the foregoing.

   SECTION 3.09. Contracts; Debt Instruments. Except as disclosed in or attached as exhibits to the Halter Marine SEC Filings or as disclosed in
Section 3.09(a) of Halter Marine Disclosure Schedule, neither Halter Marine nor any of the Halter Marine Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (a "contract") (i) except as set forth in Section 3.08(e) of the Halter Marine Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (ii) as of the date hereof, any vessel or customer contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), that requires expenditures in excess of $10 million or that requires annual expenditures in excess of $10 million and is not cancelable within one year, that has not been filed or incorporated by reference in the Halter Marine SEC Filings, (iii) that contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to Halter Marine or any of the Halter Marine Subsidiaries or that restricts the conduct of any line of business by Halter Marine or any of the Halter Marine Subsidiaries or any geographic area in which Halter Marine or any of the Halter Marine Subsidiaries may conduct business, in each case in any material respect, (iv) that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement, (v) that obligates Halter Marine or any of the Halter Marine Subsidiaries to make any compensation payments or issue or pay anything of value to any director, executive officer, key employee or consultant, or (vi) that is a loan, credit or similar contract. Each contract, arrangement, commitment or understanding of the type described in this Section 3.09, whether or not set forth in Section 3.09 of the Halter Marine Disclosure Schedule, is referred to herein as a "Halter Marine Material Contract." Each Halter Marine Material Contract is valid and binding on Halter Marine or any of the Halter Marine Subsidiaries, as applicable, and in full force and effect, and Halter Marine and each of the Halter Marine Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Halter Marine Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Halter Marine Material Adverse Effect. Neither Halter Marine nor any Halter Marine Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Halter Marine Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Halter Marine Material Adverse Effect. Set forth in Section 3.09(c) of the Halter Marine Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Halter Marine and the Halter Marine Subsidiaries from that described in the notes to the financial statements incorporated in Halter Marine's Form 10-K for the year ended March 31, 1998.

   SECTION 3.10. Litigation. Except as disclosed in the Halter Marine SEC Filings or in Section 3.10 of the Halter Marine Disclosure Schedule, as of the date hereof there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Halter Marine, threatened in writing against Halter Marine or any Halter Marine Subsidiary by or before any Governmental Entity that (a) individually or in the aggregate, is reasonably likely to have a Halter Marine Material Adverse Effect or (b) challenges the validity or propriety, or seeks to prevent consummation of, the transactions contemplated by this Agreement. Except as disclosed in the Halter Marine SEC Filings or in
Section 3.10 of the Halter Marine Disclosure Schedule, neither Halter Marine nor any Halter Marine Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Halter Marine Material Adverse Effect.

   SECTION 3.11. Environmental Matters. Except as disclosed in the Halter Marine SEC Filings or in Section 3.11 of the Halter Marine Disclosure Schedule or as would not, individually or in the aggregate, have a Halter Marine Material Adverse Effect:

     (a) Halter Marine and the Halter Marine Subsidiaries (i) are in compliance with all, and are not subject to any liability pursuant to, applicable Environmental Laws (as defined below), (ii) hold or have applied for all Environmental Permits (as defined below) and (iii) are in compliance with their respective Environmental Permits;

     (b) neither Halter Marine nor any Halter Marine Subsidiary has received any written notice, demand, letter, claim, request for information or other written communication alleging that Halter Marine or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law;

     (c) neither Halter Marine nor any Halter Marine Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, to the knowledge of Halter Marine, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

     (d) none of the real property owned or leased by Halter Marine or any Halter Marine Subsidiary is listed or, to the knowledge of Halter Marine, proposed for listing on the "National Priorities List" or the Comprehensive Environmental Response, Compensation and Liability Information Systems under CERCLA, or any similar state or foreign list of sites requiring investigation or cleanup, in each case as updated through the Effective Time.

     (e) No Hazardous Material has been released, discharged or disposed of at, to or from, or transported offsite from, any property currently owned or operated by Halter Marine or any Halter Marine Subsidiary or, during the period of such ownership or operation, any property formerly owned or operated by Halter Marine or any Halter Marine Subsidiary.

   For purposes of this Agreement:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the Effective Date.

     "Environmental Laws" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

     "Environmental Permits" means any permit, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law.

     "Hazardous Materials" means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

   SECTION 3.12. Trademarks, Patents and Copyrights. Except as set forth in
Section 3.12 of the Halter Marine Disclosure Schedule, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have a Halter Marine Material Adverse Effect, Halter Marine and each of the Halter Marine Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, software, mailing lists, mask works, know-how and other proprietary rights and information, including all applications with respect thereto (collectively, "Proprietary Rights") used or held for use in connection with the business of Halter Marine and the Halter Marine Subsidiaries as currently conducted or as contemplated to be conducted, and Halter Marine is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Halter Marine and the Halter Marine Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any Proprietary Rights of any third party that, individually or in the aggregate, could have a Halter Marine Material Adverse Effect. To Halter Marine's knowledge, there are no infringements of any Proprietary Rights owned by or licensed by or to Halter Marine or any Halter Marine Subsidiary that, individually or in the aggregate, could have a Halter Marine Material Adverse Effect.

   SECTION 3.13. Taxes. (a) Except for such matters as would not have a Halter Marine Material Adverse Effect, (i) Halter Marine and the Halter Marine Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes (as defined below) for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Halter Marine and the Halter Marine Subsidiaries, (ii) all Taxes that are due (whether or not shown to be due on such returns or reports) prior to the Effective Time have been paid or will be paid (other than Taxes that (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against Halter Marine or any of the Halter Marine Subsidiaries, which deficiency has not been paid other than any deficiency being contested in good faith and (iv) Halter Marine and the Halter Marine Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any

Taxes that have not been paid, whether or not shown as being due on any returns. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

   (b) To the best of Halter Marine's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon Halter Marine or any of its Subsidiaries, nor has Halter Marine or any of its Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Halter Marine Material Adverse Effect.

   (c) There are no Tax liens upon any property or assets of Halter Marine or any of the Halter Marine Subsidiaries except liens for current Taxes not yet due and except for liens that have not had and are not reasonably likely to have a Halter Marine Material Adverse Effect.

   (d) Neither Halter Marine nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Halter Marine or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Halter Marine Material Adverse Effect.

   (e) Except as set forth in the financial statements described in Section 3.06, neither Halter Marine nor any of its Subsidiaries has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Halter Marine Material Adverse Effect.

   (f) Neither Halter Marine nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

   (g) Except as set forth in Section 3.13(g) of the Halter Marine Disclosure Schedule, neither Halter Marine nor any of the Halter Marine Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate subsidiary of Halter Marine, other than agreements the consequences of which are fully and adequately reserved for in the Halter Marine and Halter Marine Subsidiaries financial statements.

   (h) As of the time of the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc. there had been no negotiations, agreements or arrangements regarding the acquisition of the stock or assets of Halter Marine by Friede Goldman or the acquisition of the stock or assets of Friede Goldman by Halter Marine between (1) the management or the Board of Directors of Halter Marine or Halter Marine's representatives in their capacity as such and (2) the management or the Board of Directors of Friede Goldman or Friede Goldman's representatives in their capacity as such.

   (i) As of the time of the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc., neither the management nor the Board of Directors of Halter Marine had a plan or intent to effect the acquisition of the stock of Halter Marine by Friede Goldman (or anyone else) or a plan or intent to engage in any other transaction that would have caused the Halter Marine stockholders (as determined immediately after the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc.) to fail to own Halter Marine stock constituting "control" within the meaning of Section 368(c) of the Code.

   (j) As of the time immediately after the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc., the management of Halter Marine was not aware of any plan or intention of any Halter Marine stockholder that individually owned 5 percent or more of the stock of Halter Marine (as determined immediately after the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc.) (each such stockholder referred to as a "5% Stockholder") to transfer Halter Marine stock after the distribution that would have caused, individually or in aggregate with transfers by other 5% Stockholders, the Halter Marine stockholders (as determined immediately after the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc.) to fail to own Halter Marine stock constituting "control" within the meaning of Section 368(c) of the Code.

   SECTION 3.14. Opinion of Financial Advisor. Donaldson Lufkin & Jenrette Incorporated ("DLJ") has delivered to the Board of Directors of Halter Marine its written opinion dated as of June 1, 1999, a copy of which opinion has been delivered to Friede Goldman, that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Halter Marine Common Stock.

   SECTION 3.15. Vote Required. The Halter Marine Stockholder Approval is the only vote of the holders of any class or series of capital stock of Halter Marine necessary to approve the Merger.

   SECTION 3.16. Brokers. No broker, finder or investment banker (other than DLJ) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Halter Marine or any Halter Marine Subsidiary. Halter Marine has heretofore made available to Friede Goldman a complete and correct copy of all agreements between Halter Marine and DLJ pursuant to which such firm would be entitled to any payment relating to the Merger.

   SECTION 3.17. Insurance. Halter Marine maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Halter Marine (taking into account the cost and availability of such insurance).

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF FRIEDE GOLDMAN

   Except as set forth in the Disclosure Schedule delivered by Friede Goldman to Halter Marine prior to the execution of this Agreement (the "Friede Goldman Disclosure Schedule"), which shall identify exceptions by specific Section references, Friede Goldman hereby represents and warrants to Halter Marine as follows:

   SECTION 4.01. Organization and Qualification; Subsidiaries. Each of Friede Goldman and each other subsidiary of Friede Goldman (collectively, the "Friede Goldman Subsidiaries") has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Friede Goldman Material Adverse Effect (as defined below). Each of Friede Goldman and the other Friede Goldman Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Friede Goldman Material Adverse Effect. For purposes of this Agreement, "Friede Goldman Material Adverse Effect" means any change in or effect on the business of Friede Goldman and the Friede Goldman Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of Friede Goldman and the Friede Goldman Subsidiaries taken as a whole other than any change, effect, event or occurrence relating to (i) the United States economy in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof,
(iii) the failure to obtain applicable regulatory or third party consents that may be required in connection with this Agreement or the transactions contemplated hereby, or (iv) to the offshore oil services industry in general;

provided, however, that a Friede Goldman Material Adverse Effect shall include any change in or effect on the business of Friede Goldman and the Friede Goldman Subsidiaries that is, or is reasonably likely to be, materially adverse to the business, financial condition, results of operations or prospects of Friede Goldman and the Friede Goldman Subsidiaries taken as a whole if such change or effect is significantly more adverse to Friede Goldman and the Friede Goldman Subsidiaries taken as a whole than to the offshore oil services industry in general. Section 4.01 of the Friede Goldman Disclosure Schedule sets forth a complete and correct list of all of the Friede Goldman Subsidiaries. Friede Goldman has made available to Halter Marine prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

   SECTION 4.02. Capitalization. The authorized capital stock of Friede Goldman consists of (a) 125,000,000 shares of Friede Goldman Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.01 per share (the "Friede Goldman Preferred Stock"). As of April 30, 1999, (i) 23,356,572 shares of Friede Goldman Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, and
(ii) no shares of Friede Goldman Common Stock were held in the treasury of Friede Goldman or by the Friede Goldman Subsidiaries. As of April 30, 1999, (i) 2,335,657 shares of Friede Goldman Common Stock were reserved for issuance upon exercise of current stock options granted pursuant to the stock based plans set forth in Section 4.08(a) of the Friede Goldman Disclosure Schedule (the "Friede Goldman Stock Option Plans"), upon exercise of future grants of stock options and upon conversion or exchange of Friede Goldman Preferred Stock and (ii) no shares of Preferred Stock were issued and outstanding. Except for (i) Friede Goldman Options granted pursuant to the Friede Goldman Stock Option Plans, (ii) the rights (the "Friede Goldman Preferred Stock Rights") issued pursuant to the Friede Goldman Stockholder Rights Agreement dated as of December 7, 1998 between Friede Goldman and American Stock Transfer & Trust Company as Rights Agent (the "Friede Goldman Rights Agreement"), (iii) shares issuable upon conversion of Friede Goldman Preferred Stock or (iv) agreements or arrangements described in Section 4.02 or Section 4.08 of the Friede Goldman Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Friede Goldman or any Friede Goldman Subsidiary is a party or by which Friede Goldman or any Friede Goldman Subsidiary is bound relating to the issued or unissued capital stock of Friede Goldman or any Friede Goldman Subsidiary, or securities convertible into or exchangeable for such capital stock or obligating Friede Goldman or any Friede Goldman Subsidiary to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, Friede Goldman or any Friede Goldman Subsidiary. Since April 30, 1999, Friede Goldman has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock, other than those shares of capital stock reserved for issuance as set forth in this
Section 4.02 or as set forth in Section 4.02 of the Friede Goldman Disclosure Schedule. All shares of Friede Goldman Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Friede Goldman Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. Except as set forth in this Section 4.02 or Section 4.02 of the Friede Goldman Disclosure Schedule, there are no outstanding contractual obligations of Friede Goldman or any Friede Goldman Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Friede Goldman Common Stock or any capital stock of any Friede Goldman Subsidiary. Each outstanding share of capital stock of each Friede Goldman Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, is owned by Friede Goldman or another Friede Goldman Subsidiary and is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Friede Goldman's or such other Friede Goldman Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Friede Goldman Material Adverse Effect. Except as set forth in Section 4.02 of the Friede Goldman Disclosure Schedule, there are no material outstanding contractual obligations of Friede Goldman or any Friede Goldman Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Friede Goldman Subsidiary or any other person, other than guarantees by Friede Goldman of any indebtedness of any Friede Goldman Subsidiary.

   SECTION 4.03. Authority Relative to This Agreement. Friede Goldman has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by Friede Goldman. Each of (i) the execution and delivery of this Agreement by Friede Goldman and the consummation by Friede Goldman of such transactions, (ii) the increase in the number of directors of Friede Goldman to eleven (11) (the "Board Size Increase") and
(iii) the amendments to the Friede Goldman Stock Option Plan pursuant to
Section 6.07 (the "Stock Option Plan Amendment") has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Friede Goldman are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the approval of (i) the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Friede Goldman Common Stock and (ii) the Board Size Increase and the Stock Option Plan Amendment by the affirmative vote of a majority of votes cast by the holders of outstanding shares of Friede Goldman Common Stock at a meeting of Friede Goldman Stockholders duly held for such purposes (together, the "Friede Goldman Stockholder Approval"). The Board of Directors of Friede Goldman, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Friede Goldman's Stockholders, (ii) approved, adopted and declared the advisability of this Agreement and the transactions contemplated hereby (including the Merger, the Board Size Increase and the Stock Option Plan Amendment), (iii) resolved to recommend approval and adoption of the Merger, the Board Size Increase and the Stock Option Plan Amendment by its stockholders and (iv) directed that the Merger Agreement, Board Size Increase and the Stock Option Plan Amendment be submitted to Friede Goldman's stockholders for approval at a meeting of such stockholders. This Agreement has been duly authorized and validly executed and delivered by Friede Goldman and constitutes the legal, valid and binding obligation of Friede Goldman, enforceable against Friede Goldman in accordance with its terms. Friede Goldman has taken all action necessary to render the Friede Goldman Preferred Stock Rights issued pursuant to the terms of the Friede Goldman Rights Agreement inapplicable to, or not exercisable as a result of, the Merger, the execution and delivery of this Agreement or the transactions contemplated by this Agreement, provided that no stockholder of Halter Marine would beneficially own 15% or more of the outstanding shares of Friede Goldman Common Stock at the Effective Time.

   SECTION 4.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Friede Goldman do not, and the performance of this Agreement by Friede Goldman will not, (i) assuming the Friede Goldman Stockholder Approval is obtained, conflict with or violate any provision of the Articles of Incorporation or By-laws of Friede Goldman or any equivalent organizational documents of any Friede Goldman Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings described in Section 4.04(b) have been made, conflict with or violate any foreign or domestic Law applicable to Friede Goldman or any Friede Goldman Subsidiary or by which any property or asset of Friede Goldman or any Friede Goldman Subsidiary is bound or affected or (iii) except as set forth in Section 4.04(a) of the Friede Goldman Disclosure Schedule, result in any breach of, any loss of any benefit under or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Friede Goldman or any Friede Goldman Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Friede Goldman Permit (as defined in Section 4.05), other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would neither, individually or in the aggregate, (A) have a Friede Goldman Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Friede Goldman.

   (b) Except as set forth in Section 4.04(b) of the Friede Goldman Disclosure Schedule, the execution and delivery of this Agreement by Friede Goldman do not, and the performance of this Agreement by Friede Goldman will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign Governmental Entity, except (i) for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the NYSE, premerger notification requirements of the HSR Act, filing and recordation of the Certificate of Merger and Articles of Merger, as required by the DGCL and MBCA, respectively, and as otherwise set forth in Section 4.04(b) of the Friede Goldman Disclosure Schedule and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent Friede Goldman from performing its material obligations under this Agreement or (C) individually or in the aggregate, have a Friede Goldman Material Adverse Effect.

   SECTION 4.05. Permits; Compliance. Each of Friede Goldman and the Friede Goldman Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for Friede Goldman or any Friede Goldman Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Friede Goldman SEC Filings (as defined herein) and as it is now being conducted (the "Friede Goldman Permits"), and all such Friede Goldman Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Friede Goldman Permits would neither, individually or in the aggregate, (a) have a Friede Goldman Material Adverse Effect nor (b) prevent or materially delay the performance of this Agreement by Friede Goldman, and, as of the date of this Agreement, no suspension or cancellation of any of the Friede Goldman Permits is pending or, to the knowledge of Friede Goldman, threatened, except where the failure to have, or the suspension or cancellation of, any of the Friede Goldman Permits would neither, individually or in the aggregate, (x) have a Friede Goldman Material Adverse Effect nor (y) prevent or materially delay the performance of this Agreement by Friede Goldman. Neither Friede Goldman nor any Friede Goldman Subsidiary is in conflict with, or in default or violation of,
(i) any Law applicable to Friede Goldman or any Friede Goldman Subsidiary or by which any property, asset or operation of Friede Goldman or any Friede Goldman Subsidiary is bound or affected or (ii) any Friede Goldman Permits, except for any such conflicts, defaults or violations that would neither, individually or in the aggregate, (A) have a Friede Goldman Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Friede Goldman.

   SECTION 4.06. SEC Filings; Financial Statements. (a) Friede Goldman has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 21, 1997 (collectively, the "Friede Goldman SEC Filings"). The Friede Goldman SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Friede Goldman Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Friede Goldman SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position of Friede Goldman and the consolidated Friede Goldman Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Friede Goldman Material Adverse Effect). The books and records of Friede Goldman and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

   (c) Except as and to the extent set forth on the consolidated balance sheet of Friede Goldman and the consolidated Friede Goldman Subsidiaries as of December 31, 1998 included in Friede Goldman's Form 10-K for the year ended December 31, 1998, including the notes thereto, neither Friede Goldman nor any Friede Goldman Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) disclosed in the Friede Goldman SEC Filings filed under the Securities Act or the Exchange Act prior to the date hereof or (ii) incurred in the ordinary course of business since December 31, 1998 that would neither, individually or in the aggregate, (A) have a Friede Goldman Material Adverse Effect nor (B) prevent or materially delay the performance of this Agreement by Friede Goldman.

   SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by or as disclosed in this Agreement, as set forth in
Section 4.07 of the Friede Goldman Disclosure Schedule or as disclosed in any Friede Goldman SEC Filing filed prior to the date of this Agreement, Friede Goldman and the Friede Goldman Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any Friede Goldman Material Adverse Effect or an event or development (including in connection with the Merger) that would, individually or in the aggregate, have a Friede Goldman Material Adverse Effect, (b) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Friede Goldman or (c) any action taken by Friede Goldman or any of the Friede Goldman Subsidiaries during the period from December 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

   SECTION 4.08. Employee Benefit Plans; Labor Matters. (a) Section 4.08(a) of the Friede Goldman Disclosure Schedule sets forth a true and complete list as of the date hereof of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan", as defined in section 3(3) of ERISA, maintained or contributed to by Friede Goldman or any Friede Goldman Subsidiary, or with respect to which Friede Goldman or any Friede Goldman Subsidiary could incur material liability under section 4069, 4212(c) or 4204 of ERISA (the "Friede Goldman Benefit Plans"). With respect to each Friede Goldman Benefit Plan that is a stock-based plan, Friede Goldman has heretofore delivered to Halter Marine a true and complete copy of such Friede Goldman Benefit Plan. With respect to each other Friede Goldman Benefit Plan, Friede Goldman will make available to Halter Marine, promptly after the date hereof, a true and complete copy of such Friede Goldman Benefit Plan and (i) the most recent annual report (Form 5500) filed with the IRS, if any (ii) the most recent actuarial report or valuation (if any) relating to any Friede Goldman Benefit Plan subject to Title IV of ERISA and
(iii) the most recent determination letter, if any, issued by the IRS with respect to any Friede Goldman Benefit Plan qualified under Section 401(a) of the Code.

   (b) With respect to each Friede Goldman Benefit Plan that is subject to Title IV of ERISA, (A) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Friede Goldman Benefit Plan for which the 30-day notice requirement has not been waived, except where such reportable event would not have a Friede Goldman Material Adverse Effect, and
(B) no condition exists that would subject Friede Goldman or any ERISA Affiliate to any fine under Section 4071 of ERISA, except where such condition would not have a Friede Goldman Material Adverse Effect. Except as set forth in
Section 4.08(b) of the Friede Goldman Disclosure Schedule, no Friede Goldman Benefit Plan is a "multiemployer pension plan" (as such term is defined in section 3(37) of ERISA).

   (c) With respect to the Friede Goldman Benefit Plans, no event has occurred and, to the knowledge of Friede Goldman, there exists no condition or set of circumstances in connection with which Friede Goldman or any Friede Goldman Subsidiary could be subject to any liability under the terms of such Friede Goldman Benefit Plans, ERISA, the Code or any other applicable Law that, individually or in the aggregate, would have a Friede Goldman Material Adverse Effect. Each of the Friede Goldman Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative or governmental rules and regulations, including, but not limited to, ERISA and the Code, except where a violation of any such law, rule or regulation would not have a Friede Goldman Material Adverse Effect. Each of the Friede Goldman Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, that would cause the loss of any such qualification, except where such loss of qualification would not have a Friede Goldman Material Adverse Effect. Except as set forth on
Section 4.08(c) of the Friede Goldman Disclosure Schedule, no Friede Goldman Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Friede Goldman or any Friede Goldman Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Friede Goldman or any Friede Goldman Subsidiary, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary). All contributions or other amounts payable by Friede Goldman or any Friede Goldman Subsidiary as of the Effective Time with respect to each Friede Goldman Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

   (d) Except as set forth in Section 4.08(d) of the Friede Goldman Disclosure Schedule, Friede Goldman and the Friede Goldman Subsidiaries have no obligations or liabilities (whether accrued, absolute, contingent or otherwise) with respect to any collective bargaining agreements that, individually or in the aggregate, would have a Friede Goldman Material Adverse Effect.

   (e) Except as set forth in Section 4.08(e) of the Friede Goldman Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Friede Goldman or any of its affiliates from Friede Goldman or any of its affiliates under any Friede Goldman Benefit Plan or otherwise,
(ii) materially increase any benefits otherwise payable under any Friede Goldman Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

   (f) Friede Goldman is currently in compliance with all applicable laws, regulations and rules relating to the employment of labor, including those related to wages, hours and the payment of withholding taxes and other sums required by a governmental authority and has withheld and paid to the appropriate government authority or is holding for payment not yet due to such authority all amounts required to be withheld on behalf of any of Friede Goldman's employees, and is not liable for arrears of wages, taxes, penalties or other sums for failure to comply with the foregoing.

   SECTION 4.09. Contracts; Debt Instruments. Except as disclosed in or attached as exhibits to the Friede Goldman SEC Filings or as disclosed in
Section 4.09(a) of the Friede Goldman Disclosure Schedule, neither Friede Goldman nor any of the Friede Goldman Subsidiaries is a party to or bound by any contract (i) except as set forth in Section 4.08(e) of the Friede Goldman Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (ii) as of the date hereof, any vessel or customer contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), that requires expenditures in excess of $10 million or that requires annual expenditures in excess of $10 million and is not cancelable within one year, that has not been filed or incorporated by reference in the Friede Goldman SEC Filings, (iii) that contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to Friede Goldman or any of the Friede Goldman Subsidiaries or that restricts the conduct of any line of business by Friede Goldman or any of the Friede Goldman Subsidiaries or any geographic area in which Friede Goldman or any of the Friede Goldman Subsidiaries may conduct business, in each case in any material respect, (iv) that would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement, (v) that obligates Friede Goldman or any of the Friede Goldman Subsidiaries to make any compensation payments or issue or pay anything of value to any director, executive officer, key employee or consultant, or (vi) that is a loan, credit or similar contract. Each contract, arrangement, commitment or understanding of the type described in this Section 4.09, whether or not set forth in Section 4.09 of the Disclosure Schedule, is referred to herein as a "Friede Goldman Material Contract." Each Friede Goldman Material Contract is valid and binding on Friede Goldman or any of the Friede Goldman Subsidiaries, as applicable, and in full force and effect, and Friede Goldman and each of the Friede Goldman Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Friede Goldman Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Friede Goldman Material Adverse Effect. Neither Friede Goldman nor any Friede Goldman Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Friede Goldman Material Contract or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Friede Goldman Material Adverse Effect. Set forth in Section 4.09(c) of the Friede Goldman Disclosure
Schedule is a description of any material changes to the amount and terms of the indebtedness of Friede Goldman and the Friede Goldman Subsidiaries from that described in the notes to the financial statements incorporated in Friede Goldman's Form 10-K for the year ended December 31, 1998.

   SECTION 4.10. Litigation. Except as disclosed in the Friede Goldman SEC Filings or in Section 4.10 of the Friede Goldman Disclosure Schedule, as of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Friede Goldman, threatened in writing against Friede Goldman or any Friede Goldman Subsidiary by or before any Governmental Entity that (a) individually or in the aggregate, is reasonably likely to have a Friede Goldman Material Adverse Effect or (b) challenges the validity or propriety, or seeks to prevent consummation of, the transactions contemplated by this Agreement. Except as disclosed in the Friede Goldman SEC Filings or in
Section 4.10 of the Friede Goldman Disclosure Schedule, neither Friede Goldman nor any Friede Goldman Subsidiary is subject to any outstanding order, writ, injunction or decree that has had or, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Friede Goldman Material Adverse Effect.

   SECTION 4.11. Environmental Matters. Except as disclosed in the Friede Goldman SEC Filings or in Section 4.11 of the Friede Goldman Disclosure Schedule or as would not, individually or in the aggregate, have a Friede Goldman Material Adverse Effect:

     (a) Friede Goldman and the Friede Goldman Subsidiaries (i) are in compliance with all, and are not subject to any liability pursuant to, applicable Environmental Laws, (ii) hold or have applied for all Environmental Permits and (iii) are in compliance with their respective Environmental Permits;

     (b) neither Friede Goldman nor any Friede Goldman Subsidiary has received any written notice, demand, letter, claim, request for information or other written communication alleging that Friede Goldman or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law;

     (c) neither Friede Goldman nor any Friede Goldman Subsidiary (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Friede Goldman, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials;

     (d) none of the real property owned or leased by Friede Goldman or any Friede Goldman Subsidiary is listed or, to the knowledge of Friede Goldman, proposed for listing on the "National Priorities List" or the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA, or any similar state or foreign list of sites requiring investigation or cleanup, in each case as updated through the Effective Date; and

     (e) No Hazardous Material has been released, discharged or disposed of at, to or from, or transported offsite from, any property currently owned or operated by Friede Goldman or any Friede Goldman Subsidiary or, during the period of such ownership or operation, any property formerly owned or operated by Friede Goldman or any Friede Goldman Subsidiary.

   SECTION 4.12. Trademarks, Patents and Copyrights. Except as set forth in
Section 4.12 of the Friede Goldman Disclosure Schedule, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not have a Friede Goldman Material Adverse Effect, Friede Goldman and each of the Friede Goldman Subsidiaries own or possess adequate licenses or other legal rights to use all Proprietary Rights used or held for use in connection with the business of Friede Goldman and the Friede Goldman Subsidiaries as currently conducted or as contemplated to be conducted, and Friede Goldman is unaware of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Friede Goldman and the Friede Goldman Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any Proprietary Rights of any third party that, individually or in the aggregate, could have a Friede Goldman Material Adverse Effect. To Friede Goldman's knowledge, there are no infringements of any Proprietary Rights owned by or licensed by or to Friede Goldman or any Friede Goldman Subsidiary that, individually or in the aggregate, could have a Friede Goldman Material Adverse Effect.

   SECTION 4.13. Taxes. (a) Except for such matters as would not have a Friede Goldman Material Adverse Effect, (i) Friede Goldman and the Friede Goldman Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Friede Goldman and the Friede Goldman Subsidiaries, (ii) all Taxes that are due (whether or not shown to be due on such returns or reports) prior to the Effective Time have been paid or will be paid (other than Taxes that (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against Friede Goldman or any of the Friede Goldman Subsidiaries, which deficiency has not been paid other than any deficiency being contested in good faith and (iv) Friede Goldman and the Friede Goldman Subsidiaries have provided adequate reserves (in accordance with GAAP) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

   (b) To the best of Friede Goldman's knowledge, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon Friede Goldman, or any of the Friede Goldman Subsidiaries, nor has Friede Goldman or any of the Friede Goldman Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers are reasonably likely to have a Friede Goldman Material Adverse Effect.

   (c) There are no Tax liens upon any property or assets of Friede Goldman or any of the Friede Goldman Subsidiaries except liens for current Taxes not yet due and except for liens that have not had and are not reasonably likely to have a Friede Goldman Material Adverse Effect.

   (d) Neither Friede Goldman nor any of the Friede Goldman Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Friede Goldman or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Friede Goldman Material Adverse Effect.

   (e) Except as set forth in the financial statements described in Section 4.06, neither Friede Goldman nor any of the Friede Goldman Subsidiaries has entered into a transaction that is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Friede Goldman Material Adverse Effect.

   (f) Neither Friede Goldman nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

   (g) Neither Friede Goldman nor any of the Friede Goldman Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes with any entity that is not, directly or indirectly, a wholly owned corporate subsidiary of Friede Goldman, other than agreements the consequences of which are fully and adequately reserved for in the Friede Goldman and Friede Goldman Subsidiaries financial statements.

   (h) As of the time of the March 31, 1997 distribution of Halter Marine stock by Trinity Industries, Inc. there had been no negotiations, agreements or arrangements regarding the acquisition of the stock or assets of Halter Marine by Friede Goldman or the acquisition of the stock or assets of Friede Goldman by Halter Marine between (1) the management or the Board of Directors of Friede Goldman or Friede Goldman's representatives in their capacity as such and (2) the management or the Board of Directors of Trinity Industries, Inc. or Trinity Industries, Inc.'s representatives or the management or the Board of Directors of Halter Marine or Halter Marine's representatives in their capacity as such.

   SECTION 4.14. Opinion of Financial Advisor. Jefferies & Company, Inc. ("Jefferies") has delivered to the Board of Directors of Friede Goldman its written opinion dated as of June 1, 1999, a copy of which opinion has been delivered to Halter Marine, that, as of such date, the Exchange Ratio is fair from a financial point of view to the holders of Friede Goldman Common Stock.

   SECTION 4.15. Vote Required. The Friede Goldman Stockholder Approval is the only vote of the holders of any class or series of capital stock of Friede Goldman necessary to approve the transactions contemplated by this Agreement.

   SECTION 4.16. Brokers. No broker, finder or investment banker (other than Jefferies) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Friede Goldman or any Friede Goldman Subsidiary. Friede Goldman has heretofore made available to Halter Marine a complete and correct copy of all agreements between Friede Goldman and Jefferies pursuant to which such firms would be entitled to any payment relating to the Merger.

   SECTION 4.17. Insurance. Friede Goldman maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Friede Goldman (taking into account the cost and availability of such insurance).

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

   SECTION 5.01. Conduct of Business by Halter Marine Pending the Closing. Halter Marine agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Halter Marine Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Friede Goldman shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the business of Halter Marine and the Halter Marine Subsidiaries shall be conducted only in, and Halter Marine and the Halter Marine Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) Halter Marine shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of Halter Marine and the Halter Marine Subsidiaries and to preserve the current relationships of Halter Marine and the Halter Marine Subsidiaries with such of the customers, suppliers and other persons with which Halter Marine or any Halter Marine Subsidiary has significant business relations as Halter Marine deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of Halter Marine Disclosure Schedule or as contemplated by any other provision of this

Agreement, the Board of Directors of Halter Marine shall not (unless required by applicable Laws or stock exchange regulations) cause or permit Halter Marine or any Halter Marine Subsidiary to, and shall neither cause nor permit any of Halter Marine's affiliates (over which it exercises control), or any of their officers, directors, employees and agents to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Friede Goldman, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of Halter Marine or any Halter Marine Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest), of Halter Marine or any Halter Marine Subsidiary or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets of Halter Marine or any Halter Marine Subsidiary, except (A) the issuance of Halter Marine Common Stock upon the exercise of Halter Marine Options,
  (B) pursuant to contracts or agreements in force at the date of this Agreement, (C) sales, transfers or dispositions of receivables in connection with the securitization of such receivables or (D) the award of options pursuant to the Halter Marine Stock Option Plan in connection with promotions and new employee hires in the ordinary course of business and consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by the Halter Marine Subsidiaries to Halter Marine or to other Halter Marine Subsidiaries in the ordinary course) or enter into any agreement with respect to the voting of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) except as disclosed in Section 5.01(e) of the Halter Marine Disclosure Schedule, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly owned Halter Marine Subsidiary) or any assets, other than (A) acquisitions of assets in the ordinary course of business consistent with past practice and (B) any other acquisitions for consideration that are not, in the case of clause (A) or clause (B) individually, in excess of $1,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice and (B) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Halter Marine Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of Halter Marine and Halter Marine Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures that are not individually in excess of $1,000,000 for Halter Marine and the Halter Marine Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

     (f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof as disclosed in Section 3.08 of the Halter Marine Disclosure
  Schedule: (i) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of

  Halter Marine or any Halter Marine Subsidiary which are not across-the-board increases), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Halter Marine or any Halter Marine Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or (iii) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (h) waive, release, assign, settle or compromise any material claims or litigation except in the ordinary course of business and consistent with past practice;

     (i) make or revoke any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

     (j) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

     (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law; or

     (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

   SECTION 5.02. Conduct of Business by Friede Goldman Pending the Closing. Friede Goldman agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.02 of the Friede Goldman Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Halter Marine shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, (1) the businesses of Friede Goldman and the Friede Goldman Subsidiaries shall be conducted only in, and Friede Goldman and the Friede Goldman Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (2) Friede Goldman shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of Friede Goldman and the Friede Goldman Subsidiaries and to preserve the current relationships of Friede Goldman and the Friede Goldman Subsidiaries with such of the customers, suppliers and other persons with which Friede Goldman or any Friede Goldman Subsidiary has significant business relations as Friede Goldman deems reasonably necessary in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.02 of the Friede Goldman Disclosure Schedule or as contemplated by any other provision of this Agreement, the Board of Directors of Friede Goldman shall not (unless required by applicable Laws or stock exchange regulations) cause or permit Friede Goldman or any Friede Goldman Subsidiary to, and shall neither cause nor permit any of Friede Goldman's affiliates (over which it exercises control), or any of their officers, directors, employees and agents to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of Halter Marine, which consent shall not be unreasonably withheld or delayed:

     (a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents except for an amendment to the Articles of Incorporation to eliminate cumulative voting with respect to the election of directors;

     (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of Friede Goldman or any Friede Goldman Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any phantom interest) of Friede Goldman or any Friede Goldman Subsidiary or (ii) except in the ordinary course of business and in a manner consistent with past practice, any property or assets of Friede Goldman or any Friede Goldman Subsidiary, except (A) the issuance of Friede Goldman Common Stock upon the exercise of Friede Goldman Options or (B) pursuant to contracts or agreements in force at the date of this Agreement or (C) sales, transfers or dispositions of receivables in connection with the securitization of such receivables, or (D) the award of options pursuant to the Friede Goldman Option Plan in connection with promotions and new employee hires in the ordinary course of business and consistent with past practice or (E) the automatic annual grant of options to non-employee directors of Friede Goldman pursuant to the Friede Goldman Option Plan;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends paid by Friede Goldman Subsidiaries to Friede Goldman or to another Friede Goldman Subsidiary in the ordinary course) or enter into any agreement with respect to the voting of its capital stock;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

     (e) except pursuant to the Friede Goldman's 1999 capital expenditure budget, a copy of which has been provided to Halter Marine, (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof (other than a wholly owned Friede Goldman Subsidiary) or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that are not, in the aggregate, in excess of $5,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for (A) indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice or in connection with transactions otherwise permitted under this Section 5.02,
  (B) indebtedness incurred to refinance any existing indebtedness of Friede Goldman, Halter Marine or any of their respective subsidiaries in connection with the Merger or (C) other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $5,000,000; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Friede Goldman Material Contract or, except in connection with transactions permitted under this Section 5.02(e), enter into any contract or agreement material to the business, results of operations or financial condition of Friede Goldman and the Friede Goldman Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than capital expenditures as set forth in Friede Goldman's 1999 capital expenditure budget that are not, in the aggregate, in excess of $5,000,000 for Friede Goldman and the Friede Goldman Subsidiaries taken as a whole; or
  (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02(e);

     (f) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof as disclosed in Section 4.08 of the Friede Goldman Disclosure
  Schedule: (i) increase the compensation payable or to become payable to its officers or employees (except for increases in accordance with past practices in salaries or wages of employees of Friede Goldman or any Friede Goldman Subsidiary which are not across-the-board increases), (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Friede Goldman or any Friede Goldman Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or (iii) take any affirmative action to accelerate the vesting of any stock-based compensation;

     (g) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or except as required by changes in GAAP;

     (h) waive, release, assign, settle or compromise any material claims or litigation except in the ordinary course of business and consistent with past practice;

     (i) make or revoke any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

     (j) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

     (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law; or

     (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

   SECTION 5.03. Cooperation. Halter Marine and Friede Goldman shall coordinate and cooperate in connection with (i) the preparation of the Registration Statement and the Proxy Statement, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Friede Goldman Material Contracts or Halter Marine Material Contracts, in connection with the consummation of the Merger and (iii) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and the Proxy Statement and timely seeking to obtain any such actions, consents, approvals or waivers.

   SECTION 5.04. Notices of Certain Events. Each of Halter Marine and Friede Goldman shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting Halter Marine, any Halter Marine Subsidiary, Friede Goldman or any Friede Goldman Subsidiary that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a material default under any Friede Goldman Material Contract or Halter Marine Material Contract; and (v) any change that is reasonably likely to result in any Friede Goldman Material Adverse Effect or a Halter Marine Material Adverse Effect or is likely to delay or impede the ability of either Friede Goldman or Halter Marine to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

   SECTION 5.05. Contractual Consents. Prior to or at the Effective Time, each of Halter Marine and Friede Goldman shall use its reasonable best efforts to obtain any consents necessary such that the Merger will not constitute a change of control, or any similar event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under, or would permit the other party or parties thereto to terminate, any material contract (including a Halter Marine Material Contract or Friede Goldman Material

Contract, as the case may be), agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

   SECTION 5.06. Rights Agreements. (a) Promptly following the execution and delivery of this Agreement, Halter Marine shall take all action necessary to render the Preferred Stock Rights issued pursuant to the terms of the Halter Marine Rights Agreement inapplicable to, or not exercisable as a result of, the Merger, the execution and delivery of this Agreement.

   (b) Promptly following the execution and delivery of this Agreement, Friede Goldman shall take all action necessary to (i) render the Preferred Stock Rights issued pursuant to the terms of the Friede Goldman Rights Agreement inapplicable to, or not exercisable as a result of, the Merger, the execution and delivery of this Agreement or the transactions contemplated by this Agreement, provided that no stockholder of Halter Marine would beneficially own 15% or more of the outstanding shares of Friede Goldman Common Stock at the Effective Time, and (ii) amend the Friede Goldman Rights Agreement to provide that from and after the Effective Time until the termination of the Stockholder's Agreement any action by the Board of Directors of Friede Goldman thereunder must be approved by a vote of two-thirds of the members of the Board.

   SECTION 5.07. Affiliate Letters. At least 30 days prior to the Effective Time, Halter Marine shall deliver to Friede Goldman a list, which shall be reasonably acceptable to Friede Goldman, identifying all persons whom it believes are, at the time this Agreement is submitted for approval to the stockholders of Halter Marine, "affiliates" of Halter Marine for purposes of Rule 145 under the Securities Act. Halter Marine shall use all reasonable efforts to deliver or cause to be delivered to Friede Goldman on or prior to the Effective Time a duly executed affiliate letter in the form of Exhibit 8 for each such "affiliate" of Halter Marine. Friede Goldman shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any Friede Goldman Stock to be received by such "affiliates" pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Friede Goldman Stock consistent with the terms of such affiliate letters.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.01. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Friede Goldman and Halter Marine shall prepare and file with the SEC a joint proxy statement relating to the meetings of Halter Marine's stockholders and Friede Goldman's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Friede Goldman shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Friede Goldman Common Stock to be issued to the stockholders of Halter Marine pursuant to the Merger. Each of Friede Goldman and Halter Marine will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Friede Goldman shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Friede Goldman Common Stock in the Merger. Each of Friede Goldman and Halter Marine shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Friede Goldman and Halter Marine shall mail the Proxy Statement to its respective stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of each of Friede Goldman and Halter Marine in favor of the Merger, except as otherwise provided in Section 6.04(b) or Section 6.05(b) hereof.

   No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Friede Goldman or Halter Marine without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Friede Goldman and Halter Marine each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Friede Goldman Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   (b) The information supplied by Friede Goldman for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Friede Goldman and Halter Marine, (iii) the time of each of the Stockholders' Meetings (as defined below), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Friede Goldman or any Friede Goldman Subsidiary, or their respective officers or directors, should be discovered by Friede Goldman which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Friede Goldman shall promptly inform Halter Marine. All documents that Friede Goldman is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information supplied by Halter Marine for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Halter Marine and Friede Goldman, (iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Halter Marine or any Halter Marine Subsidiary, or their respective officers or directors, should be discovered by Halter Marine which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Halter Marine shall promptly inform Friede Goldman. All documents that Halter Marine is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   SECTION 6.02. Stockholders' Meetings. Halter Marine shall call and hold a meeting of its stockholders (the "Halter Marine Meeting") and Friede Goldman shall call and hold a meeting of its stockholders (the "Friede Goldman Meeting" and, together with the Halter Marine Meeting, the "Stockholders' Meetings") as promptly as practicable for the purpose of obtaining the Halter Marine Stockholder Approval and the Friede Goldman Stockholder Approval, respectively, Friede Goldman and Halter Marine shall use their best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective.

   SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Halter Marine or Friede Goldman or any of their respective subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, Halter Marine and Friede Goldman shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access, at reasonable times upon prior notice, to its and its Subsidiaries' officers, employees, agents, properties, offices, facilities books and records and (ii) furnish promptly such information concerning its and its Subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

   (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated October 23, 1998 between Halter Marine and Friede Goldman (the "Confidentiality Agreement") with respect to the information disclosed pursuant to this Section 6.03.

   SECTION 6.04. No Solicitation by Halter Marine. (a) Halter Marine shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Halter Marine Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Halter Marine Takeover Proposal; provided, however, that if the Board of Directors of Halter Marine determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Halter Marine's stockholders under applicable law, Halter Marine may, in response to a Halter Marine Superior Proposal (as defined in Section 6.04(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.04(a), and subject to providing prior written notice of its decision to take such action to Friede Goldman (the "Halter Marine Notice") (x) furnish information with respect to Halter Marine and its subsidiaries to any person making a Halter Marine Superior Proposal pursuant to a customary confidentiality agreement (as determined by Halter Marine after consultation with its outside counsel) and
(y) participate in discussions or negotiations regarding such Halter Marine Superior Proposal. For purposes of this Agreement, a "Halter Marine Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Halter Marine and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Halter Marine or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Halter Marine or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Halter Marine or any of its subsidiaries, other than the transactions contemplated by this Agreement.

   (b) Except as expressly permitted by this Agreement, neither the Board of Directors of Halter Marine nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Friede Goldman, the recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to recommend, any Halter Marine Takeover Proposal or (iii) cause Halter Marine to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Halter Marine Acquisition Agreement") related to any Halter Marine Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Halter Marine receives a Halter Marine Superior Proposal, the Board of Directors of Halter Marine may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Halter Marine to enter into any Halter Marine Acquisition Agreement with respect to any Halter Marine Superior Proposal) but only after the fifth business day following Friede Goldman's receipt of written notice advising Friede Goldman that the Board of Directors of Halter Marine is prepared to accept a Halter Marine Superior Proposal, specifying the material terms and conditions of such Halter Marine Superior Proposal and identifying the person making such Halter Marine Superior Proposal. For purposes of this Agreement, a "Halter Marine Superior Proposal" means any written proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Halter

Marine Common Stock then outstanding or all or substantially all the assets of Halter Marine, (ii) that is otherwise on terms which the Board of Directors of Halter Marine determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Halter Marine's stockholders than the Merger, (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Halter Marine, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of Halter Marine, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

   (c) In addition to the obligations of Halter Marine set forth in paragraphs
(a) and (b) of this Section 6.04, Halter Marine shall as promptly as practicable (and in no event later than 24 hours) advise Friede Goldman orally and in writing of any request for information or of any Halter Marine Takeover Proposal, including the material terms and conditions of such request or Halter Marine Takeover Proposal and the identity of the person making such request or Halter Marine Takeover Proposal. Halter Marine will keep Friede Goldman fully informed of the status and details (including amendments or proposed amendments) of any such request or Halter Marine Takeover Proposal on a daily basis or more frequently as may be reasonably requested by Friede Goldman.

   (d) Nothing contained in this Section 6.04 shall prohibit Halter Marine from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Halter Marine's stockholders if, in the good faith judgment of the Board of Directors of Halter Marine, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary obligations under applicable law.

   SECTION 6.05. No Solicitation by Friede Goldman. (a) Friede Goldman shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Friede Goldman Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Friede Goldman Takeover Proposal; provided, however, that if the Board of Directors of Friede Goldman determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Friede Goldman's stockholders under applicable law, Friede Goldman may, in response to a Friede Goldman Superior Proposal (as defined in Section 6.05(b)) which was not solicited by it or which did not otherwise result from a breach of this Section 6.05(a), and subject to providing prior written notice of its decision to take such action to Halter Marine (the "Friede Goldman Notice") (x) furnish information with respect to Friede Goldman and its subsidiaries to any person making a Friede Goldman Superior Proposal pursuant to a customary confidentiality agreement (as determined by Friede Goldman after consultation with its outside counsel) and
(y) participate in discussions or negotiations regarding such Friede Goldman Superior Proposal. For purposes of this Agreement, "Friede Goldman Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Friede Goldman and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Friede Goldman or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Friede Goldman or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Friede Goldman or any of its subsidiaries, other than the transactions contemplated by this Agreement.

   (b) Except as expressly permitted by this Section 6.05, neither the Board of Directors of Friede Goldman nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Halter Marine, the recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of Friede Goldman Common Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to recommend, any Friede Goldman Takeover Proposal or (iii) cause Friede Goldman to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Friede Goldman Acquisition Agreement") related to any Friede Goldman Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Friede Goldman receives a Friede Goldman Superior Proposal, the Board of Directors of Friede Goldman may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Friede Goldman to enter into any Friede Goldman Acquisition Agreement with respect to any Friede Goldman Superior Proposal) but only after the fifth business day following Halter Marine's receipt of written notice advising Halter Marine that the Board of Directors of Friede Goldman is prepared to accept a Friede Goldman Superior Proposal, specifying the material terms and conditions of such Friede Goldman Superior Proposal and identifying the person making such Friede Goldman Superior Proposal. For purposes of this Agreement, a "Friede Goldman Superior Proposal" means any written proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Friede Goldman Common Stock then outstanding or all or substantially all of the assets of Friede Goldman, (ii) that is otherwise on terms which the Board of Directors of Friede Goldman determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Friede Goldman's stockholders than the Merger, (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Friede Goldman, is reasonably capable of being obtained by such third party and (iv) for which, in the good faith judgment of the Board of Directors of Friede Goldman, no regulatory approvals are required, including antitrust approvals, that could not reasonably be expected to be obtained.

   (c) In addition to the obligation of Friede Goldman set forth in paragraphs
(a) and (b) of this Section 6.05, Friede Goldman shall as promptly as practicable (and in no event later than 24 hours) advise Halter Marine orally and in writing of any request for information or of any Friede Goldman Takeover Proposal, including the material terms and conditions of such request or Friede Goldman Takeover Proposal and the identify of the person making such request or Friede Goldman Takeover Proposal. Friede Goldman will keep Halter Marine fully informed of the status and details (including amendments or proposed amendments) of any such request or Friede Goldman Takeover Proposal on a daily basis or more frequently as may be reasonably requested by Halter Marine.

   (d) Nothing contained in this Section 6.05 shall prohibit Friede Goldman from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Friede Goldman's stockholders if, in the good faith judgment of the Board of Directors of Friede Goldman, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary obligations under applicable law.

   SECTION 6.06. Reasonable Efforts. (a) (i) Each of Halter Marine and Friede Goldman shall use all reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Friede Goldman or Halter Marine or any of their subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided that Friede Goldman and Halter Marine shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Halter Marine and Friede Goldman shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. Halter Marine and Friede Goldman shall not take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of Halter Marine and Friede Goldman to consummate the transactions contemplated by this Agreement.

   (ii) Each of the parties hereto agrees, and shall cause each of its respective subsidiaries to cooperate and to use their respective reasonable best efforts to obtain promptly any government clearances required for completion of the transactions (including through compliance with the HSR Act and any applicable foreign governmental reporting requirements), to respond to any government requests for information, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or in behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign antitrust or fair trade law. Each party shall promptly notify the other party of any communication to that party from any Governmental Entity in connection with any required filing with, or approval or review by, such Governmental Entity in connection with the Merger and permit the other party to review in advance any such proposed communication to any Governmental Entity. Neither party shall agree to participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

   (iii) Notwithstanding any provision of paragraph (i) or paragraph (ii) above, neither Halter Marine nor Friede Goldman shall be required to take any action pursuant to this Section 6.06 that would require either Halter Marine or Friede Goldman to sell, divest, dispose of or hold separate any assets (including any shipyard) or business unit.

   (iv) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, before the Effective Time, each of Halter Marine and Friede Goldman agree to cooperate and use their reasonable efforts to defend against and respond thereto.

   (b) (i) Halter Marine and Friede Goldman shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Halter Marine Disclosure Schedule or the Friede Goldman Disclosure Schedule, as the case may be, or (C) required to prevent a Halter Marine Material Adverse Effect from occurring prior to or after the Effective Time or a Friede Goldman Material Adverse Effect from occurring after the Effective Time.

   (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Halter Marine and Friede Goldman, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

   (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such notifying party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of Halter Marine Common Stock into Friede Goldman Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Friede Goldman to own or operate all or any portion of the businesses or assets of Halter Marine or its subsidiaries, which in either case is reasonably likely to have a Halter Marine Material Adverse Effect or a Friede Goldman Material Adverse Effect prior to or after the Effective Time.

   SECTION 6.07. Stock Options and Other Stock Awards; Employee Benefit Plans.
(a) Prior to the Effective Time, Halter Marine shall take such action as may be necessary to cause each unvested option to purchase shares of Halter Marine Common Stock (each, a "Halter Marine Option") outstanding as of the Effective Time under Halter Marine's Amended and Restated 1996 Stock Option and Incentive Plan (the "Halter Marine 1996 Plan"), copies of which (as amended through the date hereof) have heretofore been provided to Friede Goldman by Halter Marine, to be fully vested and immediately exerciseable in accordance with the terms of the Halter Marine 1996 Plan. At least thirty (30) days prior to the Effective Time, Halter Marine shall give written notice to each holder of Halter Marine Options pursuant to Section 9(d) of the Halter Marine 1996 Plan for the purpose of fixing a date which is not less than thirty (30) days after the date of the giving of such notice and which is prior to the Effective Time such that, after such date, any unexercised Halter Marine Option shall terminate, be canceled and be of no further effect.

   (b) From and after the Effective Time, the Friede Goldman Benefit Plans and the Halter Marine Benefit Plans in effect as of the Effective Time shall, subject to applicable law, the terms of this Agreement and the terms of such plans, remain in effect with respect to the employees of Friede Goldman or Halter Marine (or their respective subsidiaries), as the case may be, until such time as Friede Goldman shall adopt new employee benefit plans and arrangements with respect to employees of the Surviving Corporation and its subsidiaries (the "Replacement Plans"). From and after the Effective Time, Friede Goldman shall, and shall cause its subsidiaries to, honor in accordance with their terms all Friede Goldman Benefit Plans and Halter Marine Benefit Plans, respectively, as amended as permitted hereunder, and all other contracts, arrangements and commitments that apply to current or former employees or directors of Friede Goldman, Halter Marine or their respective subsidiaries.

   (c) Prior to the Effective Time, a committee (consisting of the Chairman and Chief Executive Officer of Halter Marine and the Chairman and Chief Executive Officer of Friede Goldman and an equal number of representatives from Halter Marine and Friede Goldman) shall be formed to conduct a review of Friede Goldman's and Halter Marine's respective employee benefit and compensation plans and programs in order to coordinate the provision of benefits and compensation to the employees of the Friede Goldman and its subsidiaries after the Effective Time and to eliminate duplicative benefits, including, without limitation, through the establishment of the Replacement Plans. The Replacement Plans shall, in all material respects, (i) treat similarly situated employees of Friede Goldman and Halter Marine and their respective subsidiaries on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by the Friede Goldman Benefit Plans, on the one hand, and those covered by the Halter Marine Benefit Plans, on the other, at the Effective Time. Notwithstanding the foregoing, the employee benefit plans and arrangements maintained for current and former employees of Friede Goldman, Halter Marine and their respective subsidiaries following the Effective Time shall provide, until any applicable Replacement Plan has been implemented (or, if earlier, through the first anniversary of the Effective Time), a level of compensation and benefits that is substantially comparable in the aggregate to that provided under the Friede Goldman Benefit Plans or the Halter Marine Benefit Plans, as the case may be, as in effect immediately prior to the date of this Agreement; provided, however, that changes may be made to such plans to the extent necessary to comply with applicable law.

   (d) Employees of Friede Goldman, Halter Marine and their respective subsidiaries shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with Friede Goldman, Halter Marine or any of their respective subsidiaries, as the case may be; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

   SECTION 6.08. Letters of Accountants. (a) Halter Marine shall use its best efforts to cause to be delivered to Friede Goldman "cold comfort" letters of Ernst & Young LLP, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Friede Goldman, in form and substance reasonably satisfactory to Friede Goldman and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

   (b) Friede Goldman shall use its best efforts to cause to be delivered to Halter Marine "cold comfort" letters of Arthur Andersen, LLP, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Effective Time, respectively, and addressed to Halter Marine, in form and substance reasonably satisfactory to Halter Marine and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

   SECTION 6.09. Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto by written update to its Disclosure Schedule of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Halter Marine or Friede Goldman, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section
6.09 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

   SECTION 6.10. Public Announcements. Friede Goldman and Halter Marine shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with the AMEX or the NYSE.

   SECTION 6.11. NYSE Listing. Friede Goldman shall promptly prepare and submit to the NYSE a listing application covering the shares of Friede Goldman Common Stock to be issued in the Merger, and shall use reasonable best efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

   SECTION 6.12. Indemnification of Directors and Officers. (a) Friede Goldman agrees that the indemnification obligations set forth in Friede Goldman's Certificate and By-laws, in each case as of the date of this Agreement, (i) shall be amended, effective as of the Effective Time, to the fullest extent permissible under Mississippi law, to provide protections and rights for the officers, directors, employees and agents of Friede Goldman and for persons serving at the request of Friede Goldman as officers, directors, employees or agents of other corporations, at least as favorable as the protections and rights provided under Halter Marine's Certificate of Incorporation and By-laws to officers, directors, employees and agents of Halter Marine and such other persons serving at the request of Halter Marine, (ii) as so amended, shall survive the Merger and (iii) shall not be further amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of Halter Marine or its subsidiaries.

   (b) Halter Marine shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director, officer, trustee, fiduciary, employee or agent of Halter Marine and each Halter Marine Subsidiary and each such person who served at the request of Halter Marine or any Halter Marine Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Halter Marine Indemnified Parties") against all costs and expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Halter Marine or the Surviving Corporation, as the case may be, shall pay the fees and expenses of counsel selected by any Halter Marine Indemnified Party, which counsel shall be reasonably satisfactory to Halter Marine or to the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) Halter Marine and the Surviving Corporation shall cooperate in the defense of any such matter.

   (c) For five years from the Effective Time, the Surviving Corporation shall provide to the current directors and officers of Halter Marine and Friede Goldman liability insurance protection with an aggregate limitation on liability of no less then $50 million and having customary terms, provisions, conditions and exclusions.

   (d) Friede Goldman shall, to the fullest extent permitted under applicable Law and regardless of whether the Merger becomes effective, indemnify and hold harmless, each present and former director, officer, trustee, fiduciary, employee or agent of Friede Goldman and each Friede Goldman Subsidiary and each such person who served at the request of Friede Goldman or any Friede Goldman Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Friede Goldman Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Friede Goldman shall pay the fees and expenses of counsel selected by any Friede Goldman Indemnified Party, which counsel shall be reasonably satisfactory to Friede Goldman promptly after statements therefor are received (unless Friede Goldman shall elect to defend such action) and (ii) Friede Goldman shall cooperate in the defense of any such matter.

   (e) In the event Halter Marine or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Halter Marine or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 6.12.

   (f) The obligations of Halter Marine and the Surviving Corporation under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 6.12 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section 6.12 applies shall be third-party beneficiaries of this Section 6.12).

   SECTION 6.13. Plan of Reorganization. The Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Friede Goldman nor any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

   SECTION 6.14. Headquarters; Name. As promptly as reasonably practicable after the Effective Time, Friede Goldman and Halter Marine shall take all action necessary such that their combined headquarters shall be located at Gulfport, Mississippi; provided that nothing in this Section 6.14 shall prohibit Friede Goldman from moving the combined headquarters of Friede Goldman and Halter Marine following the Effective Time if the Board of Directors of Friede Goldman determines that it is necessary or advisable to relocate the combined headquarters. Effective as of the Effective Time, Friede Goldman shall amend its Articles of Incorporation such that its name shall be changed to Friede Goldman Halter Marine International Inc.

                                  ARTICLE VII

                               CLOSING CONDITIONS

   SECTION 7.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Friede Goldman or Halter Marine, threatened by the SEC.

     (b) Stockholder Approval. The Friede Goldman Stockholder Approval and the Halter Marine Stockholder Approval shall have been obtained.

     (c) No Order. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

     (ii) No Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the date of the Effective Time) or threatened to institute any action or proceeding in each case before any United States court or other governmental body of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

     (d) Consents and Approvals. All consents, approvals and authorizations set forth in Section 3.04 or 4.04 or the related sections of the Halter Marine Disclosure Schedule or the Friede Goldman Disclosure Schedule required to be obtained to consummate the Merger shall have been obtained, except for such consents, approvals and authorizations the failure of which to obtain would not have a Halter Marine Material Adverse Effect or a Friede Goldman Material Adverse Effect after the Effective Time.

     (e) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated without any action being taken, or any agreement having been entered into by Halter Marine, Friede Goldman or any of their respective subsidiaries or any consent decree or other order having been issued by any Governmental Entity, to sell, divest, dispose of or hold separate any assets (including any shipyard) or business unit of Halter Marine, Friede Goldman or any of their respective subsidiaries.

     (f) NYSE. The shares of Friede Goldman Common Stock issuable to Halter Marine's stockholders in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

   SECTION 7.02. Additional Conditions to Obligations of Friede Goldman. The obligations of Friede Goldman to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Halter Marine contained in this Agreement, without giving effect to any update to the Halter Marine Disclosure Schedule under Section 6.09, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Friede Goldman shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Halter Marine to that effect.

     (b) Agreements and Covenants. Halter Marine shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Friede Goldman shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Halter Marine to that effect.

     (c) Tax Opinion. Friede Goldman shall have received the opinion of Andrews & Kurth L.L.P., special counsel to Friede Goldman, dated the date of the Effective Time and in form and substance reasonably satisfactory to Friede Goldman, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Friede Goldman and Halter Marine will each be a party to the reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Friede Goldman, Halter Marine and certain stockholders of Friede Goldman and Halter Marine.

     (d) Spin-Off Opinion. Friede Goldman shall have received an opinion of Andrews & Kurth L.L.P. or other counsel reasonably satisfactory to Friede Goldman, dated as of the date of the Effective Time and in form and substance reasonably satisfactory to Friede Goldman, on the basis of certain facts, representations from Friede Goldman, Halter Marine and their respective employees and assumptions set forth in such opinion, to the effect that the Merger pursuant to this Agreement and in accordance with applicable state law will not adversely affect the federal income tax consequences determined by the IRS in the private letter ruling issued to Trinity Industries, Inc. on January 17, 1997.

     (e) Accountant Letters. Friede Goldman shall have received from Halter Marine "cold comfort" letters of Ernst & Young, LLP, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Friede Goldman, in form and substance satisfactory to Friede Goldman, and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     (f) Fairness Opinion. At the time the Proxy Statement is mailed to Friede Goldman stockholders in connection with the Friede Goldman Meeting, the opinion of Jefferies referred to in Section 4.14 shall not have been modified in any manner materially adverse to Friede Goldman or withdrawn.

   SECTION 7.03. Additional Conditions to Obligations of Halter Marine. The obligation of Halter Marine to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Friede Goldman contained in this Agreement, without giving effect to any update to the Friede Goldman Disclosure Schedule under
  Section 6.09, shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date. Halter Marine shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Friede Goldman to that effect.

     (b) Agreements and Covenants. Friede Goldman shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Halter Marine shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Friede Goldman to that effect.

     (c) Stockholder's Agreement. The Stockholder's Agreement shall remain in full force and effect and shall not have been rescinded or repudiated by any party thereto and all covenants therein to be complied with on or prior to the Effective Time shall have been complied with.

     (d) Tax Opinion. Halter Marine shall have received the opinion of Shearman & Sterling, dated the date of the Effective Time, in form and substance reasonably satisfactory to Halter Marine based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of section 368(a) of the Code, and Friede Goldman and Halter Marine will each be a party to the reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Friede Goldman, Halter Marine and certain stockholders of Friede Goldman and Halter Marine.

     (e) Accountant Letters. Halter Marine shall have received from Friede Goldman "cold comfort" letters of Arthur Andersen, LLP, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Halter Marine, in form and substance satisfactory to Halter Marine, and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     (f) Fairness Opinion. At the time the Proxy Statement is mailed to Halter Marine stockholders in connection with the Halter Marine Meeting, the opinion of DLJ referred to in Section 3.14 shall not have been modified in any manner materially adverse to Halter Marine or withdrawn.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Halter Marine Stockholder Approval or the Friede Goldman Stockholder Approval:

     (a) by mutual written consent of Friede Goldman and Halter Marine;

     (b) by either Friede Goldman or Halter Marine:

       (i) if the Merger shall not have been consummated by March 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

       (ii) if the approval of the Halter Marine Stockholder Approval shall not have been obtained at the Halter Marine Meeting duly convened therefor or at any adjournment or postponement thereof;

       (iii) if the Friede Goldman Stockholder Approval shall not have been obtained at the Friede Goldman Meeting duly convened therefor or at any adjournment or postponement thereof; or

       (iv) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining any party from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable.

     (c) by Friede Goldman, if (i) Halter Marine shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b), and (B) is incapable of being cured by Halter Marine or is not cured within 30 days of notice of such breach or failure or (ii) if the opinion of Jefferies referred to in
  Section 4.14 shall have been modified in any manner materially adverse to Friede Goldman or withdrawn at any time prior to the time of mailing of the Proxy Statement to the Friede Goldman stockholders in connection with the Friede Goldman Meeting;

     (d) by Friede Goldman in accordance with Section 6.05(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
  (d) to be deemed effective, Friede Goldman shall have complied with all provisions contained in Section 6.05, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee and Halter Marine Out-of Pocket Expenses, of Section 8.05;

     (e) by Halter Marine, if (i) Friede Goldman shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b), and (B) is incapable of being cured by Friede Goldman or is not cured within 30 days of notice of such breach or failure or (ii) if the opinion of DLJ referred to in Section
  3.14 shall have been modified in any manner materially adverse to Halter Marine or withdrawn at any time prior to the time of mailing of the Proxy Statement to the Halter Marine stockholders in connection with the Halter Marine Meeting; or

     (f) by Halter Marine in accordance with Section 6.04(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
  (g) to be deemed effective, Halter Marine shall have complied with all provisions of Section 6.04, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee and Friede Goldman Out-of-Pocket Expenses, of Section 8.05.

   SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Halter Marine or Friede Goldman as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Friede Goldman or Halter Marine, other than the provisions of Section 3.16, Section 4.16, Section 6.03(b), this
Section 8.02, Section 8.05 and Article IX, which provisions will survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. No such termination will release any party from any liabilities or damages resulting from any willful or grossly negligent breach by that party of any provision of this Agreement.

   SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Halter Marine Stockholder Approval is obtained, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Halter Marine Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Halter Marine Stockholder Approval is obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Halter Marine Common Stock hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

   SECTION 8.05. Fees. (a) Except as provided in this Section 8.05, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Friede Goldman and Halter Marine shall bear and pay one-half of the costs and expenses incurred in connection with (i) the preparation, filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the premerger notification and report forms under the HSR Act (including filing fees). Friede Goldman shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of Halter Marine's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger. Halter Marine shall cooperate with Friede Goldman in the filing of such returns, including, in the case of Halter Marine, supplying in a timely manner a complete list of all real property interests held by Halter Marine and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of Halter Marine subject to the Real Estate Transfer Taxes shall be as agreed to between Friede Goldman and Halter Marine.

   (b) In the event that (i) a Halter Marine Takeover Proposal shall have been made known to Halter Marine or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Halter Marine Takeover Proposal and thereafter this Agreement is terminated by either Friede Goldman or Halter Marine pursuant to Section 8.01(b)(i) or (ii) or (ii) this Agreement is terminated by Halter Marine pursuant to Section 8.01(f), then Halter Marine shall promptly, but in no event later than two days after the date of such termination, pay Friede Goldman a fee equal to the sum of $6.5 million (the "Termination Fee") plus the Friede Goldman Out-of-Pocket Expenses payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Friede Goldman pursuant to clause (i) of this paragraph (b) unless and until within 18 months of such termination Halter Marine or any of its Subsidiaries enters into any Halter Marine Acquisition Agreement or consummates any Halter Marine Takeover Proposal (for the purposes of the foregoing proviso the terms "Halter Marine Acquisition Agreement" and "Halter Marine Takeover Proposal" shall have the meanings assigned to such terms in
Section 6.04 except that the references to 15% in the definition of "Halter Marine Takeover Proposal" in Section 6.04(a) shall be deemed to be references to 35% and "Halter Marine Takeover Proposal" shall only be deemed to refer to a transaction involving Halter Marine, or with respect to assets (including the shares of any subsidiary), of Halter Marine and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. "Friede Goldman Out-of-Pocket Expenses" means the lesser of (A) all documented out-of-pocket expenses and fees incurred by Friede Goldman (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers) arising out of, in connection with or related to this Agreement and the transactions contemplated herein and (B) $2 million. Halter Marine acknowledges that the agreements contained in this Section 8.05(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Friede Goldman would not enter into this Agreement; accordingly, if Halter Marine fails promptly to pay the amount due pursuant to this Section 8.05(b), and, in order to obtain such payment, Friede Goldman commences a suit which results in a judgment against Halter Marine for the fee set forth in this Section 8.05(b), Halter Marine shall pay to Friede Goldman its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

   (c) In the event that (i) a Friede Goldman Takeover Proposal shall have been made known to Friede Goldman or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Friede Goldman Takeover Proposal and thereafter this Agreement is terminated by either Friede Goldman or Halter Marine pursuant to Section 8.01(b)(i) or (iii) or (ii) this Agreement is terminated by Friede Goldman pursuant to Section 8.01(d) then Friede Goldman shall promptly, but in no event later than two days after the date of such termination, pay Halter Marine the sum of the Termination Fee and the Halter Marine Out-of-Pocket Expenses, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Halter Marine pursuant to clause (i) of this paragraph (c) unless and until within 18 months of such termination Friede Goldman or any of its subsidiaries enters into any Friede Goldman Acquisition Agreement or consummates any Friede Goldman Takeover Proposal (for the purposes of the foregoing proviso the terms "Friede Goldman Acquisition Agreement" and "Friede Goldman Takeover Proposal" shall have the meanings assigned to such terms in Section 6.05 except that the references to 15% in the definition of "Friede Goldman Takeover Proposal" in
Section 6.05(a) shall be deemed to be references to 35% and "Friede Goldman Takeover Proposal" shall only be deemed to refer to a transaction involving Friede Goldman, or with respect to assets (including the shares of any subsidiary), of Friede Goldman and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. "Halter Marine Out-of-Pocket Expenses" means the lesser of (A) all documented out-of-pocket expenses and fees incurred by Halter Marine (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisers) arising out of, in connection with or related to this Agreement and the transactions contemplated herein and (B) $2 million. Friede Goldman acknowledges that the agreements contained in this Section 8.05(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Halter Marine would not enter into this Agreement; accordingly, if Friede Goldman fails promptly to pay the amount due pursuant to this Section 8.05(c), and, in order to obtain such payment, Halter Marine commences a suit which results in a judgment against Friede Goldman for the fee set forth in this Section 8.05(c), Friede Goldman shall pay to Halter Marine its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   SECTION 9.01. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   SECTION 9.02. Notices. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be given (and shall be deemed to have been duly given upon receipt) or by delivery in person, by facsimile, cable, telecopy, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) or nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

      (a) If to Friede Goldman, addressed to it at:

       525 East Capitol Street, 7th Floor
       Jackson, Mississippi 39201
       Telecopier No.: (601) 352-1052
       Attention: General Counsel

       With a copy to:

       Andrews & Kurth L.L.P.
       4200 Chase Tower
       Houston, Texas 77002
       Telecopier No.: (713) 220-4285
       Attention: Thomas P. Mason, Esq.

      (b) If to Halter Marine, addressed to it at:

       13085 Industrial Seaway Road
       Gulfport, Mississippi 39503
       Telecopier No.: (228) 897-4866
       Attention: General Counsel

       With a copy to:

       Shearman & Sterling
       599 Lexington Avenue
       New York, NY 10022
       Telecopier No.: (212) 848-7179
       Attention: John J. Madden, Esq.

   SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first-mentioned person;

     (b) "beneficial owner" means, with respect to any shares of Halter Marine Common Stock or Friede Goldman Common Stock, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

     (c) "Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "knowledge" will be deemed to be present when the matter in question was brought to the attention of any executive officer of Friede Goldman or Halter Marine, as the case may be;

     (f) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

     (g) "subsidiary" or "subsidiaries" of Friede Goldman, Halter Marine, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Friede Goldman, Halter Marine, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

   SECTION 9.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibits, Friede Goldman and Halter Marine Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto.

   SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

   SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.07 or 6.12 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other person any rights, benefits or remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

   SECTION 9.09. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

   SECTION 9.10. Governing Law. This Agreement shall be governed by the Laws of the State of Delaware as applied to contracts executed and to be performed entirely in such state.

   SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, Friede Goldman and Halter Marine have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          FRIEDE GOLDMAN INTERNATIONAL INC.

                                                   /s/ J. L. Holloway
                                          By:__________________________________
                                             Name:J. L. Holloway
                                             Title: President, Chief Executive
                                                    Officer and Chairman of
                                                    the Board

                                          HALTER MARINE GROUP, INC.

                                                    /s/ John Dane III
                                          By:__________________________________
                                             Name:John Dane III
                                             Title: President, Chief Executive
                                                    Officer and Chairman of
                                                    the Board

                                                                         ANNEX B

                                AMENDMENT NO. 1

   AMENDMENT NO. 1, dated as of September 14, 1999 (this "Amendment"), between HALTER MARINE GROUP, INC., a Delaware corporation ("Halter Marine"), and FRIEDE GOLDMAN INTERNATIONAL INC., a Mississippi corporation ("Friede Goldman").

   WHEREAS, Halter Marine and Friede Goldman are parties to an Agreement and Plan of Merger, dated as of June 1, 1999 (the "Merger Agreement"; terms defined in the Merger Agreement and not otherwise defined herein are being used herein as therein defined);

   WHEREAS, the Boards of Directors of Halter Marine and Friede Goldman have determined that it is appropriate to amend the Merger Agreement as set forth in this Amendment; and

   WHEREAS, pursuant to Section 8.03 of the Merger Agreement, the Merger Agreement may be amended by the parties hereto.

   NOW THEREFORE, in consideration of the premises and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                       AMENDMENTS TO THE MERGER AGREEMENT

   SECTION 1.01. Amendment to Preamble. The Preamble to the Merger Agreement is hereby amended by deleting the phrase "(this "Agreement")" in its entirety and inserting in lieu thereof the phrase "(as amended by Amendment No. 1, this "Agreement")".

   SECTION 1.02. Amendment to Section 2.01(a). Section 2.01(a) of the Merger Agreement is hereby amended by deleting the number "0.4614" in the fifth line thereof and inserting in lieu thereof the number "0.57".

   SECTION 1.03. Amendment to Section 6.06. Section 6.06 of the Merger Agreement is hereby amended by adding the following new paragraph (d) at the end of Section 6.06:

     "(d) Each party shall cooperate with the other and shall use all commercially reasonable efforts to promptly arrange bank financing for the Surviving Corporation necessary to satisfy the condition set forth in
  Section 7.01(g) hereof."

   SECTION 1.04. Amendment to Section 6.07. Section 6.07 of the Merger Agreement is hereby amended by deleting the section reference to "9(d)" of the Halter Marine 1996 Plan in the tenth line thereof and inserting in lieu thereof "10(e)".

   SECTION 1.05. Amendment to Section 7.01. Section 7.01 of the Merger Agreement is hereby amended by adding the following new paragraph (g) at the end of Section 7.01:

     "(g) Financing. Bank financing of at least $175 million shall have been arranged for the Surviving Corporation effective as of the Effective Time on terms reasonably acceptable to Halter Marine and Friede Goldman and that in the reasonable judgment of both Halter Marine and Friede Goldman would meet the needs of the Surviving Corporation."

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

   SECTION 2.01. Representations of Halter Marine. Halter Marine hereby represents and warrants to Friede Goldman as follows:

     (a) Halter Marine has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

     (b) The execution and delivery of this Amendment by Halter Marine have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Halter Marine are necessary to authorize this Amendment.

     (c) This Amendment has been duly and validly executed and delivered by Halter Marine and, assuming the due authorization, execution and delivery by Friede Goldman, the Merger Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of Halter Marine, enforceable against Halter Marine in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

   SECTION 2.02. Representations and Warranties of Friede Goldman. Friede Goldman hereby represents and warrants to Halter Marine that:

     (a) Friede Goldman has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment).

     (b) The execution and delivery of this Amendment by Friede Goldman have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Friede Goldman are necessary to authorize this Amendment.

     (c) This Amendment has been duly and validly executed and delivered by Friede Goldman and, assuming the due authorization, execution and delivery by Halter Marine, the Merger Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of Friede Goldman, enforceable against Friede Goldman in accordance with its terms (except in each such case insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or principles governing the availability of equitable remedies).

                                  ARTICLE III

                               GENERAL PROVISIONS

   SECTION 3.01. Effect on Merger Agreement. Except as amended hereby, the provisions of the Merger Agreement are and shall remain in full force and effect.

   SECTION 3.02. Counterparts. This Amendment may be executed in two counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

   SECTION 3.03. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware as applied to contracts executed and to be performed entirely in such state.

   SECTION 3.04. Entire Agreement. The Merger Agreement (as amended by this Amendment) and the Confidentiality Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supercede all prior agreements and undertakings, both written and oral between Halter Marine and Friede Goldman with respect to the subject matter hereof.

   IN WITNESS WHEREOF, Friede Goldman and Halter Marine have each caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          HALTER MARINE GROUP, INC.

                                                    /s/ Rick S. Rees
                                          By:__________________________________
                                             Name: Rick S. Rees
                                             Title: Executive Vice President

                                          FRIEDE GOLDMAN INTERNATIONAL INC.

                                                   /s/ John F. Alford
                                          By:__________________________________
                                             Name: John F. Alford
                                             Title: Executive Vice President

                                                                         ANNEX C


                            STOCKHOLDER'S AGREEMENT

                                 By and Between

                       FRIEDE GOLDMAN INTERNATIONAL INC.

                                      and

                                 J. L. HOLLOWAY

                            STOCKHOLDER'S AGREEMENT

   STOCKHOLDER'S AGREEMENT, dated as of June 1, 1999 (this "Agreement"), by and between FRIEDE GOLDMAN INTERNATIONAL INC., a Mississippi corporation (the "Company"), and J.L. HOLLOWAY (the "Stockholder").

                                R E C I T A L S

   WHEREAS, the Stockholder is the record and beneficial owner of 9,919,977 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), representing approximately 42% of all issued and outstanding shares of Common Stock;

   WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") with Halter Marine Group, Inc., a Delaware corporation ("Halter Marine"), pursuant to which Halter Marine will be merged with and into the Company, and the shareholders of Halter Marine shall receive, in exchange for their shares of Halter Marine common stock, shares of Common Stock at the exchange ratio provided for in the Merger Agreement; and

   WHEREAS, the Merger Agreement further contemplates that the Company and the Stockholder shall enter into this Agreement which sets forth the understanding among the Company, the Stockholder and Halter Marine as to the matters set forth herein with respect to, among other things, the holding, acquisition and transfer of the Common Stock by the Stockholder and his Affiliates (as defined below) following consummation of the merger contemplated by the Merger Agreement;

   NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

   SECTION 1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

   "Affiliate" shall have the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   "beneficially own" shall have the meaning set forth in Rule 13d-3, as in effect on the date hereof, under the Exchange Act.

   "Board" shall mean the Board of Directors of the Company.

   "Business Day" shall mean any day that is not a Saturday, Sunday or United States federal holiday.

   "Effective Time" shall mean the Effective Time as defined in the Merger Agreement.

   "Employee Plan" shall mean any equity incentive plan, agreement, bonus, award, stock purchase plan, stock option plan or other stock arrangement with respect to any directors, officers or other employees of the Company.

   "Friede Goldman Rights Agreement" shall mean the Stockholder Rights Agreement dated as of December 7, 1998 between the Friede Goldman International Inc. and American Stock Transfer and Trust Company or any amendment thereof.

   "Group" shall have the meaning set forth in Rule 13d-5, as in effect on the date hereof, under the Exchange Act.

   "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

   "Required Board Approval" means approval of the Board by majority vote including the affirmative vote of at least one director originally nominated by Halter Marine.

   "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

   "Voting Stock" shall mean the Common Stock and any other security or securities the holders of which are entitled, other than solely by reason of events of default or the failure to pay dividends, to vote for the election of the members of the Board, and options and rights to acquire such securities and securities convertible into such securities, in each case now or hereafter outstanding.

   SECTION 2. Restrictions. The Stockholder covenants and agrees that during the term of this Agreement, without the prior written consent of the Company approved by two-thirds of the directors of the Company, the Stockholder and each of his Affiliates shall not, directly or indirectly, alone or through or with others:

   (a) except as provided in Section 3 hereof, acquire, announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, (i) any shares of Voting Stock (other than by means of a stock split or stock dividend of Voting Stock, or pursuant to any Employee
Plan) or (ii) any other security convertible into, or any option, warrant or right to acquire, Voting Stock (other than by means of a dividend paid to holders of Voting Stock, or pursuant to any Employee Plan) or (iii) all or any substantial part of the assets of the Company or any of its Affiliates;

   (b) solicit, or participate in any solicitation of, proxies with respect to any Voting Stock, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the Exchange Act) in opposition to any matter that has been recommended by the directors of the Company or in favor of any matter that has not been approved by the directors of the Company, in each case approved by the Required Board Approval;

   (c) propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, seek or solicit support for (whether publicly or privately) any written consent of stockholders of the Company, attempt to call a special meeting of stockholders, or nominate or attempt to nominate any Person for election as a director of the Company;

   (d) deposit any Voting Stock in a voting trust or similar agreement or subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock;

   (e) take any action to form, join or in any way participate in any partnership, limited partnership, syndicate or other Group with respect to Voting Stock or otherwise act in concert with any Person for the purpose of circumventing the provisions or purposes of this Agreement;

   (f) make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement except in a nonpublic and confidential manner; or

   (g) announce an intention to do, or solicit, assist, prompt, induce or attempt to induce any Person to do, any of the actions restricted or prohibited under subparagraphs (a) through (f) above.

   SECTION 3. Additional Purchases. (a) Notwithstanding the restrictions contained in Section 2 hereof, during the term of this Agreement:

     (i) In the event of the "commencement" (as that term is defined in Rule 14d-2, as in effect on the date hereof, under the Exchange Act) of a bona fide tender offer by an independent Person or Group to acquire a majority or more of the total voting power of the Voting Stock then outstanding, which tender offer meets all of the requirements set forth in this Section 3(a)(i) and which is opposed, or is not supported by the Required Board Approval within ten (10) Business Days after the date of commencement of the tender offer, the Stockholder and his Affiliates may, directly or indirectly, acquire, announce an intent to acquire, offer to acquire or enter into agreements or undertakings to acquire by purchase, exchange or otherwise, Voting Stock. In addition to meeting the requirements set forth in the preceding sentence, (A) such tender offer must contain no material conditions except (1) a requirement or requirements that a minimum number of shares of Voting Stock be tendered, and (2) a condition for receipt of necessary regulatory approvals, consents and exemptions and (B) in the reasonable judgment of the Stockholder and a nationally recognized investment banker jointly chosen by the Stockholder and the Company, the Person or Group making such tender offer has a reasonable probability of succeeding in such tender offer. The right of the Stockholder and his Affiliates to acquire shares of Voting Stock in response to any tender offer under this Section 3(a)(i) shall terminate upon the termination of such tender offer; provided, however, that the Stockholder and his Affiliates have the right to fulfill any commitments with respect to Voting Stock which they may have on the date such tender offer is terminated.

     (ii) In the event of (A) a tender offer by a Person or Group other than the Company or its subsidiaries to acquire a majority or more of the total voting power of the Voting Stock then outstanding which is supported by the Required Board Approval within ten (10) Business Days after the date of the commencement of the tender offer or (B) the announcement by the Company of the acceptance by the Required Board Approval of a proposal by any person or Group to acquire, by consolidation, merger or otherwise, a majority or more of the total voting power of the Voting Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries; then the Stockholder and/or his Affiliates may make, and purchase Voting Stock in, a tender offer pursuant to Section 14 of the Exchange Act and the regulations thereunder to acquire (in addition to Voting Stock then held by the Stockholder and/or his Affiliates) at least that percentage of the total voting power of the Voting Stock sought to be acquired in the offer or proposal referred to in clause (A) or (B) of this Section 3(a)(ii) (or at least that percentage of Voting Stock equal to the percentage of assets of the Company sought to be acquired in the offer or proposal referred to in clause (B) of this Section 3(a)(ii)) for any consideration it may select at a per share price or value which, in the determination of a nationally recognized investment banker selected jointly by the Stockholder and the Company, exceeds the per share price or value of the tender offer or proposal described in clause (A) or (B) of this Section 3(a)(ii). Any offer made by the Stockholder or any Affiliate under this Section 3(a)(ii) must include the agreement of the Stockholder or such Affiliate to take any additional action which has been agreed to by the Person or Group making the tender offer or proposal referred to in clause (A) or (B) of this
  Section 3(a)(ii); provided, however, that if it is not possible for the Stockholder or his Affiliate to take such action, it may substitute an agreement which, in the determination of a nationally recognized investment banker selected jointly by the Stockholder and the Company, is of at least equal value with the agreement of such Person or Group.

     (iii) In the event that it is publicly disclosed that Voting Stock representing more than 30% of the total voting power of the shares of Voting Stock then outstanding have been acquired by any Person or Group (other than the Stockholder and his Affiliates or employee benefit plans of the Company), the Stockholder and his Affiliates may acquire, announce an intent to acquire, offer to acquire or enter into agreements or undertakings to acquire by purchase, exchange or otherwise, Voting Stock in an amount up to that, when added to the Voting Stock then owned by the Stockholder and his Affiliates, would equal the amount owned by such other Person or Group.

     (iv) The Stockholder and his Affiliates may purchase additional shares of Voting Stock provided that, as a result of such additional purchases the Stockholder and his Affiliates, in the aggregate, do not beneficially own more than 30% of the total voting power of the shares of Voting Stock then outstanding.

   (b) The Stockholder or his Affiliates, as the case may be, shall give notice to the Company on or prior to the third business day after such purchases or acquisitions of additional shares of Voting Stock pursuant to Section 3(a), indicating the number of shares of Voting Stock which the Stockholder and each of his Affiliates have acquired.

   (c) The Stockholder and his Affiliates shall not be obligated to dispose of any Voting Stock if the aggregate percentage ownership of the Stockholder and his Affiliates is increased as a result of a recapitalization of the Company or any other action taken by the Company.

   (d) Notwithstanding any other provisions of this Section 3, neither the Stockholder nor any of his Affiliates may purchase additional shares of Voting Stock if any of the Stockholder and his Affiliates are in default under, or have breached any material provision of, this Agreement.

   (e) All shares of Voting Stock acquired pursuant to this Section 3 or as a result of a recapitalization of the Company or any other action taken by the Company, shall be subject to all of the terms, covenants and conditions of this Agreement.

   SECTION 4. Sales and Other Dispositions. (a) The Stockholder covenants and agrees that during the term of this Agreement neither he nor any of his Affiliates shall sell, transfer, hypothecate, pledge or otherwise dispose of any shares of Voting Stock except:

     (i) to the Company;

     (ii) to a Person or Group not disapproved on a reasonable basis by the Required Board Approval within ten (10) Business Days after receipt of written notice to the Company from the Stockholder identifying the person or members of the Group, which immediately after the acquisition of such shares would not be the beneficial owner of more than 10% of the total voting power of shares of Voting Stock then outstanding and which acknowledges in a writing reasonably satisfactory to the Company that such Person or Group has received a copy of this Agreement and agrees to be bound by all of its provisions with respect to the Voting Stock as if such Person or Group were the Stockholder;

     (iii) in a bona fide underwritten registered public offering or in the market in accordance with the timing and volume provisions of paragraph (e) of Rule 144 (whether or not applicable) and of paragraphs (f) and (g) of Rule 144, as in effect on the date hereof, under the Securities Act;

     (iv) in privately negotiated sales or distributions to any Person or Group in amounts which would result in such Person or Group beneficially owning not more than 5% of the total voting power of shares of Voting Stock then outstanding;

     (v) in privately negotiated sales or distributions to any Person or Group in amounts not to exceed 5% of the total voting power of shares of Voting Stock then outstanding which would result in such Person or Group beneficially owning in the aggregate less than 10% of the total voting power of shares of Voting Stock then outstanding;

     (vi) in privately negotiated sales or distributions to any Financial Institution in amounts not to exceed 5% of the total voting power of shares of Voting Stock then outstanding which would result in such Financial Institution beneficially owning in the aggregate less than 15% of the total voting power of shares of Voting Stock then outstanding. "Financial Institution" is defined herein to include (A) any bank as defined in section 3(a)(2) of the Securities Act that is not affiliated to the Stockholder; or (B) any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

     (vii) in privately negotiated sales or distributions during a single twelve-month period to any Financial Institution in amounts not to exceed 2% of the total voting power of shares of Voting Stock then outstanding;

     (viii) pursuant to a bona fide pledge of, or granting of a security interest, in the Voting Stock owned by the Stockholder and his Affiliates to an institutional lender for money borrowed or pursuant to the foreclosure of any such pledge or security interest; provided, however, that either (A) such pledge relates to no more than an aggregate of 25,000 shares of Voting Stock, or (B) such lender (a "Lender") prior thereto acknowledges in a writing reasonably satisfactory to the Company that it has received a copy of this Agreement and agrees to be bound by all of the provisions of Annex A with respect to the Voting Stock;

     (ix) pursuant to a tender in response to a tender offer described in
  Section 3(a)(ii) of this Agreement;

     (x) to an Affiliate of the Stockholder, if such Affiliate acknowledges in a writing reasonably satisfactory to the Company that it has received a copy of this Agreement and agrees to be bound by all its provisions with respect to the Voting Stock as if it were the Stockholder; or

     (xi) pursuant to a merger or consolidation in which the Company is acquired, or a plan of liquidation of the Company.

   (b) Any purported sale or transfer of Voting Stock not in compliance with
Section 4 of this Agreement during the term hereof shall be void and of no force or effect and the Company shall not be required to transfer any Voting Stock to the new purported owner or recognize it as a stockholder for any purpose. Notwithstanding anything to the contrary contained in this Agreement, bona fide pledges of shares of Voting Stock outstanding as of the date hereof shall not be subject to the rights and obligations contained in Section 4.

   (c) Notwithstanding any other provision in this Agreement, the Stockholder shall be permitted to purchase puts, sell calls and enter into other derivative transactions with respect to the Voting Stock, provided that (i) any such transaction is entered into solely for the purpose of reducing risk with respect to the market price of the Voting Stock and (ii) any other party or parties to any such transaction agrees to be bound by the terms of this Agreement unless any such put, call or other derivative transaction is transacted on an national securities exchange or over-the-counter market and the other party to such transaction is unknown to the Stockholder.

   (d) In the event that the Stockholder shall receive from any Person an offer, proposal or other indication of interest (i) to purchase 5% or more of Voting Stock, (ii) to enter into any merger, consolidation or other business combination with the Company, (iii) to enter into a transaction or series of transactions to purchase, lease or otherwise acquire a substantial portion of the assets of the Company or (iv) to enter into any other extraordinary business transaction involving or otherwise relating to the Company (for the purposes of this paragraph (d), a "Proposed Offer"), the Stockholder shall promptly notify the Board of his receipt of such Proposed Offer and provide to the Board such details with respect to such Proposed Offer as any director shall request, including, without limitation, (A) the identity of the Person making the Proposed Offer and (B) a description of the terms of the Proposed Offer.

   SECTION 5. Voting Agreement; Management Succession. (a) The Stockholder shall take such action as may be required so that all Voting Stock owned by the Stockholder and each of his Affiliates are (i) voted for the Company's nominees for election as directors of the Company and (ii) voted in support of the Management Succession Plan (as defined below). The Stockholder and his Affiliates agree that all Voting Stock held by them shall be present, in person or by proxy, at all meetings of stockholders of the Company so that all such Voting Stock may be counted for the purpose of determining the presence of a quorum at such meetings.

   (b) The Stockholder hereby agrees to resign as Chairman and CEO of the Company by the second anniversary of the Effective Time (as defined in the Merger Agreement), and further agrees to support the appointment of John Dane III to succeed him in such positions at the time of his resignation (the "Management Succession Plan").

   SECTION 6. Registration Rights. The Stockholder shall be entitled to the registration rights set forth in Annex B hereto, which is incorporated herein by reference.

   SECTION 7. Representations; Covenants. (a) The Company represents and warrants that it has the requisite corporate power to enter into this Agreement, that it has duly authorized, executed and delivered this Agreement and that the Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   (b) The Stockholder represents and warrants that:

     (i) he has the requisite power to enter into this Agreement, that he has duly executed this Agreement and that this Agreement constitutes the valid and binding obligation of the Stockholder, enforceable against the Stockholder and his Affiliates in accordance with its terms;

     (ii) as of the date hereof, the Stockholder and his Affiliates own, beneficially, in the aggregate 9,919,977 shares of Common Stock, and no other Voting Stock or other securities issued by the Company;

     (iii) all of such shares of Common Stock so owned as set forth in clause
  (ii) above are owned by the Stockholder free and clear of any pledge, lien, security interest, mortgage, charge, claim, proxy, voting restriction or other encumbrance of any kind, other than pursuant to this Agreement, the Voting and Proxy Agreement referred to in the recitals to the Merger Agreement, the Agreement dated August 19, 1998 between the Stockholder and A.G. Edwards & Sons, Inc. with respect to not more than 1,309,500 shares of Common Stock, and the Credit Agreement and the two Pledge Agreements each dated July 15, 1998 between the Stockholder and Nations Bank (the "Nations Bank Agreements") with respect to not more than 5,229,500 shares of Common Stock and except that the Stockholder does not own 650,000 shares of Voting Stock listed on Exhibit A but only the voting rights with respect to such shares pursuant to a Voting Trust Agreement, dated as of January 25, 1999 by and between the Stockholder and Phyllis D. Holloway;

     (iv) except for the Stockholder and his Affiliates, no other Person, corporation, entity or association is, or may be deemed to be, a member of a Group which includes the Stockholder or any of his Affiliates with respect to the Voting Stock; and

     (v) the Stockholder has been informed by the Company that the Company is under no obligation to register the sale, transfer or other disposition of the Common Stock except pursuant to Section 6 of this Agreement or to take any other action necessary in order to make an exemption from registration under the Securities Act available.

   (c) The Stockholder agrees that (i) he will not permit any Voting Stock to be owned by any Affiliates of the Stockholder unless either (A) the Stockholder owns at least a majority of the outstanding securities of such Affiliate which are ordinarily entitled to vote for the election of directors or others performing similar functions with respect to such Affiliate or (B) with respect to an Affiliate that is a trust or partnership, the Stockholder otherwise controls, or has the authority to control, such Affiliate in the Stockholder's capacity as a trustee or general partner, as the case may be, of such Affiliate, (ii) that he will not sell or otherwise dispose of any voting securities of any Affiliate of the Stockholder which owns Voting Stock so as to reduce its actual or potential (assuming the conversion of any such convertible securities) ownership of the outstanding voting securities of such Affiliate to below 50.1%, unless either (A) prior thereto the shares of Voting Stock held by such entity are transferred to the Stockholder or one or more of its Affiliates in which the Stockholder owns at least a majority of the outstanding securities which are ordinarily entitled to vote for the election of directors or other performing similar functions with respect to such Affiliate or (B) with respect to an Affiliate that is a trust or partnership, such transfer will not result in the loss of control, or the loss of the authority to control, such Affiliate in the Stockholder's capacity as a trustee or general partner, as the case may be, of such Affiliate and (iii) that he will use his reasonable best efforts to maintain all voting and dispositive rights on the Voting Stock pledged pursuant to the Nations Bank Agreements.

   SECTION 8. Term of Agreement; Amendments. (a) This Agreement shall be in full force and effect for a term of five (5) years following the Effective Time (as defined in the Merger Agreement), which five (5) year period shall constitute the term of this Agreement. This Agreement shall be binding on the parties hereto from the date hereof.

   (b) Neither this Agreement nor any provision hereof may be amended or waived orally or in writing, except by a writing signed by the parties hereto and approved by two-thirds of the Board; provided that, any such amendment or waiver prior to the Effective Time shall also require the written consent of Halter Marine to be effective.

   SECTION 9. Termination. This agreement shall terminate in the event that:

     (i) the Merger Agreement shall be terminated prior to the Effective
  Time; or

     (ii) (A) the aggregate amount of Voting Stock beneficially owned by Stockholder shall be less than 15% of the total voting power of shares of Voting Stock then outstanding, (B) the Stockholder shall not have been an officer or director of the Company during the previous six months; and (C) the Friede Goldman Rights Agreement shall be in full force and effect.

   SECTION 10. Specific Enforcement. The Stockholder acknowledges and agrees that the Company and its stockholders would be irreparably injured in the event that any provision of this Agreement is breached or not performed by the Stockholder and his Affiliates in accordance with its specific terms. Accordingly, it is agreed that each party shall be entitled to temporary and permanent injunctive relief with respect to each and any breach or purported repudiation of this Agreement by the other and to specifically enforce strict adherence to this Agreement and the terms and provisions hereof against the other in any action instituted in a court of competent jurisdiction, in addition to any other remedy which such aggrieved party may be entitled to obtain. Moreover, in the event of the breach of any of the provisions of this Agreement, timeliness in obtaining relief is of the essence.

   SECTION 11. Miscellaneous.

   (a) Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand, by facsimile, telecopied or sent by certified or registered mail, return receipt requested, postage prepaid, addressed in the manner set forth below (or in such other manner for a party as shall be specified in a notice given in accordance with this Section 11(a)):

      (i) if to the Company, to:

       Friede Goldman International Inc.
       525 E. Capitol Street, 7th Floor
       Jackson, Mississippi 39201
       Telecopier No.: (601) 352-1052
       Attention: General Counsel

       (ii) if to the Stockholder, to:

       J.L. Holloway
       525 E. Capitol Street, 7th Floor
       Jackson, Mississippi 39201
       Telecopier No.: (601) 352-1052

   All such notices shall be conclusively deemed to be received and shall be effective, if sent by facsimile, hand delivery or telecopied, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

   (b) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

   (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. This Agreement may not be assigned by the Stockholder without the prior written consent of the directors of the Company, approved by the Required Board Approval.

   (d) Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement; provided that, during the period from the date hereof until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Halter Marine shall be an intended beneficiary of this Agreement.

   (e) Entire Agreement. This Agreement is intended by the parties to be a final expression of their agreement and a complete and exclusive statement of their agreement and understanding in respect of the subject matter contained herein. This Agreement supercedes all prior agreements and understandings between the parties with respect to such subject matter.

   (f) Severability. In the event that any provision contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

   (g) Waiver; Remedies. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

   (h) Attorneys' Fees. In any action at law or in equity brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which such party may be entitled.

   (i) Waiver of Jury Trial. The Company and the Stockholder hereby irrevocably waives all right to trial by jury in any action or proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

   (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within that State.

   (k) Service of Process; Consent to Jurisdiction. Each party hereto irrevocably (i) appoints The Corporation Trust Company as its lawful agent and attorney to accept and acknowledge service of process against such party, and upon whom process may be served in any action, suit or proceeding arising out of, or in connection with, this Agreement or the transactions contemplated hereby with the same effect as if such parties were a resident of the State of Delaware and had been lawfully served with such process in such jurisdiction, and (ii) consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail postage prepaid or by reputable courier service, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law, with the same effect as if such parties were a resident of the State of Delaware and had been lawfully served with such process in such jurisdiction.

   To the fullest extent permitted by applicable law, (x) each party hereto agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court in the State of Delaware and in any Delaware State court and not in any other State or Federal court in the United States of America or any court in any other country, (y) to submit to the exclusive jurisdiction of such courts located in the State of Delaware for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and (z) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

   (l) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

   (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

   (n) Action as Director. Notwithstanding the restrictions contained in this Agreement, actions taken by the Stockholder as a member of the Board pursuant to his responsibilities in such capacity shall not be deemed to violate this Agreement.

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in their individual capacity or caused it to be duly executed by their respective authorized signatories thereunto duly authorized as of the date first above written.

                                          FRIEDE GOLDMAN INTERNATIONAL INC.

                                                  /s/ James A. Lowe III
                                          By___________________________________
                                             Name: James A. Lowe III
                                                Title: Secretary and General
                                             Counsel

                                                   /s/ J. L. Holloway
                                             ----------------------------------
                                                     J. L. HOLLOWAY

                                                                Annex A
                                                         (to Stockholder's
                                                         Agreement)

                   Agreement of Lender Regarding Voting Stock
                     Subject to Pledge or Security Interest

   SECTION 1. Definitions. (a) As used herein, the following terms shall have the following meanings:

   "Price" per share of Common Stock or Voting Stock shall mean the last reported sale price for such shares on the New York Stock Exchange; or if such shares are not then listed on such exchange, then the last reported sale price on the largest exchange (based on the aggregate dollar value of securities listed) on which such shares are listed; or, if such shares are not listed or traded on any exchange, then the average of the last reported sale prices for such shares on the NASDAQ National Market, or (if not authorized for quotation on the NASDAQ National Market) in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System; or, if such sale price is not reported thereon, the average of the closing bid and asked prices so reported; or if such prices shall not be reported thereon, the value set by good faith negotiations between the Lender and the Company, provided that, if the Lender and the Company are unable to agree upon such value, the value shall be set by a nationally recognized investment banker jointly chosen by the Lender and the Company.

   "Stockholder's Agreement" shall mean the Stockholder's Agreement, dated as of June 1, 1999 between J.L. Holloway and Friede Goldman International Inc.

   SECTION 2. Sales and Dispositions. The Lender covenants and agrees that, in the event of the ownership by the Lender of any shares of Voting Stock pursuant to the foreclosure of any pledge or security interest relating to shares of Voting Stock subject to the Stockholder's Agreement, the Lender shall not take any action that would violate Section 4 of the Stockholder's Agreement as if the Lender were the Stockholder.

   SECTION 3. Right of First Offer. (a) The Lender covenants and agrees that in the event that the Lender or any of its Affiliates proposes to sell any Voting Stock pursuant to any transaction, sale or other disposition permitted under paragraphs (ii), (iii), (iv), (v) or (vi) of Section 4(a) of the Stockholder's Agreement, then the Lender, its Affiliates, or each of them, as the case may, shall first deliver to the Company (i) a written offer to sell to the Company or its assignee the Voting Stock proposed to be sold, along with a statement of intention to transfer; (ii) the name and address of the prospective transferees, if known by the Lender; (iii) the amount and type of Voting Stock involved in the proposed transfer; and (iv) the price and other terms of the proposed transfer. The right to purchase Voting Stock pursuant to such offer to the Company shall be fully assignable in whole or in part by the Company to one or more other Persons in its sole discretion.

   (b) As soon as reasonably practicable but not later than five (5) Business Days after the Company's receipt of such offer, the Company or the Person or Persons to whom the offer is assigned may elect, by written notice to the offeror, to purchase all or arrange for an assignee to purchase all, but not less than all, the Voting Stock involved in the proposed transfer. In the event that the proposed transfer is pursuant to Section 4(a)(ii) or 4(a)(iv) of the Stockholder's Agreement, the Company or its assignees shall be entitled to purchase such Voting Stock for the same price and on the same terms (including any installment or extended payment terms) and conditions as the proposed transfer; provided, however, that if the price and payment terms proposed for such proposed transfer provide for consideration other than cash, the Company or its assignees may, at their option, substitute cash equal to the value of such non-cash consideration (which value shall be determined by a nationally recognized investment banking firm jointly chosen by the Lender and the Company). The date on which the Company must exercise its right of first offer shall be within five (5) Business Days from the date specified above.

   (c) In the event that the proposed transfer is pursuant to Section 4(a)(iii) of the Stockholder's Agreement, the cash price to be paid by the Company or its assignees shall be the average Price per share of Common Stock (or other Voting Stock) for the five (5) consecutive trading days immediately preceding the Company's receipt of such offer.

   (d) If the Company or its assignees elect to purchase such Voting Stock, such purchase shall be consummated at a closing to be held at a time and place mutually agreeable to the offeror and the Company or its assignees not later than twenty (20) days after acceptance of the offer (or if any regulatory, stockholder or other approval of such purchase is required, within twenty (20) days after receipt of such approval).

   (e) If the Company does not exercise its right of first offer hereunder within the time period specified for such exercise, the party giving the written offer to the Company shall be free during the period of ninety (90) days following the expiration of such time period to sell the Voting Stock specified in such offer to the prospective transferees and/or in the manner identified therein at the price specified therein (or at any price in excess thereof) and on the terms set forth in such written offer.

   (f) Any purported sale or transfer of Voting Stock not in compliance with this Section 3 shall be void and of no force or effect and the Company shall not be required to transfer any Voting Stock to the new purported owner or recognize it as a stockholder for any purpose.

                                                                Annex B
                                                           (to Stockholder's
                                                               Agreement)

                              Registration Rights

   (a) In the event that the Stockholder shall desire to sell any of the shares of Voting Stock during the term of this Agreement, and such sale requires, in the opinion of counsel to the Stockholder (which opinion shall be, in the reasonable judgment of the Company and its counsel, satisfactory in form and substance to the Company and its counsel), registration of such shares under the Securities Act, the Company shall cooperate with the Stockholder and any underwriters in registering such shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Company shall not be required to have declared effective more than three registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company. The Stockholder agrees to use all reasonable efforts to cause, and to cause any underwriters of any Sale to cause, any Sale pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee shall acquire beneficially more than 2% of the then outstanding voting power of the Company.

   (b) If the Company proposes to register any shares of Voting Stock under the Securities Act in connection with an underwritten public offering of such shares, the Company will promptly give written notice to the Stockholder of its intention to do so and, upon the written request of the Stockholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Voting Stock intended to be included in such underwritten public offering by the Stockholder), the Company will cause all such shares for which the Stockholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that the Company may elect not to cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons or (ii) in the case of a registration solely to implement an employee benefit plan or a registration statement filed on Form S-4 of the Securities Act (or any successor form thereto).

   (c) If the Stockholder's shares are registered pursuant to the provisions of this Annex B, the Company agrees (i) to furnish copies of the registration statement and prospectus relating to the shares covered thereby in such numbers as the Stockholder may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the shares meeting the requirements of such securities laws, and to furnish the Stockholder such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that the Stockholder shall pay the fees and disbursements of his counsel and the underwriting fees and selling commissions applicable to the shares sold by the Stockholder. The Company shall indemnify and hold harmless the Stockholder and his Affiliates from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney's fees) arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this Annex B; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Stockholder and his Affiliates and other representatives expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this Annex
B. The Company shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorney's fees) arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this Annex B; provided, however, that this provision shall not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this Annex B.

                                                                         ANNEX D


                           VOTING AND PROXY AGREEMENT

                                    Between

                           HALTER MARINE GROUP, INC.

                                      and

                                 J.L. HOLLOWAY

                            Dated as of June 1, 1999

                               TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

1.01. Voting Agreement.....................................................   1
1.02. No Disposition or Encumbrance of Shares..............................   2
1.03. Voting of Shares; Further Assurances.................................   2
1.04. No Solicitation of Transactions......................................   3
1.05. Action in Shareholder Capacity Only..................................   3

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

2.01. Authorization, etc...................................................   4
2.02. No Conflict; Required Filings and Consents...........................   4
2.03. Title to Shares......................................................   4
2.04. No Finder's Fees.....................................................   5
2.05. Total Shares.........................................................   5

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HALTER MARINE

3.01. Due Organization; Authority Relative to this Agreement...............   5
3.02. No Conflict; Required Filings and Consents...........................   5

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

4.01. Other Action.........................................................   6

                                   ARTICLE V

                                 MISCELLANEOUS

5.01. Expenses.............................................................   6
5.02. Notices..............................................................   6
5.03. Severability.........................................................   7
5.04. Assignment...........................................................   8
5.05. Parties in Interest..................................................   8
5.06. Specific Performance.................................................   8
5.07. Governing Law; Consent to Jurisdiction...............................   8
5.08. Headings.............................................................   8
5.09. Counterparts.........................................................   8
5.10. Waiver of Jury Trial.................................................   9
5.11. Termination..........................................................   9
5.12. Entire Agreement.....................................................   9
5.13. Further Assurances...................................................   9
5.14. Certain Events.......................................................   9
5.15. Attorneys' Fees......................................................   9

   VOTING AND PROXY AGREEMENT dated as of June 1, 1999 (this "Agreement") by and between HALTER MARINE GROUP, INC., a Delaware corporation ("Halter Marine"), and J.L. HOLLOWAY (the "Stockholder").

   WHEREAS, as of the date hereof, the Stockholder owns (beneficially or of record) the number (i) of shares of common stock ("Company Common Stock"), par value $0.01 per share, of Friede Goldman International Inc., a Mississippi corporation (the "Company"), and (ii) options and warrants to acquire shares of the Company Common Stock, each as set forth opposite such Stockholder's name on Exhibit A hereto (all such shares now owned (beneficially or of record) and which may hereafter be acquired, pursuant to the exercise of such options or warrants or otherwise, by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

   WHEREAS, Halter Marine and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Halter Marine with and into Columbus (the "Merger"); and

   WHEREAS, as a condition to the willingness of Halter Marine to enter into the Merger Agreement, Halter Marine has required that the Stockholder agree, and in order to induce Halter Marine to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

   SECTION 1.01. Voting Agreement. The Stockholder hereby agrees that from the date hereof until the termination of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder shall vote the Shares over which such Stockholder has voting power: (A) in favor of the Merger and the Merger Agreement (as amended from time to time) and each of the actions contemplated by Halter Marine in connection with the Merger or pursuant to the Merger Agreement and (B) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Halter Marine) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled.

   SECTION 1.02. No Disposition or Encumbrance of Shares. The Stockholder hereby covenants and agrees that, from the date hereof to the termination of this Agreement, he shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on the Shares now owned or that may hereafter be acquired by such Stockholder at any time prior to the termination of this Agreement; provided, however, Stockholder may sell the Shares pursuant to Rule 144 of the Securities Act of 1933, as amended, to the extent such sale is in compliance with applicable law.

   SECTION 1.03. Voting of Shares; Further Assurances. (a) The Stockholder, by this Agreement, with respect to those Shares that he owns of record, that he has the right to vote or that may hereafter be acquired by such Stockholder at any time prior to the Effective Time, does hereby (i) revoke any and all proxies previously granted with respect to the matters set forth in Section
1.01 with respect to such Shares and (ii) constitute and appoint Halter Marine, or any nominee of Halter Marine, with full power of substitution, from the date hereof to the termination of this Agreement, as its true and lawful attorney and proxy (its "Proxy"), for it and in its name, place and stead, to vote each of such Shares as its Proxy, at every annual, special or adjourned meeting of the stockholders of the Company, including the right to sign its name (as Stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Mississippi may permit or require:

     (i) in favor of the Merger and the Merger Agreement (as amended from time to time) and each of the actions contemplated by Halter Marine in connection with the Merger or pursuant to the Merger Agreement; and

     (ii) against any proposal for any recapitalization, merger (other than the Merger), sale of assets or other business combination between the Company and any person or entity (other than Halter Marine) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled.

THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

   (b) The Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Halter Marine the power to carry out and give effect to the provisions of this Agreement.

   (c) Prior to the termination of this Agreement pursuant to its terms, the Stockholder shall not grant any proxies or powers of attorney with respect to matters set forth in Section 1.01, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares, in each case with respect to such matters.

   SECTION 1.04. No Solicitation of Transactions. The Stockholder shall not, directly or indirectly, and will instruct his agents, advisors and other representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Columbus Takeover Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries, or to obtain a Columbus Takeover Proposal, or agree to or endorse any Columbus Takeover Proposal. The Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of such Stockholder and his agents, advisors or other representatives with any person conducted heretofore with respect to a Columbus Takeover Proposal. The Stockholder shall notify Halter Marine within 24 hours if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Columbus Takeover Proposal is made and shall, in any such notice, indicate the identity of the person making such proposal, offer, inquiry or contact and, in reasonable detail, the terms and conditions of such proposal, offer, inquiry or contact and shall keep Halter Marine informed within 24 hours of all material changes in such proposal, offer, inquiry or contact.

   SECTION 1.05 Action in Shareholder Capacity Only. The Stockholder makes no agreement or understanding herein in any capacity other than his capacity as a record holder and beneficial owner of Shares, and nothing herein shall limit or affect any actions taken in any other capacity.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

   The Stockholder hereby represents and warrants to Halter Marine as follows:

   SECTION 2.01. Authorization, etc. The Stockholder has all requisite power and authority to execute and deliver this Agreement, to appoint Halter Marine as his Proxy and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and, assuming its due authorization, execution and delivery by Halter Marine, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

   SECTION 2.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) assuming that all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgement or decree ("Law") applicable to the Stockholder or, if applicable, by which any property or asset of the Stockholder is bound or affected or (ii) if applicable, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by the Stockholder of any of his obligations pursuant to this Agreement.

   (b) The execution and delivery of this Agreement do not, and the performance of this Agreement by Halter Marine will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except for applicable requirements, if any, of the Exchange Act.

   SECTION 2.03. Title to Shares. The Stockholder is the record and beneficial owner of the Shares set forth opposite such Stockholder's name on Exhibit A hereto free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement, the Merger Agreement, the Agreement dated August 19, 1998 between the Stockholder and A.G. Edwards & Sons, Inc. with respect to not more than 1,309,500 shares of Common Stock, and the Credit Agreement and the two Pledge Agreements, each dated July 15, 1998 between the Stockholder and Nations Bank with respect to not more than 5,229,500 shares of Common Stock in the aggregate and except that the Stockholder does not own 650,000 shares of Voting Stock listed on Exhibit A but only the voting rights with respect to such shares pursuant to a Voting Trust Agreement, dated as of January 25, 1999 by and between the Stockholder and Phyllis D. Holloway.

   SECTION 2.04. No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, finder or investment banker is entitled to any broker's, finder's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

   SECTION 2.05. Total Shares. Except as set forth on Exhibit A hereto, the Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any securities of the Company and, other than with respect to the Shares set forth on Exhibit A, has no other interest in or voting rights with respect to any other securities of the Company.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HALTER MARINE

   Halter Marine represents and warrants to the Stockholder as follows:

   SECTION 3.01. Due Organization; Authority Relative to this Agreement. Halter Marine is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Halter Marine has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Halter Marine of the transactions contemplated hereby by Halter Marine have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Halter Marine are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Halter Marine and, assuming its due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Halter Marine, enforceable against Halter Marine in accordance with its terms.

   SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Halter Marine does not, and the performance of this Agreement by Halter Marine will not (i) conflict with or violate any the Articles of Incorporation or Bylaws of Halter Marine or any equivalent organizational documents of any subsidiary of Halter Marine, (ii) assuming that all consents, approvals, authorizations and permits described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to Halter Marine or any subsidiary of Halter Marine or by which any property or asset of Halter Marine or any subsidiary of Halter Marine is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Halter Marine or any subsidiary of Halter Marine pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by Halter Marine of any of its obligations pursuant to this Agreement.

   (b) The execution and delivery of this Agreement do not, and the performance of this Agreement by Halter Marine will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Halter Marine from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Halter Marine Material Adverse Effect.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

   SECTION 4.01. Other Action. Each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder.

                                   ARTICLE V

                                 MISCELLANEOUS

   SECTION 5.01. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

   SECTION 5.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, cable, telecopy, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) or nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.02):

      (a) If to Halter Marine:

       Halter Marine Group, Inc.
       13085 Industrial Seaway Road
       Gulfport, Mississippi 39503
       Facsimile No.: (228) 897-4866
       Attention: General Counsel

       with a copy to:

       Shearman & Sterling
       599 Lexington Avenue
       New York, New York 10022
       Facsimile No.: (212) 848-7179
       Attention: John J. Madden, Esq.

      (b) If to the Stockholder, to the address set forth below the Stockholder's name on the signature pages hereof.

       with copies to:

       Andrews & Kurth L.L.P.
       4200 Chase Tower
       Houston, Texas 77002
       Telecopier No.: (713) 220-4285
       Attention: Thomas P. Mason, Esq.

   SECTION 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

   SECTION 5.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise), without prior written consent of the other parties except that Halter Marine may assign all or any of their rights and obligations hereunder to any affiliate of Halter Marine, provided that no such assignment shall relieve Halter Marine of its obligations hereunder if such assignee does not perform such obligations.

   SECTION 5.05. Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, representatives and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

   SECTION 5.06. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof, that the parties hereto would not have an adequate remedy at law for money damages in such event and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 5.07. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware State or Federal Court. Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of Delaware and (b) the United States federal district courts located in the State of Delaware for the purposed of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

   SECTION 5.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 5.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 5.10. Waiver of Jury Trial. Halter Marine and the Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Halter Marine and the Stockholder in the negotiation, administration, performance and enforcement thereof.

   SECTION 5.11. Termination. Except for this Article V, this Agreement shall terminate and be of no further force and effect, automatically and without any required action of the parties hereto, at the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms in any manner in which Halter Marine would not be entitled pursuant to Section 8.05(c) of the Merger Agreement to payment of the Termination Fee as specified therein, or (c) three months after the termination of the Merger Agreement in accordance with its terms in any manner in which Halter Marine would be entitled pursuant to Section 8.05(c) of the Merger Agreement to payment of the Termination Fee as specified therein.

   SECTION 5.12. Entire Agreement. This Agreement and, to the extent referred to herein, the Merger Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto; provided, however, that any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   SECTION 5.13. Further Assurances. From time to time, at the request of the Company, in the case of the Stockholder, or at the request of the Stockholder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transaction contemplated by this Agreement.

   SECTION 5.14. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

   SECTION 5.15. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

   IN WITNESS WHEREOF, Halter Marine has caused this Agreement to be executed by its officer thereunto duly authorized and the Stockholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.

                                     HALTER MARINE GROUP, INC.

                                     By: John Dane III
                                        ----------------------------------------
                                        Name: John Dane III
                                        Title: President, Chief Executive
                                               Officer and Chairman of the Board

                                          /s/ J. L. Holloway
                                     ------------------------------------------

                                     Name: J. L. Holloway
                                     Address: c/o Friede Goldman International
                                              Inc.
                                              525 East Capitol Street, 7th Floor
                                              Jackson, Mississippi 39201
                                              Telecopier No.: (601) 352-1052

                                                                       Exhibit A

                             List of Stockholdings

                                                       Number of
                                                       Shares of     Number of
                                                      Common Stock Stock Options
                                                      ------------ -------------
J.L. Holloway........................................  7,349,477      90,000(1)
J.L. Holloway Family Trust...........................  1,920,500
Voting Trust (Phyllis D. Holloway)(2)................    650,000
                                                       ---------      ------
  Total..............................................  9,919,977      90,000
                                                       =========      ======

--------
(1) Of such options, none are currently vested.

(2) As trustee under the Voting Trust created pursuant to Voting Trust Agreement, dated January 25, 1999, between J. L. Holloway and Phyllis D. Holloway, J. L. Holloway has voting power, but does not have dispository power or a pecuniary interest, with respect to such shares.

                                                                        ANNEX E

                      FRIEDE & GOLDMAN INTERNATIONAL INC.

                AMENDED AND RESTATED 1997 EQUITY INCENTIVE PLAN

   Friede & Goldman International Inc., a Delaware corporation (the "Company"), hereby establishes this Friede Goldman International Inc. Amended and Restated 1997 Equity Incentive Plan (the "Plan").

   1. Purpose. The purpose of the Plan is to promote the interests of the Company by encouraging employees of, and consultants to, the Company and its Subsidiaries and the directors of the Company who are not also employees of the Company or a Subsidiary, to acquire or increase their equity interests in the Company and to provide a means whereby such persons may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are believed to be essential for the growth and profitability of the Company.

   2. Definitions. As used in this Plan:

     (a) "Appreciation Right" means a right granted pursuant to Paragraph 5.

     (b) "Award" means an Appreciation Right, an Option Right, a Director Option, Phantom Shares, a Performance Unit, Bonus Stock, Restricted Stock, or a Cash Tax Right.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Bonus Stock" means unrestricted shares of Common Stock granted pursuant to Paragraph 9.

     (e) "Cash Tax Right" means a right granted pursuant to Paragraph 10.

     (f) "Change in Control" shall be deemed to have occurred upon:

       (i) the date of the acquisition by any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act") and excluding any transfer to any family members or entities controlled by family members of J. L. Holloway), excluding the Company or any of its Subsidiaries or affiliates, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company, or the then outstanding voting securities entitled to vote generally in the election of directors; or

       (ii) the date the individuals who constitute the Board as of the effective date of this Plan (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

       (iii) the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 50% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 50% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

       (iv) the date the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

     (g) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

     (h) "Committee" means the Compensation Committee of the Board.

     (i) "Common Stock" means the Common Stock, $0.01 par value, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph 14.

     (j) "Date of Grant" means (i) with respect to an Award, other than a Director Option, the date specified by the Committee on which such Award will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto) and (ii) with respect to a Director Option, the automatic date of grant as provided in Paragraph 11.

     (k) "Director" means a member of the Board.

     (l) "Director Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 11.

     (m) "Dividend Equivalent" means, with respect to an Option or Phantom Share, an amount equal to the amount of any dividends that are declared and become payable after the Date of Grant for such Award and on or before the date such Award is exercised, paid or forfeited, as the case may be.

     (n) "Grant Price" means the price per share of Common Stock at which an Appreciation Right not granted in tandem with an Option Right is granted.

     (o) "Management Objectives" means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, Subsidiary, department or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or in individual or other terms, and which will relate to the period of time ("Performance Cycle") determined by the Committee. The Management Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following (i) net earnings; (ii) operating income; (iii) earnings before interest and taxes ("EBIT"); (iv) operating income plus depreciation, amortization and non-cash compensation expenses related to the issuance of stock and stock options to employees ("EBITDA"); (v) earnings before taxes and unusual or nonrecurring items;
  (vi) revenue; (vii) return on investment; (viii) return on equity; (ix) return on total capital; (x) return on assets; (xi) total stockholder return; (xii) return on capital employed in the business; (xiii) stock price performance; (xiv) earnings per share growth; and (xv) cash flows. Determinations of which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be made by the Committee in its discretion at the time of grant of the Award. A Management Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. The Committee, in its sole discretion and without the consent of the Participant, may amend any stock-based Award that is intended to qualify under section 162(m) of the Code to reflect (1) a change in corporate capitalization, such as a stock split or dividend, (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in section 368 of the Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standard Board. With respect to any Award that is subject to section 162 (m) of the Code, the Committee must first certify that the Management Objectives have been achieved before the Award may be paid. The Management Objectives of any other Award may be amended by the Committee, in its sole discretion and without the consent of the Participant, to reflect any significant event that the Committee believes to be appropriate to reflect the original intent of the Award.

     (p) "Market Value per Share" means, at any date after the Common Stock is readily tradeable on a national securities market, the closing sale price per share of the Common Stock on that date (or, if there are no sales on that date, the last preceding date on which there was a sale) in the principal market in which the Common Stock is traded. Prior to such date, Market Value per Share shall be determined by the Committee, in its good faith opinion.

     (q) "Option Price" means the purchase price per share payable on exercise of an Option Right or Director Option.

     (r) "Option Right" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 4.

     (s) "Participant" means an employee of, or consultant to, the Company or any of its Subsidiaries who is selected by the Committee to receive an Award under any of Paragraphs 4 through 10 and shall also include a Director who has received an automatic grant of Director Options pursuant to Paragraph 11.

     (t) "Performance Unit" means a unit equivalent to $100 (or such other value as the Committee determines) awarded pursuant to Paragraph 8.

     (u) "Phantom Shares" means notional shares of Common Stock awarded pursuant to Paragraph 7.

     (v) "Restricted Stock" means shares of Common Stock granted or sold pursuant to Paragraph 6 as to which neither the ownership restrictions nor the restriction on transfers referred to therein has expired.

     (w) "Spread" means the amount determined by multiplying (i) the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price provided for in the related Option Right or, if there is no tandem Option Right, the Grant Price provided for in the Appreciation Right by (ii) the number of shares of Common Stock in respect of which the Appreciation Right is exercised.

     (x) "Subsidiary" means, at any time, any corporation in which at the time the Company then owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of stock issued by such corporation.

   3. Shares Available Under Plan and Eligibility. (a) The total number of shares of Common Stock reserved and available for issuance under the Plan shall be the greater of 1,150,000 shares or 10% of the total number of shares of Common Stock outstanding (on a fully diluted basis, assuming, if applicable, the conversion of all warrants and convertible securities into Common Stock), as such number of outstanding shares changes from time to time. Notwithstanding the foregoing, the number of shares of Common Stock that may be delivered upon exercise of an incentive stock option shall not exceed 1,150,000 shares of Common Stock under the Plan, subject to adjustment in accordance with Paragraph
14. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon exercise of any Appreciation Rights or the payment of any Phantom Shares, there will be deemed to have been delivered under this Plan for purposes of this Paragraph 3 the number of shares of Common Stock covered by the Appreciation Rights or equal to the Phantom Shares, as applicable, regardless of whether such Appreciation Rights or Phantom Shares were paid in cash or shares of Common Stock. Subject to the provisions of the preceding sentence, any shares of Common Stock which are subject to Option Rights, Appreciation Rights, or Phantom Shares awarded or sold as Restricted Stock that are terminated unexercised, forfeited or surrendered or which expire for any reason will again be available for issuance under this Plan.

   (b) Directors, employees of the Company and its Subsidiaries, and persons who provide consulting or other services to the Company or a Subsidiary, are eligible to be granted Awards under the Plan. In addition, a person who has been offered employment by the Company or a Subsidiary is eligible to be granted an Award (other than an incentive stock option) under the Plan, provided that such Award shall be canceled if such person fails to commence such employment, and no payment of value may be made in connection with such Award until such person has commenced such employment.

   4. Option Rights. The Committee may from time to time authorize grants to any employee or consultant (other than a Director) of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the following provisions:

     (a) Each grant will specify the number of shares of Common Stock to which it pertains and whether Dividend Equivalents are awarded with respect to the option and, if awarded, the payment or crediting of such Dividend Equivalents.

     (b) Each grant will specify its Option Price, which Option Price may not be less than 100% of the Market Value per Share on the Date of Grant except for any grants made prior to the date of the closing of the initial public offering of the Company's Common Stock, which grants may have an Option Price less than the Market Price per Share on the Date of Grant.

     (c) Each grant will specify that the Option Price will be payable (i) in cash or by check payable and acceptable to the Company or (ii) subject to the approval of the Committee, which may be evidenced at the Date of Grant in the grant agreement, (a) by tendering to the Company shares of Common Stock owned by the optionee (if such shares were acquired pursuant to the exercise of a Company stock option, such shares must have been held by the Optionee for at least six months) having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the full option exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the option exercise price as provided in (i) above (provided that the Committee may, upon confirming that the optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the option less the number of shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise) or (b) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the option exercise price as provided in (ii)(b) above, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure, or (iii) by a combination of such payment methods. Payment instruments will be received subject to collection.

     (d) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

     (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and the Affiliates and/or the Management Objectives (if any) to be achieved before the Option Rights or installments thereof will become exercisable, and any grant may provide for the earlier exercise of the Option Rights in the event of a Change in Control or other corporate transaction or event or upon termination of the Participant's employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

     (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Management Objectives may specify a minimum level of achievement in respect of the specified Management Objectives below which no Options Rights will be exercisable and may set forth a formula or other method for determining the number of Option Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Management Objectives.

     (g) Option Rights granted under this Plan may be (i) options which are intended to qualify as incentive stock options under Section 422 of the Code, provided, however, such options may only be granted to employees of the Company, its parent corporation and subsidiaries of the Company, (ii) options which are not intended to so qualify or (iii) combinations of the foregoing.

     (h) Option Rights granted to a Participant who is an officer of the Company or a Subsidiary may, in the discretion of the Committee, provide for an automatic "reload" grant upon the exercise of the Option Right, with such terms and conditions on any such reload grant as the Committee may choose, provided, however, the Option Price may not be less than 100% of the Market Value per Share on the Date of Grant of the reload option and its term may not exceed the remaining term for the exercised option.

     (i) Each grant may, in the discretion of the Committee, provide that the Common Stock acquired upon exercise of the Option Right shall remain subject to a "substantial risk of forfeiture", within the meaning of
  Section 83 of the Code and the regulations thereunder, with such restrictions as the Committee may determine.

     (j) Each grant shall specify the period during which the Option Right may be exercised, but no Option Right will be exercisable more than ten years from the Date of Grant.

     (k) Each grant of Option Rights will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

     (l) Notwithstanding the foregoing, Option Rights may be granted from time to time in substitution for stock options held by employees of other corporations who become Employees as the result of a merger or consolidation of the employing corporation with the Company or any Subsidiary, or the acquisition by the Company or any Subsidiary of the assets of the employing corporation, or the acquisition by the Company or any Subsidiary of stock of the employing corporation as the result of which it becomes a Subsidiary. The terms and conditions of substitute Option Rights granted may vary from the terms and conditions set forth above, to the extent the Committee, at the time of grant, deems it appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

   No person may receive Option Rights with respect to more than 250,000 shares during any calendar year.

   5. Appreciation Rights. The Committee may from time to time authorize grants to any employee or consultant (other than a Director) of Appreciation Rights upon such terms and conditions as it may determine in accordance with this Paragraph. Appreciation Rights may be granted in tandem with Option Rights or separate and apart from a grant of Option Rights. An Appreciation Right will be a right of the Participant granted such Award to receive from the Company, upon exercise, an amount which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. An Appreciation Right granted in tandem with an Option Right may be exercised only by surrender of the related Option Right. Each grant of an Appreciation Right may utilize any or all of the authorizations, and will be subject to all of the limitations, contained in the following provisions:

     (a) Each grant will state whether it is made in tandem with Option Rights and, if not made in tandem with any Option Rights, will specify the number of shares of Common Stock in respect of which it is made.

     (b) Each grant made in tandem with Option Rights will specify the Option Price and each grant not made in tandem with Option Rights will specify the Grant Price, which in either case will not be less than 100% of the Market Value per Share on the Date of Grant.

     (c) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in (i) cash or Company check,
  (ii) shares of Common Stock having an aggregate Market Value per Share equal to the Spread or (iii) any combination thereof, as determined by the Committee in its sole discretion.

     (d) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant (valuing shares of Common Stock for this purpose at their Market Value per Share at the date of exercise).

     (e) Each grant will specify the required period or periods of continuous service by the Participant with the Company and its Subsidiaries and/or Management Objectives to be achieved before the Appreciation Rights or installments thereof will become exercisable. Any grant may provide for the earlier exercise of the Appreciation Rights in the event of a Change in Control or other corporate transaction or event or upon the Participant's termination due to death, disability or retirement, including an involuntary termination other than for cause.

     (f) Each grant the exercise of which, or the timing of the exercise of which, is dependent, in whole or in part, on the achievement of Management Objectives may specify a minimum level of achievement in respect of the specified Management Objectives below which no Appreciation Rights will be exercisable and may set forth a formula or other method for determining the number of Appreciation Rights that will be exercisable if performance is at or above such minimum but short of full achievement of the Management Objectives.

     (g) Each grant of an Appreciation Right will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant receiving the grant, which agreement will describe such Appreciation Right, identify any Option Right granted in tandem with such Appreciation Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

   No person may receive Appreciation Rights with respect to more than 250,000 shares during any calendar year.

   6. Restricted Stock. The Committee may from time to time authorize grants or sales to any employee or consultant (other than a Director) of Restricted Stock upon such terms and conditions as it may determine in accordance with the following provisions:

     (a) Each grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting and other ownership rights, but subject to the restrictions hereinafter referred to. Each grant or sale may limit the Participant's dividend rights during the period in which the shares of Restricted Stock are subject to any such restrictions.

     (b) Each grant or sale will specify the Management Objectives, if any, that are to be achieved in order for the ownership restrictions to lapse. Each grant or sale that is subject to the achievement of Management Objectives will specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which the shares of Restricted Stock will be forfeited and may set forth a formula or other method for determining the number of shares of Restricted Stock with respect to which restrictions will lapse if performance is at or above such minimum but short of full achievement of the Management Objectives.

     (c) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

     (d) Each such grant or sale will provide that the shares of Restricted Stock covered by such grant or sale will be subject, for a period to be determined by the Committee at the Date of Grant, to one or more restrictions, including, without limitation, a restriction that constitutes a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and the regulations thereunder, and any grant or sale may provide for the earlier termination of such period in the event of a Change in Control or other corporate transaction or event or upon termination of the Participant's employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

     (e) Each such grant or sale will provide that during the period for which such restriction or restrictions are to continue, the transferability of the Restricted Stock will be prohibited or restricted in a manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to continuing restrictions in the hands of any transferee).

     (f) Each grant or sale of Restricted Stock will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve.

     (g) Unless otherwise approved by the Committee, certificates representing shares of Common Stock transferred pursuant to a grant of Restricted Stock will be held in escrow pursuant to an agreement satisfactory to the Committee until such time as the restrictions on transfer have expired or the shares have been forfeited.

   No person may receive more than 250,000 shares of Restricted Stock during any calendar year.

   7. Phantom Shares. The Committee may from time to time authorize grants to any employee or consultant (other than a Director) of Phantom Shares upon such terms and conditions as it may determine in accordance with the following provisions:

     (a) Each grant will specify the number of Phantom Shares to which it pertains and the payment or crediting of any Dividend Equivalents with respect to such Phantom Shares.

     (b) Each grant will specify the Management Objectives, if any, that are to be achieved in order for the Phantom Shares to be earned. Each grant that is subject to the achievement of Management Objectives will specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which the Phantom Shares will be forfeited and may set forth a formula or other method for determining the number of Phantom Shares to be earned if performance is at or above such minimum but short of full achievement of the Management Objectives.

     (c) Each grant will specify the time and manner of payment of Phantom Shares which have been earned, which payment may be made in (i) cash, (ii) shares of Common Stock or (iii) any combination thereof, as determined by the Committee in its sole discretion.

     (d) Each grant of Phantom Shares will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination due to death, disability or retirement.

   No person may receive more than 250,000 Phantom Shares during any calendar year.

   8. Performance Units. The Committee may from time to time authorize grants to any employee or consultant (other than a Director) of Performance Units upon such terms and conditions as it may determine in accordance with the following provisions:

     (a) Each grant will specify the number of Performance Units to which it pertains.

     (b) Each grant will specify the Management Objectives that are to be achieved in order for the Performance Units to be earned. Each grant will specify a minimum acceptable level of achievement in respect of the specified Management Objectives below which no payment will be made and may set forth a formula or other method for determining the amount of payment to be made if performance is at or above such minimum but short of full achievement of the Management Objectives.

     (c) Each grant will specify the time and manner of payment of Performance Units which have become payable, which payment may be made in
  (i) cash, (ii) shares of Common Stock having an aggregate Market Value per Share equal to the aggregate value of the Performance Units which have become payable or (iii) any combination thereof, as determined by the Committee in its sole discretion at the time of payment.

     (d) Each grant of a Performance Unit will be evidenced by an agreement executed on behalf of the Company by any officer and delivered to and accepted by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination of employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

   No person may receive Performance Units with a value greater than $1,000,000 during any calendar year.

   9. Bonus Stock. The Committee may from time to time authorize grants to any employee or consultant (other than a Director) of Bonus Stock, which shall constitute a transfer of shares of Common Stock, without other payment therefor, as additional compensation for the Participant's services to the Company or its Subsidiaries.

   10. Cash Tax Rights. (a) The Committee may from time to time authorize grants to any Participant (other than a Director) of Cash Tax Rights upon such terms and conditions as it may determine in accordance with this Paragraph. Cash Tax Rights may be granted in tandem with any Award that is payable in shares of Common Stock. A Cash Tax Right will entitle the Participant granted such Award to receive from the Company, upon receipt of shares of Common Stock pursuant to the tandem Award, an amount of cash, which will be determined by the Committee at the Date of Grant and will be expressed as a percentage of the Market Value per Share (not exceeding 100%) of each share of Common Stock received upon payment of the tandem Award.

   (b) Each grant of a Cash Tax Right will (i) identify the Award it is made in tandem with and will specify the percentage of the Market Value per Share that shall be payable in cash and (ii) be evidenced by an agreement extended on behalf of the Company by any officer and delivered to and accepted, by the Participant and containing such terms and provisions, consistent with this Plan, as the Committee may approve, including provisions relating to a Change in Control or other corporate transaction or event or upon the Participant's termination of employment due to death, disability, retirement or otherwise, including an involuntary termination other than for cause.

   11. Director Options. (a) Each person who is a Director on the effective date of the Plan, and each person who becomes a Director for the first time after such date, and who is not an employee of the Company or any of its subsidiaries, shall automatically receive on the effective date of the Plan or, if such person first becomes a Director after such date, the date of his or her becoming a Director, whichever is applicable, a Director Option for 1,000 shares of Common Stock.

   (b) On the day following the regular Annual Meeting of the Stockholders of the Company in each year that this Plan is in effect (commencing with the 1998 Annual Meeting of Stockholders), each Director who is in office on that day, who is not an employee of the Company or any of its subsidiaries on that day and who was not elected for the first time at such annual meeting, shall automatically receive a Director Option for 2,000 shares of Common Stock.

   (c) Each Director Option will be subject to all of the limitations contained in the following provisions:

     (i) Each Director Option granted pursuant to subparagraph 11(a) shall be exercisable in full six (6) calendar months following the Date of Grant.

     (ii) Each Director Option granted pursuant to subparagraph 11(b) shall be exercisable, on a cumulative basis, fifty percent (50%) one year following the Date of Grant and fifty percent (50%) two (2) years following the Date of Grant.

     (iii) The Option Price of each Director Option shall be the Market Value per Share on its Date of Grant.

     (iv) Each Director Option that is exercisable may be exercised in full at one time or in part from time to time by giving written notice to the Company, stating the number of shares of Common Stock with respect to which the Director Option is being exercised, accompanied by payment in full of the Option Price for such shares, which payment may be (1) in cash by check acceptable to the Company, (2) by tendering to the Company shares of Common Stock owned by the optionee having an aggregate Market Value Per Share as of the date of exercise and tender that is not greater than the full option exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the option exercise price as provided in (1) above (provided that the Committee may, upon confirming that the optionee owns the number of shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the option less the number of shares being tendered upon the exercise and return to the optionee (or not require surrender of) the certificate for the shares being tendered upon the exercise), (3) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option exercise price and any required tax withholding amounts; provided that in the event the optionee chooses to pay the exercise price in this manner, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure or (4) by a combination of such methods of payment. Payment instruments will be received subject to collection.

     (v) Each Director Option shall expire 10 years from the Date of Grant thereof, but shall be subject to earlier termination immediately upon the Director ceasing to serve as a director of the Company.

     (vi) In the event that the number of shares of Common Stock available for grants under this Plan is insufficient to make all automatic grants provided for in this Paragraph 11 on the applicable date, then all Directors who are entitled to a grant on such date shall share ratably in the number of shares then available for grant under this Plan, and shall have no right to receive a grant with respect to the deficiencies in the number of available shares and all future grants under this Paragraph 11 shall terminate.

   (d) Notwithstanding the provisions of this Section 11, the Committee may grant such other Awards to Directors as are permissible under and are issued in compliance with applicable federal or state laws or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

   12. Acceleration upon a Change in Control. Notwithstanding anything contained herein to the contrary, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of Management Objectives with respect to the exercisability or full entitlement to an Award shall immediately lapse upon a Change in Control, provided that this Paragraph 12 shall not be applicable with respect to a Participant if it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor thereto), and operation of this Paragraph 12 with respect to this Participant would otherwise preclude such accounting treatment.

   13. Transferability. (a) Except as provided below, no Award will be transferable by a Participant other than by will or the laws of descent and distribution and Director Options, Option Rights or Appreciation Rights will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

   (b) The Committee may, in its discretion, adopt rules or guidelines under which any Award previously granted or to be granted to a Participant (other than an incentive stock option) may be transferred (in whole or in part) by the Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family

Members"), (ii) a trust or trusts for the exclusive benefit of the Immediate Family Members and, if applicable, the Participant or (iii) a partnership in which such Immediate Family Members and, if applicable, the Participant are the only partners. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable to the Award immediately prior to transfer; provided, however, that no transferred Award shall be exercisable or payable, as the case may be, unless arrangements satisfactory to the Company have been made to satisfy any tax withholding obligations the Company may have with respect to the Award.

   14. Adjustments. The Board may make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the numbers of shares of Common Stock covered by outstanding Director Options, Option Rights, Appreciation Rights and Phantom Shares granted hereunder, in the Option Price or Grant Price applicable to any such Director Options, Option Rights and Appreciation Rights, and/or in the kind of shares covered thereby (including shares of another issuer), as the Board, in its sole discretion exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporation transaction or event having an effect similar to any of the foregoing.

   15. Fractional Shares. The Company will not be required to issue any fractional share of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions for the settlement of fractions in cash.

   16. Taxes. (a) To the extent that the Company is required to withhold any taxes in connection with any grant or payment made to a Participant or any other person under this Plan and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such grant or payment that the Participant or such other person make arrangements satisfactory to the Company for the payment of the balance of the such taxes required, which arrangements in the discretion the Committee may include relinquishment of a portion of such Award or payment.

   (b) To the extent that the acceleration of vesting or any payment, distribution or issuance made to a Participant under the Plan (a "Benefit") is subject to a golden parachute excise tax under Section 4999(a) of the Code (a "Parachute Tax"), the Company shall pay such Participant an amount of cash (the "Gross-up Amount") such that the "net" Benefit received by the Participant under this Plan, after paying all applicable Parachute Taxes (including those on the Gross-up Amount) and any income taxes on the Gross-up Amount, shall be equal to the Benefit that such Participant would have received if such Parachute Tax had not been applicable.

   17. Award Forfeiture/Repayment Provisions. Notwithstanding anything in this Plan to the contrary the Committee, in its sole discretion, may provide with respect to any Award that such Award shall be immediately forfeited unpaid if the Participant takes any action contrary to the interests of the Company as the same may be specified in the Award agreement, which may include, without limitation, limitations on non-competition, non-disclosure, non-disparagement and non-solicitation (a "Restriction"). Further, to the extent any Award containing such a prohibition has been exercised or paid within the one-year period prior to the date of such violation of a Restriction, the Participant must repay to the Company in cash an amount equal to the value of the Award at the time of its prior exercise or payment, as the case may be. The exercise or payment of such an Award shall be conditioned on the Participant's written acknowledgment and acceptance of the repayment obligation.

   18. Administration of the Plan. (a) This Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members the Committee present at any meeting at which a quorum is present, or acts unanimously approved writing, will be the acts of the Committee.

   (b) The interpretation and construction by the Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or documentation will be final and conclusive. No member of the Committee will be liable for any such action or determination made in good faith or in the absence of gross negligence or willful misconduct on the part of such member.

   (c) Notwithstanding anything in the Plan or any Award Agreement to the contrary, with respect to an Award granted to a "covered employee" that is intended to qualify as "performance-based compensation" for purposes of section 162(m) of the Code, the Committee shall not take any action with respect to the terms of such Award after its Date of Grant which would cause such Award not to be deductible under section 162(m).

   19. Amendments, Etc. (a)The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided, however, that without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted to him. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award agreement relating thereto; provided, however, that without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award.

   (b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

   20. Term. This Plan shall be effective as of the date that an underwriting agreement relating to the initial public offering of the Company's Common Stock is entered into among the Company and a group of underwriters. In the event that this Plan is not approved by the stockholders of the Company within twelve months before or after the date of its adoption by the Board, any Awards made under this Plan intended to be an incentive stock option shall be automatically a nonqualified stock option. Unless sooner terminated, this Plan shall terminate on December 31, 2006, and no further Awards shall be made, but all outstanding Awards on such date shall remain effective in accordance with their terms and the terms of this Plan.

                                                                         ANNEX F

                                AMENDMENT NO. 1

       TO AMENDED AND RESTATED FRIEDE GOLDMAN 1997 EQUITY INCENTIVE PLAN

   Friede & Goldman International Inc., a Mississippi corporation (the "Company"), hereby amends the Friede Goldman International Inc. Amended and Restated 1997 Equity Incentive Plan (the "Plan").

   1. Paragraph 3(a) of the Plan is hereby amended and restated, in its entirety, as follows:

     (a) The total number of shares of Common Stock reserved and available for issuance under the Plan shall be the greater of 1,150,000 shares or 15% of the total number of shares of Common Stock outstanding (on a fully diluted basis, assuming, if applicable, the conversion of all warrants and convertible securities into Common Stock), as such number of outstanding shares changes from time to time. Notwithstanding the foregoing, the number of shares of Common Stock that may be delivered upon exercise of an incentive stock option shall not exceed 1,150,000 shares of Common Stock under the Plan, subject to adjustment in accordance with Paragraph 14. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing. Upon exercise of any Appreciation Rights or the payment of any Phantom Shares, there will be deemed to have been delivered under this Plan for purposes of this Paragraph 3 the number of shares of Common Stock covered by the Appreciation Rights or equal to the Phantom Shares, as applicable, regardless of whether such Appreciation Rights or Phantom Shares were paid in cash or shares of Common Stock. Subject to the provisions of the preceding sentence, any shares of Common Stock which are subject to Option Rights, Appreciation Rights, or Phantom Shares awarded or sold as Restricted Stock that are terminated unexercised, forfeited or surrendered or which expire for any reason will again be available for issuance under this Plan.

   2. Paragraph 4(l) of the Plan is hereby amended and restated to read, in its entirety, as follows:

     (l) Notwithstanding the foregoing, Option Rights may be granted from time to time in substitution for stock options held by employees of other corporations who become Employees as the result of a merger or consolidation of the employing corporation with the Company or any Subsidiary, or the acquisition by the Company or any Subsidiary of the assets of the employing corporation, or the acquisition by the Company or any Subsidiary of stock of the employing corporation as the result of which it becomes a Subsidiary. The terms and conditions of substitute Option Rights granted may vary from the terms and conditions set forth above, to the extent the Committee, at the time of grant, deems it appropriate to conform, in whole or in part, to the provisions of the stock options in substitution for which they are granted.

     No person may receive Option Rights with respect to more than 250,000 shares during any calendar year, except in the case of J. L. Holloway and John Dane III, who may receive 1,000,000 shares, respectively, and John F. Alford and Rick S. Rees, who may receive 500,000 shares, respectively, in the year of the closing of the merger of Halter Marine Group, Inc. with and into the Company.

   3. Defined terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

                                                                         ANNEX G

                   [Letterhead of Jefferies & Company, Inc.]

                               September 14, 1999

The Board of Directors
Friede Goldman International Inc.
525 East Capitol Street, 7th Floor
Jackson, MS 39201

Members of the Board:

   You have advised us that Friede Goldman International Inc. ("Friede" or the "Company") proposes to acquire Halter Marine Group, Inc. ("Halter") through a business combination (the "Combination Transaction") in which outstanding shares of Halter will be exchanged for or converted into shares of common stock (the "Purchase Consideration") of Friede (the "Friede Shares"). You have further advised us that the Combination Transaction will be effected pursuant to an Agreement and Plan of Merger dated and signed on June 1, 1999 and as amended by Amendment No. 1 on September 14, 1999 (which, with the exhibits thereto, is defined herein as the "Agreement") to which each of Friede and Halter is a party. We have previously furnished you an opinion dated June 1, 1999 with respect to the Combination Transaction. Based on subsequent negotiations and a change in the Purchase Consideration to be paid in the Combination Transaction, you have requested our opinion as to the fairness, from a financial point of view, to the holders of Friede Common Stock (as defined below), of such Purchase Consideration to be received by holders of Halter Common Stock (as defined below) pursuant to the Combination Transaction (the "Opinion"). This Opinion supersedes and replaces the earlier opinion.

   As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, upon consummation of the Combination Transaction, each outstanding share of Halter common stock, US$ 0.01 par value ("Halter Common Stock"), will be exchanged for or converted into, on a per share basis, 0.57 Friede Shares, US$ 0.01 par value. We understand that the Combination Transaction will be accounted for as a purchase transaction in accordance with generally accepted accounting principles.

   In our review and analysis and in rendering the Opinion, we have with your permission assumed and relied upon the accuracy and completeness of all the financial and other information provided to us by Friede and Halter's management, as well as publicly available information, and have not verified any such information. We have not conducted a physical inspection of any of the properties or facilities of Friede or Halter, nor have we made, been provided or considered any independent evaluations or appraisals of any of such properties or facilities. The Purchase Consideration was based on negotiations between Friede and Halter during which Jefferies & Company, Inc. ("Jefferies") provided investment banking services to Friede.

   In conducting our analysis and rendering our opinion as expressed herein, we have reviewed and considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the Agreement; (ii) the historical and current financial condition and results of operations of Friede and Halter, including (a) the Annual Reports on Form 10-K of Friede for the years ended December 31, 1997 and 1998, (b) the Quarterly Reports on Form 10-Q of Friede for the quarters ended March 31 and June 30, 1999, (c) the Annual Reports on Form 10-K of Halter for the years ended March 31, 1997, 1998 and 1999, and (d) the Quarterly Reports on Form 10-Q of Halter for the quarters ended December 31, 1998 and June 30, 1999; (iii) certain non-public financial and non-financial information prepared by the management of Friede and Halter, which data was made available to us in our role as financial advisor to Friede; (iv) published information regarding the financial performance and operating characteristics of a selected group of companies which we deemed comparable; (v) business prospects of Friede and Halter as projected by the management of Friede and Halter; (vi) the historical and current market prices for Friede Common Stock and Halter Common Stock and for the equity securities of certain other companies with businesses that we consider relevant to our inquiry; (vii) publicly available information, including research reports on companies we considered relevant to our inquiry; and (viii) the nature and terms of other recent acquisition transactions in the oil service industry. We have met with certain officers and employees of Friede and Halter to discuss the foregoing as well as other matters we believed relevant to our opinion. We have also taken into account general economic, monetary, political, market and other conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion is based upon all of such conditions as they exist currently and can be evaluated on the date hereof. Existing conditions are subject to rapid and unpredictable changes and such changes could impact our opinion. Our opinion does not constitute a recommendation of the Combination Transaction over any alternative transactions which may be available to Friede and does not address Friede's underlying business decision to effect the Combination Transaction. Finally, we are not opining as to the market value of the consideration to be received by Halter or the prices at which any of the securities of Friede may trade following the consummation of the Combination Transaction.

   For purposes of rendering the Opinion and based on your direction and consent, Jefferies has assumed that, in all material respects to its analysis, the representation and warranties of Friede and Halter contained in the Agreement are true and correct, Friede and Halter will each perform all of the covenants and agreements to be performed by it under the agreement and all conditions to the obligations of each of Friede and Halter to consummate the Combination Transaction will be satisfied without any waiver thereof.

   Based upon and subject to the foregoing, and upon such other matters as we consider relevant, we are of the opinion as investment bankers that the consideration to be paid by Friede to the holders of Halter Common Stock pursuant to the Combination Transaction is fair, from a financial point of view, to the holders of Friede Common Stock.

   It is understood and agreed that this opinion is provided solely for the use of the Board of Directors of Friede as one element in the Board's consideration of the Combination Transaction and may not be used for any other purpose, or otherwise referred to, relied upon or circulated without our prior written consent. Without limiting the foregoing, this opinion does not constitute a recommendation to any shareholder (or any other person) as to how such person should vote with respect to the Combination Transaction.

   Jefferies & Company, Inc. has acted as financial advisor to Friede in connection with the Combination Transaction and will receive (i) a fee, payable in cash at the closing of the Combination Transaction, equal to $3.0 million (the "Success Fee") and (ii) a cash fee of $300,000 upon rendering of the Opinion which will be creditable against the Success Fee.

   Jefferies has previously rendered certain investment banking and financial advisory services to Friede for which it has received customary compensation. In addition, in the ordinary course of Jefferies' business, it actively trades the securities of Friede and Halter for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. Jefferies has not rendered any investment banking or financial advisory services to Halter.

                                          Very truly yours,

                                          /s/ Jefferies & Company, Inc.

                                          Jefferies & Company, Inc.

                                                                         ANNEX H

      [Letterhead of Donaldson, Lufkin & Jenrette Securities Corporation]

                               September 14, 1999

Board of Directors
Halter Marine Group, Inc.
13085 Industrial Seaway Road
Gulfport, MS 39503

Gentlemen:

   You have requested our opinion as to the fairness from a financial point of view to the stockholders of Halter Marine Group, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 1, 1999, as amended by Amendment No.1 thereto, dated as of September 14, 1999 (as so amended the "Agreement"), between Friede Goldman International Inc. ("Friede Goldman") and the Company pursuant to which the Company will be merged with and into Friede Goldman (the "Merger"). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

   Pursuant to the Agreement, each share of common stock, par value $.01 per share of the Company ("Company Common Stock") will be converted, subject to certain exceptions, into the right to receive 0.57 shares (the "Exchange Ratio") of common stock, $0.01 par value per share of Friede Goldman ("Friede Goldman Common Stock"), including the corresponding percentage of a right to purchase shares of preferred stock, par value $.01 per share of Friede Goldman pursuant to the Friede Goldman Stockholders Rights Agreement dated as of December 7, 1998 between Friede Goldman and American Stock Transfer and Trust Company as Rights Agent.

   In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto, the Voting and Proxy Agreement, and the Stockholder's Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Friede Goldman including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning April 1, 1999 and ending March 31, 2001 prepared by the management of the Company, certain financial projections of Friede Goldman for the period beginning January 1, 1999 and ending December 31, 2000 prepared by the management of Friede Goldman and the memorandum dated September 14, 1999 of Ship Construction Strategies, Inc. relating to estimated completion costs of certain construction projects (the "Completion Cost Estimate"). We have also reviewed growth rate assumptions for the Company for the period beginning April 1, 2001 and ending March 31, 2003 and for Friede Goldman for the period beginning January 1, 2001 and ending December 31, 2002 with the respective managements. In addition, we have compared certain financial and securities data of the Company and Friede Goldman with various other companies whose securities are traded in public markets, reviewed the relative financial contributions made by the Company and Friede Goldman and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

   In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Friede Goldman or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Friede Goldman. With respect to the financial projections supplied to us (including the Completion Cost Estimate), we have relied on representations that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments (i) of the management of the Company and Friede Goldman as to the future operating and financial performance of the Company and Friede Goldman, respectively and (ii) of Ship Construction Strategies, Inc. with respect to the estimated completion costs of certain construction projects. With respect to the growth assumptions applied to the financial projections supplied to us, we have relied on representations that such assumptions reflect the best currently available estimates and judgments of the managements of the Company and Friede Goldman as to the growth rates of the Company and Friede Goldman, respectively, for the periods indicated. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have assumed the Merger will qualify as a tax-free reorganization under the Internal Revenue Code. We have relied as to certain legal matters on advice of counsel of the Company.

   Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We would note that the Agreement contemplates, as a condition to the obligation of the Company to effect the Merger, that our opinion shall not have been modified in a material adverse manner or withdrawn at the time the Proxy Statement is mailed to the Company's stockholders for approval at a meeting of such stockholders. We are expressing no opinion herein as to the prices at which Friede Goldman Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and any other business strategies that may be considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

   Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In September 1997, DLJ lead-managed a $185 million Convertible Subordinated Notes offering for the Company.

   Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                                   /s/ J. Kent Sweezey
                                          By:__________________________________
                                             J. Kent Sweezey
                                             Managing Director

                                                                         ANNEX I

             ARTICLE 13 OF THE MISSISSIPPI BUSINESS CORPORATION ACT

                              (Dissenters' Rights)

(S)79-4-13.01. Definitions.

In this article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

     (3) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest form the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

(S)79-4-13.02. Right to dissent.

   (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by Section 79-4-
  11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

     (4) An amendment of the articles of incorporation that materially and adversely affect rights in respect of a dissenter's shares because it:

       (i) Alters or abolishes a preferential right of the shares;

       (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

       (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

       (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

       (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fraction share so created is to be acquired for cash under Section 79-4-6.04; or

     (5) Any corporate action taken pursuant to a shareholder vote to the extent to the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

   (c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(S)79-4-13.03. Dissent by nominees and beneficial owners.

   (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

   (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

     (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

(S)79-4-13.20. Notice of dissenters' rights.

   (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

   (b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

(S)79-4-13.21. Notice of intent to demand payment.

   (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

   (b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

(S)79-4-13.22. Dissenters' notice.

   (a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

   (b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

     (5) Be accompanied by a copy of this article.

(S)79-4-13.23. Duty to demand payment.

   (a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

   (b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S)79-4-13.24. Share restrictions.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Section 79-4-13.26.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(S)79-4-13.25. Payment.

   (a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

   (b) The payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and

     (5) A copy of this article.

(S)79-4-13.26. Failure to take action.

   (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

(S)79-4-13.27. After-acquired shares.

   (a) a corporation may elect to withhold payment required by Section 79-4-
13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

(S)79-4-13.28. Procedure if shareholder dissatisfied with payment or offer.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

     (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

   (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

(S)79-4-13.30. Court action.

   (a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

(S)79-4-13.31. Court costs and counsel fees.

   (a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

   (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   All capitalized terms used and not defined in Part II of this registration statement shall have the meanings assigned to them in the prospectus which forms a part of this registration statement.

Item 20. Indemnification of Directors and Officers.

   Subsection (a) of Section 79-4-8.51 ("Section 8.51") of the Mississippi Business Corporation Act (the "MBCA"), as amended, authorizes corporations to indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and in all other cases, that his conduct was at least not opposed to its best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Subsection (d) of Section 8.51 provides that a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with a proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) described above, or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

   Section 79-4-8.52 ("Section 8.52") of the MBCA provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

   Section 79-4-8.54 of the MBCA authorizes a director of the corporation who is a party to a proceeding to apply for indemnification or an advance of expenses to the court conducting the proceeding or to another court of competent jurisdiction. The court may order (1) indemnification if it determines the director is entitled to mandatory indemnification under Section 8.52, (2) indemnification or advance of expenses if it determines the director is so entitled under the articles of incorporation, bylaws, resolution of the corporation or contract approved by the board of directors or shareholders, or
(3) indemnification or advance of expenses if it determines that it is fair and reasonable.

   Section 79-4-8.56 of the MBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as to a director and, if he is an officer but not a director, to such further extent as provided for in the articles of incorporation, bylaws, resolution of the board of directors or contract, except for (1) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding or (2) liability arising out of conduct that constitutes (A) receipt by him of a financial benefit to which he is not entitled, (B) an intentional infliction of harm on the corporation or shareholders, or (C) an intentional violation of criminal law.

   Section 79-4-8.57 of the MBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under the indemnification provisions of the MBCA.

   Section 79-4-2.02(b)(4) of the MBCA, as amended, provides that the articles of incorporation may contain a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for (1) the amount of a financial benefit received by a director to which he is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, (3) a violation of Section 79-4-8.33 of the MBCA dealing with liability for unlawful distributions or (4) an intentional violation of criminal law.

   Article Ninth of the Friede Goldman's Amended and Restated Articles of Incorporation states that:

   No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article Ninth shall not eliminate or limit the liability of a director to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 79-4-8.33 of the MBCA or (4) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Ninth shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the laws of the State of Mississippi are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Mississippi, as so amended.

   In addition, Article VI of the Friede Goldman's bylaws further provides that the Friede Goldman shall indemnify its officers, directors and employees to the fullest extent permitted by law.

Item 21. List of Exhibits.

 Exhibit
 Number                                Description
 -------                               -----------
  *2.1   Agreement and Plan of Merger, dated as of June 1, 1999 between Friede
         Goldman International Inc. and Halter Marine Group, Inc. (included as
         Annex A to the Joint Proxy Statement/Prospectus included in this
         Registration Statement).

  *2.2   Amendment No. 1, dated September 14, 1999, to Agreement and Plan of
         Merger, dated June 1, 1999, between Friede Goldman International Inc.
         and Halter Marine Group, Inc. (included as Annex B to the Joint Proxy
         Statement/Prospectus included in this Registration Statement).

  *4.1   Stockholder's Agreement by and between Friede Goldman International
         Inc. and J. L. Holloway, dated as of June 1, 1999 (included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration
         Statement).

  *4.2   Voting and Proxy Agreement between Halter Marine Group, Inc. and J. L.
         Holloway, dated as of June 1, 1999 (included as Annex D to the Joint
         Proxy Statement/Prospectus included in this Registration Statement).

  *4.3   Registration Rights Agreement among Friede Goldman International Inc.,
         J. L. Holloway, Carl M. Crawford, Ronald W. Schnoor, James A. Lowe,
         III and John F. Alford.

  *4.4   Amendment No. 1 to Registration Rights Agreement among Friede Goldman
         International Inc., J. L. Holloway, Carl M. Crawford, Ronald W.
         Schnoor, James A. Lowe, III, John F. Alford, Holloway Partners, L.P.,
         Carl Crawford Children's Trust and Bodin Children's Trust.

   4.5   Indenture dated September 15, 1997 between Halter Marine Group, Inc.
         and the United States Trust Company of Texas, N.A., as Trustee for
         Halter Marine Group's 4 1/2% Convertible Subordinated Notes due 2004
         (incorporated by reference to Exhibit 4.1 to Halter Marine Group's
         Registration Statement on Form S-3 (Registration No. 333-38491) filed on October 22, 1997 with the Securities and Exchange Commission).

   4.6   Registration Rights Agreement dated September 15, 1997, among Halter
         Marine Group, Inc. and Donaldson, Lufkin & Jenrette Securities
         Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated
         (incorporated by reference to Exhibit 4.2 to Halter Marine Group's
         Registration Statement on Form S-3 (Registration No. 333-38491) filed on October 22, 1997 with the Securities and Exchange Commission).

  *5.1 Opinion of Phelps & Dunbar, L.L.P. regarding legality of the securities to be registered.

  *8.1 Opinion of Andrews & Kurth L.L.P. regarding tax matters.

  *8.2 Opinion of Shearman & Sterling regarding tax matters.

 *23.1 Consent of Phelps & Dunbar (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

 *23.2 Consent of Andrews & Kurth L.L.P. (included in the opinion filed as
       Exhibit 8.1 to this Registration Statement).

 *23.3 Consent of Shearman & Sterling (included in the opinion filed as Exhibit
       8.2 to this Registration Statement).

 *23.4 Consent of Arthur Andersen LLP.

 *23.5 Consent of Grant Thorton (formerly Doane Raymond).

 *23.6 Consent of Ernst & Young LLP.

 *24.1 Powers of Attorney (included in the signature pages of this Registration
       Statement on Form S-4).

 *99.1 Consent of Jefferies & Company, Inc.

 *99.2 Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

 *99.3 Form of Friede Goldman Proxy.

 *99.4 Form of Halter Marine Proxy.

--------
*  Filed herewith

Item 22. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans' annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934 and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

     (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (7) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (8) To respond to requests for information that is incorporated by reference into this joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of September, 1999.

                                          Friede Goldman International Inc.

                                          By:  /s/ J. L. Holloway
                                            -----------------------------------
                                              J. L. Holloway
                                              Chairman, President and
                                              Chief Executive Officer

                               Power of Attorney

   KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Friede Goldman International Inc., hereby constitutes and appoints
J. L. Holloway and James A. Lowe, III (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 24, 1999.

               Signature                                       Title
               ---------                                       -----

         /s/ J. L. Holloway             Chairman of the Board, President and Chief
 ______________________________________  Executive Officer (Principal Executive Officer)
             J. L. Holloway

      /s/ Jobie T. Melton, Jr.          Chief Financial Officer (Principal Financial
 ______________________________________  Officer and Principal Accounting Officer)
          Jobie T. Melton, Jr.

          /s/ Alan A. Baker             Director
 ______________________________________
             Alan A. Baker

         /s/ T. Jay Collins             Director
 ______________________________________
             T. Jay Collins

         /s/ John A. Corlew             Director
 ______________________________________
             John A. Corlew

        /s/ Jerome L. Goldman           Director
 ______________________________________
           Jerome L. Goldman

      /s/ Raymond E. Mabus, Jr.         Director
 ______________________________________
         Raymond E. Mabus, Jr.

         /s/ Howell W. Todd             Director
 ______________________________________
             Howell W. Todd

          /s/ Gary L. Kott              Director
 ______________________________________
              Gary L. Kott

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
   *2.1  Agreement and Plan of Merger, dated as of June 1, 1999 between Friede
         Goldman International Inc. and Halter Marine Group, Inc. (included as
         Annex A to the Joint Proxy Statement/Prospectus included in this
         Registration Statement).

   *2.2  Amendment No. 1, dated September 14, 1999, to Agreement and Plan of
         Merger , dated June 1, 1999, between Friede Goldman International Inc.
         and Halter Marine Group, Inc. (included as Annex B to the Joint Proxy
         Statement/Prospectus included in this Registration Statement).

   *4.1  Stockholder's Agreement by and between Friede Goldman International
         Inc. and J. L. Holloway, dated as of June 1, 1999 (included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration
         Statement).

   *4.2  Voting and Proxy Agreement between Halter Marine Group, Inc. and J. L.
         Holloway, dated as of June 1, 1999 (included as Annex D to the Joint
         Proxy Statement/Prospectus included in this Registration Statement).

   *4.3  Registration Rights Agreement among Friede Goldman International Inc.,
         J. L. Holloway, Carl M. Crawford, Ronald W. Schnoor, James A. Lowe,
         III and John F. Alford.

   *4.4  Amendment No. 1 to Registration Rights Agreement among Friede Goldman
         International Inc., J. L. Holloway, Carl M. Crawford, Ronald W.
         Schnoor, James A. Lowe, III, John F. Alford, Holloway Partners, L.P.,
         Carl Crawford Children's Trust and Bodin Children's Trust.

    4.5  Indenture dated September 15, 1997 between Halter Marine Group, Inc.
         and the United States Trust Company of Texas, N.A., as Trustee for
         Halter Marine Group's 4 1/2% Convertible Subordinated Notes due 2004
         (incorporated by reference to Exhibit 4.1 to Halter Marine Group's
         Registration Statement on Form S-3 (Registration No. 333-38491) filed on October 22, 1997 with the Securities and Exchange Commission).

    4.6  Registration Rights Agreement dated September 15, 1997, among Halter
         Marine Group, Inc. and Donaldson, Lufkin & Jenrette Securities
         Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated
         (incorporated by reference to Exhibit 4.2 to Halter Marine Group's
         Registration Statement on Form S-3 (Registration No. 333-38491) filed on October 22, 1997 with the Securities and Exchange Commission).

   *5.1 Opinion of Phelps & Dunbar, L.L.P. regarding legality of the securities to be registered.

   *8.1  Opinion of Andrews & Kurth L.L.P. regarding tax matters.

   *8.2  Opinion of Shearman & Sterling regarding tax matters.

  *23.1  Consent of Phelps & Dunbar (included in the opinion filed as Exhibit
         5.1 to this Registration Statement).

  *23.2  Consent of Andrews & Kurth L.L.P. (included in the opinion filed as
         Exhibit 8.1 to this Registration Statement).

  *23.3 Consent of Shearman & Sterling (included in the opinion filed as Exhibit 8.2 to this Registration Statement).

  *23.4  Consent of Arthur Andersen LLP.

  *23.5  Consent of Grant Thorton (formerly Doane Raymond).

  *23.6  Consent of Ernst & Young LLP.

  *24.1 Powers of Attorney (included in the signature pages of this Registration Statement on Form S-4).

  *99.1  Consent of Jefferies & Company, Inc.

  *99.2  Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

  *99.3  Form of Friede Goldman Proxy.

  *99.4  Form of Halter Marine Proxy.

--------
*  Filed herewith

                                      IN-1